      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 12, 2000

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                              KEY TECHNOLOGY, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                OREGON                                  3551                                93-0822509
       (STATE OF INCORPORATION)             (PRIMARY STANDARD INDUSTRIAL                 (I.R.S. EMPLOYER
                                            CLASSIFICATION CODE NUMBER)               IDENTIFICATION NUMBER)

                                                                             THOMAS C. MADSEN
                    150 AVERY STREET                                         150 AVERY STREET
             WALLA WALLA, WASHINGTON 99362                            WALLA WALLA, WASHINGTON 99362
                     (509) 529-2161                                           (509) 529-2161
             (ADDRESS AND TELEPHONE NUMBER                             (NAME, ADDRESS AND TELEPHONE
      OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)                     NUMBER OF AGENT FOR SERVICE)

                                   COPIES TO:

                   RONALD L. GREENMAN                                        WILLIAM D. GOULD
                    THOMAS P. PALMER                                       YVONNE WONG CHESTER
                    TONKON TORP LLP                               TROY & GOULD, PROFESSIONAL CORPORATION
           888 S.W. FIFTH AVENUE, SUITE 1600                        1801 CENTURY PARK EAST, 16TH FLOOR
              PORTLAND, OREGON 97204-2099                           LOS ANGELES, CALIFORNIA 90067-2367
                     (503) 221-1440                                           (310) 553-4441

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the registration statement becomes effective and the effective time of the merger of KTC Acquisition Corp., a wholly-owned subsidiary of Key Technology, Inc., with and into Advanced Machine Vision Corporation as described in the Agreement and Plan of Merger, effective February 15, 2000, as amended, attached as Annex A to the joint proxy statement/prospectus forming a part of this registration statement.

    If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
                                                                        PROPOSED MAXIMUM      PROPOSED MAXIMUM
             TITLE OF EACH CLASS OF                  AMOUNT TO BE        OFFERING PRICE          AGGREGATE            AMOUNT OF
           SECURITIES TO BE REGISTERED                REGISTERED          PER SECURITY         OFFERING PRICE     REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------------
Series B Convertible Preferred Stock, par value
  $10.00 per share...............................      1,575,849           $15.90(2)           $11,397,508(4)          $3,009
-----------------------------------------------------------------------------------------------------------------------------------
Warrants to purchase common stock................       423,739              $  --               $       --
-----------------------------------------------------------------------------------------------------------------------------------
Common stock issuable upon conversion of Series B
  Preferred Stock and exercise of Warrants.......    1,474,305(1)          $15.00(3)           $ 6,356,085(5)          $1,678
-----------------------------------------------------------------------------------------------------------------------------------
Common stock issuable upon conversion of Series C
  Preferred Stock................................     198,510(1)           $ 7.31(6)            $ 1,451,108             $ 383
-----------------------------------------------------------------------------------------------------------------------------------
Total............................................                                               $19,204,701            $5,070
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

-------------------------
(1) Represents shares of Key Technology common stock issuable upon conversion of the Series B and Series C convertible preferred stock and upon exercise of the warrants described herein. In accordance with Rule 416, there is also being registered hereunder such indeterminate number of additional shares of common stock as may become issuable upon conversion of the convertible preferred stock or exercise of the warrants to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee. This estimate is calculated in accordance with Rule 457(f) and is based on the average of the high and low sale prices of Advanced Machine Vision's common stock as reported on the Nasdaq Small Cap Market on May 9, 2000 multiplied by ten as each Advanced Machine Vision share will be converted into the right to receive 1/10 of a share of Key Technology Series B convertible preferred stock.

(3) The maximum offering price of the warrant is calculated in accordance with Rule 457(f) and is based on the exercise price of the warrant.

(4) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(f), the maximum aggregate offering price is reduced by the value of other consideration to be received by Advanced Machine Vision shareholders under the agreement and plan of merger.

(5) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(i), this estimate is based solely on the number of warrants.

(6) Estimated solely for the purpose of calculating the registration fee. This estimate is calculated in accordance with Rule 457(c) and is based on the average of the high and low sale prices of the Registrant's common stock as reported on the Nasdaq National Market on May 9, 2000.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                   [KEY LOGO]

                                                                   June   , 2000

Dear Shareholder:

     You are cordially invited to attend a Special Meeting of Shareholders of
Key Technology, Inc., which will be held on July           2000, at 8:00 a.m.,
local time, at the offices of the Company, 150 Avery Street, Walla Walla, Washington 99362.

     At the Key Technology Special Meeting, you will be asked to approve the issuance to the shareholders of Advanced Machine Vision Corporation of shares of Key Technology Series B Convertible Preferred Stock, Series C Convertible Preferred Stock, warrants to purchase Key Technology common stock and the shares of common stock underlying such securities (the "Issuance") pursuant to an Agreement and Plan of Merger, effective February 15, 2000, as amended, among Key Technology, Advanced Machine Vision and KTC Acquisition Corp., a wholly-owned subsidiary of Key Technology. The Merger Agreement provides that, in addition to paying cash and issuing warrants, Key Technology will issue up to 1,765,044 shares of Key Technology Series B Convertible Preferred Shares and 119,106 shares of Series C Convertible Preferred Stock in exchange for all outstanding shares of common and preferred stock of Advanced Machine Vision, and KTC Acquisition Corp. will merge with and into Advanced Machine Vision.

     You will also be asked to approve an amendment to the 1996 Employees' Stock Option Plan increasing the number of shares available for issuance from 750,000 shares to 1,250,000 shares.

     KEY TECHNOLOGY'S BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE ISSUANCE AND THE MERGER ARE ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, KEY TECHNOLOGY AND ITS SHAREHOLDERS AND HAS UNANIMOUSLY APPROVED THE ISSUANCE AND THE MERGER. KEY TECHNOLOGY'S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE ISSUANCE AT THE KEY TECHNOLOGY SPECIAL MEETING.

     You should read carefully the accompanying Notice of Key Technology Special Meeting of Shareholders and the joint proxy statement/prospectus for details of the Issuance and the Merger.

     Whether or not you plan to attend the Key Technology Special Meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid envelope. If you attend the Key Technology Special Meeting, you may vote in person if you wish, even if you previously have returned your proxy card. Your prompt response will be greatly appreciated.

                                          Sincerely,

                                          Thomas C. Madsen
                                          Chairman, President and
                                          Chief Executive Officer

                                   [KEY LOGO]

                                150 AVERY STREET
                         WALLA WALLA, WASHINGTON, 99362

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                                 JULY    , 2000

                            ------------------------

To the Shareholders of Key Technology, Inc.:

     A Special Meeting of Shareholders of Key Technology, Inc. will be held at
8:00 a.m., local time, on July   , 2000 at the offices of the Company, 150 Avery
Street, Walla Walla, Washington, to consider and vote on:

     1. A proposal to approve the issuance of shares of Key Technology Series B Convertible Preferred Stock, par value $10.00 per share, Key Technology Series C Convertible Preferred Stock, par value $20.00 per share, warrants to purchase Key Technology common stock and the shares of common stock underlying such securities pursuant to an Agreement and Plan of Merger (the "Merger Agreement") effective February 15, 2000 by and among Key Technology, KTC Acquisition Corp., an Oregon corporation, a wholly-owned subsidiary of Key Technology, and Advanced Machine Vision Corporation, a California corporation. A copy of the Merger Agreement is attached as Annex A to the accompanying joint proxy statement/prospectus.

     2. A proposal to amend the 1996 Employees' Stock Option Plan increasing the number of shares available for issuance from 750,000 shares to 1,250,000 shares.

     Only holders of the Key Technology common stock at the close of business on
June   , 2000 are entitled to notice of, and to vote at, the meeting and any adjournments or postponements thereof. Shareholders may vote in person or by proxy. The accompanying form of proxy is solicited by the Board of Directors of the Company.

                                          By order of the Board of Directors,

                                          Gordon Wicher
                                          Secretary

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.

Walla Walla, Washington
June   , 2000

[AMVC LOGO]

                                 June   , 2000

Dear Shareholder:

     You are cordially invited to attend a Special Meeting of Shareholders of
Advanced Machine Vision Corporation ("AMVC"), which will be held on July   ,
2000 at 8:00 a.m., local time, at the offices of AMVC's SRC VISION, Inc. subsidiary, 2067 Commerce Drive, Medford, Oregon, 97504 (the "AMVC Special Meeting").

     At this AMVC Special Meeting, you will be asked to consider and vote upon
(1) the merger (the "Merger") of AMVC with a subsidiary of Key Technology, Inc. ("Key Technology"). As a result of the Merger, AMVC will become a wholly-owned subsidiary of Key Technology. In the Merger, each outstanding share of AMVC common stock will be converted into the right to receive $1.00 in cash, 1/10 of a share of Key Technology Series B Convertible Preferred Stock, $10.00 par value, and 1/40 of a five-year warrant to purchase one share of Key Technology common stock at $15.00 per share, which warrant has a current redemption value of $0.25 per AMVC share as described in the enclosed joint proxy statement/ prospectus. In addition, each share of AMVC Series B Preferred Stock will be converted into one share of Key Technology Series C Convertible Preferred Stock accompanied by identical warrants.

     Your board of directors has carefully reviewed and considered the terms and conditions of the Merger and is pleased to present this opportunity to you, our shareholders. Your Board has received the opinion of Marshall & Stevens Incorporated, its financial advisor, that as of March 15, 2000 and subject to the assumptions and qualifications described therein, the consideration was fair to AMVC's shareholders from a financial point of view. A copy of this opinion is attached as Annex B to the accompanying joint proxy statement/prospectus and should be read carefully and in its entirety.

     THE BOARD OF DIRECTORS OF AMVC HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF AMVC AND ITS SHAREHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE MERGER.

     In the material accompanying this letter, you will find a Notice of Special Meeting of Shareholders, a joint proxy statement/prospectus relating to the actions to be taken by AMVC shareholders at the AMVC Special Meeting (as well as the actions to be taken by the Key Technology shareholders at their special meeting) and a proxy card. The joint proxy statement/prospectus more fully describes the proposed Merger and includes information about AMVC and Key Technology.

     YOUR VOTE IS VERY IMPORTANT. The Merger cannot be completed unless the shareholders of AMVC and the shareholders of Key Technology vote in favor of the Merger proposal. We have scheduled this AMVC Special Meeting specifically for our shareholders to vote on the Merger. To assure your representation at the AMVC Special Meeting, please complete, sign and date the enclosed proxy card and return it in the enclosed prepaid envelope marked "Proxy." This will allow your shares to be voted whether or not you attend the AMVC Special Meeting. The proxy is revocable by you at any time before its exercise. The giving of the proxy will not affect your right to vote in person if you attend the meeting.

     Thank you for your attention in this important matter.

                                        Sincerely,

                                        ADVANCED MACHINE VISION CORPORATION

                                        William J. Young
                                        Chairman, President and
                                        Chief Executive Officer

[AMVC LOGO]

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                                 JULY    , 2000

To Our Shareholders:

     A Special Meeting of Shareholders of Advanced Machine Vision Corporation
("AMVC") will be held at 8:00 a.m., local time, on July   , 2000 at the offices
of AMVC's SRC VISION, Inc. subsidiary, 2067 Commerce Drive, Medford, Oregon, 97504, for the following purposes:

     1. To consider and vote on a proposal to approve the Agreement and Plan of Merger, effective February 15, 2000, by and among AMVC, Key Technology, Inc. ("Key Technology") and KTC Acquisition Corp., a wholly-owned subsidiary of Key Technology.

     2. To transact such other business as may properly come before the Special Meeting.

     AMVC has fixed the close of business on June   , 2000 as the record date
for the determination of shareholders entitled to vote at the Special Meeting or any adjournment thereof. A list of such shareholders will be available for inspection by shareholders of record during business hours at AMVC's corporate headquarters for ten days prior to the date of the Special Meeting and will also be available at the Special Meeting.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE TO APPROVE THE MERGER, WHICH IS DESCRIBED IN DETAIL IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS. Approval of the proposal requires the affirmative vote of a majority of the outstanding shares of AMVC common stock and Series B Preferred Stock entitled to vote at the Special Meeting. Please sign and promptly return the proxy card in the enclosed prepaid envelope marked "Proxy" WHETHER YOU EXPECT TO ATTEND THE SPECIAL MEETING OR NOT. The proxy is revocable by a shareholder at any time before its exercise. The giving of the proxy will not affect a shareholder's right to vote in person if the shareholder attends the Special Meeting. Failure to return a properly executed proxy card or to vote at the Special Meeting will have the same effect as a vote against the merger proposal.

                                          By order of the Board of Directors,

                                          Alan R. Steel
                                          Vice President, Finance,
                                          Chief Financial Officer and Secretary

Medford, Oregon
May   , 2000

[KEY LOGO]                                                                                [AMVC LOGO]

                        JOINT PROXY STATEMENT/PROSPECTUS

        PROXY STATEMENT/PROSPECTUS OF                   PROXY STATEMENT OF ADVANCED
            KEY TECHNOLOGY, INC.                        MACHINE VISION CORPORATION

     The boards of directors of Key Technology and Advanced Machine Vision have each approved and recommend to you the merger of Key Technology and Advanced Machine Vision. After the merger, Advanced Machine Vision will operate as a wholly-owned subsidiary of Key Technology. In the merger, Advanced Machine Vision shareholders will receive cash, preferred stock and warrants from Key Technology for their shares of Advanced Machine Vision common and preferred
stock. Based on the capitalization of the two companies as of June   , 2000, and
assuming conversion of all preferred stock and exercise of all warrants issued in connection with the merger, an aggregate of approximately 1,366,495 shares of Key Technology common stock will be issued to Advanced Machine Vision shareholders in connection with the merger, representing approximately 22% of the outstanding shares of Key Technology common stock after the merger, excluding shares issuable upon the exercise of a replacement option and new warrants issued to the holder of Advanced Machine Vision preferred stock.

     Special meetings are scheduled for Key Technology and Advanced Machine Vision shareholders to vote on the matters described in this joint proxy statement/prospectus. Shareholders of Key Technology are being asked to approve the issuance of the Key Technology common stock, preferred stock and warrants necessary to complete the merger. Shareholders of Advanced Machine Vision are being asked to adopt the merger agreement and approve the merger.

     You may vote at your special meeting if you own shares as of the close of
business on June   , 2000, the record date. The dates, times and places of the special meetings are set forth in the accompanying notices. YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend your special meeting, please take the time to vote by completing and mailing the enclosed proxy card. If you fail to return your proxy card, the effect will be the same as a vote against the merger.

     Key Technology common stock trades on the Nasdaq National Market under the symbol "KTEC." Advanced Machine Vision common stock trades on the Nasdaq Small Cap Market under the symbol "AMVC."

     WE STRONGLY URGE YOU TO READ AND CONSIDER CAREFULLY THIS JOINT PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY, INCLUDING THE MATTERS REFERRED TO UNDER "RISK FACTORS" BEGINNING ON PAGE 7.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SECURITIES TO BE ISSUED UNDER THIS JOINT PROXY STATEMENT/PROSPECTUS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This joint proxy statement/prospectus is dated June   , 2000 and was first
mailed to shareholders on or about June   , 2000.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
TABLE OF CONTENTS...........................................    i
WHERE YOU CAN FIND MORE INFORMATION.........................   iv
FORWARD-LOOKING STATEMENTS..................................   iv
QUESTIONS AND ANSWERS FOR KEY TECHNOLOGY SHAREHOLDERS AND
  ADVANCED MACHINE VISION SHAREHOLDERS......................    v
SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS.............    1
KEY TECHNOLOGY AND ADVANCED MACHINE VISION COMPARATIVE PER
  SHARE DATA................................................    6
RISK FACTORS................................................    7
KEY TECHNOLOGY SPECIAL MEETING..............................   15
ADVANCED MACHINE VISION CORPORATION SPECIAL MEETING.........   17
BACKGROUND OF AND REASONS FOR THE MERGER....................   19
  Background of the Merger..................................   19
  Joint Reasons for the Merger..............................   21
  Key Technology Reasons for the Merger.....................   22
  Advanced Machine Vision's Reasons for the Merger..........   23
  Opinion of Marshall & Stevens Incorporated, Financial
     Advisor to Advanced Machine Vision.....................   25
THE MERGER..................................................   30
  Terms of the Merger Agreement.............................   30
  Effective Time of the Merger..............................   31
  Exchange of Certificates..................................   31
  Representations and Warranties............................   32
  Business of Advanced Machine Vision Pending the Merger....   33
  Certain Covenants of Key Technology.......................   34
  No Solicitation of Transactions by Advanced Machine
     Vision.................................................   34
  Conditions................................................   35
  Amendment; Termination....................................   36
  Resale of Key Technology Series B Preferred Shares and
     Warrants Issued in the Merger..........................   37
  Fees and Expenses.........................................   37
  Accounting Treatment......................................   38
  Appointment of Advanced Machine Vision Nominee to Key
     Technology Board.......................................   38
  Management and Operations of Advanced Machine Vision After
     The Merger.............................................   38
  Certain Federal Income Tax Consequences...................   38
  Description of FMC Corporation Agreement..................   39
  Rights of Dissenting Advanced Machine Vision
     Shareholders...........................................   40
  Interest of Certain Persons in the Merger.................   42
BUSINESS OF KEY TECHNOLOGY..................................   43
  General...................................................   43
  Industry Background.......................................   43
  Products..................................................   43
  Customers and Markets.....................................   47
  Engineering, Research and Development.....................   48
  Manufacturing.............................................   48
  Backlog...................................................   49
  Competition...............................................   49
  Patents and Trademarks....................................   49
  Employees.................................................   49
  Properties................................................   49

                                                              PAGE
                                                              ----
KEY TECHNOLOGY SELECTED FINANCIAL DATA......................   51
KEY TECHNOLOGY MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS.............   52
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT OF KEY TECHNOLOGY..............................   59
MANAGEMENT OF KEY TECHNOLOGY................................   61
  Executive Compensation....................................   63
  Stock Options Granted to Certain Executive Officers During
     Last Fiscal Year.......................................   64
  1996 Employees' Stock Option Plan.........................   65
  1996 Employee Stock Purchase Plan.........................   66
  Limitation on Director's Liability........................   67
  Certain Indemnification Agreements........................   67
BUSINESS OF ADVANCED MACHINE VISION.........................   68
  History...................................................   68
  Business..................................................   68
  Industry Background.......................................   69
  Products..................................................   70
  Defect Detection and Removal..............................   70
  Markets, Customers and Applications.......................   71
  Forest Products...........................................   72
  Technology, Engineering and Research and Development......   73
  Marketing and Sales.......................................   74
  Customer Strategy.........................................   75
  Sales and Distribution....................................   75
  Backlog...................................................   76
  Manufacturing and Supplies................................   76
  Warranty and Customer Service.............................   77
  Competition...............................................   77
  Patents and Trademarks....................................   77
  Employees.................................................   78
  Properties................................................   78
  Legal Proceedings.........................................   78
ADVANCED MACHINE VISION SELECTED FINANCIAL DATA.............   79
ADVANCED MACHINE VISION MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS..........   80
PRINCIPAL SHAREHOLDERS OF ADVANCED MACHINE VISION...........   84
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS...........   85
DESCRIPTION OF KEY TECHNOLOGY SECURITIES....................   92
  Common Stock..............................................   92
  Preferred Stock...........................................   92
  Series A Junior Participating Preferred Stock.............   93
  Series B Convertible Preferred Stock......................   94
  Series C Convertible Preferred Stock......................   95
  Warrants..................................................   96
  Provisions Affecting Acquisition of Key Technology........   97
  State Legislation.........................................   98
  Transfer Agent and Registrar..............................   99
COMPARATIVE RIGHTS OF ADVANCED MACHINE VISION AND KEY
  TECHNOLOGY SHAREHOLDERS...................................  100
COMPARATIVE MARKET PRICE DATA...............................  113

                                                              PAGE
                                                              ----
ADDITIONAL MATTER BEING SUBMITTED TO A VOTE OF ONLY KEY
  TECHNOLOGY SHAREHOLDERS...................................  114
EXPERTS.....................................................  114
LEGAL MATTERS...............................................  114
SHAREHOLDER PROPOSALS.......................................  115
INDEX TO FINANCIAL STATEMENTS...............................  F-1
ANNEX A -- MERGER AGREEMENT.................................  A-1
ANNEX B -- OPINION OF ADVANCED MACHINE VISION'S FINANCIAL
  ADVISOR...................................................  B-1
ANNEX C -- CALIFORNIA DISSENTERS' RIGHTS STATUTE............  C-1

                      WHERE YOU CAN FIND MORE INFORMATION

     Key Technology and Advanced Machine Vision file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information filed by either company at the Securities and Exchange Commission's public reference rooms at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Securities and Exchange
Commission: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. The companies' filings are also available to the public at the Internet web site maintained by the Securities and Exchange Commission at http://www.sec.gov. and from commercial document retrieval services. Information contained on Key Technology's website, Advanced Machine Vision's website or any other website does not constitute a part of this joint proxy statement/prospectus.

     Key Technology filed a Registration Statement on Form S-4 to register with the Securities and Exchange Commission the Key Technology Series B convertible preferred stock and warrants to be issued to Advanced Machine Vision shareholders in the merger, as well as common stock issuable upon conversion or exercise of such securities. This joint proxy statement/prospectus is a part of that Registration Statement and constitutes a prospectus of Key Technology in addition to being a proxy statement for each of Key Technology and Advanced Machine Vision for their special meetings of shareholders. As allowed by the Securities and Exchange Commission's rules, this joint proxy statement/ prospectus does not contain all of the information you can find in the Registration Statement or the exhibits to the Registration Statement. This joint proxy statement/prospectus summarizes some of the documents that are exhibits to the Registration Statement, and you should refer to the exhibits for a more complete description of the matters covered by those documents.

                           FORWARD-LOOKING STATEMENTS

     Certain statements made in this document are forward-looking statements which are subject to numerous risks and uncertainties. These forward-looking statements include those as to:

     - The anticipated closing date of the merger;

     - The anticipated tax treatment of the merger;

     - The benefits expected to result from the merger;

     - The future performance of the combined company following the merger; and

     - The analyses performed by the financial advisor to Advanced Machine
       Vision.

     Any statements contained herein -- including without limitation statements to the effect that Key Technology, Advanced Machine Vision or their respective managements "believe," "expect," "anticipate," "plan," "may," "will," "project," "continue," or "estimate," or statements concerning "potential," or "opportunity" or other variations thereof or comparable terminology or the negative thereof that are not statements of historical fact -- should be considered forward-looking statements. As a result of certain factors, including those set forth in "Risk Factors" beginning on page 7, which shareholders should review carefully, actual results could differ materially from such expectations.

     ADR(R), IntelliSort(R), Iso-Flo(R), KeyWare(R), Tegra(R), Horizon(TM), Impulse(TM), Marathon(TM) and UpTime(TM) are trademarks of Key Technology.

     VHS OPTISORT(TM), KROMA-SORT(R), SPECTRA-SORT(TM), Length and Defect Analyzer(TM), Optical Woodchip Sorter, Quadra-View(R), ODSS II(TM), SRC VISION(R) and Tobacco Sorter(TM) are trademarks of Advanced Machine Vision Corporation.

     This joint prospectus/proxy statement also refers to trademarks and trade names of other companies.

           QUESTIONS AND ANSWERS FOR KEY TECHNOLOGY SHAREHOLDERS AND
                      ADVANCED MACHINE VISION SHAREHOLDERS

Q. WHAT IS THE ADVANCED MACHINE VISION MERGER?

A. The boards of directors of Key Technology and Advanced Machine Vision have voted to merge a wholly-owned subsidiary of Key Technology with and into Advanced Machine Vision, resulting in Advanced Machine Vision becoming a wholly-owned subsidiary of Key Technology.

Q. WHY ARE THE TWO COMPANIES PROPOSING TO MERGE? HOW WILL I BENEFIT?

A. The proposed merger offers shareholders of both companies a strategic opportunity for growth and operating efficiencies. The anticipated benefits from the merger include the following:

     - Achievement of substantial cost reductions by the combined companies through elimination of redundancies in sales, marketing and research and development, as well as elimination of Advanced Machine Vision's separate public company expenses.

     - Expanded geographic and market sector sales coverage, particularly in non-food markets such as tobacco and forest products.

     - Achievement of a higher level of customer service as a result of the combination of two service organizations.

     - Increased revenues resulting from sales of complete systems incorporating Advanced Machine Vision optical sorting equipment.

     - Accelerated development of food quality and safety applications for the combined company's products.

As a result of these anticipated benefits from the merger, Key Technology expects the transaction to be accretive to earnings in fiscal 2001.

Q. WHAT WILL ADVANCED MACHINE VISION COMMON SHAREHOLDERS RECEIVE IN THE MERGER?

A. When the Advanced Machine Vision merger is completed, a holder of one share of Advanced Machine Vision common stock will receive (1) $1.00 in cash, (2) 1/10 of a share of Key Technology Series B convertible preferred stock, and
   (3) 1/40 of a five-year warrant to purchase Key Technology common stock.

   Each whole share of Key Technology Series B convertible preferred stock will be (1) convertible at the election of the holder at any time into 2/3 of a share of Key Technology common stock; or (2) redeemable at the election of the holder after two years for $10.00 in cash; or (3) redeemed by Key Technology on the fifth anniversary of the issue date, or earlier if the average closing price of Key Technology common stock exceeds $15.00 per share for 30 consecutive trading days, for $10.00 in cash plus declared and unpaid dividends, if any.

   Each whole warrant will be exercisable for five years to purchase one share of Key Technology common stock for $15.00. Each whole warrant also will be redeemable by the holder at any time prior to expiration for $10.00. The immediate cash redemption value of the warrant is accordingly $0.25 for each share of Advanced Machine Vision common stock surrendered in the merger.

For example:

     - If you currently hold 100 shares of Advanced Machine Vision common stock, then after the merger you will be entitled to receive $100.00 in cash, 10 shares of Key Technology Series B convertible preferred stock, a warrant to purchase two shares of Key Technology common stock and a cash payment of $5.00 instead of the fractional 1/2 warrant to which you would otherwise be entitled.

     - If you currently hold 100 shares of Key Technology common stock, then you will continue to own those 100 shares after the merger.

Holders of options to purchase shares of Advanced Machine Vision common stock will either convert such options to cash or exercise such options prior to the closing of the merger.

Q. WILL ADVANCED MACHINE VISION COMMON SHAREHOLDERS RECEIVE ANY FRACTIONAL SHARES OR WARRANTS IN THE MERGER?

A. No. No fractional shares of the Key Technology Series B convertible preferred stock, common stock or warrants will be issued. Instead of any fractional share of preferred stock or fractional warrant, Advanced Machine Vision shareholders will receive an amount of cash equal to the amount determined by multiplying their fraction by $10.00. Instead of any fractional share of common stock issuable upon exercise of warrants, warrant holders will receive an amount of cash equal to the amount determined by multiplying their fraction by the then fair market value per share of Key Technology common stock.

Q. WHAT WILL THE ADVANCED MACHINE VISION PREFERRED SHAREHOLDER RECEIVE IN THE MERGER?

A. When the Advanced Machine Vision merger is completed, the holder of the Advanced Machine Vision Series B preferred stock will receive 119,106 shares of Key Technology Series C convertible preferred stock and warrants to purchase 29,776 shares of Key Technology common stock. In addition, an option for Advanced Machine Vision common stock held by the holder of the Advanced Machine Vision Series B preferred stock will convert into an option to purchase 210,000 shares of Key Technology Series B convertible preferred stock plus a warrant to purchase 52,500 shares of Key Technology common stock. The holder of the Advanced Machine Vision Series B preferred stock has agreed to vote its shares in favor of the merger at the Advanced Machine Vision special meeting of shareholders.

Q. WHAT AM I BEING ASKED TO VOTE UPON?

A. Key Technology shareholders: You are being asked to approve the issuance under the merger agreement of shares of Key Technology Series B and Series C convertible preferred stock, warrants to purchase common stock and the shares of common stock underlying such securities.

   Key Technology's board of directors has unanimously approved the merger agreement, and unanimously recommends voting FOR the issuance of shares of Key Technology preferred stock, warrants and common stock under the merger agreement.

   Advanced Machine Vision shareholders: You are being asked to approve the merger agreement and the transactions associated with it. If the merger is approved by you and the Key Technology shareholders, Advanced Machine Vision will become a wholly-owned subsidiary of Key Technology.

   Advanced Machine Vision's board of directors has approved the merger agreement and recommends voting FOR the merger agreement and the transactions associated with it.

   One director of Advanced Machine Vision abstained from voting with respect to the recommendation of the merger to the Advanced Machine Vision shareholders.

Q. ARE THERE ANY OTHER PROPOSALS THE KEY TECHNOLOGY SHAREHOLDERS ARE BEING ASKED TO VOTE UPON?

A. Yes. The Key Technology shareholders are also being asked to approve an amendment the Key Technology 1996 employees' stock option plan to increase the number of shares available for issuance under the plan by 500,000 shares.

Q. WHAT DO I NEED TO DO NOW?

A. You should complete, sign and mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares will be represented at your special shareholders' meeting. Both the Key Technology and Advanced
   Machine Vision meetings will take place on July   , 2000.

Q. SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A. No. After the merger is completed, Advanced Machine Vision shareholders will receive written instructions for exchanging their stock certificates. Key Technology shareholders will keep their certificates because the merger will not require surrender of Key Technology stock certificates.

Q. IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A. No. Your broker will not vote your Key Technology or Advanced Machine Vision shares unless you provide instructions on how to vote. Without instructions your shares will not be voted.

Q. ARE THERE RISKS I SHOULD CONSIDER IN DECIDING WHETHER TO VOTE FOR THE ADVANCED MACHINE VISION MERGER?

A. Yes. In evaluating the Advanced Machine Vision merger, you should carefully consider the factors discussed in the section entitled "Risk Factors" beginning on page 7.

Q. WHAT DO I DO IF I WANT TO CHANGE MY VOTE?

A. If you want to change your vote, send the secretary of the company in which you own stock, either Key Technology or Advanced Machine Vision, a later-dated, signed proxy card before your meeting or attend the meeting in person. You may also revoke your proxy by sending written notice to the relevant secretary before the meeting.

Q. WHEN DO YOU EXPECT THE ADVANCED MACHINE VISION MERGER TO BE COMPLETED?

A. Key Technology and Advanced Machine Vision are working toward completing the Advanced Machine Vision merger as quickly as possible. We hope to complete the merger immediately following the shareholders' meetings in July 2000.

Q. WILL I RECOGNIZE AN INCOME TAX GAIN OR LOSS ON THE ADVANCED MACHINE VISION MERGER?

A. We expect that if the Advanced Machine Vision merger is completed, Advanced Machine Vision shareholders will recognize gain or loss for United States federal income tax purposes in connection with the merger with respect to the cash, preferred stock and warrants received depending upon each shareholder's tax basis in their shares. However, all Advanced Machine Vision shareholders are urged to consult their own tax advisor to determine their particular tax consequences. The Key Technology shareholders will not experience directly any tax consequences as a result of the Advanced Machine Vision merger.

Q. AM I ENTITLED TO DISSENTERS' OR APPRAISAL RIGHTS?

A. Yes, Advanced Machine Vision shareholders are entitled to dissenters rights. (See page 40.)

Q. WHOM SHOULD I CALL WITH QUESTIONS?

A. If you have more questions about the merger, you should contact:

   For Key Technology:
        Ted R. Sharp
        Chief Financial Officer
        (509) 394-3314

   For Advanced Machine Vision:
        Alan R. Steel, Vice-President and
        Chief Financial Officer
        (541) 776-7700

                SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS

     This joint proxy statement/prospectus pertains to the merger of a wholly-owned subsidiary of Key Technology with and into Advanced Machine Vision and is being sent to the holders of common and preferred stock of both companies. This summary may not contain all of the information that is important to you. You should read carefully this entire document for a more complete understanding of the Advanced Machine Vision merger. In particular, you should read the documents attached to this proxy statement/prospectus, including the merger agreement, which is attached as Annex A, and the opinion of Marshall & Stevens Incorporated, which is attached as Annex B.

                                 THE COMPANIES

[KEY LOGO]

Key Technology, Inc.
150 Avery Street
Walla Walla, Washington 99362
(509) 529-2161
www.keyww.com

     Key Technology is a leading designer and manufacturer of process automation systems, primarily for the food processing industry, which integrate electro-optical inspection and sorting, specialized conveying and product preparation equipment. Key Technology systems allow processors to improve quality, increase yield and reduce cost.

[AMVC LOGO]

Advanced Machine Vision Corporation
3709 Citation Way, Suite 102
Medford, Oregon 97504
(541) 776-7700
www.amvcorp.com

     Advanced Machine Vision Corporation is a leader in the design, manufacture and sale of vision systems used to control manufacturing processes through high-speed product inspection, and to identify and remove defects, resulting in production and quality yield rates superior to other process and control methods.

                 SUMMARY OF THE ADVANCED MACHINE VISION MERGER

THE ADVANCED MACHINE VISION MERGER (SEE PAGE 30)

     In the Advanced Machine Vision merger, Advanced Machine Vision will merge with a wholly-owned subsidiary of Key Technology, called KTC Acquisition Corp. Advanced Machine Vision will survive the merger as a wholly-owned subsidiary of Key Technology. Following the merger, Advanced Machine Vision common shareholders will be entitled to receive for each share of Advanced Machine Vision common stock (1) $1.00 in cash, (2) 1/10 of a share of a new series of Key Technology Series B convertible preferred stock, and (3) 1/40 of a five-year warrant exercisable to purchase one share of Key Technology common stock for $15.00.

The holder of the Advanced Machine Vision Series B preferred stock will receive 119,106 shares of Key Technology Series C convertible preferred stock and warrants identical to the warrants received by the Advanced Machine Vision common shareholders to purchase 29,776 shares of Key Technology common stock.

     The merger agreement is attached to the proxy statement/prospectus as Annex
A. You are encouraged to read it carefully.

CONDITIONS TO COMPLETION OF THE ADVANCED MACHINE VISION MERGER (SEE PAGE 35)

     Key Technology's and Advanced Machine Vision's respective obligations to complete the Advanced Machine Vision merger are subject to the satisfaction or waiver of closing conditions. The conditions that must be satisfied or waived before the completion of the merger include the following, subject to exceptions and qualifications:

     - The merger agreement and merger must be approved by a majority of the Advanced

       Machine Vision common and preferred shareholders voting separately.

     - No injunction or order preventing the completion of the Advanced Machine Vision merger may be in effect.

     - Key Technology's and Advanced Machine Vision's respective representations and warranties in the merger agreement must be accurate in all respects.

     - No material adverse change shall have occurred with respect to Advanced Machine Vision.

     - Key Technology and Advanced Machine Vision must have complied in all material respects with their respective covenants and agreements in the merger agreement.

VOTE REQUIRED FOR APPROVAL

     The holders of a majority of the Key Technology common stock must approve the issuance of the Key Technology Series B and Series C convertible preferred stock, warrants to purchase common stock and the shares of common stock underlying such securities. As of March 31, 2000, the directors and executive officers of Key Technology held approximately 30.5% of the outstanding shares of common stock entitled to vote at the Key Technology special meeting of shareholders.

     The holders of a majority of the shares of Advanced Machine Vision common stock and preferred stock outstanding voting as separate classes must approve the merger agreement and the merger. As of March 10, 2000, the directors and executive officers of Advanced Machine Vision held approximately 31.9% of the outstanding shares of common stock entitled to vote at the Advanced Machine Vision special meeting of shareholders. The holder of the Advanced Machine Vision Series B preferred stock has agreed to vote to approve the merger agreement and the merger.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 36)

     The Advanced Machine Vision merger agreement may be terminated before completion:

     - By the mutual consent of Key Technology and Advanced Machine Vision.

     - By Key Technology or Advanced Machine Vision, if the Advanced Machine Vision merger is not completed before October 31, 2000, other than through the failure of the party seeking to terminate to comply with its obligations under the merger agreement.

     - By Key Technology or Advanced Machine Vision, if the required shareholder votes are not obtained at the Advanced Machine Vision shareholders' meeting.

     - By Key Technology or Advanced Machine Vision, if a material breach of any provision of the merger agreement by the other party has not been waived or cured within 10 days of notice of the breach.

     - By Key Technology or Advanced Machine Vision, if the conditions precedent to the closing of the merger have not been satisfied or waived.

     - By Key Technology, if (i) the board of directors of Advanced Machine Vision fails to recommend, withdraws, modifies or changes its recommendation of the merger agreement or the merger in a manner adverse to Key Technology or its shareholders, (ii) the board of directors of Advanced Machine Vision recommends to the shareholders of Advanced Machine Vision a Superior Proposal, (iii) a tender offer or exchange offer for 25% or more of the outstanding shares of Advanced Machine Vision is commenced and the board of directors of Advanced Machine Vision has recommended that Advanced Machine Vision's shareholders tender in such offer.

     - By Advanced Machine Vision in the event Advanced Machine Vision's board of directors has voted to approve a Superior Proposal.

     As used herein, a "Superior Proposal" means an unsolicited acquisition proposal from a third-party on terms a majority of the members of Advanced Machine Vision's board of directors determines in their good faith reasonable judgment would be more favorable to Advanced Machine Vision's shareholders and which is financed or capable of being financed by the third-party.

PAYMENT OF TERMINATION FEES (SEE PAGE 37)

     Advanced Machine Vision will pay to Key Technology a termination fee of $2,000,000 if:

     - the merger agreement is terminated by Key Technology because:

       -- the board of directors of Advanced Machine Vision fails to recommend, withdraws, modifies or changes its recommendation of the merger agreement or the merger;

       -- the board of directors of Advanced Machine Vision shall have voted to approve a Superior Proposal;

       -- Advanced Machine Vision commits a material breach of the merger agreement resulting in its termination.

     Advanced Machine Vision will pay Key Technology $500,000 if the merger agreement is terminated by Key Technology or Advanced Machine Vision because:

     - Advanced Machine Vision's shareholders do not approve the merger agreement; or

     - the merger cannot be completed due to legal prohibition or litigation;

and before February 15, 2002 Advanced Machine Vision enters into an agreement to be acquired or a majority of its stock is acquired in a tender offer.

     Key Technology will pay Advanced Machine Vision a termination fee of $2,000,000 if:

     - the merger agreement is terminated by Advanced Machine Vision upon a breach of any representation, warranty, covenant or agreement by Key Technology, or

     - if any of Key Technology's representations or warranties are or become untrue so that the corresponding condition to completion of the Advanced Machine Vision merger would not be met, unless the breach or inaccuracy is cured within 30 days after delivery of written notice by Advanced Machine Vision to Key Technology.

EXTENSION, WAIVER AND AMENDMENT OF THE MERGER AGREEMENT (SEE PAGE 36)

     Key Technology and Advanced Machine Vision may amend the merger agreement before completion of the merger with the written consent of the other party.

     Either Key Technology or Advanced Machine Vision may, in writing, waive any inaccuracies in the other's representations and warranties and waive compliance by the other with any of the agreements or conditions contained in the merger agreement.

NO OTHER NEGOTIATIONS INVOLVING ADVANCED MACHINE VISION (SEE PAGE 34)

     Advanced Machine Vision has agreed subject to very limited exceptions that until the completion of the Advanced Machine Vision merger or unless Key Technology consents in writing, Advanced Machine Vision will not directly or indirectly solicit or encourage (including by way of furnishing information) the making of any Acquisition Proposal.

     Advanced Machine Vision has agreed to promptly inform Key Technology, and in any event within one business day, as to any Acquisition Proposal, request for information which Advanced Machine Vision receives in connection with an Acquisition Proposal as well as the identity of the offeror and the terms and conditions of any such request, or proposal.

     As used herein, an "Acquisition Proposal" is any inquiry or proposal regarding any merger, sale of substantial assets, sale of shares of capital stock or similar transaction involving Advanced Machine Vision or its subsidiaries.

OPINION OF ADVANCED MACHINE VISION'S FINANCIAL ADVISOR (SEE PAGE 24)

     In deciding to approve the Advanced Machine Vision merger, Advanced Machine

Vision's board of directors considered the opinion of Marshall & Stevens Incorporated as to the fairness, from a financial point of view, of the cash and securities to be paid to the holders of Advanced Machine Vision common stock. The full text of the written opinion of the financial advisor is attached to this document as Annex B and should be read carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken. The opinion of Marshall & Stevens Incorporated is directed to the Advanced Machine Vision board of directors, and this opinion does not address the prices at which Key Technology's common stock, preferred stock or warrants will trade after the proposed merger and does not constitute a recommendation as to how to vote with respect to any matter relating to the proposed merger.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (SEE PAGE 38)

     We expect that if the Advanced Machine Vision merger is completed, Advanced Machine Vision shareholders will recognize gain or loss for United States federal income tax purposes in connection with the merger with respect to the cash, preferred stock and warrants received, depending upon each shareholder's tax basis in their shares. However, each Advanced Machine Vision shareholder is urged to consult their own tax advisor to determine their particular tax consequences. The Key Technology shareholders will not experience directly any tax consequences as a result of the Advanced Machine Vision merger.

ACCOUNTING TREATMENT OF THE ADVANCED MACHINE VISION MERGER (SEE PAGE 38)

     Key Technology intends to account for the merger as a purchase transaction for financial accounting purposes, in accordance with generally accepted accounting principles.

INTERESTS OF CERTAIN PERSONS IN THE ADVANCED MACHINE VISION MERGER (SEE PAGE 42)

     When considering the recommendations of Advanced Machine Vision's board of directors, you should be aware that certain Advanced Machine Vision directors, officers and shareholders have interests in the merger that are different from, or are in addition to, yours. These interests include:

     - FMC Corporation, the holder of all of the outstanding Series B preferred stock of Advanced Machine Vision, has entered into an agreement with Key Technology and Advanced Machine Vision pursuant to which FMC Corporation has agreed to vote its shares of preferred stock in favor or the merger, and terminate certain agreements with Advanced Machine Vision. Pursuant to the agreement, FMC Corporation will receive shares of Key Technology Series C preferred stock, which has certain rights and privileges different from and superior to the Key Technology Series B preferred stock, and an option to acquire additional Key Technology securities. (see page 92)

     - Mr. Young, Mr. Ewan and Mr. Steel, directors and officers of Advanced Machine Vision, will receive change of control payments from Advanced Machine Vision upon consummation of the merger aggregating approximately $2,000,000, subject to certain tax limitations.

     - The directors and officers of Advanced Machine Vision will be covered by directors and officers liability insurance maintained by Key Technology for six years following the merger.

RIGHTS OF DISSENTING SHAREHOLDERS (SEE PAGE 40)

     Advanced Machine Vision shareholders are entitled, in certain circumstances, to dissenters' rights with respect to the merger under the California General Corporation Law.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION (SEE PAGE 113)

     Shares of Key Technology common stock are quoted on the Nasdaq National Market and shares of Advanced Machine Vision are quoted on the Nasdaq Small Cap Market. On February 14, 2000, the last trading day before the announcement of the proposed merger, the Key Technology common stock closed at 9 5/8 per share and the Advanced Machine Vision common stock closed at 1 11/16 per share. On May
  , 2000, the last trading day prior to the date of this joint proxy statement/prospectus, Key Technology common
stock closed at        per share and Advanced
Machine Vision common stock closed at        per share.

RESTRICTIONS ON THE ABILITY TO SELL KEY TECHNOLOGY SECURITIES (SEE PAGE 37)

     Although the shares of Key Technology Series B preferred stock and warrants to be issued to Advanced Machine Vision common shareholders in connection with the Advanced Machine Vision merger will be freely transferable under the Securities Act, Key Technology has only agreed to cause such securities to be listed on the Nasdaq Stock Market within 120 days after closing.

DELISTING OF ADVANCED MACHINE VISION STOCK

     Following the merger, the Advanced Machine Vision common stock will no longer be listed on the Nasdaq SmallCap Market.

COMPARATIVE RIGHTS OF SHAREHOLDERS (SEE PAGE 100)

     The rights of shareholders of Key Technology are currently governed by Oregon law and its articles of incorporation and bylaws. The rights of shareholders of Advanced Machine Vision are currently governed by California law and its certificate of incorporation and bylaws. If the merger is completed, the rights of former Advanced Machine Vision shareholders who become Key Technology shareholders will be governed by Oregon law and Key Technology's certificate of incorporation and bylaws, which differ in some respects from Advanced Machine Vision's certificate of incorporation and bylaws.

                   KEY TECHNOLOGY AND ADVANCED MACHINE VISION
                           COMPARATIVE PER SHARE DATA

     The following table sets forth certain historical per share data of Key Technology and Advanced Machine Vision and combined per share data on an unaudited pro forma basis after giving effect to the merger using the purchase method of accounting. For ease of comparison, Advanced Machine Vision historical data has been adapted to Key Technology's fiscal year. This was done by adding Advanced Machine Vision's fourth quarter for its fiscal year 1998 (the three months ended December 31, 1998) to, and subtracting the fourth quarter of Advanced Machine Vision's fiscal 1999 (the three months ended December 31, 1999) from Advanced Machine Vision's full fiscal year 1999. This data should be read in conjunction with the selected historical financial data, the unaudited pro forma combined condensed financial information and the separate historical financial statements of Key Technology and Advanced Machine Vision and notes thereto, included elsewhere in this joint proxy statement/prospectus. The pro forma combined financial data are not necessarily indicative of the operating result that would have been achieved had the merger been consummated as of the beginning of the periods presented and should not be construed as representative of future operations.

                                                                               THREE MONTHS
                                                               YEAR ENDED         ENDED
                                                              SEPTEMBER 30,    DECEMBER 31,
                                                                  1999             1999
                                                              -------------    ------------
HISTORICAL -- KEY TECHNOLOGY:
  Net income per share -- basic and diluted.................      $0.75           $ 0.02
  Book value per share(1)...................................       6.93             6.90
HISTORICAL -- AMVC:
  Net income (loss) per share -- basic and diluted..........       0.01            (0.17)
  Book value per share(1)...................................       1.18             1.01
PRO FORMA COMBINED:(2)(3)
  Net income (loss) per share -- basic......................       0.04            (0.38)
  Net income (loss) per share -- diluted....................       0.04            (0.38)
  Book value per share......................................       6.40             6.37

-------------------------
(1) The historical book value per share is computed by dividing shareholders' equity by the number shares of common stock outstanding as of the end of each period.

(2) Key Technology and Advanced Machine Vision estimate they will incur direct transaction costs of $600,000 associated with the merger which will be capitalized as part of the purchase price. Key Technology is expected to incur $2.9 million in relocation and severance costs which have also been capitalized as part of the acquisition. In addition, Key Technology expects to incur $1.5 million of costs related to integration of the two companies that will be charged to operations in the first twelve months after the merger. The pro forma combined book value per share data gives effect to the estimated direct transaction costs and costs capitalized as part of the merger, but does not include additional charges relating to the integration of the two companies. These costs and charges are not included in the pro forma net income/loss per share data. See "Unaudited Pro Forma Combined Financial Statements" and accompanying notes thereto. The purchase price also estimates an allocation of $2.5 million to in-process research and development which will be written off immediately after the purchase.

(3) The pro forma book value per share is computed by dividing pro forma shareholders' equity by the pro forma number shares of common stock outstanding as of the end of each period. The pro forma shareholder's equity reflects the write-off of $2.5 million of in-process research and development.

                                  RISK FACTORS

     Key Technology shareholders and Advanced Machine Vision shareholders should consider the following factors carefully in evaluating whether to approve the issuance and to approve the merger. These factors should be considered together with the other information included in this joint proxy statement/prospectus.

RISKS RELATED TO THE MERGER.

DIFFICULTIES INTEGRATING KEY TECHNOLOGY AND ADVANCED MACHINE VISION MAY PREVENT THE BENEFITS OF THE MERGER FROM BEING REALIZED.

     As a result of differences between the two companies, it will be difficult to quickly integrate the products, technologies, research and development activities, administration, sales and marketing and other operations of the two companies. Integration difficulties may disrupt the combined company's business and could prevent the achievement of the potential benefits of the merger. The difficulties, costs and delays involved in integrating the companies, which could be substantial, may include:

     - distractions to management and other key personnel, particularly sales and marketing personnel and engineers involved in product development, from the business of the combined company;

     - costs and delays in implementing common systems and procedures;

     - inability to retain and integrate key management, technical, sales and customer support personnel;

     - inability to maintain Advanced Machine Vision's existing relationships with its customers and partners;

     - disruption in the combined sales forces resulting in a loss of current customers or the inability to close sales with potential customers;

     - actions by customers to encourage alternative suppliers;

     - perceived or potential adverse change in business focus or product offerings;

     - the difficulty of incorporating acquired technology and rights into the combined company's products and services;

     - unanticipated expenses relating to technology integration;

     - the impairment of relationships with employees and customers as a result of integration of new management personnel; and

     - potential unknown liabilities associated with the acquired business.

     These and other potential difficulties associated with the merger may lead to potential adverse effects on Key Technology operating results.

ADVANCED MACHINE VISION COMMON SHAREHOLDERS WILL RECEIVE A FIXED NUMBER OF SHARES OF KEY TECHNOLOGY SERIES B CONVERTIBLE PREFERRED STOCK AND WARRANTS DESPITE CHANGES IN THE MARKET VALUE OF KEY TECHNOLOGY COMMON STOCK OR ADVANCED MACHINE VISION COMMON STOCK.

     Upon the completion of the merger, each share of Advanced Machine Vision common stock will be exchanged for $1.00 in cash, 1/10 of a share of Key Technology Series B Convertible Preferred Stock and 1/40 of a warrant to acquire Key Technology common stock. There will be no adjustment for changes in the market price of either Key Technology common stock or Advanced Machine Vision common stock since the signing of the merger agreement. In addition, neither Key Technology nor Advanced Machine Vision may terminate the merger agreement solely because of changes in the market price of Key Technology common stock. Accordingly, the specific dollar value of Key Technology securities that Advanced Machine Vision shareholders will receive upon the completion of the merger will depend on the market value of Key Technology common stock when the merger is completed and may decrease from the date you submit your proxy. The share price of Key Technology common stock is subject to the general price fluctuations in the market for publicly traded equity securities and has experienced significant volatility. We urge you to obtain recent market quotations for Key Technology common stock and Advanced Machine Vision common stock. Key Technology cannot predict or give any assurances as to the market price of Key Technology common stock at any time before or after the completion of the merger.

THE ABSENCE OF A TRADING MARKET FOR THE SERIES B CONVERTIBLE PREFERRED STOCK AND WARRANTS WILL ADVERSELY AFFECT THE LIQUIDITY AND VALUE OF SUCH SECURITIES.

     Key Technology has agreed to list the shares of the Series B convertible preferred stock and warrants on the Nasdaq Stock Market only within 120 days after the closing of the merger. As a result, shareholders of Advanced Machine Vision will likely have no market in which to sell the Key Technology Series B convertible preferred stock and warrants received in the merger for as long as four months after closing.

     In addition, only approximately 1,576,000 Series B convertible preferred shares and 424,000 warrants may be issued and there can be no assurance that an active trading market for the Key Technology Series B convertible preferred stock or warrants will develop or be sustained after the offering. Moreover, as a result of conversion or redemption of the Key Technology Series B convertible preferred stock, or the exercise or redemption of the warrants, at the election of the holders, even fewer shares of the Series B convertible preferred stock and fewer warrants may remain outstanding, further reducing the possibility of an active trading market or further adversely affecting the value of such securities.

THE MERGER COULD ADVERSELY AFFECT COMBINED FINANCIAL RESULTS.

     Key Technology expects to incur estimated non-recurring merger costs of $5,000,000 in connection with the merger. If the benefits of the merger do not exceed the costs associated with the merger, including any dilution to Key Technology's shareholders resulting from the issuance of the Series B and Series C convertible preferred stock which is convertible into common stock of Key Technology, and any dilution resulting from the exercise of warrants to purchase common stock, Key Technology's financial results, including earnings per share, could be adversely affected.

KEY TECHNOLOGY WILL INCUR SUBSTANTIAL DEBT IN ORDER TO PAY THE CASH PORTION OF THE ACQUISITION PRICE TO BE PAID TO THE ADVANCED MACHINE VISION SHAREHOLDERS.

     Key Technology has entered into a commitment with U.S. Bank National Association to borrow up to $14,500,000 to fund the cash portion of the purchase price to be paid to the Advanced Machine Vision shareholders and for other purposes. As a result of the incurrence of debt in connection with the acquisition of Advanced Machine Vision, Key Technology will be required to pay approximately $2,000,000 in annual principal and interest payments, which will reduce its earnings and cash available for other corporate purposes for the foreseeable future. In addition, Key Technology may borrow additional amounts in the future to pay the aggregate redemption price owing to holders of Series B and Series C convertible preferred stock and warrants who elect to redeem their securities. There can be no assurance that Key Technology will be able to borrow such further amounts on favorable terms or at all.

THE MARKET PRICE OF KEY TECHNOLOGY COMMON STOCK MAY DECLINE AS A RESULT OF THE MERGER.

     The market price of Key Technology common stock may decline as a result of the merger for a number of reasons, including if:

     - the integration of Key Technology and Advanced Machine Vision is unsuccessful;

     - Key Technology does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts; or

     - the effect of the merger on Key Technology's financial results is not consistent with the expectations of the financial community.

ADVANCED MACHINE VISION'S OFFICERS, DIRECTORS AND PREFERRED SHAREHOLDER HAVE CONFLICTS OF INTEREST THAT MAY INFLUENCE THEM TO SUPPORT OR APPROVE THE MERGER.

     The directors and officers of Advanced Machine Vision and the holder of the Advanced Machine Vision Series B preferred stock participate in arrangements and have continuing insurance and indemnification against liabilities that provide them with interests in the merger that are different from, or in addition to, yours, including the following:

     - Mr. Young, Mr. Ewan and Mr. Steel will receive change of control payments from Advanced Machine Vision pursuant to existing employment agreements upon consummation of the merger aggregating up to approximately $2,000,000, subject to the application of certain limitations under the Internal Revenue Code.

     - Messrs. Ewan, Steel and Young, directors or officers of Advanced Machine Vision, and Veneer Technology, Inc., of which Mr. Von Voorhis, also a director of Advanced Machine Vision, is a principal owner, pursuant to amendments to their restricted stock agreements, will be permitted to engage in a "cashless exercise" of their restricted stock pursuant to which they will receive an aggregate of 234,524 shares of Advanced Machine Vision common stock prior to the merger.

     - Key Technology will cause the surviving corporation to maintain directors' and officers' liability insurance to cover liabilities arising out of such person's services as a director or officer of Advanced Machine Vision for the next six years.

     - FMC Corporation, the holder of all of the outstanding Series B preferred stock of Advanced Machine Vision, has entered into an agreement with Key Technology and Advanced Machine Vision pursuant to which FMC Corporation has agreed to vote its shares of preferred stock in favor or the merger, and terminate certain agreements with Advanced Machine Vision. Pursuant to the agreement, FMC Corporation will receive shares of Key Technology Series C preferred stock which has certain rights and privileges different from and superior to the Key Technology Series B preferred stock.

THE RIGHTS OF KEY TECHNOLOGY'S SERIES B AND SERIES C CONVERTIBLE PREFERRED SHAREHOLDERS MAY ADVERSELY AFFECT THE RIGHTS OF KEY TECHNOLOGY COMMON SHAREHOLDERS.

     Holders of Key Technology's Series B and Series C convertible preferred shares to be issued in the merger have certain rights that may adversely affect holders of Key Technology's common stock. As a result of the proposed merger, approximately 1,576,000 shares of Key Technology Series B convertible preferred stock and 119,106 shares of Series C convertible preferred stock may become outstanding.

Liquidation preference.

     In the event of any liquidation, dissolution or winding up of Key Technology, holders of shares of Series B and Series C convertible preferred stock are entitled to be paid first, out of the assets of the corporation available for distribution, an amount equal to $10.00 per share of Series B convertible preferred stock and $20.00 per share of Series C convertible preferred stock before any amounts are distributed to holders of Key Technology common stock. As a result of this liquidation preference, in the event of the liquidation, dissolution or winding up of Key Technology, there may be no amounts remaining after payment of the liquidation preference to the holders of Series B or Series C convertible preferred stock, in which case holders of Key Technology common stock would receive nothing.

Conversion rights.

     Each share of Key Technology Series B convertible preferred stock is convertible at the election of the holder at any time into 2/3 of a share of Key Technology common stock, and each share of Series C convertible preferred stock is convertible at the election of the holder at any time into 1 2/3 shares of Key Technology common stock. Any conversion of Series B or Series C convertible preferred stock into common stock will dilute the existing common shareholders of Key Technology. As a result of a merger, approximately 1,576,000 shares of Series B convertible preferred stock and 119,106 shares of Series C convertible preferred stock may become outstanding and will be convertible into an aggregate of approximately 1,249,000 shares of Key Technology common stock.

Redemption rights.

     Each whole share of Key Technology Series B convertible preferred stock is redeemable at the election of the holder after two years from the date of issuance for $10.00 in cash. Each share of Key Technology Series C convertible preferred stock is redeemable at the election of the holder at any time for $20.00 in cash. Such redemption rights are a contingent liability of Key Technology and could result in the payment in the aggregate of a large sum to the holders of the Key Technology Series B and Series C convertible preferred stock at a time when Key Technology might use such funds for other corporate purposes, including investment in its business or the payment of dividends on its common stock. As a result of the merger, there will be approximately 1,576,000 shares of Key Technology Series B convertible preferred stock and 119,106 shares of Series C convertible preferred stock outstanding, with an aggregate potential redemption cost to Key Technology of approximately $18,142,000. In addition, both the Series B and Series C convertible preferred stock are required by their terms to be redeemed by Key Technology on the fifth anniversary of the closing of the merger, and Key Technology will incur such redemption cost on that date to the extent the preferred stock is not previously redeemed or converted.

FAILURE TO COMPLETE THE MERGER COULD NEGATIVELY AFFECT KEY TECHNOLOGY'S OR ADVANCED MACHINE VISION'S STOCK PRICE, FUTURE BUSINESS AND OPERATIONS.

     If the merger is not completed for any reason, Key Technology and Advanced Machine Vision may be subject to a number of material risks, including the following:

     - The price of Key Technology or Advanced Machine Vision common stock may decline to the extent that the relevant current market price reflects a market assumption that the merger will be completed;

     - Costs related to the merger, such as legal, accounting and financial advisor fees, must be paid even if the merger is not completed; and

     - Either Key Technology or Advanced Machine Vision may be required under certain circumstances to pay the other party a termination fee of as much as $2,000,000.

     In addition, Key Technology's or Advanced Machine Vision's customers, strategic partners or suppliers, in response to the announcement of the merger, may delay or defer decisions concerning the relevant company. Any delay or deferral of those decisions by customers, strategic partners or suppliers could have a material adverse effect on the business of the relevant company, regardless whether the merger is ultimately completed. Similarly, current and prospective Key Technology or Advanced Machine Vision employees may experience uncertainty about their future roles with Key Technology until Key Technology's plans with regard to Advanced Machine Vision are announced or executed. This may adversely affect Key Technology's or Advanced Machine Vision's ability to attract and retain key management, sales, marketing and technical personnel.

     Further, if the merger is terminated and Advanced Machine Vision's board of directors determines to seek another merger or business combination, there can be no assurance that it will be able to find a partner willing to pay an equivalent or more attractive price than the price to be paid in the merger. In addition, while the merger agreement is in effect, and subject to very narrowly defined exceptions, Advanced Machine Vision is prohibited from soliciting, initiating or encouraging or entering into certain transactions, such as a merger, sale of assets or other business combination, with any party other than Key Technology.

RISKS RELATED TO ADVANCED MACHINE VISION.

ADVANCED MACHINE VISION HAS A HISTORY OF LOSSES AND NEGATIVE CASH FLOW.

     Prior to 1995 and in 1996 and in certain fiscal periods thereafter, Advanced Machine Vision experienced losses and negative operating cash flow. Advanced Machine Vision believes that it may operate at a negative cash flow for certain periods in the future due to (a) the need to fund certain development projects, (b) cash required to enter new market areas, (c) irregular bookings by customers due to seasonality or economic downturns in some markets and the relatively high per-unit cost of Advanced Machine Vision products which may cause fluctuations in quarterly or yearly revenues, and (d) cash required for the repayment of debt, especially $3.4 million due in 2001. If Advanced Machine Vision is unable to consistently generate sustained positive cash flow from operations, it must rely on debt or equity financing.

     Although Advanced Machine Vision achieved profitability in 1995, 1997 and 1998, there can be no assurance as to future profitability on a quarterly or annual basis.

ADVANCED MACHINE VISION MAY HAVE A POSSIBLE NEED FOR ADDITIONAL FINANCING.

     Advanced Machine Vision may need to seek additional financing; but not be able to obtain additional financing on satisfactory terms, if at all. Potential increases in the number of outstanding shares of its common stock due to convertible debt and preferred stock and stock options, substantial losses in 1996 and 1999 and debt due in 2001, may limit Advanced Machine Vision's ability to negotiate additional debt or equity financing.

ADVANCED MACHINE VISION IS DEPENDENT UPON SIGNIFICANT CUSTOMERS AND FMC CORPORATION FOR PRODUCT DISTRIBUTION.

     Advanced Machine Vision sold equipment to two unaffiliated customers each totaling 13% of sales in 1999, to an unaffiliated customer totaling 14% of sales in 1997 and to two unaffiliated customers totaling 13% and 12% of sales in 1996. Ventek's sales have been to a relatively small number of multi-location plywood manufacturers. In the emerging pulp wood industry, Advanced Machine Vision utilizes a single exclusive distributor for our products in North America. In 1998, FMC Corporation became Advanced Machine Vision's exclusive or non-exclusive sales representative in much of the United States and in many areas in the rest of the world. While Advanced Machine Vision strives to create long-term relationships with its customers, distributors and representatives, there can be no assurance that they will continue ordering or selling additional systems. Advanced Machine Vision may continue to be dependent on a small number of customers, distributors and representatives, the loss of which would adversely affect its business.

RISKS RELATED TO BOTH KEY TECHNOLOGY AND ADVANCED MACHINE VISION.

THERE IS THE POTENTIAL FOR PATENT-RELATED LITIGATION EXPENSES AND OTHER COSTS RESULTING FROM CLAIMS ASSERTED AGAINST KEY TECHNOLOGY, ADVANCED MACHINE VISION OR THEIR CUSTOMERS BY THIRD PARTIES.

     The technologies used by Key Technology and Advanced Machine Vision may infringe the patents or proprietary technology of others. After the merger, the cost of enforcing Key Technology's patent rights in lawsuits that it may bring against infringers or of defending itself against infringement charges by other patent holders or other third parties, including customers, may be high and could have an adverse effect on the combined company 's results of operations and its customer relations.

     Certain users of Key Technology's and Advanced Machine Vision's products have received notice of patent infringement from the Lemelson Medical, Educational and Research Foundation Limited Partnership alleging that their use of Key Technology's and Advanced Machine Vision's products may infringe certain patents transferred to the partnership by the late Jerome H. Lemelson. Certain of these users have notified Key Technology and Advanced Machine Vision that, in the event it is subsequently determined that their use of the companies' products infringes any of the foundation's patents, they may seek indemnification from the companies for damages or expenses resulting from this matter. Neither Key Technology nor Advanced Machine Vision believes its products infringe any valid and enforceable claims of the foundation's patents. Furthermore, the foundation has stated that it is not Key Technology's or Advanced Machine Vision's products that infringe the foundation's patents, but rather the use of those products by those companies' customers. The companies cannot predict the outcome of this matter nor any related litigation or other costs related to mitigation activities that may arise in the future, the effect of such litigation or mitigation activities on the financial results of the combined company, or the effect upon their customer relations.

THERE ARE UNCERTAINTIES RELATING TO PATENTS AND PROPRIETARY INFORMATION.

     Key Technology's and Advanced Machine Vision's competitive position may be affected by their ability to protect their proprietary technology. Key Technology and Advanced Machine Vision have obtained certain patents and have filed a number of patent applications. Key Technology also anticipates filing applications for protection of its future products and technology after the merger. There can be no assurance that any such patents will provide meaningful protection for the combined company's product innovations. There also can be no assurance that the combined companies will obtain any patent for which they apply, that existing patents to which the combined companies have rights will not be challenged, or that the issuance of a patent will give the combined company any material advantage over its competition in connection with any of its products. After the merger, Key Technology may experience additional intellectual property risks in international markets where it may lack patent protection. The patent laws of other countries may differ from those of the U.S. as to the patentability of the combined companies products and processes. Moreover, the degree of protection afforded by foreign patents may be different from that of U.S. patents.

FAILURE TO ACHIEVE PRODUCT PERFORMANCE SPECIFICATIONS AND ANY RELATED WARRANTY EXPENSES MAY HAVE A MATERIAL ADVERSE EFFECT ON KEY TECHNOLOGY AND ADVANCED MACHINE VISION.

     Key Technology and Advanced Machine Vision provide a one year warranty on their products. In addition, for certain standard or custom-designed systems, each company may contract to meet certain performance specifications for a specific application or set of applications. In the past, the companies' have incurred higher warranty expenses related to new products than they typically incur with established products. There can be no assurance that the combined companies will not incur substantial warranty expenses in the future with respect to new products, as well as established products, or with respect to its obligations to meet, or provide product upgrades to meet, performance specifications, which may have an adverse effect on Key Technology's results of operations and customer relations.

THE SUCCESS OF KEY TECHNOLOGY'S AND ADVANCED MACHINE VISION'S INTERNATIONAL OPERATIONS IS DEPENDENT UPON MANY FACTORS WHICH COULD ADVERSELY AFFECT THE COMBINED COMPANY'S ABILITY TO SELL ITS PRODUCTS INTERNATIONALLY AND COULD AFFECT ITS PROFITABILITY.

     International sales represent approximately 46% of Key Technology's total revenue during the year ended September 30, 1999 and 41% of Advanced Machine Vision's total revenue during the year ended December 31, 1999. The international operations are, and any expanded international operations will be, subject to a variety of risks associated with conducting business internationally that could adversely affect the combined company's ability to sell its products internationally, and therefore its profitability, including the following:

     - difficulties in integrating, staffing and managing international operations;

     - problems in collecting accounts receivable;

     - longer payment cycles;

     - fluctuations in currency exchange rates;

     - uncertainties relative to regional political and economic circumstances;

     - uncertain economic environments in certain foreign countries; and

     - increases in tariffs, duties, price controls or other restrictions or trade barriers imposed by foreign countries.

THE PERFORMANCE AND NEEDS OF INDUSTRIES SERVED BY KEY TECHNOLOGY AND ADVANCED MACHINE VISION AND THE FINANCIAL CAPACITY OF CUSTOMERS IN THESE INDUSTRIES TO PURCHASE CAPITAL EQUIPMENT MAY SIGNIFICANTLY AFFECT SALES.

     A substantial portion of both of Key Technology's and Advanced Machine Vision's historical sales have been in the potato and vegetable processing markets. Reductions in capital equipment expenditures by processors in such markets due to commodity surpluses, product price fluctuations, changing consumer preferences, fluctuations in foreign currency rates or other factors could have an adverse effect on the combined company's results of operations. In the case of Advanced Machine Vision's Ventek subsidiary, the wood products market served is narrow and cyclical, and saturation of that market and the potential inability to identify and develop new markets could adversely affect Ventek's growth rate.

KEY TECHNOLOGY'S AND ADVANCED MACHINE VISION'S MARKETS ARE CHARACTERIZED BY RAPID TECHNOLOGICAL CHANGE.

     The markets for the companies' machine vision products are characterized by rapidly changing technology, evolving industry standards and frequent new product introductions and enhancements. Sales of the companies' products depend in part on the continuing development and deployment of new technology and services and applications. Success will depend to a significant extent upon the companies' ability to enhance existing products and develop new products that gain market acceptance. The companies' cannot be sure that they will be successful in selecting, developing and manufacturing new products or enhancing existing products on a timely or cost-effective basis or that products or technologies developed by others will not render their products non-competitive or obsolete. Moreover, the combined companies' may encounter technical problems in connection with product development that could result in the delayed introduction of new products or product enhancements. In the case of Ventek, the wood industry continues to develop alternative products to plywood, such as oriented strand board, which do not require vision systems for quality control.

KEY TECHNOLOGY AND ADVANCED MACHINE VISION TYPICALLY EXPERIENCE A LENGTHY SALES CYCLE FOR THEIR PRODUCTS.

     The marketing and sales cycle for the companies' machine vision systems, especially in new markets or in a new application, is lengthy and can be as long as three years. Even in existing markets, due to the $150,000 to $600,000 price for each system and possibly significant ancillary costs required for a customer to install the system, the purchase of a machine vision system can constitute a substantial capital investment for a customer (which may need more than one machine for its particular proposed application) requiring lengthy consideration and evaluation. In particular, a potential customer must develop a high degree of assurance that the product will meet its needs, successfully interface with the customer's own manufacturing, production or processing system, and have minimal warranty, safety and service problems. Accordingly, the time lag from initiation of marketing efforts to final sales can be lengthy.

KEY TECHNOLOGY AND ADVANCED MACHINE VISION HAVE EXPERIENCED SIGNIFICANT FLUCTUATIONS IN QUARTERLY OPERATING RESULTS AND SIGNIFICANT SEASONALITY IN SALES.

     Key Technology and Advanced Machine Vision have experienced and may in the future experience significant fluctuations in revenues and operating results from quarter to quarter as a result of a number of factors, many of which are outside either company's control. These factors include the timing of significant orders and shipments, product mix, delays in shipment, capital spending patterns of customers, competition and pricing, new product introductions by competitors, the timing of research and development expenditures, expansion of marketing and support operations, changes in material costs, production or quality problems, currency fluctuations, disruptions in sources of supply, regulatory changes and general economic conditions. These factors are difficult to forecast, and these or other factors could have a material adverse effect on the combined company's business and operating results. Moreover, due to the relatively fixed nature of many of Key Technology's and Advanced Machine Vision's costs, including personnel and facilities costs, Key Technology and Advanced Machine Vision would not be able to reduce costs in any quarter to compensate for any unexpected shortfall in net sales, and such a shortfall would have a proportionately greater impact on results of operations for that quarter.

     In addition, the combined company's operating results may also be affected by certain seasonal trends. For example, Key Technology and Advanced Machine Vision may experience lower sales and order levels in the first quarter when compared with the preceding fourth quarter due to the seasonality of certain harvested food items and the timing of annual or semi-annual customer plant shut-downs during which systems are installed. Key Technology expects these patterns to continue.

THE MARKETS FOR KEY TECHNOLOGY'S AND ADVANCED MACHINE VISION'S PRODUCTS ARE HIGHLY COMPETITIVE.

     The markets for Key Technology's and Advanced Machine Vision's products are highly competitive. Some of the companies' competitors may have substantially greater financial, technical, marketing and other resources than the companies. Important competitive factors in the companies' markets include price, performance, reliability, customer support and service. Although Key Technology and Advanced Machine Vision believe that they currently compete effectively with respect to these factors, there can be no assurance that the combined company will be able to continue to compete effectively in the future.

                         KEY TECHNOLOGY SPECIAL MEETING

PURPOSE

     The purpose of the Key Technology special meeting is to consider and vote upon a proposal to approve the issuance of shares of Key Technology Series B convertible preferred stock, Key Technology Series C convertible preferred stock, warrants to purchase Key Technology common stock and the shares of common stock underlying such securities, which issuances collectively are referred to as the "Issuance." Shareholder approval of the Issuance, which may result in the issuance of more than 20% of the number of shares of Key Technology common stock outstanding immediately before the merger, is required under the rules of The Nasdaq Stock Market and provisions of the Oregon Business Corporation Act applicable to Key Technology.

     In addition, Key Technology shareholders are also being asked to approve an amendment to the Key Technology 1996 Employees' Stock Option Plan increasing the number of shares of common stock reserved for issuance under the plan from 750,000 to 1,250,000 shares.

DATE, TIME AND PLACE OF MEETING

     The Key Technology special meeting will be held on July   2000, at 8:00
a.m., local time, at the offices of Key Technology, 150 Avery Street, Walla Walla, Washington.

     THE KEY TECHNOLOGY BOARD HAS UNANIMOUSLY DETERMINED THAT THE ISSUANCE AND THE MERGER ARE ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, KEY TECHNOLOGY AND THE KEY TECHNOLOGY SHAREHOLDERS AND HAS UNANIMOUSLY APPROVED THE ISSUANCE AND THE MERGER. THE KEY TECHNOLOGY BOARD RECOMMENDS THAT THE KEY TECHNOLOGY SHAREHOLDERS VOTE "FOR" APPROVAL OF THE ISSUANCE AT THE KEY TECHNOLOGY SPECIAL MEETING. SEE "BACKGROUND OF AND REASONS FOR THE MERGER."

RECORD DATE; VOTING RIGHTS

     Only holders of record of Key Technology common shares at the close of business on June , 2000 which has been fixed as the Key Technology record date, are entitled to notice of and to vote at the Key Technology Special Meeting. At the close of business on the Key Technology record date,
               Key Technology common shares were outstanding, each of which entitles the registered holder thereof to one vote.

QUORUM; VOTE REQUIRED

     The presence in person or by proxy of holders representing a majority of the voting power of the Key Technology common shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Key Technology special meeting. Under Rule 4460(i) of the National Association of Securities Dealers, Inc. and the restated articles of incorporation of Key Technology, as amended, and the Key Technology bylaws, the affirmative vote of holders representing a majority of the Key Technology common shares present in person or represented by proxy and entitled to vote at the Key Technology special meeting is required to approve the Issuance.

     An abstention with respect to approval of the Issuance will be counted for purposes of establishing a quorum, but will not be counted as a vote for or as a vote cast against the Issuance. Brokers who hold Key Technology common shares as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof. Any such broker non-votes will be counted for purposes of establishing a quorum, but also will not be counted for or against the Issuance.

     The affirmative vote of holders representing a majority of the Key Technology Common Shares present or represented by proxy at the special meeting and entitled to vote is required to approve the increase in the number of shares available for issuance under the 1996 Employees' Stock Option Plan.

PROXIES

     Key Technology common shares represented by properly executed proxies received at or prior to the Key Technology special meeting that have not been revoked will be voted at the Key Technology special meeting in accordance with the instructions contained therein. The Key Technology shareholders are required to complete, sign, date and return promptly the enclosed proxy card in the postage-prepaid envelope provided for this purpose to ensure that their shares are voted. A Key Technology Shareholder may revoke a proxy at any time before it is voted by signing and returning a later-dated proxy with respect to the same shares, by filing with the Secretary of Key Technology a written revocation bearing a later date or by attending and voting in person at the Key Technology special meeting. Mere attendance at the Key Technology Special Meeting will not in and of itself revoke a proxy.

     If the Key Technology special meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Key Technology special meeting all proxies (except for any proxies that have theretofore effectively been revoked or withdrawn) will be voted in the same manner as such proxies would have been voted at the original convening of the Key Technology special meeting, notwithstanding that such proxies may have been effectively voted on the same or any other matter at a previous meeting.

     Key Technology will bear the cost of soliciting proxies from the Key Technology shareholders, except that Advanced Machine Vision has agreed to pay all such expenses in the event the Merger Agreement is terminated under circumstances requiring Advanced Machine Vision to pay a termination fee pursuant to the Merger Agreement, or if the merger is not approved by the holders of Advanced Machine Vision common stock and Series B preferred stock. See "THE MERGER -- Fees and Expenses." In addition to solicitation by mail, directors, officers and employees of Key Technology may solicit proxies by telephone, facsimile or otherwise. Such directors, officers and employees of Key Technology will not receive additional compensation for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Brokerage firms, fiduciaries and other custodians who forward soliciting material to the beneficial owners of Key Technology common shares held of record by them will be reimbursed for their reasonable expenses incurred in forwarding such material.

     Key Technology intends to retain Allen Nelson & Company, Inc. to assist it with the solicitation of proxies for the Key Technology special meeting. Pursuant to its agreement with Allen Nelson & Company, Inc., Key Technology will pay $1,600 in fees plus out-of-pocket expenses.

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

              ADVANCED MACHINE VISION CORPORATION SPECIAL MEETING

PURPOSE OF THE ADVANCED MACHINE VISION SPECIAL MEETING

     The purpose of the Advanced Machine Vision special meeting is to consider and vote upon the approval and adoption of the merger agreement and approval of the merger. The merger will occur only if the proposal is approved.

     THE ADVANCED MACHINE VISION BOARD OF DIRECTORS, WITH THE EXCEPTION OF THE BOARD MEMBER REPRESENTING FMC CORPORATION WHO ABSTAINED FROM THE VOTE, UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER, AND RECOMMENDS A VOTE FOR ADOPTION AND APPROVAL OF THE MERGER AGREEMENT AND FOR APPROVAL OF THE MERGER.

PROXIES

     The Advanced Machine Vision proxy accompanying this joint proxy statement/prospectus is being solicited on behalf of the Advanced Machine Vision board of directors for use at the Advanced Machine Vision special meeting.

DATE, TIME AND PLACE OF MEETING

     The Advanced Machine Vision special meeting will be held on July   , 2000
at 8:00 a.m., local time, at the offices of Advanced Machine Vision's SRC VISION, Inc. subsidiary, 2067 Commerce Drive, Medford, Oregon 97504.

RECORD DATE AND OUTSTANDING SHARES

     Only holders of record of Advanced Machine Vision common stock at the close
of business on June   , 2000 (the "Advanced Machine Vision Record Date") are
entitled to notice of and to vote at the Advanced Machine Vision special meeting. At the close of business on the Advanced Machine Vision record date, there were 119,106 shares of Advanced Machine Vision Series B Preferred Stock (with ten (10) votes per each share) and [12,969,553] shares of Advanced Machine Vision common stock outstanding (with one (1) vote per each share) and entitled to vote. Except for the shareholders identified as principal shareholders in the information provided herein, as of the Advanced Machine Vision record date, no other person beneficially owned more than 5% of the outstanding Advanced Machine Vision common stock. Each holder of record of Advanced Machine Vision Series B preferred stock and common stock on the Advanced Machine Vision record date will be entitled to vote on all matters to be voted upon at the Advanced Machine Vision special meeting.

SOLICITATION

     This joint proxy statement/prospectus was mailed to all Advanced Machine Vision shareholders of record on or about the Advanced Machine Vision record date and constitutes notice of the Advanced Machine Vision special meeting in conformity with the requirements of the General Corporation Law of the State of California (the "CGCL").

     The cost of the solicitation of proxies from holders of Advanced Machine Vision common stock and all related costs will be borne by Advanced Machine Vision. In addition, Advanced Machine Vision may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of Advanced Machine Vision. No additional compensation will be paid to directors, officers or

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

other regular employees for such services. Advanced Machine Vision may employ a proxy solicitation firm to assist in the solicitation process.

VOTE REQUIRED

     The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Advanced Machine Vision Series B preferred stock and common stock entitled to vote at the Advanced Machine Vision special meeting is necessary to constitute a quorum. Approval of the merger requires the approval of a majority of the outstanding shares of Advanced Machine Vision Series B preferred stock and common stock. Therefore, anyone voting against, abstaining or not voting at all will have the same effect of not being counted in the majority approval required for the merger. However, an abstention with respect to approval of the merger will be counted for purposes of establishing a quorum.

     Brokers who hold Advanced Machine Vision common stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof. Any such broker non-votes will be counted for purposes of establishing a quorum but will not be counted for or against the merger.

     If the Advanced Machine Vision special meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Advanced Machine Vision special meeting, all proxies (except for any proxies that have theretofore effectively been revoked or withdrawn) will be voted in the same manner as such proxies would have been voted at the original convening of the Advanced Machine Vision special meeting, notwithstanding that such proxies may have been effectively voted on the same or any other matter at a previous meeting.

REVOCABILITY OF PROXIES

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the corporate secretary of Advanced Machine Vision at Advanced Machine Vision's principal offices, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the Advanced Machine Vision special meeting and voting in person. Attendance at the Advanced Machine Vision special meeting will not, by itself, revoke a proxy.

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

                    BACKGROUND OF AND REASONS FOR THE MERGER

BACKGROUND OF THE MERGER

     On December 15, 1999, Advanced Machine Vision announced that it was considering retaining the services of an investment banking firm to explore strategic alternatives. Advanced Machine Vision was anticipating a loss for the year ended December 31, 1999, and its board of directors wished to explore alternatives for enhancing shareholder value. Advanced Machine Vision did not engage an investment banking firm because of the following events.

     On December 17, 1999, Mr. Madsen called Mr. Young to discuss the potential for an acquisition of Advanced Machine Vision by Key Technology. Both Mr. Madsen and Mr. Young acknowledged there would be unique synergies in a Key Technology/Advanced Machine Vision combination. Specific terms were not discussed, but they agreed to arrange a meeting within the next two weeks to begin discussions.

     On December 27, 1999, Mr. Young met with Mr. Madsen in Portland. Mr. Young told Mr. Madsen that the Advanced Machine Vision board was prepared to entertain alternatives for a business relationship which might include an offer for the acquisition of Advanced Machine Vision. Mr. Madsen and Mr. Young discussed Advanced Machine Vision's recent business operations, including the operations of its Ventek, Inc. subsidiary. Mr. Young and Mr. Madsen agreed to meet with their respective management teams and counsel on January 4, 2000.

     On January 4, 2000, Messrs. Madsen, Sharp and Evans of Key Technology met with Messrs. Young and Steel of Advanced Machine Vision, together with counsel for both Key Technology and Advanced Machine Vision. Mr. Young and Mr. Steel provided summary information regarding Advanced Machine Vision's capital structure and the business operations of both SRC VISION and Ventek. At the conclusion of the meeting, Mr. Madsen presented an oral proposal subject to due diligence and the approval of Key Technology's board of directors of $1.00 per share in cash and convertible preferred stock that would be convertible into Key Technology common stock at a $15.00 per share conversion price, and which would be redeemable for cash in five years at a redemption price of $1.00 per Advanced Machine Vision common share. Mr. Madson stated he believed the offer was worth approximately $2.00 for each Advanced Machine Vision common share. The Advanced Machine Vision Series B preferred stock was proposed to be redeemed for cash. Mr. Young advised he was willing to take the proposal to the Advanced Machine Vision board of directors.

     On January 6, the Key Technology board of directors held a telephone conference call at which they voted to proceed with the Advanced Machine Vision negotiations under the terms proposed at the January 4 meeting.

     On January 7, Mr. Steel provided certain information to Mr. Sharp concerning outstanding shares, convertible securities and stock options.

     On January 14, Mr. Richard Hebel of Key Technology had a dialogue with Mr. James Ewan of Advanced Machine Vision concerning business issues related to SRC VISION products and customer markets.

     On January 17 and 18, Messrs. Young, Ewan, Steel and Van Voorhis from Advanced Machine Vision met in Portland with Messrs. Madsen, Sharp, Evans, Hebel, Morton and Wicher and Ms. Johnson from Key Technology, together with Key Technology's counsel. The representatives from the two companies shared information regarding their respective areas of responsibilities. The parties agreed to a preliminary schedule for the transaction. Mr. Young and Mr. Madsen also discussed a potential severance program designed to retain Advanced Machine Vision employees pending completion of the merger.

     In January 2000, Key Technology purchased 15,000 shares of Advanced Machine Vision common stock on the open market for an average purchase price of $0.97 per share.

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

     On January 24, 2000, Messrs. Madsen, Young, Steel and their respective counsel spoke by telephone. They discussed issues concerning Advanced Machine Vision's stock option plans, and Advanced Machine Vision's proposal for retaining employees pending completion of the merger. Mr. Young advised that Advanced Machine Vision's board of directors was pursuing obtaining a fairness opinion concerning the Key Technology merger proposal.

     On January 24, 2000, counsel for Key Technology delivered a draft of the Merger Agreement.

     On January 26, 2000, Mr. Madsen and Mr. Young spoke by telephone and discussed several issues addressed in the draft merger agreement. They also discussed the Advanced Machine Vision shareholder vote that would be required to approve the merger. Mr. Young advised Mr. Madsen that he was contacting Advanced Machine Vision directors for purposes of scheduling a board meeting.

     On January 31, 2000, Messrs. Madsen, Morton and Sharp, and Ms. Johnson of Key Technology, and Messrs. Young and Steel of Advanced Machine Vision, together with their respective counsel, met in Portland to discuss various aspects of the first draft of the merger agreement including due diligence, timing, sales representation, listing of the Key Technology securities to be issued in the merger, severance and tax matters.

     Between the dates of January 26 and February 4, representatives of Key Technology and Advanced Machine Vision had several telephone conversations to pursue due diligence issues relating to the merger transaction. Counsel for Key Technology and Advanced Machine Vision worked toward finalizing the terms of the merger agreement.

     On February 4, 2000, FMC Corporation announced in a press release that it proposed to Advanced Machine Vision's board of directors to acquire Advanced Machine Vision for a cash price of $1.75 per share.

     On February 6, 2000, Messrs. Sharp and Elia, and Ms. Priester of Key Technology toured the Advanced Machine Vision and SRC Vision facilities. They and their counsel conducted due diligence at the offices of Advanced Machine Vision on February 7 and 8.

     On February 9, 2000, counsel for Key Technology advised counsel for Advanced Machine Vision that Key Technology proposed to make a revised offer for the acquisition of Advanced Machine Vision at the Advanced Machine Vision board of directors meeting scheduled for February 10.

     On February 10, 2000, a meeting of Advanced Machine Vision's board of directors was held at the offices of Advanced Machine Vision's legal counsel. A representative of Marshall & Stevens Incorporated also attended the meeting. At the meeting, counsel for Key Technology presented a written offer presenting the cash, convertible preferred stock and warrants in the form and on the terms as set forth in this joint proxy statement/prospectus. The FMC Corporation representative on Advanced Machine Vision's board of directors asked that the board meeting be reconvened on February 14, 2000 to allow FMC Corporation time to respond to the revised Key Technology offer. Advanced Machine Vision's directors unanimously approved the revised Key Technology offer (with the FMC Corporation board representative abstaining) subject to the board's fiduciary obligations in the event of a superior offer subject to reconfirmation by the board at the February 14, 2000 meeting. Prior to the February 14, 2000 Advanced Machine Vision board meeting, FMC Corporation made an offer of $2.10 cash per Advanced Machine Vision common share. On that date, the Advanced Machine Vision board of directors met to consider the two offers. Given the relatively equal cash values of the two offers, and the potential for enhanced value through the potential appreciation in value of Key Technology common stock due to the probable synergies of combining the two businesses, the Advanced Machine Vision board of directors concluded the proposed merger with Key Technology was in the best interest of Advanced Machine Vision shareholders and authorized Advanced Machine Vision management to conclude negotiations and to sign the merger agreement.

     On February 15, 2000, Key Technology and Advanced Machine Vision exchanged signed copies of the Merger Agreement.

     On March 22, 2000, Mr. Madsen and Mr. Peter van Oppen, a director of Key Technology, and counsel for Key Technology met with Mr. Charles H. Cannon, Vice President General Manager, of FMC FoodTech, Joseph H. Netherland, Jr., President of FMC Corporation and counsel for FMC Corporation in Denver, Colorado to discuss FMC's rights under its agreements with Advanced Machine Vision. On March 23, 2000, Mr. Madsen wrote a letter to Mr. Cannon outlining the general terms discussed at their meeting.

     On March 28 and 29, 2000, Messrs. Madsen and Cannon engaged in telephone negotiations regarding the terms of the securities to be received by FMC Corporation in exchange for its Advanced Machine Vision Series B preferred stock and the option to acquire Key Technology securities to be issued by Key Technology to replace FMC Corporation's existing option to acquire Advanced Machine Vision securities.

     On March 31, 2000, counsel for FMC corporation forwarded a term sheet to Mr. Madsen and counsel for Key Technology. The term sheet outlined terms providing for the issuance of Key Technology preferred stock and warrants to FMC Corporation and an option to acquire Key Technology securities. The term sheet also proposed that FMC Corporation would covenant to vote in favor of the merger and that certain mutual releases be given. On the basis of the term sheet, counsel for the respective parties further negotiated the term sheet and the FMC Agreement, which was entered into on April 20, 2000.

JOINT REASONS FOR THE MERGER

     The section contains numerous forward-looking statements that involved risks and uncertainties. See "Risk Factors."

     In order to evaluate the proposed merger, the Key Technology board of directors and the Advanced Machine Vision board of directors consulted with their respective management teams and professional advisors, independently reviewed each other's business operations and considered combination of those operations. The boards of directors of Key Technology and Advanced Machine Vision determined that the combined company would have the potential to realize long-term improved operating and financial results and a stronger competitive position in the markets for automated inspection systems and food processing equipment.

     The Key Technology board of directors and the Advanced Machine Vision board of directors identified the following mutual reasons for engaging in the merger:

     - The companies share strategic objectives and goals, particularly in automated inspection systems;

     - The companys' product offerings, markets served and development plans are complementary;

     - The combined company would have the potential to increase shareholder value by competing more effectively in the markets for automated inspection systems and specialized conveying systems;

     - The merger would provide the combined company with the potential for greater depth of skilled personnel, strengthened research and development activity and expanded sales and marketing capacity;

     - Customers of both companies would be able to choose from a more complete product line;

     - Customers of both companies potentially would have access to expanded customer support and services; and

     - The creation of a larger customer base, a higher market profile and greater financial strength would present opportunities for marketing the products and services of the combined company.

     Each board of directors recognized that the potential benefits of the merger may not be realized. See "Risk Factors -- Risks Related to the Merger" beginning on page 7.

KEY TECHNOLOGY REASONS FOR THE MERGER

     The Key Technology board of directors has approved the issuance of the Key Technology Series B convertible preferred stock and the warrants to purchase common stock, the merger agreement and the transactions associated with it and has determined that the merger agreement and merger are in the best interests of Key Technology and its shareholders. During the course of its deliberations, the board of directors of Key Technology considered, with the assistance of management and legal counsel, a number of factors that the board of directors believes makes the merger attractive to Key Technology's shareholders and could contribute to the success of the combined companies.

     The board of directors of Key Technology believes that the merger will offer a strategic opportunity for growth and bring operating efficiencies to Key Technology and thereby benefit its shareholders. The Key Technology board of directors considered among others, the following potential benefits of the merger:

     - The combined companies expect to be able to achieve substantial cost reductions, and Key Technology expects the transaction to be accretive to earnings in fiscal 2001.

     - Redundancies in sales, marketing, research and development and corporate staffing will be able to be eliminated.

     - The combination will also facilitate expanded geographic and market sector sales coverage, particularly in non-food markets such as tobacco and forest products.

     - The combination of two service organizations will permit a higher level of customer service.

     - The merger will provide Key Technology access to certain complementary technologies.

     - Key Technology also expects a higher level of conveying systems revenues from the sale of Advanced Machine Vision optical sorting equipment.

     In addition, Key Technology's shareholders would have the opportunity to participate in the potential for growth of the combined companies after the merger. The merger will result in a combined company with greater financial, technological and human resources to develop new generations of products and greater marketing resources to develop and promote Key Technology's products.

     Additional shares of Key Technology common stock may be issued upon conversion of the Key Technology Series B convertible preferred stock and exercise of warrants issued in the merger. As a result of such conversion or exercise, Key Technology's common shareholders will have a significantly larger market float and average trading volume, and there may be greater liquidity in the trading of the Key Technology common stock than at present.

     This discussion of factors considered by the Key Technology board of directors is not intended to be exhaustive, but is intended to include the material factors considered. The Key Technology board of directors did not find it practical to and did not quantify or otherwise assign relative weight to the specific factors considered and individual directors may have given different weight to different factors.

     After due consideration, the Key Technology board of directors approved the issuance of the Key Technology Series B and Series C convertible preferred stock, the warrants, the merger agreement and the transactions associated with it by a unanimous vote and determined that the issuance, the merger agreement and the transactions associated with it were in the best interests of Key Technology and its shareholders. Accordingly, Key Technology board of directors unanimously recommends that the Key Technology shareholders vote FOR approval of the issuance.

     In reaching its recommendation in favor of the merger, the Key Technology board of directors also considered a number of uncertainties, including the challenges of combining the businesses of the two corporations and the risk of diverting management resources from other strategic opportunities and operational matters for an extended period of time. For a further discussion of these risks, see "Risk Factors."

ADVANCED MACHINE VISION'S REASONS FOR THE MERGER

     In addition to the anticipated joint benefits described above, the Advanced Machine Vision board of directors believes that the following are additional reasons the merger will be beneficial to Advanced Machine Vision, and recommends the shareholders of Advanced Machine Vision vote FOR approval and adoption of the merger agreement and approval of the merger:

     - The combined company will have enhanced resources, with cash and investments of over $12,000,000 on a pro forma basis. Completion of the Merger will give Advanced Machine Vision shareholders the opportunity to hold securities (i.e., Key preferred stock and warrants) that may be valued in the public markets based on past and future potential earnings, where Advanced Machine Vision separately reported a loss in its fiscal year ended December 31, 1999.

     - The combined company will offer a broader line of machine vision products and other food processing equipment to better address customers' quality control needs.

     - The combined company's product offerings will provide sales representatives and distributors an opportunity for one-stop shopping for vision-based product needs.

     - The combined company will be able to deploy its product development resources more productively by eliminating the development of duplicative products and focusing its resources on developing alternative, new products and product improvements.

     - By combining the resources of Advanced Machine Vision and Key Technology, it is expected that costs will be reduced through higher-volume purchasing.

     - The combined company will have broader channels of distribution, and Advanced Machine Vision will have access to Key Technology's sales channels, and Key Technology will gain access to Advanced Machine Vision's strong channel/key account relationships (although no decision has been made about which products will be offered through which channel, because the products of Key Technology and Advanced Machine Vision are highly complementary, the potential exists for cross-selling opportunities to be exploited).

     - The merger should produce both production and operating cost savings, including the elimination of duplicative public-company costs.

     - Advanced Machine Vision and Key have considerable human resources that should enable the combined company to compete more effectively in the machine vision systems market.

     In considering the proposed merger, the Advanced Machine Vision board of directors has acknowledged that there are certain risks associated with the merger, including (i) the possibility that the potential benefits set forth above may not be realized or that there might be high costs associated with realizing such benefits; (ii) the factors set forth under "Risk Factors;" and
(iii) the possibility that the merger might not be consummated, resulting in a potential adverse effect on the market price of the Advanced Machine Vision common stock and on Advanced Machine Vision's relationships with certain of its employees. Notwithstanding the risks, the Advanced Machine Vision board of directors concluded that the positive factors outlined above outweighed the negative considerations.

     In addition to the factors set forth above, in the course of its deliberations during the Advanced Machine Vision board meetings held on February 4, February 10, February 14 and March 7, 2000, the

Advanced Machine Vision board of directors reviewed with Advanced Machine Vision management a number of additional factors relevant to the merger, including:

     - Information concerning Advanced Machine Vision's and Key Technology's respective businesses, historical financial performance and condition, operations, technology, products, customers, positions in the industry, prospects and management;

     - Advanced Machine Vision management's view as to the financial condition, results of operations and business and financial potential of Advanced Machine Vision and Key Technology before and after giving effect to the merger, based on management's due diligence;

     - Current financial market conditions and historical market prices, volatility and trading information (including the risk of being delisted from the Nasdaq Stock Market) with respect to the Advanced Machine Vision common stock;

     - The consideration to be received by the Advanced Machine Vision public shareholders in the merger, including the cash value and the market value of the Key Technology common stock issuable upon conversion of Key Technology Series B convertible preferred stock or exercise of the Key Technology warrants to be issued as part of the consideration for each share of Advanced Machine Vision common stock;

     - The belief that the terms of the merger agreement, including the parties' representations, warranties and covenants, and the conditions to their respective obligations, are reasonable;

     - Reports from management and legal and financial advisors as to the results of their due diligence investigation of Key Technology;

     - The potential impact of the merger on customers and employees of Advanced Machine Vision and Key Technology;

     - The likely reaction to the merger in the financial markets; and

     - Other information with respect to the companies presented by Advanced Machine Vision management and Key Technology in Advanced Machine Vision board of directors presentations, as well as Marshall & Stevens Incorporated's opinion that, as of March 15, 2000, the purchase price was fair to the Advanced Machine Vision public shareholders from a financial point of view (see "-- Opinion of Advanced Machine Vision's Financial Advisor"). A copy of Marshall & Stevens Incorporated's written opinion, dated March 15, 2000, setting forth the assumptions made, matters considered and review undertaken, is attached to this joint proxy statement/prospectus as Annex B. The full text of such opinion is incorporated herein by reference, and the foregoing description thereof is qualified in its entirety by such reference. Advanced Machine Vision public shareholders are urged to read such opinion in its entirety.

     The Advanced Machine Vision board of directors also considered that the merger agreement provides that Advanced Machine Vision may not solicit any superior proposal (as defined in the merger agreement). To the extent that Advanced Machine Vision receives an unsolicited superior proposal, Advanced Machine Vision may, before the merger is consummated, provide information to, engage in discussions with, and enter into an agreement with a third-party related to an unsolicited superior proposal that the Advanced Machine Vision board of directors reasonably believes is superior to the Advanced Machine Vision public shareholders from a financial point of view to the terms of the merger, if the Advanced Machine Vision board of directors, upon advice of its counsel and financial advisor, determines that the failure to do so would result in a breach of fiduciary duty under applicable law. The Advanced Machine Vision board of directors noted that the merger agreement provides for the payment to Key Technology of a termination fee of up to $2,000,000 in certain circumstances as described under "The Merger-- Fees and Expenses," and was aware that Key Technology probably would not have agreed to enter into the merger agreement without such provision. The Advanced Machine Vision board of directors concluded that, while the existence of the termination fee provision might reduce the likelihood that a third-party would propose an alternative merger with Advanced Machine Vision pending completion of the merger, the increased costs to a third-party would not be material, and that the benefits of the merger to Advanced Machine Vision outweighed the risks.

     The Advanced Machine Vision board of directors also considered the terms of the proposed merger agreement regarding Advanced Machine Vision's right to consider, negotiate and undertake other acquisition proposals that might arise following announcement of the merger. In the course of these deliberations, legal counsel to Advanced Machine Vision advised the Advanced Machine Vision board of directors as to its fiduciary obligations in the context of considering the proposed transaction.

     The foregoing discussion of the factors considered by the Advanced Machine Vision board of directors is not intended to be exhaustive, but is intended to include many of the material factors considered by the Advanced Machine Vision board of directors. In view of the complexity and variety of factors considered by the Advanced Machine Vision board of directors, the Advanced Machine Vision board of directors did not consider it practical to quantify or otherwise attempt to assign any relative or specific weights to the specific factors considered, and individual directors may have given differing weights to different factors.

OPINION OF MARSHALL & STEVENS INCORPORATED, FINANCIAL ADVISOR TO ADVANCED MACHINE VISION

     Advanced Machine Vision retained Marshall & Stevens Incorporated to act as its financial advisor in connection with the Merger and to render an opinion as to the fairness of the aggregate consideration, from a financial point of view, to the Advanced Machine Vision shareholders. The full text of Marshall & Stevens' opinion dated March 15, 2000 is attached to this joint proxy statement/prospectus as Annex B and is incorporated herein by reference, and the summary of the opinion set forth below is qualified in its entirety by reference to the full text of such opinion. The Advanced Machine Vision shareholders are urged to read such opinion carefully and in its entirety for a description of the procedures followed, the factors considered, the assumptions made and the scope of review undertaken, as well as limitations on the review undertaken, by Marshall & Stevens in rendering its opinion.

     On February 10, 2000, Marshall & Stevens discussed with Advanced Machine Vision's board of directors its methodology in evaluating the fairness of the transaction from a financial point of view, which was subsequently confirmed in writing on March 15, 2000, that, as of such date and based on the matters described therein, the aggregate consideration was fair, from a financial point of view, to the Advanced Machine Vision shareholders. Marshall & Stevens' opinion to the Advanced Machine Vision board of directors addresses only the fairness of the aggregate consideration to the shareholders, from a financial point of view, and does not constitute a recommendation to any such shareholder as to how such shareholder should vote at the Advanced Machine Vision special meeting. Marshall & Stevens expresses no opinion as to the tax consequences of the merger, and Marshall & Stevens' opinion as to the fairness of the aggregate consideration from a financial point of view does not take into account the particular tax status or position of any shareholder of Advanced Machine Vision. In furnishing its opinion, Marshall & Stevens was not engaged as an agent or fiduciary of Advanced Machine Vision's shareholders or any other third party. Marshall & Stevens did not recommend to the Advanced Machine Vision board of directors that any specific purchase price should constitute the aggregate consideration. No limitations were imposed by the Advanced Machine Vision board of directors on Marshall & Stevens with respect to the investigations made or procedures followed by it in furnishing its opinion.

     In connection with the preparation of its opinion dated March 15, 2000, Marshall & Stevens, among other things: (i) discussed certain financial information relating to Advanced Machine Vision with the management of Advanced Machine Vision, including certain forecasts; (ii) inspected certain publicly available information relating to Advanced Machine Vision, including SEC filings, stock price and trading histories; (iii) held discussions with the management of Advanced Machine Vision concerning the businesses, past and current business operations, financial condition and results of operations and future prospects of Advanced Machine Vision; (iv) reviewed the merger agreement and certain related documents; (v) analyzed publicly traded companies that Marshall & Stevens deemed comparable to Advanced Machine Vision; (vi) prepared discounted debt-free cash flow analyses of Advanced Machine Vision; (vii) analyzed other merger and acquisition transactions that Marshall & Stevens deemed relevant; and (viii) made such other studies and inquires, and reviewed other such data, as Marshall & Stevens deemed relevant.

     Marshall & Stevens noted, based upon and subject to its analyses and the assumptions and limiting conditions, that as of the date of its opinion, aggregate consideration in the range of $27,800,000 to $28,200,000 is fair to the Advanced Machine Vision shareholders from a financial point of view pursuant to the terms and subject to the conditions set forth in the merger agreement.

     The following paragraphs summarize the material analyses performed by Marshall & Stevens in arriving at its opinion and reviewed with the Advanced Machine Vision board of directors, but do not purport to be a complete description of the analyses performed by Marshall & Stevens.

     Selected Comparable Company Analysis. Using publicly available information with respect to Advanced Machine Vision and the comparable companies (defined below), Marshall & Stevens performed analysis of publicly traded companies considered comparable to Advanced Machine Vision with regard to industry, performance and/or markets exploited. This analysis was predicated on the theory that the market value of a company can be estimated by deriving market multiples from publicly traded companies that relate their stock prices to earnings, cash flows or other measures and then applying these market multiples to the respective earnings, cash flows or other measures of Advanced Machine Vision.

     While no publicly traded companies were found that were identical in all respects to Advanced Machine Vision, the following comparable companies were companies sufficiently comparable to be considered alternative investment possibilities, making them useful benchmarks for valuation purposes: Adept Technology, Inc., Cognex Corporation, Electro Scientific Industries, Inc., Integral Vision, Inc., Key Technology, Inc., Perceptron, Inc., PPT Vision, Inc., Quad Systems, Inc., Robotic Vision Systems, Inc., Thermedics Detection, Inc., Zygo Corporation and Stocker & Yale Incorporated.

     Marshall & Stevens computed market value multiples of invested capital-to-revenues; invested capital-to-earnings before interest, taxes, depreciation and amortization (EBITDA) and invested capital-to-book capital, and applied these multiples to the corresponding earnings measures for Advanced Machine Vision based on the projected first year and three-year average. Marshall & Stevens also computed a market value multiple for invested capital-to-book capital based on the latest fiscal year. These multiples ranged from: (1) invested capital-to-revenues, high 16.28, median 3.58 and low 0.36;
(2) invested capital-to-EBITDA multiple, high 19.80, median 9.40 and low 6.2; and (3) invested capital-to-book capital, high 38.80, median 2.60 and low 0.70.

     Marshall & Stevens utilized these invested capital multiples (also referred to as debt-free multiples) because they permit an Advanced Machine Vision valuation irrespective of the variations inherent in its capital structure and income tax rates as compared to the comparable companies.

     In Marshall & Stevens' opinion, publicly traded companies larger than Advanced Machine Vision tend to have more solid market shares, to be more diversified and to have more prominent public identities, so they are more likely to command correspondingly higher multiples. Marshall & Stevens therefore, chose multiples below the median range to apply to the corresponding financial measures for Advanced Machine Vision. Marshall & Stevens also considered Advanced Machine Vision's size, diversification, financial condition, revenue growth and performance relative to Key Technology.

     After multiplying the respective revenue measures of Advanced Machine Vision by the selected multiples and then subtracting any interest-bearing debt, Marshall & Stevens generated a preliminary indicated equity value, which represented the aggregate minority value (minority interests traded in the public marketplace) of Advanced Machine Vision before estimated transaction costs.

     Because Marshall & Stevens was valuing Advanced Machine Vision on a controlling basis, the preceding preliminary minority value was adjusted to reflect control. Market data demonstrate that investors who seek to acquire controlling interests in publicly traded companies in order to set company policies and direct operations pay prices higher than investors trading minority shareholdings in the public marketplace.

     In order to derive the appropriate control premium, Marshall & Stevens reviewed statistical information from a publication, Mergerstat Review, regarding acquisitions of either controlling interests in or total ownership of public companies considered comparable to Advanced Machine Vision. In its selection of the control premium, Marshall & Stevens also considered that its adjustments to normalize Advanced Machine Vision's historical earnings were not made to the comparable companies. Based on the above-mentioned factors and data contained in the Marshall & Stevens opinion, Marshall & Stevens selected 20% as the appropriate control premium.

     As a result of its analysis utilizing comparable publicly traded companies, Marshall & Stevens concluded that the indicated market value of the shareholders' equity of Advanced Machine Vision on a controlling interest basis as of March 15, 2000 was $18,700,000.

     Discounted Cash Flow Analysis. Marshall & Stevens performed a discounted cash flow analysis of projected net debt-free cash flow (EBIT less taxes, capital expenditures, changes in working capital plus non-cash charges) of Advanced Machine Vision based on certain operating and financial assumptions. This projection incorporated various assumptions as to revenue growth ranging from 10% to 19%, operating margins, income taxes at 40%, officer compensation, depreciation, capital expenditures, working capital levels and capitalization rate.

                  NET DEBT-FREE CASH FLOW ("NDCF") PROJECTION

                                         DECEMBER 31,
-----------------------------------------------------------------------------------------------
           (000S)                1999        2000       2001       2002       2003       2004
-----------------------------------------------------------------------------------------------
Revenues.....................  $24,312      $29,012    $31,913    $35,105    $38,615    $42,476
EBIT.........................  Negative       1,230      2,722      3,574      4,707      6,024
NDCF.........................  N/A            3,011      1,211      1,580      2,132      2,975

     The above projection is heavily dependent and contingent upon future events with respect to industry performance, economic conditions and the ability of Advanced Machine Vision to meet these cash flow projections. Overall, this projection reflects significant increases in revenues and earnings before interest and taxes (EBIT) when compared to historical operations.

     This debt-free cash flow was discounted and summed at a discount rate assumption of 15% by utilization of the weighted average cost of capital. The weighted average cost of capital is a function of (1) cost of debt; (2) cost of equity; (3) industry capital structure; and (4) cumulative federal and state taxes. The cost of equity considers such factors as equity risk premiums, inflation rates, interest rates and the inherent business risk of Advanced Machine Vision and the industry as a whole. Marshall & Stevens then added a residual year (year beyond the discrete projection time period to reflect the going concern value of Advanced Machine Vision into perpetuity) to derive a present value. From this present value, Marshall & Stevens subtracted the interest-bearing debt to arrive at an equity value.

     As a result of its analysis utilizing discounted cash flow, Marshall & Stevens determined that the indicated market value of the shareholders' equity of Advanced Machine Vision on a controlling interest basis as of March 15, 2000 was $17,600,000.

     Other Factors Unique to Advanced Machine Vision. Marshall & Stevens also included the impact of dilution triggered by the potential exercise of vested stock options outstanding as of March 15, 2000. The proceeds from the exercise of 3,217,529 options at a weighted average exercise price of $1.41 would be $4,536,716.

     In deriving a final conclusion, Marshall & Stevens reconciled the value indications by weighting their relative significance depending upon the circumstances and the quantity of reliable market data. The selected comparable company analysis reflects the consensus of many investors relative to the historical profitability of public companies considered comparable to Advanced Machine Vision. The discounted cash flow analysis considers the future profit potential coupled with the riskiness of that return, and avoids the difficulty in identifying public companies considered comparable to Advanced Machine Vision. In its analysis, Marshall & Stevens applied various sensitivity weightings to the selected comparable company and discounted cash flow analyses:
50-50%, 70-30% and 30-70%, respectively.

     The final steps in Marshall & Stevens' analysis are to add back the value of Advanced Machine Vision's minority interest of approximately 10% in a non-operating investment in SourceNet Corporation, and the present value of the tax benefit of acquiring Advanced Machine Vision's net operating loss ("NOL") carryover.

     In the calculation of the value of SourceNet, Marshall & Stevens considered the sale of a 25% investment position to a venture capital firm for $5,000,000, which equates to an enterprise value of $20,000,000 for SourceNet. Advanced Machine Vision had originally purchased a 15% investment position in SourceNet in 1997 for $280,000. Marshall & Stevens utilized this aforementioned sale as an indicator of value in its determination of the market value of Advanced Machine Vision's 10% investment position, which equates to $2,000,000.

     In the calculation of the market value of Advanced Machine Vision's NOL carryover, Marshall & Stevens assumed that an acquiring company would be able to absorb the maximum annual NOL limitation pursuant to Section 382 of the Internal Revenue Code. The maximum annual NOL limitation is based on the value of Advanced Machine Vision times the highest published long-term federal tax exempt rates pursuant to Revenue Rulings 2000-1, 2000-9 and 2000-11, determined to be 5.84%. Marshall & Stevens then performed a discounted cash flow analysis of the annual projected tax benefit (annual NOL limitation times the federal tax rate) for all subsequent years until the NOL is fully exhausted. This cash flow was discounted and summed at a discount rate assumption of 15%. Marshall & Stevens determined that the present value of the tax benefit of acquiring Advanced Machine Vision's NOL carryover to be $3,300,000.

     Marshall & Stevens considered the closing price of Advanced Machine Vision common stock of $1.094 on the trading date immediately preceding the public announcement date of FMC Corporation's initial offer on February 4, 2000, and the per share trading price of $1.6875 for Advanced Machine Vision's common shares on a fully-diluted basis on the date of the opinion, March 15, 2000. Utilizing the March 15, 2000 trading price and the $22 per share price for Advanced Machine Vision's Series B Preferred shares, the indicated market value of Advanced Machine Vision's shareholders' equity would be $29,400,000.

     In summary, Marshall & Stevens' opinion was that the market value of the shareholders' equity of Advanced Machine Vision, on a fully diluted controlling interest basis as of March 15, 2000 would range between $27,800,000 and $28,200,000.

     The preparation of fairness opinions involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analysis and the application of those methods to the particular circumstances; therefore, such opinions are not readily susceptible to summary description. In arriving at its opinion, Marshall & Stevens did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Marshall & Stevens believes that its analysis must be considered as a whole and that considering any portion of such analysis and certain factors could create a misleading or incomplete view of the process underlying its opinion. In its analysis, Marshall & Stevens made numerous assumptions with respect to industry performance, general business and other conditions and matters, many of which are beyond the control of Advanced Machine Vision. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

     In connection with its opinion, Marshall & Stevens did not independently verify any of the foregoing information and has relied on all such information being complete and accurate in all material respects, whether such information was furnished to Marshall & Stevens orally or otherwise discussed with Marshall & Stevens by the management of Advanced Machine Vision. Marshall & Stevens has relied upon the assurances of management of Advanced Machine Vision that it is not aware of any facts that would make such information inaccurate or misleading. Furthermore, Marshall & Stevens did not obtain or make, or assume responsibility for obtaining or making, any independent appraisal of the properties, assets or liabilities (contingent or otherwise) of Advanced Machine Vision, nor was Marshall & Stevens furnished with any such evaluations or appraisals. With respect to the financial and operating forecasts (and the assumptions and bases therefor) of Advanced Machine Vision that Marshall & Stevens discussed with management, Marshall & Stevens assumed that such forecasts were based on reasonable assumptions, and reflect the best currently available estimates and judgments of the management of Advanced Machine Vision of the future financial condition and performance of Advanced Machine Vision, and Marshall & Stevens further assumed that such projections and forecasts will be realized in the amounts and in the time periods currently estimated by the management of Advanced Machine Vision. Marshall & Stevens assumed that the merger will be consummated upon the terms set forth in the merger agreement without material alteration thereof.

     Marshall & Stevens was retained based on Marshall & Stevens' experience as a financial advisor in connection with mergers and acquisitions and in securities valuations generally. Advanced Machine Vision engaged Marshall & Stevens pursuant to a letter agreement dated February 2, 2000. The agreement provides that for its services, Marshall & Stevens was entitled to receive a fee equal to $42,000 upon delivery of its fairness opinion. No portion of Marshall & Stevens' fee was contingent upon the successful completion of the merger or any related transaction. Advanced Machine Vision has also agreed to reimburse Marshall & Stevens for certain expenses and to indemnify Marshall & Stevens for certain liabilities relating to or arising out of services provided by Marshall & Stevens as financial advisor to Advanced Machine Vision, including certain liabilities under the federal securities laws.

                                   THE MERGER

     The description of the merger agreement set forth below does not purport to be complete and is qualified in its entirety by reference to the merger agreement, a copy of which is attached hereto as Annex A.

TERMS OF THE MERGER AGREEMENT

     The Merger. Subject to the terms and conditions of the merger agreement, upon the closing of the merger KTC Acquisition Corp. will merge into Advanced Machine Vision, the surviving corporation, at which time the separate corporate existence of KTC Acquisition Corp. will cease. Advanced Machine Vision will become a wholly-owned subsidiary of Key Technology.

     Conversion of Advanced Machine Vision Stock in the Merger. Upon consummation of the merger, a holder of one share of Advanced Machine Vision common stock would receive:

        - $1.00 in cash;

        - 1/10 of a share of Key Technology Series B convertible preferred stock; and

        - 1/40 of a warrant to purchase one share of Key Technology common stock.

     Each whole share of Key Technology Series B convertible preferred stock will be:

        - convertible at the election of the holder at any time for 2/3 of a share of Key Technology common stock; or

        - redeemable at the election of the holder after two years from the effective time for $10.00 in cash; or

        - redeemed by Key Technology on the fifth anniversary of the issue date, or may be redeemed earlier if the average closing price of Key Technology common stock exceeds $15.00 per share for 30 consecutive trading days, for $10.00 in cash plus declared and unpaid dividends, if any.

     Each whole warrant will be exercisable for five years to purchase one share of Key Technology common stock for $15.00. Each whole warrant will be redeemable by the holder at any time prior to expiration for $10.00.

     The shares of Advanced Machine Vision Series B mandatorily redeemable preferred stock, pursuant to an agreement with FMC Corporation which holds all of the outstanding shares of the series, will be converted into the right to receive 119,106 shares of Key Technology Series C convertible preferred stock and warrants to purchase 29,776 shares of Key Technology common stock. Each Series C share is convertible at the election of the holder into 1 2/3 shares of Key Technology common stock, and may be redeemed at the election of the holder at any time after issuance for $20.00 per share. In addition, Key Technology is required to redeem any Series C convertible preferred stock remaining outstanding on the fifth anniversary of the closing for $20.00 per share. The warrants issued to FMC Corporation are identical to the warrants issued to the holders of Advanced Machine Vision common stock. FMC Corporation will also receive certain other consideration described under "Description of FMC Corporation Agreement" on page 39.

     Each share of Advanced Machine Vision common stock subject to an Advanced Machine Vision option will either convert into a right to receive cash or be exercised prior to the closing of the merger. Certain non-plan options will terminate on their expiration dates.

     Accordingly, Key Technology will issue approximately 1,576,000 Key Technology Series B convertible preferred shares and approximately 539,000 warrants for all outstanding shares of Advanced Machine Vision common stock.

     If, prior to the closing, Key Technology should split or combine the Key Technology common shares, or pay a stock dividend or other stock distribution in Key Technology common shares, or otherwise change the Key Technology common shares into any other securities, or make any other dividend on or distribution of the Key Technology common shares, the total number of Key Technology securities to be issued in the merger will be appropriately adjusted to reflect such split, combination, dividend or other distribution or change.

     Fractional Shares. No fractional shares of Key Technology Series B convertible preferred stock or warrants will be issued in the merger. In lieu of any such fractional shares, each holder of Advanced Machine Vision common stock who otherwise would be entitled to receive a fractional share of Key Technology Series B convertible preferred stock or warrant pursuant to the merger agreement will be paid an amount in cash, without interest, determined in the case of both fractional shares of preferred stock and warrants by multiplying such fractional amount by $10.00 rounded to the nearest whole cent. In lieu of any fractional share of common stock issuable upon exercise of warrants, each holder of a warrant that would otherwise be entitled to receive a fractional share of Key Technology common stock will be paid an amount in cash, without interest, determined by multiplying such fractional amount by the then fair market value per share of Key Technology common stock, rounded to the nearest whole cent.

     Articles of Incorporation and Bylaws. The merger agreement provides that the articles of incorporation of Advanced Machine Vision, as in effect immediately prior to the closing, will be amended at the closing to provide that the total number of authorized shares will be 100 shares of common stock, without par value. From and after the closing, such articles of incorporation, as so amended, will be the articles of incorporation of the surviving corporation. The bylaws of Advanced Machine Vision, as in effect immediately prior to the closing, will continue to be the bylaws of the surviving corporation.

     Directors and Officers. At the closing, Thomas C. Madsen and Gordon Wicher will become the directors of the surviving corporation, to serve in accordance with the bylaws of the surviving corporation. At the closing, the officers of the surviving corporation will be Thomas C. Madsen, president, and Gordon Wicher, secretary, to serve in accordance with the bylaws of the surviving corporation.

EFFECTIVE TIME OF THE MERGER

     Following receipt of all required approvals and satisfaction or waiver (where permissible) of the other conditions to the merger, the merger will become effective at the time at which the merger documents are accepted for filing by the appropriate governmental authorities, or such later date and time as may be specified in the merger documents. This time is referred to as the effective time of the merger. See "-- Conditions."

EXCHANGE OF CERTIFICATES

     At the effective time, holders of Advanced Machine Vision securities will no longer have any interest in Advanced Machine Vision. If any certificates representing Advanced Machine Vision common stock are presented for exchange after the effective time in excess of the number of shares of Advanced Machine Vision common stock represented to be outstanding in the merger agreement at closing, such shares will be converted into the right to receive $0.001 in cash per share.

     Promptly after the effective time of the merger,
                            , the exchange agent, will mail to each shareholder
of Advanced Machine Vision a letter of transmittal confirming instructions for the surrender of certificates representing Advanced Machine Vision common and preferred stock in exchange for certificates representing Key Technology preferred stock and warrants.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains customary representations and warranties of Advanced Machine Vision and Key Technology, subject to qualifications in the merger agreement. In the merger agreement, Advanced Machine Vision represents and warrants as to:

        - its corporate organization, valid existence, good standing and corporate power and authority;

        - approvals by its board of directors and the authorization and enforceability of the merger agreement;

        - its noncontravention of any laws, regulations and orders, charter or bylaw provision or other agreements or instruments;

        - the noncontravention of any laws, regulations and orders, charter or bylaw provision or other agreements or instruments resulting from the execution and performance of the merger agreement;

        - the absence of any required governmental or third-party consents to the merger;

        - its capitalization;

        - the accuracy of its financial statements;

        - timely filing of tax returns and other related tax matters;

        - the accuracy and completeness of its books and records;

        - its title to real property;

        - the condition of its assets;

        - the validity of its accounts receivable;

        - the absence of undisclosed liabilities;

        - compliance with certain legal requirements;

        - the absence of pending or threatened litigation;

        - the compliance with applicable law of its employee benefit plans, and certain other matters relating to the Employee Retirement Income Security Act of 1974;

        - the absence of material adverse changes;

        - compliance with environmental laws;

        - certain insurance matters;

        - its ownership of and rights to use certain intellectual property;

        - the absence of certain payments

        - the absence of defaults under certain of its contracts and leases;

        - the absence of certain transactions with affiliates;

        - the absence of undisclosed brokers and finders;

        - the accuracy of information to be supplied by it for inclusion in this joint proxy statement/prospectus;

        - its compliance with labor and employment laws;

        - the accuracy of information provided by it regarding customer and supplier lists, orders, backlog, returns, accounts receivable and bank accounts; and

        - the accuracy and completeness of disclosure made by representatives of Advanced Machine Vision in connection with the merger agreement.

        The merger agreement also includes representations and warranties by Key Technology as to:

        - its corporate organization, valid existence, good standing and corporate power;

        - the authorization and enforceability of the merger agreement;

        - the absence of certain pending or threatened litigation related to the merger;

        - its noncontravention of any laws, regulations and orders, charter or bylaw provision or other agreements or instruments;

        - the noncontravention of any laws, regulations and orders, charter or bylaw provision or other agreements or instruments resulting from the execution and performance of the merger agreement;

        - the absence of any required governmental or third-party consents to the merger;

        - the interim operations of KTC Acquisition Corp.;

        - the absence of undisclosed brokers and finders employed by it;

        - the absence of ownership of any Advanced Machine Vision stock except as disclosed; and

        - the accuracy of information to be supplied by it for inclusion in this joint proxy statement/prospectus.

BUSINESS OF ADVANCED MACHINE VISION PENDING THE MERGER

        Advanced Machine Vision has agreed that, prior to the effective time or earlier termination of the merger agreement, except as contemplated by the merger agreement, it will:

        - conduct its operations according to its ordinary course of business consistent with past practice;

        - not grant, nor accelerate the vesting of, any options with respect to any shares of its capital stock, except as required by its stock option plans;

        - seek to preserve intact its current business organizations;

        - keep available the service of its current officers and employees;

        - preserve its relationships with customers, suppliers and others;

        - confer with Key Technology concerning operational matters of a material nature;

        - and report periodically to Key Technology concerning the status of its business, operations and finances.

     Advanced Machine Vision has also agreed that, prior to the effective time, unless Key Technology agrees in writing or as otherwise permitted by the merger agreement, it will conduct its business only in the ordinary course and it will not:

        - change its authorized or issued capital stock; grant any stock options; issue any additional shares or securities convertible into its capital stock; grant any registration rights; reacquire any shares of its capital stock; or declare or pay any dividend or other distribution in respect of shares of its capital stock;

        - amend its articles of incorporation or bylaws;

        - pay or increase any bonuses, salaries, or other compensation to any shareholder, director, officer, or (except in the ordinary course of business) employee or enter into any employment, severance, or similar contract or commitment with any director, officer, or employee or adopt any severance policy applicable to employees in general;

        - adopt or increase benefits under any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan;

        - damage, destroy or lose any of its material assets or property, whether or not covered by insurance;

        - enter into or, terminate, or receive notice of termination of (i) any material license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any contract or transaction involving a total remaining commitment by or to it of at least $10,000 (except for contracts or transactions entered into in the ordinary course of business with its customers or vendors which do not individually exceed $50,000);

        - sell (other than sales of inventory in the ordinary course of business), lease, or dispose of any of its assets or property or mortgage, pledge, or impose any lien on any of its material assets or property including intellectual property assets, in any case greater than $10,000;

        - cancel or waive any claims or rights with a value to Advanced Machine Vision in excess of $10,000;

        - materially change any of its accounting methods;

        - hire any new employees subject to certain exceptions; or

        - agree, orally or in writing, to do any of the foregoing.

CERTAIN COVENANTS OF KEY TECHNOLOGY

     Key Technology has agreed that, prior to the effective time or earlier termination of the merger agreement, it will afford Advanced Machine Vision full and free access to the Key Technology books and records, and furnish Advanced Machine Vision with copies of all such books and records as Advanced Machine Vision may reasonably request. Within 120 days following the closing, Key Technology will cause the Series B convertible preferred stock and warrants issued in the merger to be listed on the Nasdaq Stock Market.

NO SOLICITATION OF TRANSACTIONS BY ADVANCED MACHINE VISION

     Under the merger agreement, Advanced Machine Vision has agreed that, prior to the closing or earlier termination of the merger agreement, neither it nor any of its subsidiaries nor any of their respective officers, directors, employees, representatives or agents will, directly or indirectly, solicit or encourage the initiation of any acquisition proposal. The merger agreement defines an "acquisition proposal" to mean any inquiry or proposal regarding any merger, sale of substantial assets, sale of shares of capital stock or similar transaction involving Advanced Machine Vision or its subsidiaries. Advanced Machine Vision has agreed to notify Key Technology immediately of any acquisition proposal received by, or any such negotiations or discussions that are sought to be initiated with it. The Advanced Machine Vision board of directors is not prevented, however, from considering, negotiating, approving or recommending a superior proposal if, after consultation with advisors and counsel, the Advanced Machine Vision board determines that it must do so in order to discharge its fiduciary duties. The merger agreement defines a "superior proposal" to mean an unsolicited acquisition proposal from a third-party on terms a majority of the members of the Advanced Machine Vision board determines in their good faith reasonable judgment would be more favorable to Advanced Machine Vision's shareholders and which is financed or capable of being financed by the third-party.

CONDITIONS

     Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of Advanced Machine Vision, Key Technology and KTC Acquisition Corp. to effect the merger are subject to the satisfaction or waiver of the following conditions:

        - the merger agreement shall have been approved by the requisite holders of Advanced Machine Vision common stock and preferred stock;

        - all required authorizations in connection with the execution and delivery of the merger agreement and the consummation of the transactions thereunder shall have been obtained;

        - there shall not be in effect any judgment, order or injunction of any court or governmental body that prohibits the merger or prevents consummation of the transactions contemplated by the merger agreement; and

        - the registration statement filed with respect to the issuance of the Series B convertible preferred stock and warrants shall have been declared effective.

     Conditions to the Obligations of Key Technology and KTC Acquisition
Corp. The respective obligations of Key Technology and KTC Acquisition Corp to effect the merger are subject to the satisfaction or waiver of the following additional conditions:

        - each of the representations and warranties of Advanced Machine Vision are true and correct, in all material respects, when made and as of the closing date;

        - Advanced Machine Vision shall have performed or complied in all material respects with all agreements and conditions required of it at or prior to the closing;

        - all required consents and approvals, and all required filings shall have been obtained and made by Advanced Machine Vision;

        - certain contracts between Advanced Machine Vision and FMC Corporation shall have been terminated;

        - Advanced Machine Vision shall have terminated its rights plan;

        - Key Technology shall have received a certificate from Advanced Machine Vision that specified closing conditions have been satisfied and certain authorizations obtained;

        - Key Technology shall have received resignations of each of the existing directors and officers of Advanced Machine Vision, to be effective upon the closing date; and

        - Key Technology shall have received a legal opinion from Troy & Gould, P.C. in form and substance reasonably satisfactory to Key Technology.

        Conditions to the Obligations of Advanced Machine Vision. The obligations of Advanced Machine Vision to effect the merger are subject to the satisfaction or waiver of the following additional conditions:

        - each of the representations and warranties of Key Technology and KTC Acquisition Corp. are true and correct, in all material respects, when made and as of the closing date;

        - Key Technology shall have performed or complied in all material respects with all agreements and conditions required of it at or prior to the closing;

        - all required material consents and approvals and all required filings shall have been obtained and made by Key Technology and Merger Sub;

        - Advanced Machine Vision shall have received a certificate from Key Technology that specified closing conditions have been satisfied and certain authorizations obtained;

        - Advanced Machine Vision shall have received a legal opinion from Tonkon Torp LLP in form and substance reasonably satisfactory to Advanced Machine Vision; and

        - Advanced Machine Vision shall have received an opinion as to the fairness of the merger transaction to Advanced Machine Vision's shareholders in form acceptable to Advanced Machine Vision's board of directors.

AMENDMENT; TERMINATION

     The merger agreement may not be amended, except by an instrument in writing signed by the party against whom enforcement is sought.

     The merger agreement may be terminated at any time prior to the effective time, before or after approval of the Issuance by the Key Technology shareholders or of the merger by the Advanced Machine Vision shareholders, by the mutual consent of Key Technology and Advanced Machine Vision. The merger agreement also may be terminated by either Key Technology or Advanced Machine
Vision:

        - if the merger has not been consummated by October 31, 2000 so long as the party seeking to terminate did not prevent the consummation of the merger by failing to perform any of its obligations under the merger agreement;

        - if any of the conditions to be performed by the other party have not been satisfied by the closing date or the satisfaction of such condition becomes impossible (other than through the fault of the party seeking to terminate) and the other party has not waived such condition;

        - if the requisite vote of the Advanced Machine Vision common and preferred shareholders has not been obtained;

        - upon a material breach of any provision of the merger agreement by either Advanced Machine Vision, Key Technology or KTC Acquisition Corp. and such breach has not been waived by the other party or has not be cured within ten days of receipt of notice of the breach; or

        - if the Advanced Machine Vision board shall have resolved to accept a superior proposal.

     An addition, Key Technology may terminate the merger agreement if:

        - the Advanced Machine Vision board of directors shall fail to recommend or withdraws, modifies or changes its recommendation of the merger in a manner adverse to Key Technology;

        - the Advanced Machine Vision board recommends a superior proposal to the Advanced Machine Vision shareholders; or

        - the Advanced Machine Vision board recommends that the Advanced Machine Vision shareholders tender their shares pursuant to any tender offer or exchange offer for 25% or more of the outstanding Advanced Machine Vision stock.

RESALE OF KEY TECHNOLOGY SERIES B PREFERRED SHARES AND WARRANTS ISSUED IN THE MERGER

     Although the Key Technology Series B convertible preferred stock and warrants to be issued to Advanced Machine Vision common shareholders in connection with the merger will be freely transferable under the Securities Act, Key Technology has only agreed to cause such securities to be listed on the Nasdaq Stock Market within 120 days after closing. See "Risk Factors -- Risks related to the merger -- The absence of a trading market for the Series B convertible preferred stock and warrants will adversely affect the liquidity and value of such securities." If the holder is considered an affiliate of either Key Technology or Advanced Machine Vision under the Securities Act, shares of Key Technology held by such persons may only be sold pursuant to a registration statement or an exemption from the Securities Act.

FEES AND EXPENSES

     All fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses, whether or not the merger is consummated, except that Key Technology and Advanced Machine Vision have agreed that Key Technology will pay all fees and expenses (other than Advanced Machine Vision's attorneys and accountants fees) incurred in relation to the printing and filing of this joint proxy statement/prospectus and any amendments or supplements. Advanced Machine Vision will pay such printing and filing expenses in the event the merger is not approved by the Advanced Machine Vision shareholders.

     Advanced Machine Vision has agreed to pay Key Technology a fee of $2,000,000, plus expenses incurred by Key Technology in connection with the printing and filing of this joint proxy statement/ prospectus and the registration statement, upon the first to occur of:

     - the termination of the merger agreement by Key Technology if the Advanced Machine Vision board withdraws or modifies its recommendation of the Merger Agreement in a manner adverse to Key Technology, the Advanced Machine Vision board recommends a superior proposal or recommends a tender or exchange offer for 25% or more of the outstanding Advanced Machine Vision Stock;

     - the termination of the merger agreement by Key Technology after a material breach by Advanced Machine Vision of any provision of the merger agreement; or

     - the termination of the merger agreement by Advanced Machine Vision or Key Technology upon Advanced Machine Vision's resolution to accept a superior proposal.

     Advanced Machine Vision will pay Key Technology a fee of $500,000 if the merger agreement is terminated:

     - by Key Technology or Advanced Machine Vision as a result of failure to receive the requisite approval of Advanced Machine Vision's common stock or preferred stock; or

     - by Advanced Machine Vision based on Key Technology's failure to meet a closing condition regarding the absence of certain litigation; or

     - by Key Technology based on Advanced Machine Vision's failure to meet a closing condition regarding the absence of certain litigation; and

if within 24 months from the date of the merger agreement Advanced Machine Vision enters into an agreement to be acquired by any third-party (including any current Advanced Machine Vision shareholder) or a majority of Advanced Machine Vision's common stock is acquired by a third-party in a tender offer.

     Key Technology similarly has agreed to pay Advanced Machine Vision a fee of $2,000,000 upon the first to occur of:

     - the termination of the merger agreement by Advanced Machine Vision after a material breach by Key Technology of any provision of the merger agreement; or

     - the termination of the merger agreement by Advanced Machine Vision if Key Technology fails to meet certain closing conditions, including conditions related to the accuracy of Key Technology's representations and warranties, compliance with Key Technology's and KTC Acquisition Corp's covenants, procurement of required authorizations and consents and delivery of certain items at closing.

ACCOUNTING TREATMENT

     The merger will be accounted for as a purchase transaction for financial accounting purposes in accordance with generally accepted accounting principles. See "Pro Forma Financial Statements."

APPOINTMENT OF ADVANCED MACHINE VISION NOMINEE TO KEY TECHNOLOGY BOARD

     The merger agreement provides that, within 30 days of the effective time, the Key Technology board will take all requisite action to increase the size of the Key Technology board by one position and will fill that vacancy by the appointment of a nominee designated by Advanced Machine Vision's board of directors who is acceptable to Key Technology's chief executive officer.

MANAGEMENT AND OPERATIONS OF ADVANCED MACHINE VISION AFTER THE MERGER

     After the merger, Advanced Machine Vision will be a wholly-owned subsidiary of Key Technology. Advanced Machine Vision will operate as one of Key Technology's business units. After the merger, Advanced Machine Vision will have access to resources generally available to Key Technology's other business units, will participate in appropriate activities with other Key Technology business units and will operate under the direction and guidance of Key Technology's senior management and the Key Technology board of directors.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The exchange of Advanced Machine Vision common stock and preferred stock for cash, if any, and securities pursuant to the merger agreement will be a taxable transaction for U.S. federal income tax purposes. A shareholder who exchanges Advanced Machine Vision common stock for cash and/or securities will recognize gain or loss on such exchange measured by the difference between (i) the sum of the cash and the fair market value, determined as of the time of such exchange, of the Key Technology convertible preferred stock and warrant received in the exchange, and (ii) such shareholder's basis in the Advanced Machine Vision common stock surrendered in the exchange. A shareholder who exchanges Advanced Machine Vision preferred stock for securities will recognize gain or loss on such exchange measured by the difference between (i) the fair market value, determined as of the time of such exchange, of the Key Technology Series C convertible preferred stock and warrant received in the exchange, and (ii) such shareholder's basis in the Advanced Machine Vision preferred stock surrendered in the exchange. A shareholder generally must calculate gain or loss separately for each block of Advanced Machine Vision common stock or preferred stock (i.e., Advanced Machine Vision common stock or preferred stock acquired with the same tax basis in a single transaction) that is exchanged pursuant to the merger. In the case of a shareholder who holds Advanced Machine Vision common stock or preferred stock as a capital asset, any gain or loss will be long-term capital gain or loss if the holding period of the surrendered stock exceeds one year on the date of the merger.

     The foregoing paragraph presents the material federal income tax consequences of the merger to the holders of Advanced Machine Vision common and preferred stock. The foregoing discussion does not discuss tax consequences under the laws of states or local governments or of any other jurisdiction or tax consequences to categories of shareholders that may be subject to special rules, such as foreign persons, tax-exempt entities, insurance companies, financial institutions and dealers in stocks and securities. The foregoing discussion may not be applicable to a shareholder who acquired shares of Advanced Machine Vision common stock pursuant to the exercise of stock options or otherwise as compensation. Each holder of shares of Advanced Machine Vision common stock or preferred stock is urged to obtain, and should rely upon, such holder's own tax advice.

DESCRIPTION OF FMC CORPORATION AGREEMENT

     In 1998, Advanced Machine Vision sold 119,106 shares of its Series B preferred stock to FMC Corporation, which stock is convertible into 1,191,000 shares of common stock of Advanced Machine Vision. FMC Corporation also acquired a five-year option to purchase a number of shares of common stock equal to 15% of the shares of Advanced Machine Vision common stock outstanding on the exercise date, and obtained certain contractual rights, including the right to act as a sales representative of Advanced Machine Vision for certain products and the right to approve a merger or other sale Advanced Machine Vision.

     On April 24, 2000, Key Technology, Advanced Machine Vision and FMC Corporation entered into an agreement relating to FMC's investment and contractual rights. Pursuant to the agreement, the shares of Advanced Machine Vision Series B mandatorily redeemable preferred stock held by FMC Corporation will be converted into the right to receive 119,106 shares of Key Technology Series C convertible preferred stock and warrants to purchase 29,776 shares of Key Technology common stock. Each Series C share is convertible at any time at the election of the holder into 1 2/3 shares of Key Technology common stock, and may be redeemed at the election of the holder at any time after issuance for $20.00 per share. In addition, Key Technology is required to redeem any Series C convertible preferred stock remaining outstanding on the fifth anniversary of the closing for $20.00 per share. The warrants issued to FMC Corporation are identical to the warrants issued to the holders of Advanced Machine Vision common stock.

     In addition, FMC Corporation's option to purchase shares of common stock of Advanced Machine Vision will be converted upon the closing of the merger into an option expiring on October 14, 2003 to purchase 210,000 shares of Key Technology Series B convertible preferred stock and warrants to purchase 52,500 shares of Key Technology common stock for $2,520,000. The Key Technology warrants issued in connection with the conversion of the option held by FMC Corporation are identical to the warrants issued to the holders of the Advanced Machine Vision common stock.

     The agreement among Key Technology, Advanced Machine Vision and FMC Corporation also provides that FMC Corporation will vote its shares of Advanced Machine Vision Series B mandatorily redeemable preferred stock in favor of the merger at the special meeting of shareholders of Advanced Machine Vision. FMC Corporation will also terminate at the effective time of the merger its sales representation agreement and its agreement providing it the right to approve a merger or sale of Advanced Machine Vision. Key Technology has also agreed to register the Series B convertible preferred stock, warrants and shares of common stock underlying such securities under the Securities Act and cause the underlying common stock to be authorized for listing on The Nasdaq Stock Market.

RIGHTS OF DISSENTING ADVANCED MACHINE VISION SHAREHOLDERS

     Advanced Machine Vision Shareholders have the right to dissent from the Merger and, in certain circumstances, to receive payment for their shares in accordance with the terms of Sections 1300 through 1312 of the California General Corporation Law.

     Holders of Advanced Machine Vision common stock are, in certain circumstances, entitled to dissenters' rights to respect to the merger under the CGCL. A person having a beneficial interest in shares of Advanced Machine Vision common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect whatever dissenters' rights the beneficial owner may have.

     The following discussion is not a complete summary of the law pertaining to dissenters' rights under the CGCL and you should read the full text of Chapter 13 of the CGCL, sections of which are reprinted as Annex C to this joint proxy statement/prospectus. Such sections should be read carefully and in their entirety.

     If the merger is approved by the affirmative vote of the holders of a majority of the outstanding shares of Advanced Machine Vision common stock and preferred stock and is not terminated in accordance with the merger agreement, Advanced Machine Vision's shareholders who do not vote in favor of the Merger and who have fully complied with all applicable provisions of Chapter 13 of the CGCL and whose shares constitute dissenting shares (as defined below), will have the right to require Advanced Machine Vision to purchase the shares of Advanced Machine Vision common stock held by them for cash at the fair market value of the shares on the day before the announcement of the merger, excluding any appreciation or depreciation because of the merger but adjusted for any stock split, reverse stock split or share dividend which becomes effective thereafter. To qualify as dissenting shares, such shareholders must not vote their shares in favor of the transaction and must also provide Advanced Machine Vision with a written demand (described below) prior to the Advanced Machine Vision special meeting. Under the CGCL, no shareholder of Advanced Machine Vision who is entitled to exercise dissenters' rights has any right at law or in equity to contest the validity of the merger or to have the merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the merger had legally been voted in favor of the merger. "Dissenting Shares" means those shares of Advanced Machine Vision common stock with respect to which the holders have not voted in favor of the merger and have perfected their purchase demand in accordance with the CGCL.

     For a holder of Advanced Machine Vision common stock to exercise dissenters' rights, the procedures to be followed under Chapter 13 of the CGCL include the following requirements:

          (1) The shareholder of record must not have voted the shares in favor of the merger. It is sufficient to abstain from voting. A shareholder may also abstain as to part of his or her shares and vote part of those shares for the merger without losing the right to exercise dissenters' rights as to other shares which were not voted in favor of the merger.

          (2) Any such shareholder who does not vote in favor of the merger, and who wishes to have those shares that were not voted in favor of the merger purchased, must make a written demand to have Advanced Machine Vision purchase those shares for cash at their fair market value. The demand must include the information specified below and must be received by Advanced Machine Vision not later than the date of the Advanced Machine Vision special meeting. Merely voting against or abstaining or delivering a proxy directing a vote against the approval of the merger or indicating an abstention does not constitute a demand for purchase. A written demand is essential.

     The written demand that the dissenting shareholder must deliver to Advanced Machine Vision must:

          (1) Be made by the person who was the shareholder of record on the Advanced Machine Vision record date (or such shareholder's duly authorized representative) and not by someone who is merely a beneficial owner of the shares and not by a shareholder who acquired the shares subsequent to the Advanced Machine Vision record date;

          (2) State the number and class of dissenting shares held of record by the dissenting shareholder; and

          (3) Include a demand that Advanced Machine Vision purchase the shares at the dollar amount that the shareholder claims to be the fair market value of such shares on the last trading day before the terms of the merger were first announced, excluding any appreciation or depreciation because of the proposed Merger but adjusted for any stock split, reverse stock split or share dividend which becomes effective thereafter. Advanced Machine Vision believes that this day is February 14, 2000, since the first announcement of the proposed merger was made by Advanced Machine Vision on February 15, 2000. A shareholder may take the position in the written demand that a different date is applicable. The shareholder's statement of fair market value constitutes an offer by such dissenting shareholder to sell the shares to Advanced Machine Vision at such price.

     The written demand should be delivered to Advanced Machine Vision at Advanced Machine Vision's principal offices, Attention: Mr. Alan Steel, Chief Financial Officer.

     A shareholder may not withdraw a demand for payment without the consent of Advanced Machine Vision. Under the terms of the CGCL, a demand by a shareholder is not effective for any purpose unless it is received by Advanced Machine Vision (or any transfer agent thereof).

     Within ten days after the approval of the merger by Advanced Machine Vision's shareholders, Advanced Machine Vision must notify all holders of dissenting shares of the approval and must offer all of such shareholders a cash price for their shares which Advanced Machine Vision considers to be the fair market value of the shares. The notice also must contain a brief description of the procedures to be followed under Chapter 13 of the CGCL to dispute the price offered and attach a copy of the relevant provision of the CGCL in order for a shareholder to exercise the right to have Advanced Machine Vision purchase his or her shares.

     Within 30 days after the date on which the notice of the approval of the merger is mailed by Advanced Machine Vision to holders of dissenting shares, the shareholder's certificates, representing any shares which the shareholder demands be purchased, must be submitted to Advanced Machine Vision, at its principal office, or at the office of any transfer agent, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed. Upon subsequent transfer of those shares, the new certificates will be similarly stamped, together with the name of the original dissenting shareholder.

     If Advanced Machine Vision and a holder of dissenting shares agree that the shares held by such shareholder are eligible for dissenters' rights and agree upon the price of such shares, such holder of dissenting shares is entitled to receive from Advanced Machine Vision the agreed price with interest thereon at the legal rate on judgments from the date of such agreement. Any agreement fixing the fair market value of dissenting shares as between Advanced Machine Vision and the holders thereof must be filed with Mr. Alan Steel, Chief Financial Officer of Advanced Machine Vision at the address set forth herein. Subject to certain provisions of Section 1306 and Chapter 5 of the CGCL, payment of the fair market value of the dissenting shares shall be made within 30 days after the amount has been agreed upon or within 30 days after any statutory or contractual conditions to the mergers is satisfied, whichever is later, subject to the surrender of the certificate therefor, unless provided otherwise by agreement.

     If Advanced Machine Vision and a holder of dissenting shares fail to agree on either the fair market value of the shares or on the eligibility of the shares to be purchased, then either such holder of dissenting shares or Advanced Machine Vision may file a complaint for judicial resolution of the dispute in the superior court of the proper county. The complaint must be filed within six months after the date on which the respective notice of approval is mailed to Advanced Machine Vision shareholders. If a complaint is not filed within six months, the shares will lose their status as dissenting shares. Two or more holders of dissenting shares may join as plaintiffs or be joined as defendants in such an action. If the eligibility of the shares is at issue, the court must first have decided that issue. If the fair market value of the shares is in dispute, the court must determine, or shall appoint one or more impartial appraisers to assist in its determination of, the fair market value. The cost of the action will be assessed or apportioned as the court considers equitable. If, however, the appraised value of the dissenting shares exceeds the price offered by Advanced Machine Vision, Advanced Machine Vision must pay the costs.

     Any demands, notices, certificates or other documents required to be delivered to Advanced Machine Vision may be sent to the Advanced Machine Vision's principal offices, Attention: Mr. Alan Steel, Chief Financial Officer.

INTEREST OF CERTAIN PERSONS IN THE MERGER

     The directors and officers of Advanced Machine Vision and the holder of the Advanced Machine Vision Series B preferred stock participate in arrangements and have continuing insurance and indemnification against liabilities that provide them with interests in the merger that are different from, or in addition to, yours, including the following:

        - Mr. Young, Mr. Ewan and Mr. Steel will receive change of control payments from Advanced Machine Vision pursuant to existing employment agreements upon consummation of the merger aggregating up to approximately $2,000,000, subject to the application of certain limitations under the Internal Revenue Code.

        - Messrs. Ewan, Steel and Young, directors or officers of Advanced Machine Vision, and Veneer Technology, Inc., of which Mr. Van Voorhis, also a director of Advanced Machine Vision, is a principal owner, pursuant to amendments to their restricted stock agreements, will be permitted to engage in a "cashless exercise" of their restricted stock pursuant to which they will receive an aggregate of 234,524 shares of Advanced Machine Vision common stock prior to the merger.

        - Key Technology will cause the surviving corporation to maintain directors' and officers' liability insurance to cover liabilities arising out of such person's services as a director or officer of Advanced Machine Vision for the next six years.

        - FMC Corporation, the holder of all of the outstanding Series B preferred stock of Advanced Machine Vision, has entered into an agreement with Key Technology and Advanced Machine Vision pursuant to which FMC Corporation has agreed to vote its shares of preferred stock in favor or the merger, and terminate certain agreements with Advanced Machine Vision. Pursuant to the agreement, FMC Corporation will receive shares of Key Technology Series C preferred stock which has certain rights and privileges different from and superior to the Key Technology Series B preferred stock.

                           BUSINESS OF KEY TECHNOLOGY

GENERAL

     Key Technology designs, manufactures, sells and services process automation systems, primarily for the food processing industry, that process product streams of discrete pieces to improve food safety and quality. These systems integrate electro-optical automated inspection and sorting systems, specialized conveying systems and process and preparation systems.

     Key Technology's domestic operations are headquartered in Walla Walla, Washington and are organized into business units comprised of Key Technology's two major product groups: Automated Inspection Systems (AIS) and Specialized Conveying Systems (SCS). Both of these business units continue to serve customers in Key Technology's primary market through common sales and distribution channels. Key Technology's European business unit operations are conducted by its indirect, wholly-owned European subsidiary, KEY/Superior B.V. KEY/Superior B.V. is a manufacturer of specialized conveying systems sold primarily within Europe. Key Technology also utilizes KEY/Superior B.V. as the primary sales and service organization for its AIS products sold to European customers. KEY/Superior B.V. is located in Beusichem, The Netherlands. Key Technology was incorporated in Oregon in 1982 to acquire a vegetable processing equipment business originally founded in 1948 by Claude Key.

INDUSTRY BACKGROUND

     Historically, defect removal and quality control in the food processing industry have been labor intensive and dependent upon and limited by the variability of the work force. Food processors must process large quantities of raw product through different stages, including sorting to remove defective pieces and inspection for product quality and safety. The frequency and severity of defects in the raw product is highly variable depending upon local factors affecting crops. The industry has sought to replace manual methods with automated systems that achieve higher yield, better product quality and safety and reduced cost.

     Key Technology's strategy is to solve processing industry problems of high labor costs, inadequate yields and inconsistent quality and safety by providing automated inspection systems and specialized conveying systems. Key Technology's automated inspection systems use advanced optical inspection technology to improve product yield (more of the good product recovered) and quality (higher percentage of defective product being removed) over the manual sorting and defect removal methods historically used by food processors. In a typical application, a single automated inspection system can replace 25 to 75 processing line employees, resulting in labor cost savings and improved yield sufficient to pay for the system in less than one year, as well as providing significant improvements in product quality.

PRODUCTS

     Key Technology has developed a modular family of product lines that can be configured in a variety of ways and integrated to provide complete solutions for specific applications. Advances in any one module can therefore benefit a number of Key Technology's products that incorporate optical scanning and image analysis. Despite the incorporation of sophisticated technology, Key Technology's products can be operated by plant personnel with minimal specialized training and are built to withstand the harsh environments found in processing plants.

     The following table sets forth sales by product category for the periods indicated:

                                                      FISCAL YEAR ENDED SEPTEMBER 30,
                                                    ------------------------------------
                                                     1999           1998          1997
                                                    -------    --------------    -------
                                                               (IN THOUSANDS)
Automated inspection systems......................  $22,342       $21,388        $20,400
Specialized conveying systems.....................   28,422        21,807         25,366
Processing and preparation systems................    5,528         1,687          4,068
Service/contracts and parts.......................   11,736         8,251          7,434
                                                    -------       -------        -------
  Net sales.......................................  $68,028       $53,133        $57,268
                                                    =======       =======        =======

     The following table sets forth the percent of the total gross margin contributed by each product category for the periods indicated:

                                                               FISCAL YEAR ENDED
                                                                 SEPTEMBER 30,
                                                              --------------------
                                                              1999    1998    1997
                                                              ----    ----    ----
Automated inspection systems................................   39%     44%     33%
Specialized conveying systems...............................   38%     36%     45%
Processing and preparation systems..........................    3%      2%      5%
Service/contracts and parts.................................   20%     18%     17%
                                                              ---     ---     ---
  Total gross margin........................................  100%    100%    100%
                                                              ===     ===     ===

AUTOMATED INSPECTION SYSTEMS

     Automated inspection systems are used in processing applications to detect and eliminate defects during raw product processing. Key Technology's systems within this group include the ADR(R) and Tegra(R) systems, representing Key Technology's third and fourth generation, respectively, of automated inspection systems.

     All systems in this group use proprietary linear array charged coupled device mono-chromatic (black and white), color or multi-spectral cameras. Each of the cameras scan the product-streams, which move at five or ten feet per second, at the rate of 1,500 or 4,000 times per second and can identify defects as small as 1/16 of an inch (1.5 mm) in diameter. Systems with monochromatic cameras generally are sold at lower price levels and are most effective for product that has a marked disparity in shade between the defective and the good product. Systems with color cameras are required when a variety of defect and product colors occur simultaneously or when the difference in shading between the defective and the good product is more subtle. In 1997, Key Technology developed multi-spectral systems which utilize either infra-red or ultraviolet technologies, individually or in combination with visible light, to identify defects that may not be detectable by solely using visible light spectra.

     Tegra Automated Inspection System. In fiscal 1996, Key Technology introduced its fourth generation of automated inspection system sorters. Named Tegra, this generation of automated inspection systems incorporates a number of technological and mechanical advances that result in significant improvements to processing efficiency and product throughput with higher recovery and defect-removal rates. Tegra was designed to provide a technology platform for future product development and potential entry into applications and markets not previously served by Key Technology. Certain present and potential applications for Tegra systems include potato products, green beans, dried beans, corn, carrots, peas, spinach and other leafy vegetables, peaches, pears, nuts, grains, coffee and tobacco.

     During fiscal 1999, Key Technology sold Tegra optical sorter systems to coffee processors in remote areas of Brazil, Colombia and the Ivory Coast of Africa. Those systems will allow the processors to produce consistent quality coffee. In other markets, such as meat and poultry processing and fresh-cut produce, Key Technology committed funds to researching new technology that, if successful, could assist its customers in assuring the quality and safety of their products.

     Tegra incorporates object-specific IntelliSort technology. IntelliSort sorting technology recognizes not only color and size, but also shape. This capability provides a solution to previously difficult sorting problems, such as differentiation between green beans and green bean stems. Tegra cameras are capable of high fidelity color-image processing to scan product at a rate of over 4,000 times per second, offering a sensitivity to color subtleties beyond human vision. Tegra also incorporates KeyWare(R) software that substantially reduces operational complexity. KeyWare consists of application packages, each specifically designed for a single product category that, together with the system's computer hardware capability and networking software, support all standard factory control and automation interfaces. These features allow Tegra to establish data connectivity and communication with a processing plant's computer network system.

     ADR Systems. Key Technology's ADR systems are used to transport, inspect and remove defects from french fry potatoes. Key Technology believes its ADR system is the principal optical inspection and defect removal system used in the french fry processing market. Key Technology's full-capacity ADR systems can process up to 26,000 pounds of product per hour.

     As a result of product development activities in fiscal 1998 and 1999, Key Technology has introduced a fourth generation of the ADR system to the frozen french fry industry early in fiscal 2000. In addition to allowing processors to automatically detect and trim defects from french fries, this new product will also custom-cut the fries to meet customer demand for length distribution. Selective length cutting of the french fries will also allow them to be packed more densely. The denser packaging will reduce shipping expense, which is a significant contributor to the cost of the delivered product.

     Pharmaceutical Inspection System. In fiscal 1996, Key Technology purchased certain inventory, trademarks and patents related to a pharmaceutical inspection product line, the I-300 Pharmaceutical Inspection System, from the Imaging Division of Oncor, Inc. Using patented spatial color analysis technology, this product line inspects solid-dose pharmaceuticals, including tablets, capsules and soft gels for broken or missing pieces, foreign products, discoloration or coating defects, as well as the integrity of capsules. The pharmaceutical inspection system also verifies labels and the presence of printing, and detects color, size, location and shape defects at processing rates over one million pieces per hour. Key Technology expects sales of this product line will be a moderate contributor to automated inspection system revenues during fiscal 2000.

SPECIALIZED CONVEYING SYSTEMS

     Conveying systems are utilized throughout the food industry, as well as other industries, to move large quantities of product within a processing plant. Key Technology's specialized conveying systems include the Iso-Flo(R) vibratory conveyor systems, food pumping systems and belt conveyors. The acquisition of Superior B.V. in fiscal 1996 added electromagnetic conveyor and spiral elevator technologies to Key Technology's conveying systems product line.

     Iso-Flo Vibratory Conveying Systems. Key Technology's principal specialized conveying system is its Iso-Flo vibratory conveyor system, which was introduced in 1978. The Iso-Flo conveyor is a type of pan conveyor. Pan conveyors are common throughout industries that process product streams of discrete pieces, especially the food processing industry. Pan conveyors move product pieces by vibrating the pan at high frequency along a diagonal axis, upward and forward. This action propels the product ahead in small increments and distributes it evenly for close control of movement and presentation.

     Most Iso-Flo conveyors are custom designed and engineered by Key Technology to customer specifications. Iso-Flo systems are used in a variety of processing applications, including potato products, vegetables and fruits (green beans, peas, carrots, corn, peaches, pears, cranberries and apples), snack foods, cereals, pet foods, poultry, seafood and certain nonfood products.

     Key Technology's patent on its Iso-Flo vibratory conveyor system expired in fiscal 1999. There can be no assurance that the expiration of the Iso-Flo patent will not result in increased competition and decreased sales of the product line.

     Key Technology considers its vibratory conveyor technology to be a proprietary core competency. Consequently, investment in research and development activities related to specialized conveying systems increased in fiscal 1999 compared to 1998. Research and development activities for this product group are expected to increase moderately in fiscal 2000 compared to 1999. As a result of Key Technology's research and development activities in fiscal 1999, it has expanded its family of vibratory conveyors with the introduction of three new products in the first quarter of fiscal 2000. These products include the Horizon(TM), the Impulse(TM) and the Marathon(TM) conveying systems.

     The Horizon is a horizontal motion vibratory conveyor that uses a gentle conveying action to move fragile foods, such as snacks, cereals and seasoned/coated products, through the processing stages. The design of the Horizon eliminates vertical bounce of the processor's product. This feature results in reduced costs to the processor due to minimized product damage, reduced seasoning/coating loss and elimination of condiment build-up on the conveyor bed.

     The Impulse is a line of electromagnetic conveyors which combine the advantage of starting and stopping in milliseconds with precise metering control. Additionally, the Impulse conveyor drive systems are oil free which limits the potential for contamination and improves the safety of edible food products. This conveyor system was developed for packaging applications in snack food, dry ingredient, chemical and pharmaceutical processing.

     The Marathon is Key Technology's longest conveyor and moves product up to 100 feet or more on a single conveyor bed. This conveyor is targeted for use in high volume applications such as corn, green beans and other bulk conveying markets to maximize the processor's production efficiency.

     Food Pumping Systems and Belt Conveyors. Key Technology's hydro food pumping systems are used to transport food items over distances and elevations in processing plants. A typical pumping system consists of a stainless steel contoured tank and food pump to propel the product, lengths of piping to reach the destination, and a water removal/product spreading subsystem at the destination. The systems can be configured so that food processing functions, such as blanching, cooling and cutting, can also occur during pumping. Key Technology also designs and manufactures belt conveyors using a variety of belt materials.

PROCESS AND PREPARATION SYSTEMS

     Key Technology designs and manufactures raw food preparation systems to prepare vegetables prior to freezing, canning or other processing. Products in this group include blanchers, air cleaners, air coolers, froth flotation cleaners, vegetable metering systems, and bulk handling equipment. These products represent Key Technology's most mature product line. Sales of these products over the years have formed a customer base for sales of other Key Technology products and are also establishing a customer base in developing country markets.

     Process and preparation system revenues also include a variety of third-party supplied equipment and installation services which are sold as components of larger processing lines, for which Key Technology has assumed turn-key sales responsibility. In fiscal 1999, these third-party supplied products accounted for approximately $3.1 million of the $5.5 million in total net sales of process and preparation systems.

SERVICE/CONTRACTS AND PARTS

     Key Technology generates revenues from the sale of spare parts and post-sale field and telephone-based repair services to support its customers' routine maintenance requirements and seasonal equipment startup and winterization processes. In response to increasing customer demand for maintenance and parts services, Key Technology introduced a new multi-level service product offering named UpTime(TM) in the first quarter of fiscal 1999. The UpTime program was a principal contributor to a 52% increase in maintenance service revenues in fiscal 1999 compared to fiscal 1998. Key Technology considers its parts and maintenance service sales to be important potential sources of future revenue growth and expects to continue to devote additional resources in fiscal 2000 to increase such sales. Key Technology also typically provides system installation support services which are included in the sales price of certain of its products, principally the AIS systems.

CUSTOMERS AND MARKETS

     Key Technology's primary market is the food processing industry. The largest market segments for Key Technology's products have been potatoes, vegetables and snack foods. Key Technology has also penetrated other food market segments, including fruits, cereals and pet foods. Key Technology believes many additional applications for its systems exist in both food and nonfood markets.

     The principal potato market served by Key Technology's systems is french fries. French fries comprise approximately 90% of the over eight billion pounds of frozen potato products processed annually in the United States. The expansion of American-style fast food chains in foreign countries is resulting in parallel development of the frozen french fry market overseas.

     Key Technology's products are used in the fruit and vegetable processing market where field-harvested products are cleaned, graded, automatically sorted, blanched and processed prior to freezing, canning or packaging for sale to institutional and retail markets. Principal fruit and vegetable market segments for Key Technology are green beans, corn, carrots, peas, onions, apples, pears, cranberries and peaches. Key Technology also sells pharmaceutical systems, together with other products, to pharmaceutical manufacturers in the United States, Puerto Rico and Europe.

     In fiscal 1998, Key Technology expanded its addressable markets by introducing Tegra-based product applications into the coffee and tobacco markets. During fiscal 1999, Key Technology sold Tegra systems to coffee processors located in Brazil and Colombia in South America and the Ivory Coast in Africa. Several Tegra systems were also installed in fiscal 1999 on either rental or trial placements in tobacco processing applications. Additionally, Key Technology expects that the coffee and tobacco markets may provide opportunities for expanded sales of specialized conveying systems. During fiscal 1999, Key Technology both hired new employees and assigned existing personnel specifically to focus additional sales and marketing resources on the coffee and tobacco industries.

     The acquisition of Superior B.V. in fiscal 1996 provided Key Technology with a manufacturing base from which it can more rapidly manufacture and deliver conveying systems to European customers. Export and international sales for the fiscal years ended September 30, 1999, 1998 and 1997 accounted for 46%, 37% and 32% of net sales in each such year, respectively. Nearly all export sales of products manufactured in the United States have been denominated in U.S. dollars. Sales in Europe of spare parts and service, as well as products manufactured in Europe, are generally denominated in European currencies. In its export and foreign sales, Key Technology is subject to the risks of conducting business internationally, including unexpected changes in regulatory requirements; fluctuations in the value of the U.S. dollar, which could increase the sales prices in local currencies of Key Technology's products in international markets; tariffs and other barriers and restrictions; and the burdens of complying with a variety of international laws. Additional information regarding export and foreign sales is set forth in Note 11 to Key Technology's Consolidated Financial Statements for the year ended September 30, 1999.

     Key Technology does not rely on annual recurring sales to particular customers. However, Key Technology's customers often make periodic large purchases of complete systems. Therefore, while in any given fiscal year sales to a single customer might represent 10 percent or more of Key Technology's consolidated revenues, Key Technology believes the loss of such customer would not have a material adverse effect on Key Technology. During fiscal 1999, sales to one customer amounted to approximately

11% of total net sales. No single customer accounted for more than 10% of net sales during fiscal 1998 and 1997.

     Key Technology markets its products directly and through independent sales representatives. In North America, Key Technology operates sales offices in Walla Walla, Washington; Rockville, Maryland; and Beaver Dam, Wisconsin. Key Technology's subsidiary, Key/Superior B.V., provides sales and service to European customers. Sales in Australia and New Zealand are made through an independent distributor, which Key Technology also licenses to manufacture certain of its products.

ENGINEERING, RESEARCH AND DEVELOPMENT

     At September 30, 1999, Key Technology's engineering departments had 92 technical and support employees who conduct new product research and development, sustaining engineering for released products and project engineering for custom systems. The department includes electronic, mechanical and software engineers, mathematicians and technical support personnel.

     Key Technology's project engineering teams are responsible for engineering and designing the details of each custom order. A document control team maintains and controls product documentation and the product modeling database for the development engineering and project engineering teams as well as the manufacturing department.

     In fiscal 1999, Key Technology's engineering, research and development expenses were approximately $4.3 million, compared to $4.8 million and $4.4 million in 1998 and 1997, respectively.

MANUFACTURING

     Key Technology maintains two domestic manufacturing facilities, both located in Walla Walla, and a European manufacturing facility located in The Netherlands. Key Technology's current manufacturing facilities and its product design and manufacturing processes integrate Computer Aided Engineering (CAE), Computer Aided Design (CAD), Computer Aided Manufacturing (CAM) and Computer Integrated Manufacturing (CIM) technologies. Manufacturing activities include process engineering; cutting, welding, fabrication and assembly of custom-designed stainless steel systems; camera and electronics assembly; subsystem assembly; and system test and integration. Key Technology manufactures products for its AIS business unit in a 150,000 square foot facility constructed in 1990. In response to increased market demand for its products, Key Technology increased its manufacturing capacity by leasing another 100,000 square foot facility in Walla Walla in early 1996. Key Technology initiated full-scale production operations for its SCS business unit in this facility during early fiscal 1997. Key Technology also increased its manufacturing capacity as a result of the acquisition in July 1996 of Superior B.V. During the fourth quarter of fiscal 1998, Key Technology further expanded KEY/Superior B.V.'s manufacturing capacity by leasing and occupying a 45,000 square foot facility adjacent to its original 18,000 square foot building, which is now used for other purposes.

     Key Technology manufactures certain of its products to Underwriters Laboratories, United States Department of Agriculture and Occupational Safety and Health Administration standards and its domestic manufacturing processes became qualified in January 1995 for certification to the ISO-9001 quality management and assurance standards. The merger of Key Technology's European operations will require re-certification of that combined entity to the ISO-9001 standards, which is currently under review. Key Technology's products also comply with the Canadian Standards Association (CSA) and European CE (Conformite Europeene) safety standards. Key Technology does not believe that environmental regulations materially affect its operations.

     Certain components and subassemblies included in Key Technology's products are obtained from single-source or sole-source suppliers. Key Technology attempts to ensure that adequate supplies are available to maintain manufacturing schedules. Although Key Technology seeks to reduce its dependence

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

on sole and limited source suppliers, the partial or complete loss of certain sources of supply could have an adverse effect on Key Technology's results of operations and relations with customers.

BACKLOG

     Key Technology's backlog as of December 31, 1999 and December 31, 1998 was approximately $11.2 million and $7.6 million, respectively. Key Technology schedules production based on firm customer commitments and forecasted requirements. Key Technology includes in backlog only those customer orders for which it has accepted purchase orders. However, Key Technology believes that backlog is not necessarily a meaningful indicator of future financial results as it typically ships products ordered within eight to thirteen weeks from the date of receipt of the order. Large multiple-unit system orders or orders for systems in high demand may, however, result in longer delivery times.

COMPETITION

     The markets for automated inspection systems and specialized conveying systems are highly competitive. Important competitive factors include price, performance, reliability, and customer support and service. Key Technology believes that it currently competes effectively with respect to these factors, although there can be no assurance that existing or future competitors will not introduce comparable or superior products at lower prices. Certain of Key Technology's competitors may have substantially greater financial, technical, marketing and other resources.

PATENTS AND TRADEMARKS

     Key Technology currently owns twenty-three outstanding United States patents issued from 1982 through 1999 and eleven outstanding patents issued by foreign countries. As of December 15, 1999, seventeen United States and foreign patent applications had been filed and are pending. Key Technology has twenty-three registered trademarks and an application pending for one trademark.

     Key Technology also attempts to protect its trade secrets and other proprietary information through proprietary information agreements with employees and consultants and other security measures. The laws of certain countries in which Key Technology's products are or may be manufactured or sold may not protect Key Technology's products and intellectual property rights to the same extent as the laws of the United States.

EMPLOYEES

     At March 31, 2000, Key Technology had 484 full-time employees, including 233 in manufacturing, 90 in engineering, research and development, 111 in marketing, sales and service and 50 in general administration and finance. None of Key Technology's employees in the United States are represented by a labor union. Key Technology has never experienced a work stoppage, slowdown or strike. Key Technology considers its employee relations to be excellent.

PROPERTIES

     Key Technology's corporate headquarters and the manufacturing and research and development facilities for its AIS business unit are in a 150,000 square foot building located on a 20-acre site in Walla Walla, Washington. This facility was custom designed and built for Key Technology, with construction completed in October 1990. Key Technology occupies the facility under a lease expiring in 2010. Key Technology has the option to purchase the facility and related real property at any time during the remaining lease term. Key Technology increased its manufacturing capacity by occupying another 100,000 square foot facility in Walla Walla beginning in 1996 under a lease expiring in 2005. Key Technology may extend the lease until 2010. Key Technology manufactures the majority of its SCS products in this facility.

Key Technology also manufactures SCS products in a 45,000 square foot leased facility it occupied in 1998 in Beusichem, The Netherlands. This facility also serves as the headquarters for Key Technology's sales and service functions in Europe. The lease on the facility expires in 2008. In addition, Key Technology still owns an 18,000 square foot manufacturing facility, located adjacent to its leased facility in The Netherlands, which it vacated in 1998 but currently uses as warehouse space and intends to hold for future expansion. Key Technology leases office space in the United States in Rockville, Maryland and Beaver Dam, Wisconsin.

                     KEY TECHNOLOGY SELECTED FINANCIAL DATA

     The selected consolidated financial information set forth below for each of the five years in the period ended September 30, 1999 has been derived from the audited consolidated financial statements of Key Technology. The selected consolidated financial information as of December 31, 1999 and for the three month periods ended December 31, 1999 and 1998 are unaudited. In the opinion of management, all adjustments, consisting of only normal recurring accruals, have been made. The results of operations for the three month period ended December 31, 1999 are not necessarily indicative of the operating results for the full year. The information below should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and Key Technology's Consolidated Financial Statements and Notes thereto as provided elsewhere in this joint proxy statement/prospectus.

                                  THREE MONTHS ENDED
                                     DECEMBER 31,               FISCAL YEAR ENDED SEPTEMBER 30,
                                  -------------------   -----------------------------------------------
                                    1999       1998      1999      1998      1997      1996      1995
                                  --------   --------   -------   -------   -------   -------   -------
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF EARNINGS DATA:
Net sales.......................  $15,079    $14,819    $68,028   $53,133   $57,268   $54,341   $42,653
Cost of sales...................    9,648      9,429     42,281    33,838    39,451    33,050    25,063
                                  -------    -------    -------   -------   -------   -------   -------
Gross profit....................    5,431      5,390     25,747    19,295    17,817    21,291
Operating expenses..............    5,432      4,773     21,022    18,085    17,648    15,226    13,638
                                  -------    -------    -------   -------   -------   -------   -------
Income from operations..........       (1)       617      4,725     1,210       169     6,065     3,952
Other income -- net.............      135         26        436       179       450     1,061     1,175
                                  -------    -------    -------   -------   -------   -------   -------
Earnings before income taxes....      134        643      5,161     1,389       619     7,126     5,127
Income tax expense..............       44        219      1,632       464       197     2,252     1,589
                                  -------    -------    -------   -------   -------   -------   -------
Net earnings....................  $    90    $   424    $ 3,529   $   925   $   422   $ 4,874   $ 3,538
                                  =======    =======    =======   =======   =======   =======   =======
Earnings per share -- Basic.....  $  0.02    $  0.09    $  0.75   $  0.20   $  0.09   $  1.05   $  0.76
                                  =======    =======    =======   =======   =======   =======   =======
Earnings per share -- Diluted...  $  0.02    $  0.09    $  0.75   $  0.20   $  0.09   $  1.02   $  0.76
                                  =======    =======    =======   =======   =======   =======   =======
Shares used in per share
  calculation -- Basic..........    4,714      4,702      4,707     4,692     4,674     4,652     4,639
                                  =======    =======    =======   =======   =======   =======   =======
Shares used in per share
  calculation -- Diluted........    4,717      4,702      4,711     4,721     4,760     4,777     4,639
                                  =======    =======    =======   =======   =======   =======   =======

                                           AS OF                        SEPTEMBER 30,
                                        DECEMBER 31,   -----------------------------------------------
                                            1999        1999      1998      1997      1996      1995
                                        ------------   -------   -------   -------   -------   -------
                                                                (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents and
  short-term investments..............    $ 9,229      $ 6,403   $ 6,333   $ 2,896   $ 9,528   $13,699
Working capital.......................     23,111       22,973    18,949    17,308    17,736    18,783
Property, plant and equipment, net....      8,180        8,582     9,584     9,380     8,703     4,096
Total assets..........................     44,486       44,420    39,357    39,441    45,252    31,556
Current portion of long-term debt.....        297          304       579       852       923       415
Long-term debt, less current
  portion.............................        611          722     1,103     1,293     1,467       825
Shareholders' equity..................     32,567       32,657    29,315    28,031    27,583    22,760

             KEY TECHNOLOGY MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This Management's Discussion and Analysis of Financial Condition and Results of Operations as of December 31, 1999 and for the three months ended December 31, 1999 and 1998 should be read in conjunction with the sections of Key Technology financial statements and related notes included elsewhere in this joint proxy statement/prospectus. In addition, the portion of this Management's Discussion and Analysis of Financial Condition and Results of Operations as of September 30, 1999 and for the years ended September 30, 1999, 1998 and 1997 should be read in conjunction with the sections of Key Technology's audited financial statements and related notes included elsewhere in this proxy statement/prospectus.

INTRODUCTION

     Key Technology and its wholly-owned subsidiaries design, manufacture and sell process automation systems, integrating electro-optical inspection and sorting, specialized conveying and process and preparation equipment.

     Key Technology implemented a new strategy in fiscal 1999 to respond to increasing customer demand for "turn-key" systems. The objective of the strategy was to sell more Company-manufactured systems by combining those systems with third-party supplied equipment and design and installation services to provide entire processing lines from one supplier. This strategy contributed to the growth in sales and profitability in 1999, which was led by a 30% increase in sales of specialized conveying systems that contributed 38% of Key Technology's total gross margin for the year.

     Sales of automated inspection systems grew modestly in fiscal 1999 over 1998. However, the gross margin resulting from these sales contributed 39% of Key Technology's total gross margin. As a percent of automated inspection systems sales in fiscal 1999, the gross margin for this product line increased six percentage points while warranty costs decreased 41% from the previous fiscal year.

     The ownership structure of Key Technology's European operations is held through its wholly-owned domestic subsidiary, Key Technology Holdings U.S.A., LLC. Suplusco Holding B.V. is a wholly-owned European subsidiary of Key Technology Holdings U.S.A., LLC and in turn owns KEY/Superior B.V. In fiscal 1998, KEY/Superior B.V. was formed through the merger of Key Technology B.V. and Superior B.V., Suplusco Holding B.V.'s former subsidiaries. Suplusco Holding B.V. and its subsidiary are located in Beusichem, The Netherlands. Additionally, Key Technology has a wholly-owned foreign sales corporation (FSC) subsidiary, Key Technology FSC, Inc., through the maintenance of which a portion of Key Technology's domestically originated foreign trade income is exempt from tax at the corporate level.

RESULTS OF OPERATIONS

THREE MONTH PERIODS ENDED DECEMBER 31, 1999 AND 1998

     For the three-month period ended December 31, 1999, net earnings were $90,000 or $.02 per share on net sales of $15.1 million compared $424,000 or $.09 per share on net sales of $14.8 million for the corresponding period in fiscal 1999. Net sales increased approximately 2% due principally to increased sales of spare parts and maintenance services. This increase was partially offset by decreased sales of products in the specialized conveying systems product group to European customers, which had been particularly strong in the corresponding period in fiscal 1999. Sales of automated inspection systems in the first quarter of fiscal 2000 were comparable to the same period last year. Sales to non-European international customers increased by approximately 57% in the first quarter of fiscal 2000 over the same period last year. Automated inspection systems provided a significant contribution to this increase.

     Backlog at December 31, 1999 increased 47% to $11.2 million compared to $7.6 million at the end of the first quarter of fiscal 1999. All product groups, other than spare parts, contributed to the increase in backlog at the end of the most recent quarter. While backlog for the automated inspection systems product group had the largest increase in the more recent period compared to the end of the first quarter of last year, backlog for third-party supplied equipment, which typically carries lower margins, also increased significantly.

     Gross profit increased by $41,000, or slightly less than 1%, to $5.43 million in the three months ended December 31, 1999 compared to $5.39 million for the first quarter in fiscal 1999. Gross profit contribution decreased to 36.0% of sales during the quarter compared to 36.4% in the corresponding period last year. Compared to the first quarter of fiscal 1999, the modest decrease in gross profit contribution resulted principally from lower margins, as a percentage of sales, for automated inspection systems and spare parts partially offset by improved margins in the specialized conveying systems product line. While total sales of automated inspection systems increased only slightly between the corresponding periods, the mix of Tegra systems sold in the more recent fiscal quarter included an increased volume of monochromatic systems compared to the corresponding period last year. Monochromatic systems typically have lower selling prices and gross margins than do color or multi-spectral systems. Gross margins on automated inspection systems and spare parts sold to European customers were also unfavorably affected by a stronger exchange rate for the U.S. dollar relative to the euro, which added price pressures to an increasingly competitive European market. Additionally, gross profit benefited from decreased warranty expenses during the most recent quarter.

     Operating expenses were $5.4 million and $4.8 million for the three-month periods ended December 31, 1999 and 1998, respectively. Selling and marketing expenses increased by $585,000 or 25% to $2.9 million principally due to increased product promotion and advertising expenses, staffing expenses and employee benefit costs. The expense levels in research and development increased by 44% between the corresponding periods to $1.2 million. This increase in research and development resulted principally from an increased level of expenses related to the introduction of three new specialized conveying systems and the introduction of a new optical inspection product for the french fry industry. General and administrative expenses decreased by 19% to $1.3 million and principally reflected the effect of decreased outside consulting services and other expenses related to Key Technology's European operations and decreased Year 2000 remediation expenses compared to the corresponding period last year.

     As a result of the modest increase in gross profits, offset by the larger increase in operating expenses, the results for the three months ended December 31, 1999 were a loss from operations of $1,000 compared to earnings from operations of $617,000 for the three months ended December 31, 1998. Other income for the most recent quarter increased to $135,000 compared to $26,000 for the same period last year. As a result, Key Technology realized net earnings of $90,000 compared to net earnings of $424,000 for the three months ended December 31, 1998. Net earnings were 0.6% and 2.9% of net sales in the two periods, respectively.

YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997

     For the fiscal years ended September 30, 1999, 1998 and 1997, Key Technology's net sales were $68.0 million, $53.1 million, and $57.3 million, respectively. Net sales in fiscal 1999 increased by 28% compared to fiscal 1998. The increased sales in fiscal 1999 resulted principally from a $6.6 million or 30% increase in specialized conveying systems followed by a 228% increase in process and preparation systems and a 42% increase in service/contracts and parts. Sales of automated inspection systems increased by 4% in fiscal 1999 compared to fiscal 1998. The increases in sales during fiscal 1999 for both the specialized conveying systems and the process and preparation systems resulted principally from sales of larger "turn-key" processing line systems. These turn-key processing lines incorporate Key Technology's conveying and processing systems together with other third-party supplied equipment into entire processing lines. The increase in sales of service/contracts and parts in fiscal 1999 compared to 1998 was principally the result of the introduction early in fiscal 1999 of a new multi-level service product offering named UpTime. The increase in sales of automated inspection systems resulted principally from increased sales of AccuScan(R) and ADR systems, partially offset by decreased sales of Tegra systems. Sales of automated inspection systems to European and other international customers increased by 77%.

     Net sales in fiscal 1998 decreased by 7% compared to fiscal 1997. The decreased sales in fiscal 1998 resulted principally from a 14% decrease in specialized conveying systems followed by a 59% decrease in process and preparation equipment, partially offset by a 5% increase in automated inspection systems and an 11% increase in service/contracts and parts sales. The decrease in specialized conveying systems and other processing equipment occurred principally from decreased sales of these products to domestic customers compared to 1997. The increase in sales in 1998 of automated inspection systems resulted principally from increased sales of ADR systems and, to a lesser amount, increased sales of pharmaceutical systems partially offset by a decrease in total Tegra sales for the period compared to fiscal 1997. The decrease in total sales volume of Key Technology's Tegra automated inspection systems in fiscal 1998 was due principally to decreased sales of monochromatic Tegra systems, which were partially offset by increased sales of color and multi-spectral systems.

     Export and foreign sales accounted for 46%, 37% and 32% of total net sales in fiscal 1999, 1998 and 1997, respectively. The largest market for such foreign sales in each of the three fiscal years was to European customers. Sales in fiscal 1999 to European customers and to customers in other foreign markets increased by 47% and 82 %, respectively, over the prior year.

     Gross profit was 38%, 36% and 31% of sales in fiscal 1999, 1998 and 1997, respectively. The gross margin improvement, as a percentage of net sales in fiscal 1999 compared to fiscal 1998, benefited from improved margins in the automated inspection and specialized conveying systems and in service contracts, partially offset by decreased gross margins in process and preparation systems. Automated inspection system gross margins, as a percent of sales, improved six percentage points, principally the result of a 41% decrease in warranty costs. Improved specialized conveying system gross margins benefited principally from a decrease in manufacturing overhead resulting from increased production volumes between the two comparable periods. The gross margins for service contracts also improved principally as a result of decreased overhead expenses as a percentage of revenues, which increased significantly in fiscal 1999 compared to 1998. Process and preparation system revenues in fiscal 1999 included a variety of third-party supplied equipment and installation services which were sold at very low margins as components of larger processing lines. During fiscal 1999, the third-party supplied products accounted for approximately $3.1 million of the $5.5 million in total net sales of process and preparation systems and were the principal cause of the decrease in gross margins for that product group. Sales of this product group during 1998 were $1.7 million and included minimal third-party supplied products. The improved gross profit margin, as a percentage of net sales in fiscal 1998 compared to fiscal 1997, resulted principally from a shift in product mix toward higher margin products combined with improved margins in most product groups. The improved gross margin in 1998 also benefited from decreased warranty and installation expenses and decreased manufacturing labor and other manufacturing costs as percentages of sales.

     Operating expenses increased to $21.0 million in fiscal 1999 from $18.1 million in fiscal 1998 and from $17.6 million in fiscal 1997 and represented 31%, 34% and 31% of net sales in each such year, respectively.

     Selling and marketing expenses were $11.1 million in fiscal 1999, $8.0 million in fiscal 1998 and $8.1 million in fiscal 1997, and represented 16%, 15% and 14% of net sales in each such year, respectively. In fiscal 1999, selling and marketing expenses increased 39% compared to 1998, resulting principally from increased commission expenses related to the higher level of product sales combined with an increased volume and percentage of those sales sold through outside representatives to whom Key Technology pays higher commission rates, increased staffing costs and increased advertising and product promotion expenses. Selling and marketing expenses in fiscal 1998 decreased compared to fiscal 1997 principally as a result of decreased commission expenses related to a lower level of product sales combined with a decreased volume and percentage of those sales sold through outside representatives. The effect of the decreased commission expenses were partially offset by increased product promotion and advertising expenses in fiscal 1998 compared to 1997.

     Research, development and engineering expenses decreased in fiscal 1999 to $4.3 million from $4.8 million in fiscal 1998 and $4.4 million in fiscal 1997, and represented 6%, 9% and 8% of net sales in each such year, respectively. Research and development expenses in fiscal 1999 decreased by approximately 10% compared to 1998 principally as a result of in increased level of engineering costs charged to cost of sales as a direct result of the increased sales volume, particularly in Key Technology's SCS business unit. However, research and development expenses related to new product development projects increased by 7% in fiscal 1999 compared to 1998 as a result of activities devoted to developing a new fourth generation ADR product and new specialized conveying system products. The increase in research and development expenses in fiscal 1998 compared to 1997 resulted from activities to extend the capabilities of Tegra into other applications and markets, such as coffee and tobacco, and in the development of a new product for the potato industry. Additional research and development expenditures were incurred in 1998 in the development of an adaptation of Key Technology's Vis/IR (multi-spectral) scanning cameras that simultaneously uses visible and infrared illumination for detecting defects in french fries while ignoring the potato skin.

     General and administrative expenses increased to $5.6 million in fiscal 1999 from $5.2 million in fiscal 1998 and $5.1 million in fiscal 1997, and represented 8%, 10% and 9% of net sales in each such year, respectively. During fiscal 1999, general and administrative expenses increased approximately 6% compared to fiscal 1998 due principally to increased incentive compensation related to Key Technology's increased level of profitability and increased consulting and professional service expenses, partially offset by decreased costs for doubtful accounts receivable. General and administrative expenses increased very modestly in fiscal 1998 compared to the prior fiscal year principally as a result of expenses related to consulting and training services to improve Key Technology's processes and product reliability.

     Other income and expense includes interest income and expense, royalty income and other income from miscellaneous sources. Net interest income in fiscal 1999 was $210,000 compared to $88,000 in fiscal 1998 and $34,000 in 1997.
Increased interest earnings on increased balances of funds invested in cash equivalents and short-term investments and decreased long-term debt resulted in the increased net interest income in fiscal 1999 compared to fiscal 1998 and 1997. During fiscal 1999, Key Technology received royalty payments of $77,000 compared to total royalty income of $62,000 in fiscal 1998. In fiscal 1997, royalty income totaled $225,000, which included $125,000 as part of an agreement to sell certain equipment to one customer, pursuant to which Key Technology may receive royalty payments through 2001.

     Key Technology's effective income tax rate was 31.6%, 33.5%, and 32.0% for fiscal 1999, 1998 and 1997, respectively.

     Net earnings after tax were $3.5 million in fiscal 1999 compared to $925,000 in fiscal 1998 and $422,000 in fiscal 1997. Basic and diluted net earnings per share were $0.75, $0.20 and $0.09 in fiscal years 1999, 1998 and 1997, respectively. The increase in net earnings in fiscal 1999 compared to 1998 resulted principally from the increased gross margins due to the increased level of sales, decreased warranty expenses, and decreased manufacturing costs as a percentage of sales. The increased gross margin in fiscal 1999 was partially offset by increased selling and marketing and general and administrative expenses compared to fiscal 1998. In spite of decreased sales volume in fiscal 1998 compared to 1997, net earnings in fiscal 1998 improved over the prior year due to increases in gross margin resulting principally from a shift in product mix toward higher margin products, improved margins in most product groups, decreased warranty and installation expenses, and decreased manufacturing labor and other manufacturing costs as percentages of sales.

LIQUIDITY AND CAPITAL RESOURCES

THREE MONTH PERIODS ENDED DECEMBER 31, 1999 AND 1998

     For the three-month period ended December 31, 1999, net cash provided by operating activities totaled $3.2 million compared to net cash used in operating activities totaling $2.0 million in the corresponding period of the prior fiscal year. Decreases of $1.4 million and $516,000 in trade accounts receivable and inventory balances, respectively, were primary contributors to the increase in net cash provided by operating activities during the first quarter of fiscal 2000 compared to the corresponding fiscal 1999 period.

     Cash flows from investing activities included $512,000 used to purchase short-term investments during the quarter ended December 31, 1999. No purchases of such short-term investments occurred in the corresponding period in fiscal 1999. Net cash resources totaling $297,000 were also used to fund the acquisition of capital equipment in the most recent quarter compared to $285,000 in the corresponding quarter last year. At December 31, 1999, Key Technology had no material commitments for capital expenditures.

     Key Technology's cash flows from financing activities for the three months ended December 31, 1999 were principally affected by the repayment of long-term debt totaling $73,000 compared to repayment of $101,000 in the corresponding quarter in fiscal 1999. Proceeds from the issuance of common stock during the three-month period in fiscal 2000 under Key Technology's employee stock option and stock purchase plans totaled $19,000 compared to $21,000 in the corresponding quarter last year.

     During the three-month period ended December 31, 1999, working capital increased by $138,000 to $23.1 million from the amount at September 30, 1999. Trade accounts receivable decreased by $1.5 million principally as a result of the collection during the first quarter of fiscal 2000 of the receivables resulting from the record level of shipments experienced in the fourth quarter of fiscal 1999. Inventories decreased by $643,000 principally as a result of decreases in raw material inventories. Current liabilities increased by the net amount of $267,000 during the quarter, including increases of $572,000 in accounts payable, $540,000 in customers' deposits and $445,000 in income taxes payable and other accrued liabilities. The increases in these current liabilities were partially offset by a decrease of $1.3 million in accrued payroll and commission liabilities resulting principally from the payment of profit sharing, management incentive bonuses and commissions incurred in fiscal 1999.

     Key Technology's facility with a domestic commercial bank provides for an operating line of credit up to $4.0 million. At March 31, 2000, Key Technology had no borrowings under this credit facility. The line of credit is subject to an annual renewal and was extended in January 2000, in March 2000 and again in April 2000 pending approval of a larger borrowing arrangement.

     Key Technology has a commitment with U.S. Bank National Association that provides for an operating line of credit and a revolving credit loan totalling $14,500,000. The interest rate is a floating 7 1/2% which can be tied, at the election of Key Technology, to the bank's prime lending rate, or LIBOR, or the federal funds borrowing rate. The credit facility will be used to fund the cash payments to be made and any redemption of the warrants issued to the Advanced Machine Vision shareholders as part of the merger. Key Technology expects this facility will replace its present facility.

     Key Technology's operating, investing and financing activities resulted in a $2.3 million increase in cash and cash equivalents during the three-month period ended December 31, 1999. At the end of the period, the balance of cash and cash equivalents totaled $7.7 million. Key Technology believes that its cash and cash equivalents, cash generated from operations and available borrowings under its operating lines of credit will be sufficient to provide for its working capital needs and to fund future growth.

YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997

     During fiscal 1999, net cash provided by operating activities totaled $1.9 million compared to $5.1 million provided by operating activities in fiscal 1998 and net cash used totaling $3.9 million in fiscal 1997. During fiscal 1999, cash used due to an increase in accounts receivable totaled $3.8 million and resulted principally from an increase in sales volume, compared to cash provided by a decrease in accounts receivable totaling $1.6 million during fiscal 1998, due principally to a decrease in sales volume and improved accounts receivable management. Accounts receivable balances during fiscal 1997 increased, and cash decreased, by $73,000. Operating activities during 1999 utilized $2.1 million in cash to fund an increase in inventory compared to $1.2 million provided in 1998 from a decrease in inventories and the use of $360,000 to fund an increase in inventories in 1997. Increases in trade accounts payable, accrued payroll liabilities and accrued income taxes, partially offset by a decrease in accrued customer support and warranty costs, provided cash during fiscal 1999 totaling $2.0 million. By comparison, Key Technology used cash during fiscal 1998 and 1997 in the amounts of $846,000 and $4.0 million, respectively, to decrease trade accounts payable balances and accrued customer support and warranty costs and to pay accrued income taxes and certain accrued payroll liabilities which had been accrued in previous fiscal years.

     Net cash resources from investing activities totaling $1.3 million, $2.0 million and $2.5 million were used to fund the acquisition of capital equipment during 1999, 1998 and 1997, respectively. At September 30, 1999, Key Technology had no material commitments for capital expenditures. During fiscal 1998, Key Technology received net cash resources totaling $653,000 from the sale of a previously vacated facility. Cash flows were used in 1999 to purchase short-term investments in the net amount of $984,000 compared to no such investments in 1998 and compared to the liquidation of short-term investments in the net amount of $6.1 million used to partially fund Key Technology's operating requirements in fiscal 1997.

     Key Technology's cash flows from financing activities were affected by the repayment of long-term debt during fiscal 1999, 1998 and 1997 totaling $539,000, $904,000 and $1.6 million, respectively. Separately, cash flows from the issuance of long-term debt totaled $409,000 and $1.3 million in fiscal 1998 and 1997, respectively. There were no such proceeds from the issuance of long-term debt in fiscal 1999. Proceeds from the issuance of common stock under Key Technology's employee stock option and stock purchase plans during fiscal 1999, 1998 and 1997 totaled $77,000, $137,000 and $239,000, respectively.

     Key Technology's operating, investing and financing activities during fiscal 1999 resulted in decreases in cash and cash equivalents totaling $914,000 compared to increases totaling $3.4 million in 1998 and decreases in 1997 totaling $562,000. The balance of cash and cash equivalents totaled $5.4 million, $6.3 million and $2.9 million at the end of fiscal 1999, 1998 and 1997, respectively. Key Technology believes that its cash and cash equivalents, cash generated from operations and available borrowings under its operating lines of credit will be sufficient to provide for its working capital needs and to fund future growth.

     Key Technology has assessed its exposure to market risks for its financial instruments at December 31, 1999 and determined that its exposures to such risks are not material.

THE EURO CONVERSION

     On January 1, 1999, certain member countries of the European Union, including the Netherlands, established fixed conversion rates between their existing sovereign (legacy) currencies and the euro, leading to the adoption of the euro by these countries as their common legal currency. Key Technology's European subsidiary's information systems software currently accommodates multiple currency transactions.

     The terms of sales to European customers are either denominated in Euros, dollars, Dutch guilders or the respective legacy currencies of the customer. For sales transactions between international customers and Key Technology's domestic operations which are denominated in currencies other than U.S. dollars, Key Technology assesses its currency exchange risk and may enter into a currency hedging transaction to minimize such risk. At December 31, 1999, Key Technology was not a party to any currency hedging transaction.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                        AND MANAGEMENT OF KEY TECHNOLOGY

     The following table sets forth information, as of March 31, 2000, with respect to the beneficial ownership of Key Technology's common stock (the only class of shares of outstanding voting securities of Key Technology) by each director or nominee for director, by each named executive officer, by all directors and officers as a group, and by each person who is known to Key Technology to be the beneficial owner of more than five percent of Key Technology's outstanding common stock. Unless otherwise indicated, each person has sole voting power and sole investment power.

                                                          AMOUNT AND NATURE OF    PERCENT
          NAME AND ADDRESS OF BENEFICIAL OWNER            BENEFICIAL OWNERSHIP    OF CLASS
          ------------------------------------            --------------------    --------
Thomas C. Madsen........................................        542,071(1)          11.4
  150 Avery Street
  Walla Walla, Washington 99362
Gordon Wicher...........................................        254,146(1)           5.3
  150 Avery Street
  Walla Walla, Washington 99362
Harold R. Frank.........................................        148,500(1)           3.1
  6054 La Goleta
  Goleta, California 93117
John E. Pelo............................................          7,000(1)             *
  #6 Gatehouse Lane
  Sandy, Utah 84092
Peter H. van Oppen......................................          8,750(1)             *
  Advanced Digital Information
  Corporation
  P.O. Box 97057
  Redmond, Washington 98073-9757
Michael L. Shannon......................................        196,400(2)           4.2
  1000 South Fremont Avenue
  Alhambra, California 93117
James A. Frank..........................................        298,927              6.3
  P.O. Box 6527
  Santa Barbara, California 93160
Robert K. Frank.........................................        332,410              7.0
  P.O. Box 202
  Los Alamos, California 93440
Kirk W. Morton..........................................          3,750(1)             *
  150 Avery Street
  Walla Walla, Washington 99362
Steven D. Evans.........................................         45,146(1)             *
  150 Avery Street
  Walla Walla, Washington 99362
Gary W. Kanegis.........................................         41,500(1)             *
  150 Avery Street
  Walla Walla, Washington 99362
All executive officers and directors as a group (14
  persons)..............................................      1,554,129             31.1

-------------------------
  * Less than one percent.

(1) Includes shares purchasable under options exercisable within 60 days of March 31, 2000 in the following amounts:

    Thomas C. Madsen.................  50,000        Peter H. van Oppen...............   3,750
    Gordon Wicher....................  46,250        Kirk W. Morton...................   3,750
    Harold R. Frank..................  22,500        Steven D. Evans..................  30,875
    John E. Pelo.....................   3,750        Gary W. Kanegis..................  40,500

(2) Includes 26,400 shares owned by a trust, the beneficiaries are the children of Michael L. Shannon. Mr. Shannon disclaims beneficial ownership of these shares.

                          MANAGEMENT OF KEY TECHNOLOGY

     The following table sets forth, as of March 31, 2000 certain information regarding the directors and executive officers of Key Technology.

                                                                                   HAS BEEN
                                                                                  A DIRECTOR
                                                                                  OR OFFICER    EXPIRATION OF
               NAME                  AGE                POSITIONS                   SINCE       CURRENT TERM
               ----                  ---                ---------                 ----------    -------------
Thomas C. Madsen...................  53    Chairman, President and                   1982           2002
                                             Chief Executive Officer
Gordon Wicher......................  54    Vice President -- General Manager         1982           2002
                                           of Specialized Conveying Systems,
                                             Secretary and Director
James H. Stanton...................  55    Vice President -- Corporate               1982
                                           Accounts
Glenn A. Waller....................  55    Vice President -- Western Region          1982
                                           Sales
Steven D. Evans....................  52    Vice President -- Administration          1991
Gary W. Kanegis....................  53    Vice President -- Eastern Region          1991
                                           Sales
Richard J. Hebel...................  48    Vice President -- Corporate               1993
                                           Marketing and Business Development
Kirk W. Morton.....................  39    Senior Vice President -- Sales and        1999
                                             Marketing
Teri A. Johnson....................  39    Vice President -- General Manager         1999
                                           of Automated Inspection Systems
Ted R. Sharp.......................  43    Chief Financial Officer                   2000
Harold R. Frank*...................  75    Director                                  1983           2003
Michael L. Shannon*................  49    Director                                  2000           2003
John E. Pelo+......................  44    Director                                  1998           2001
Peter H. van Oppen+................  47    Director                                  1998           2001

-------------------------
* Member of the Compensation Committee

+ Member of the Audit Committee

     Mr. Madsen, a founder of Key Technology, has been President and Chief Executive Officer of Key Technology and a director since 1982. He became Chairman in 2000. Mr. Madsen served in various executive capacities with Key Technology's predecessor beginning in 1972, including President from 1980 to 1983, Vice President of Operations from 1979 to 1980 and Vice President of Engineering from 1975 to 1979.

     Mr. Wicher, a founder of Key Technology, has been Secretary and a director since 1982. In 1996 he became Vice President -- General Manager of Specialized Conveying Systems. He served as Chief Financial Officer from 1983 to 1994, and as Vice President of Manufacturing from 1991 to 1996. Mr. Wicher served as Controller of Key Technology's predecessor from 1980 to 1983.

     Mr. Stanton, a founder of the Company, has been Vice President of Corporate Accounts since 1997 and was a director from 1982 to 1998. He was Vice
President -- Product Management, Specialized Conveying Systems from 1994 to 1997. He served as Key Technology's Vice President of Corporate Accounts from 1992 to 1994, and as Vice President of International Marketing from 1983 to 1992. Mr. Stanton served in various capacities with Key Technology's predecessor beginning in 1972, including General Sales Manager from 1980 to 1983 and International Manager from 1977 to 1980.

     Mr. Waller, a founder of Key Technology, has served as Vice President of Western Region Sales since 1992 and was a director from 1982 to 1998. He served as Vice President/Manager of Optical Products Marketing and Sales from 1990 to 1992 and as Vice President/Product Engineering Manager from 1986 to 1990. He was Vice President of Engineering from 1983 to 1986. Mr. Waller served in various engineering management capacities with Key Technology's predecessor from 1972 to 1983.

     Mr. Evans has served as Vice President -- Administration since January 1, 2000. He was Chief Financial Officer from 1994 to 1999, and Vice President of Finance and Administration from 1991 through 1999.

     Mr. Kanegis joined the Company in 1985 and is currently the Vice President of Eastern Region Sales. He served as Vice President of Sales from 1997 until 1999, and as Vice President of Sales and Service from 1991 to 1997. He was Director of Eastern Regional Sales from 1987 to 1991, and Director of Optical Products from 1985 until 1987.

     Mr. Hebel has served the Company as Vice President of Corporate Marketing and Business Development since 1996. From 1993 to 1996, he was Vice President of Marketing. He was a management consultant with Integral Management Resources from 1992 to 1993, providing consulting services on marketing and strategic planning to food processing and packaging equipment companies.

     Mr. Morton joined Key Technology in 1999 as Senior Vice President of Sales and Marketing. From 1998 to 1999, he served as Vice President of Sales and Marketing for Stein, Inc., a business unit of FMC Corporation. He served as Director of Sales and Marketing of the Citrus Processing business unit of FMC Corporation from 1995 to 1997, and as Product Manager of that business unit in 1995.

     Ms. Johnson was appointed Vice President-General Manager of Automated Inspection Systems in 1999. Over the past 15 years with Key Technology, she has served in various engineering and managerial capacities, including Customer Service Manager from 1997 to 1999, Sales Engineering and Project Engineering Manager from 1996 to 1997, Inside Sales Manager from 1992 to 1996, Documentation Manager from 1990 to 1992, Systems Engineer in Research and Development from 1988 to 1990, and Material Handling Product Specialist from 1987 to 1988. She joined the company in 1984 as a Designer.

     Mr. Sharp has served as Chief Financial Officer since January 1, 2000. He was Controller from 1993 - 1999. From 1998 to 1999, Mr. Sharp also served as Managing Director of Key Technology's European operations, KEY/Superior B.V., in the Netherlands. He joined Key Technology in 1989 as Accounting Manager and served in that capacity until 1991, when he was appointed Assistant Controller.

     Mr. Frank, a founder of Key Technology, is a director and was Chairman of Key Technology from 1983 through 1999. Mr. Frank is Chairman Emeritus and a director of Applied Magnetics Corporation, a producer of magnetic recording heads for the computer industry. He served as Chairman of Applied Magnetics Corporation from 1957 until 1995.

     Mr. Shannon has been a director of Key Technology since February 2000. He is a principal of the General Counsel Law Firm, located in Alhambra, California, which he founded in 1994. Between 1985 and 1993, he worked for the Santa Fe International Corporation as Associate General Counsel and, in 1989, was appointed Senior Vice President, General Counsel, and Secretary of that company. Mr. Shannon is a principal in Data Access Technologies, Inc., a start-up software company, and on the board of directors of A Sport, Inc., a sporting goods manufacturer.

     Mr. Pelo has served as a director of Key Technology since 1998. He has been President and Chief Executive Officer of Swire Pacific Holdings, Inc., a subsidiary of Swire Pacific Ltd., Hong Kong, since 1996. Swire Pacific Ltd. is a diversified holding company with real estate, shipping, airline, trading, insurance, and soft drink interests in Asia and North America. Between 1984 and 1996, he served as General Manager of one of Swire's soft drink operations in the United States.

     Mr. van Oppen has been a director of Key Technology since 1998. He has served as Chairman and Chief Executive Officer of Advanced Digital Information Corporation (ADIC), a supplier of automated tape storage libraries for client server networks, since 1994. Between 1985 and 1996, he served in several capacities at Interpoint Corporation, including Chairman, President and Chief Executive Officer. Mr. van Oppen is also a director of Seattle FilmWorks, Inc. and Spacelabs Medical, Inc.

     The Audit Committee consists of Messrs. Pelo, van Oppen and Frank. The function of the Audit Committee is to recommend to the board of directors the appointment of Key Technology's independent auditors, to review and approve the scope of the yearly audit and proposed budget for audit fees, to review Key Technology's internal controls and to consult with, and review recommendations made by, the accounting firm with respect to financial statements, financial records and internal controls, and to make such other recommendations to the board of directors as it deems appropriate from time to time.

     The Compensation Committee consists of Messrs. Harold R. Frank and Michael
L. Shannon. Mr. Madsen participates in meetings as an ex officio member. The Compensation Committee considers recommendations of Key Technology's management regarding the compensation of the senior executives of Key Technology, considers management's proposals regarding stock incentive grants and their consistency with policies established by the board of directors and administers Key Technology's stock option plans.

     The board of directors does not have a standing nominating committee.

     Members of the board of directors who are employees of Key Technology are not separately compensated for serving on the board of directors. Directors who are not employees of Key Technology are paid an annual retainer of $6,000 and $1,000 for each board meeting attended, plus reimbursement of expenses.

EXECUTIVE COMPENSATION

     The following table sets forth, for the fiscal years ended September 30, 1999, 1998 and 1997, compensation information with respect to Key Technology's Chief Executive Officer and each of the four other most highly compensated executive officers, based on the salary and bonus earned during fiscal 1999.

                           SUMMARY COMPENSATION TABLE

                                                                                                            LONG-TERM
                                                                                                           COMPENSATION
                                                              ANNUAL COMPENSATION                             AWARDS
                                                ------------------------------------------------   ----------------------------
                     (A)                        (B)        (C)          (D)            (E)            (F)             (G)
                                                                                                   SECURITIES
                                                                                                   UNDERLYING
                                                                                  OTHER ANNUAL      OPTIONS/       ALL OTHER
         NAME AND PRINCIPAL POSITION            YEAR   SALARY(1)($)   BONUS($)   COMPENSATION($)    SARS(#)     COMPENSATION($)
         ---------------------------            ----   ------------   --------   ---------------   ----------   ---------------
Thomas C. Madsen..............................  1999     266,432       55,000             *               0          7,948(2)
  Chairman, President and Chief Executive
    Officer                                     1998     255,000            0             *          20,000          8,924(2)
                                                1997     250,294          101             *          20,000         20,566(2)
Gordon Wicher.................................  1999     165,150       45,000             *               0          5,704(4)
  Vice President-General Manager,               1998     161,731            0             *          15,000          7,119(4)
  Specialized Conveying Systems                 1997     160,102          101(3)          *          15,000         17,907(4)
Kirk W. Morton................................  1999     107,692(5)    25,000        34,759(6)       15,000            166(7)
  Senior Vice President, Sales and Marketing    1998          --           --            --              --             --
                                                1997          --           --            --              --             --
Steven D. Evans...............................  1999     125,727       25,000             *               0          3,808(8)
  Chief Financial Officer and Vice President,   1998     121,246            0             *           7,000          3,810(8)
  Finance and Administration                    1997     117,409          101             *           8,000         16,543(8)
Gary W. Kanegis...............................  1999     117,212       23,000             *               0          3,575(11)
  Vice President, Eastern Region Sales          1998     115,000        3,000(9)          *           6,000          3,616(11)
                                                1997     113,755          101(10)          *         10,000         16,657(11)

-------------------------
   * Benefits and perquisites received totaled less than 10% of combined salary and bonus.

 (1) Includes amounts deferred by the executive officers under the Company's Profit Sharing and 401(k) Plan.

 (2) Consists of the following: $5,166, $5,401, and $18,208 contributed by the Company under its Profit Sharing and 401(k) Plan in 1999, 1998, and 1997, respectively; and term life insurance premiums of $2,783, $3,523, and $2,358 in 1999, 1998, and 1997, respectively.

 (3) Includes a $10,000 incentive bonus outside the Management Incentive Plan.

 (4) Consists of the following: $3,768, $4,625, and $15,823 contributed by the Company under its Profit Sharing and 401(k) Plan in 1999, 1998, and 1997, respectively; and term life insurance premiums of $1,936, $2,494, and $2,084 in 1999, 1998, and 1997, respectively.

 (5) Mr. Morton was hired on January 18, 1999.

 (6) Consists of reimbursed moving expenses of $30,259 and auto allowance of $4,500.

 (7) Consists of term life insurance premium of $166 in 1999.

 (8) Consists of the following: $2,927, $2,842, and $15,744 contributed by the Company under its Profit Sharing and 401(k) Plan in 1999, 1998, and 1997, respectively; and term life insurance premiums of $882, $968, and $799 in 1999, 1998, and 1997, respectively.

 (9) Includes an $8,000 incentive bonus outside the Management Incentive Plan.

(10) Consists of a $3,000 incentive bonus outside the Management Incentive Plan.

(11) Consists of the following: $2,808, $2,724, and $15,783 contributed by the Company under its Profit Sharing and 401(k) Plan in 1999, 1998, and 1997, respectively; and term life insurance premiums of $767, $892, and $874 in 1999, 1998, and 1997, respectively.

STOCK OPTIONS GRANTED TO CERTAIN EXECUTIVE OFFICERS DURING LAST FISCAL YEAR

     The following table sets forth certain information regarding options for the purchase of Key Technology's common stock that were awarded to Key Technology's Chief Executive Officer and each of the four other most highly compensated executive officers in fiscal 1999.

                        OPTION/SAR GRANTS IN FISCAL 1999

                                                                                              POTENTIAL REALIZABLE
                                                                                                VALUE AT ASSUMED
                                                                                                ANNUAL RATES OF
                                                                                                  STOCK PRICE
                                                                                                  APPRECIATION
                                                    INDIVIDUAL GRANT                            FOR OPTION TERMS
                               -----------------------------------------------------------    --------------------
             (A)                   (B)                               (D)           (E)          (F)         (G)
                                NUMBER OF           (C)
                               SECURITIES       % OF TOTAL
                               UNDERLYING        OPTIONS/
                                OPTIONS/       SARS GRANTED      EXERCISE OR
                                  SARS        TO EMPLOYEES IN    BASE PRICE     EXPIRATION
            NAME               GRANTED(#)       FISCAL YEAR        ($/SH)          DATE        5%($)       10%($)
            ----               -----------    ---------------    -----------    ----------    --------    --------
Kirk W. Morton...............    15,000            33.33%           $8.19        1/18/04      $33,941     $75,001

     The following table sets forth certain information concerning options held by each of the named executive officers and the value of such options at September 30, 1999.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                  NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                 UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                     SHARES                       OPTIONS AT FY-END (#)            AT FY-END($)(1)
                                   ACQUIRED ON      VALUE      ---------------------------   ---------------------------
              NAME                 EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
              ----                 -----------   -----------   -----------   -------------   -----------   -------------
Thomas C. Madsen.................        0             0         41,750         31,250         $    0             0
Gordon Wicher....................        0             0         35,000         22,500         $2,813             0
Kirk W. Morton...................        0             0              0         15,000         $    0             0
Steven D. Evans..................        0             0         24,625         11,750         $1,125             0
Gary W. Kanegis..................        0             0         34,000         12,000         $2,625             0

-------------------------
(1) The dollar values were calculated by determining the difference between the closing market price of the securities underlying the options at fiscal year end, September 30, 1999, and the exercise price of the options.

1996 EMPLOYEES' STOCK OPTION PLAN

     Key Technology's 1996 Employees' Stock Option Plan was adopted by its board of directors and approved by the shareholders in 1989, was subsequently amended in 1991, restated in 1993, amended in 1994 and 1996. A total of 750,000 shares of common stock are currently reserved for issuance under the 1996 Employees' Stock Option Plan. The 1996 Employees' Stock Option Plan will terminate no later than December 31, 2004.

     The 1996 Employees' Stock Option Plan provides for the discretionary grant of incentive stock options to employees and the grant of nonstatutory stock options to employees, directors and consultants.

     The 1996 Employees' Stock Option Plan is administered by the compensation committee and board of directors. The compensation committee has the authority to determine the terms of the options granted, including:

     - the persons who are eligible for options and those to whom options will be granted;

     - the number of shares subject to each option;

     - the terms and provisions of the instruments evidencing options; and

     - the fair market value of shares under the option from time to time.

     In addition, the board of directors may amend, modify or terminate the 1996 Employees' Stock Option Plan at any time subject to the requirement of shareholder approval of certain material changes.

     The exercise price of all incentive stock options granted under the 1996 Employees' Stock Option Plan must be at least equal to the fair market value of the common stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of its outstanding capital stock, the exercise price of any incentive stock option granted must be at least equal 110% of the fair market value on the grant date and the term of this incentive stock option must not exceed five years. The term of all other incentive stock options granted under the 1996 Employees' Stock Option Plan may not exceed ten years.

     On the date of each annual shareholders meeting, each director then serving on the compensation committee of the board of directors receives a nonstatutory stock option to purchase 5,000 shares of common stock, referred to as "the annual options." These automatic and nondiscretionary annual grants are designed to comply with certain regulatory requirements. Compensation committee members are not eligible to receive options under the plan other than the annual options. The exercise price of the annual options is the closing price of the common stock on the date of grant as quoted on the Nasdaq Stock Market. The annual options have a ten-year term, unless earlier terminated as provided under the plan, and become exercisable at the rate of 25% per year, beginning on the first anniversary or the date of grant and continuing on each subsequent anniversary until fully exercisable.

     Options granted under the 1996 Employees' Stock Option Plan are generally not transferable by the optionee, except by will or the laws of descent or distribution, and are exercisable during the lifetime of the optionee only by that optionee. Options granted under the 1996 Employees' Stock Option Plan must generally expire at the date of termination of employment, or within 90 days after the optionee's termination by disability or death, but in no event later than the expiration of the option's terms.

     The 1996 Employees' Stock Option Plan provides that in the event of a merger of Key Technology with or into another corporation, or a sale of substantially all of its assets, the board of directors may make all outstanding options immediately exercisable.

1996 EMPLOYEE STOCK PURCHASE PLAN

     The board of directors adopted the Key Technology 1996 employee stock purchase plan on December 15, 1995 and it was approved by the shareholders on February 6, 1996. The plan allows eligible employees to purchase Key Technology common stock at a discount from fair market value. A total of 500,000 shares of common stock has been reserved for issuance under this plan.

     This plan is administered by the Key Technology board of directors, or a specifically designated committee of the board of directors, which group is sometimes referred to as the plan administrator. The plan administrator may interpret the plan and may prescribe, amend and rescind rules and make all other determinations necessary or desirable for the administration of the plan, subject to the provisions of the plan.

     Employees are eligible to participate if they are employed by Key Technology or any participating subsidiary for two or more years and who customarily work for at least 20 hours per week and more than five months in any calendar year. However, an employee may not be granted the right to purchase stock under this plan if the employee:

     - immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock; or

     - holds rights to purchase stock under the plan that accrues at a rate which exceeds $25,000 worth of stock for each calendar year;

     This plan permits each employee to purchase common stock through payroll deductions of up to 15% of the employee's "compensation." Compensation is defined as the total cash compensation paid to an employee as salary, wages or other compensation.

     Amounts deducted and accumulated by the employee are used to purchase shares of common stock at a price equal to 85% of the fair market value of the common stock at the end of each calendar quarter. Employees may end their participation in this plan at any time during an offering period. In that event, any amounts withheld through payroll deductions and not otherwise used to purchase shares will be returned to them. Participation ends automatically upon termination of employment with Key Technology.

     In the event of a subdivision or consolidation of common stock or the payment of a stock dividend on common stock, the plan administrator determines whether an adjustment to the number of shares covered by the plan should be made and the manner of any adjustment. In the event of a consolidation or merger or sale by Key Technology of substantially all its assets, the successor may continue the plan and if not
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

continued, the plan will terminate. The Key Technology board of directors has the authority to amend or terminate the plan at any time, except that no amendment or termination may materially affect any outstanding rights under the plan.

401(k) Profit Sharing Plan

     Key Technology sponsors a 401(k) profit sharing plan. All employees who are at least 21 and meet other eligibility requirements are eligible to participate. Each employee may elect to contribute, on a pre-tax basis, up to 15% of the employee's compensation for each year, subject to statutory limitations on the maximum amount of contributions. Key Technology makes matching contributions under the 401(k) plan of 50% of the employee's contribution, up to a maximum of 2% of the employee's base compensation. The 401(k) plan also permits Key Technology to make discretionary profit sharing contributions for the account of all eligible employees.

LIMITATION ON DIRECTOR'S LIABILITY

     In 1987, Key Technology adopted provisions in its restated articles of incorporation that limit the liability of its directors to the fullest extent permitted by the Oregon Business Corporation Act. Under Key Technology's restated articles of incorporation, and as permitted by the Oregon Business Corporation Act, no director is liable to Key Technology or its shareholders for monetary damages for breaches of fiduciary duty as a director of Key Technology. Such limitation of liability does not affect a director's liability for a breach of a director's duty of loyalty to Key Technology or its shareholders, an act or omission not in good faith or that involved intentional misconduct or a knowing violation of the law, any unlawful distributions to shareholders, or a
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CERTAIN INDEMNIFICATION AGREEMENTS

     Key Technology has entered into indemnification agreements with each of its
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permitted under the Oregon Business Corporation Act or otherwise and against any
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of a breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law, any act in which an improper personal benefit is derived, the unlawful payment of dividends or repurchase of stock, or if a court determines that such indemnification is not lawful. In addition, the restated articles of incorporation and restated bylaws of Key Technology provide for indemnification of all officers and directors of Key Technology to the full extent permitted by the Oregon Business Corporation Act.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons pursuant to the foregoing provisions, Key Technology has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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

                      BUSINESS OF ADVANCED MACHINE VISION

HISTORY

     From inception in 1987 until early 1990, Advanced Machine Vision's predecessor company, Applied Laser Systems, was principally engaged in research and development and organizational activities, and its revenues were insignificant. Beginning in early 1990, Applied Laser Systems engaged in the business of designing, developing, manufacturing and marketing laser diode devices. In March 1992, Applied Laser Systems completed its initial public offering, the proceeds of which were used to repay bridge financing and other loans, and for working capital.

     In February 1994, Advanced Machine Vision acquired all of the issued and outstanding capital stock of Simco/Ramic Corporation, now SRC VISION, Inc., for $8.1 million in cash. During late 1993 and early 1994, Advanced Machine Vision entered into a number of other proposed acquisition transactions. In Spring 1994, a new management team was hired for Advanced Machine Vision. By September 1994, Advanced Machine Vision terminated the other acquisition transactions resulting in significant losses in 1994. Following these terminations, Advanced Machine Vision restructured to concentrate on its SRC VISION business. In October 1995, Advanced Machine Vision sold the Applied Laser Systems operation for cash. In March 1996, Advanced Machine Vision acquired Netherlands-based Pulsarr Holding BV and, in July 1996, Advanced Machine Vision acquired the assets and operations of Ventek, Inc., both of which were also engaged in designing and marketing automated vision systems. In May 1997, Advanced Machine Vision sold Pulsarr after receiving an unsolicited offer. The current operating subsidiaries of Advanced Machine Vision are SRC VISION and Ventek.

BUSINESS

     Advanced Machine Vision designs, develops, manufactures and markets machine vision systems that process images not discernible to the human eye. These systems combine technologies in four key areas (lighting, cameras, processors and software) to improve quality, enhance yield, reduce production costs and increase throughput in a variety of markets and applications where human vision is inadequate due to fatigue, visual acuity or speed. Where needed, Advanced Machine Vision employs highly specialized mechanical technologies to help customers integrate machine vision systems into their production processes. Applications include quality control in the processing of food, pulp wood, tobacco, and plastics for recycling, and quality control and automated process control in wood panel production.

     Since its founding in 1964, SRC VISION has evolved from a single-product company serving the timber industry into a provider of machine vision systems for a number of processing industries. In 1984, SRC VISION released its first machine vision product, a fully automated defect removal system for the french fry processing industry, designed to improve productivity and quality. SRC VISION built upon its experience in potato processing to develop machine vision systems for other food processing customers. These new systems increasingly possessed more sophisticated capabilities, such as fully automated sorting and continuous high volume product analysis.

     Following the acquisition of SRC VISION in 1994, Advanced Machine Vision embarked upon a plan to revitalize its growth potential through significantly increased research and development efforts and a reassessment of marketing goals. At the same time, Advanced Machine Vision established a new management team dedicated to identifying untapped markets for machine vision systems. New management targeted marketing efforts at niche markets in non-food processing industries such as plastics for recycling, pulp wood and tobacco, which have resulted in higher average per unit sales prices. Ventek's experience in wood panel production complements Advanced Machine Vision's lighting, camera, processing and software capabilities. The addition of Ventek in July 1996 gave Advanced Machine Vision its first machine vision system application in the wood panel production industry. Advanced Machine Vision has enhanced the level of precision by incorporating SRC VISION's high-speed line-scan camera into

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

Ventek's veneer scanning systems, thereby increasing their ability to separate the product into various grades, as well as to detect and remove defects.

     This improved grading capability is expected to increase the yield of high margin grades by correctly identifying them and minimizing waste, enabling customers to increase margins on the product produced from any given amount of raw inputs.

INDUSTRY BACKGROUND

Machine Vision

     Like human vision, machine vision requires sensing elements and image processors. The camera and lighting components of machine vision systems are capable of sensing images beyond the region of the electromagnetic energy spectrum called "visible light." Machine vision systems working outside the visible light range can often provide significantly enhanced discrimination capabilities beyond that detectable to the human eye. In addition, machine vision systems are capable of clearly viewing and reacting to objects moving at speeds of up to 1,200 feet per minute. The processor and software components of machine vision systems are capable of rapidly processing and analyzing signals with a high level of uniformity. Because machine vision systems do not fatigue, they are often preferable for high-speed, repetitive scanning or viewing of objects over indefinite periods of time, as required in many production processes.

Quality Control

     Processing applications typically combine a computer-based conveyor system with a machine vision system. The conveyor presents a moving stream of raw product to a high-speed inspection camera. Data gathered by the camera is processed by the computer using specially developed software with the goal of identifying the location on the conveyor of defective items for the express purpose of rejecting such defective material. Processors of food, pulp wood, tobacco and recycled plastics products must process large quantities of raw product through different stages, including defect detection and sorting to remove defective pieces and inspect for quality. In the agricultural area, the frequency and severity of defects in the raw product is highly variable, depending upon a variety of factors affecting crops.

     Historically, defect detection, removal and quality control in the industries addressed by Advanced Machine Vision have been labor intensive and dependent upon and limited by the variability of the work force. These functions are performed by a work force that is frequently unskilled and subject to a high turnover rate. Large numbers of individual workers stand along a conveyor and visually identify and manually remove defective pieces from the stream of moving product. These manual methods cause inconsistent defect removal, as well as limited throughput that varies based upon the number and abilities of the workers. Manual methods also usually cause excessive amounts of good product to be discarded along with defective product. The industry has sought to replace these manual methods with automated systems that achieve higher yield and better quality at reduced costs.

Advanced Machine Vision Solutions

     Advanced Machine Vision seeks to provide its customers with a competitive advantage by reducing high labor costs, increasing yields and throughput and improving quality control. Advanced Machine Vision's machine vision systems are capable of automated defect detection and removal and real-time quality analysis. These machine vision systems use advanced optical inspection technology to help customers recover more of the good product (higher yield) and remove a higher percentage of defective product (quality control) than the manual sorting and defect removal methods historically used by food processors. In the wood panel production industry, increasing the number of decisions made by machine vision systems can also result in increased throughput, higher yield and more accurate grading with fewer line workers. Machine vision systems of the type produced by Advanced Machine Vision can add significant value in environments where raw product is highly variable by improving the uniformity of finished product.

     Machine vision technology used for inspection and control of processes (beyond defect removal) throughout manufacturing can eliminate adding value to defective products, thereby reducing the finished product scrap rate. Machine vision systems can be used for automated process control to add value and improve efficiency in highly repetitive processes, such as grading and statistical collection, that require speed, accuracy and rapid throughput. In addition, machine vision systems are capable of providing real-time feedback that could enable manufacturers to rapidly alter or modify production specifications to achieve a high level of consistent quality not previously achievable. Thus, automated process control applications present an opportunity for Advanced Machine Vision to achieve higher margins, while achieving substantial cost savings for customers through the reduction of direct labor and improved product quality.

PRODUCTS

     Advanced Machine Vision currently offers the following products:

       PRODUCT                INDUSTRY                            APPLICATIONS
       -------                --------                            ------------
VHS OPTISORT(TM)         Food processing,      Potato Chips, French Fries, Whole Potatoes,
                         Plastics recycling    Vegetables, Polyethyl Teraphthalate Green/Clear
KROMA-SORT(R)            Food processing,      Vegetables, Plastic Flake
                         Plastics recycling
SPECTRA-SORT(TM)         Food processing,      Potato Products, Cereals, Vegetables
                         Plastics recycling
Prism(TM)                Food processing       Potato Products, Vegetables and other Food Items
Pulp Wood Sorter         Forest industry       Wood Chips
Tobacco Sorter II        Tobacco               Tobacco, Dry Food Products
"New Vision" Veneer      Plywood Veneer        Softwood Veneer Production
Scanning System
"Sequoia Sentry"         Plywood Veneer        Softwood Veneer Production
Dryer Control System
GS2000 Veneer Grading    Plywood Veneer        Softwood Veneer Production
System

     Advanced Machine Vision's machine vision systems utilize lighting, camera and software components, and housing and structural components made principally of stainless steel. They are modular in design, which provides flexibility in configuration to allow adaptability to products of many types of industries. The mechanical design of these systems is extremely sturdy and conforms to various industry regulations and standards.

DEFECT DETECTION AND REMOVAL

     The technology used in Advanced Machine Vision's machine vision systems is capable of viewing, discriminating between usable versus defective pieces in periods ranging from 20 to 60 milliseconds, and removing the defect while the product is traveling at speeds of 500 to 1,200 feet per minute. Initially, the product stream is arranged into a single layer by a vibrating infeed conveyor belt, and fed onto the main conveyor by a steep infeed chute. The chute accelerates the product to separate product units in the flow direction. Once separated, product is moved through the system by the high-speed main belt conveyor. Customers select the belt color to provide a sharp contrast with the product being sorted. Lighting is selected to maximize the difference in the images reflected by acceptable and defective pieces of product.

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

     During the scanning and analysis, the system processor monitors the conveyor belt position of each defective piece and tracks it through the short distance to the downstream end of the main conveyor. The distance between the point at which the camera detects the moving product and the point at which the jet of air expels the defective piece ranges from two to 25 inches. As each defective piece is leaving the main conveyor, a short jet of air is released from one or more of the finely tuned ejectors. This jet of air rapidly changes the paths of the defective pieces downward so that they miss the main outfeed chute. Accepts are unaffected, pass across the gap to be gently decelerated on the outfeed chute, and then travel on to downstream processing equipment.

     Advanced Machine Vision's machine vision systems allow the customer to establish basic sorting criteria prior to running the system and are easily fine-tuned for day-to-day changes in product characteristics and light levels.

MARKETS, CUSTOMERS AND APPLICATIONS

     The Automated Imaging Association estimated the North American machine vision market to be about $1.3 billion in 1998. Until recently, Advanced Machine Vision marketed its machine vision systems primarily for quality control in sorting applications. However, Advanced Machine Vision believes that many additional applications for its machine vision systems exist in both food and non-food markets, particularly in the area of automated process control.

Food

     Advanced Machine Vision's largest market is the food processing industry. Within food processing, the largest market sectors for Advanced Machine Vision's products have been potatoes (principally french fries), vegetables and snack foods. Advanced Machine Vision has also penetrated fruits, cereals and confections, as well as a variety of other market sectors. Customers in the food industry include McCain, Lamb Weston, Del Monte Foods, PepsiCo, Inc. (Frito-Lay, Inc.) and Hershey Chocolate USA.

     Advanced Machine Vision's systems are used by fruit and vegetable processors where field-harvested products are cleaned, graded, automatically sorted, blanched and processed prior to freezing, canning or packaging for sale to institutional and retail markets. Principal fruit and vegetable market sectors for Advanced Machine Vision are potato products, green beans, peas, corn, carrots, onions, raisins and peaches. Advanced Machine Vision's prospects for sales in the vegetable and fruit industry benefit from its proprietary color automated defect removal systems, since defect detection in most fruit and vegetable applications requires color analysis. In contrast, the potato industry has been able to achieve effective detection of good and bad product using black and white optical scanning technology.

     Snack food processors use Advanced Machine Vision's machine vision systems in a variety of applications. Candy manufacturers scan product to remove partially wrapped pieces. Potato chip manufacturers use Advanced Machine Vision's vision capabilities to ensure consistent color and quality.

Tobacco

     Advanced Machine Vision's machine vision systems provide tobacco companies sorting capability to remove impurities and foreign matter from a stream of raw tobacco. Advanced Machine Vision has sold systems to leading U.S. and international tobacco companies, particularly in Japan. Advanced Machine Vision believes market growth for tobacco systems shows great promise based upon the high degree of acceptance demonstrated by its customers and the significant size of the worldwide tobacco processing market. Advanced Machine Vision utilizes the services of several manufacturers and sellers of tobacco processing machinery systems worldwide, whereby such entities represent Advanced Machine Vision on a non-exclusive basis in all areas of the world outside of North America and Japan.

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

Plywood Veneer

     Advanced Machine Vision has targeted the need for detecting and eliminating defects (edge cuts, knots and dark color) from the peeled ribbon of veneer used in wood panel production for the plywood market. Since its introduction in 1994, Advanced Machine Vision's New Vision veneer scanning system has gained wide acceptance in the North American plywood industry. Advanced Machine Vision believes that it has placed systems in approximately 85% of the North American softwood veneer production lines, but has not yet penetrated foreign markets to any significant extent with only eleven systems sold outside of North America.

     The New Vision veneer scanning machine vision system allows identification of open voids, wane and closed defects in a fast-moving stream of wood veneer used in plywood production after a log is peeled. After defect identification, the New Vision instructs a clipper (manufactured by another company) to cut the veneer immediately before and after the defect. The New Vision system reduces the amount of good wood attached to the defect and ensures complete defect identification at the beginning of the plywood production process, which decreases the number of downgraded panels, increases dryer efficiency by eliminating material that ultimately becomes dry waste and reduces re-clipping of previously undetected defects. The savings provided by the New Vision system in the form of higher portions of good wood recovered create significant added value for customers. Major customers include Georgia-Pacific, Boise Cascade, Champion International and Columbia Forest Products.

     Advanced Machine Vision believes that its market share in green veneer scanning reflects the level of confidence that customers have for the reliability and performance of its products. However, green veneer scanning or initial inspection of the veneer represents only one point in the wood vertical panel production market. There are approximately eight other potential defect detection applications in both the green and dry (i.e., after the veneer has been dried before lay-up and lamination) veneer processing. In addition, Advanced Machine Vision believes that further market potential exists in grading and matching of hardwood and furniture-grade veneers. Thus, existing and potential new customers who process wood at other steps in the multi-step panel production process are an untapped market for Advanced Machine Vision's machine vision systems. For example, in 1998 Advanced Machine Vision introduced its Sequoia Sentry veneer dryer control system that measures moisture in veneer exiting the dryer to determine if additional time in the dryer is necessary. In 1999, Advanced Machine Vision introduced its GS2000 veneer grading system that enables a more consistent grading of panels than human inspection. Advanced Machine Vision will seek to leverage Ventek's brand name recognition in green veneer scanning to reach customers at multiple points in the vertical market for wood panel production so that existing and new customers can benefit from the full range of Advanced Machine Vision's technological capabilities.

FOREST PRODUCTS

     The pulp wood industry is beginning to recognize the benefits of using machine vision to separate contaminants in pulp wood. Heavy duty Advanced Machine Vision systems, such as the Pulp Wood Sorter, have been developed to sort bark, rot and other undesirable wood parts from high quality wood chips used in making paper. The sorter is able to identify bark, rot and trash and automatically remove unwanted material from a fast-moving, continuous stream of wood chips. As a result, high value chips can be economically recovered from lower quality and formerly unusable limbs and small trees. After sorting for bark and darker content, the wood chips command a higher market price because they require less chemical processing in the manufacture of paper products. CAE Machinery, Ltd. is Advanced Machine Vision's exclusive distributor of the Pulp Wood Sorter in North America.

Plastics Recycling

     Because different types of plastics used in consumer products have different characteristics, they must be separated prior to use in recycled products. Advanced Machine Vision's proprietary lighting and camera technologies take advantage of different reflective properties of these plastics to enable producers of
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

recycled plastics to accurately separate valuable materials that could otherwise be wasted. Plastics used in recycled plastics products include PET (polyethyl teraphthalate) used for transparent soda bottles, NHDPE (natural high-density polyethylene) used for translucent milk and other fluid bottles, and colored HDPE used for a variety of opaque, colored bottles, such as those used for motor oil and dishwashing detergent. Another type of plastic, PVC (polyvinyl chloride), has melting characteristics different from PET or HDPE. Advanced Machine Vision has developed technologies that (i) separate plastics by melting point, which is necessary to ensure purity of the recycled material and to prevent costly shut-downs of equipment used by recyclers in the processes, and
(ii) separate plastics by color, which is vital to the remarketing of the recycled material. Customers in the plastics recycling market include Union Carbide, Inc. and Wellman Industries.

     Worldwide demand for plastics drives the need for Advanced Machine Vision's machine vision systems in the recycling business. Key factors that may impact the demand for recycled plastics are the cost for virgin plastics and recycling regulations. If the price of petroleum products and virgin plastics increases in the future, the demand for recycled plastics may increase. Management of worldwide petroleum supplies (e.g., foreign country production cutbacks) may also lead to increased U.S. and foreign government regulations regarding the use of recycled plastics. If the demand for recycled plastics products increases due to price or regulations, demand for Advanced Machine Vision's machine vision sorting systems may also rise. However, there can be no assurance that the use of recycled plastics will reach a level that would create an opportunity for Advanced Machine Vision to increase sales of systems to that market.

TECHNOLOGY, ENGINEERING AND RESEARCH AND DEVELOPMENT

Technology

     Advanced Machine Vision has developed a number of proprietary technologies that form the foundation of its vision systems, particularly in the areas of lighting and cameras. The performance of machine vision systems is analogous to human vision insofar as the ability to see is only as good as the lighting and optics permit. However, machine vision performance can be optimized through the use of specialized lighting to improve the contrast between one part of an object and another part of the same object, with the two parts having differing reflection properties. Advanced Machine Vision has developed proprietary lighting technology to enhance the contrast discrimination for objects that have nearly identical visual properties in the visible light range. Advanced Machine Vision's proprietary lighting systems are manufactured in-house.

     Machine vision systems that have full color perception capability are limited by the camera's ability to represent true color. True color means that the color seen by both the human observer and the machine vision system's camera must result in the same interpretation. Advanced Machine Vision's full color cameras use three fundamental colors: red, green and blue. The best color representation can be achieved when each of the red, green, and blue sensor elements (i.e. pixels) are optically coincident. This means that when the red-green-blue camera is looking at a specific point on an object, all three sensor arrays (charged coupled devices) have corresponding red, green and blue pixels looking at the same spot. Color accuracy and, therefore, performance depends on the ability of its camera to accurately align the red-green-blue charged coupled devices. SRC VISION has a patented alignment process for building its commercial full color line-scan cameras.

     An accurate interpretation of images created using lighting and cameras also depends on the image processing capabilities of the rest of the machine vision system. Real-time image processing is accomplished by high-speed electronic signal processors (hardware) and detection algorithms (software). Successive generations of Advanced Machine Vision vision systems have grown from pan-chromatic/gray-scale systems to full color vision. The current generation product makes extensive use of digital signal processor chips that allow commonality within the machine with very high throughput performance and highly flexible functional expansion capability.

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

     Advanced Machine Vision's current generation processor, the Advanced Vision Platform, has been designed so that it can be kept current with only minor design changes and upgrades. This allows the bulk of ongoing engineering efforts to concentrate on value-added engineering. The Advanced Vision Platform is a combination of a Windows NT 5.0/Intel Pentium 2 base and a "super-pipelined" sorter engine. This industry standard platform allows us to make easy upgrades to new technology (Pentium 3, off-the-shelf communication cards, Windows 2000, etc.). The "super-pipelined" sorter allows Advanced Machine Vision to concentrate significant computational speed in the sorter engine. The three-inch by five-inch cards that make up the individual stages of the pipeline sorter enable fast and inexpensive upgrades to incorporate new technology, allow field upgrades to new hardware and give Advanced Machine Vision the flexibility to expand the pipeline where needed for a specific customer application.

     The Advanced Vision Platform, in its current configuration, has eight times the color recognition capability of its predecessor, while simultaneously running faster cameras and more sophisticated sort algorithms, and will allow the opportunity to provide shape recognition. The flexible pipeline architecture allows Advanced Machine Vision to expand any subsection of the pipeline that requires additional power to meet specific needs.

     High-speed vision requires efficient software algorithms. Advanced Machine Vision maintains a software group that develops specialized proprietary detection algorithms to achieve real-time signal processing. Multiple generations of detection algorithms have resulted in continual refinement of image processing capability. This in-house software resource is also responsible for the creation of user-friendly Graphics User Interfaces that make Advanced Machine Vision products easy to learn, use and maintain. This enables workers in a customer's production process to achieve the benefits of Advanced Machine Vision's systems without extensive and time-consuming training.

Research and Development

     Advanced Machine Vision's research and development group conducts new product research and development, provides support engineering for released products and project engineering for custom systems. The research and development group includes electronic, mechanical and software engineers, mathematicians and technical support personnel. Ongoing development activities include improvements to current products and development of new products. Advanced Machine Vision provides engineering support for products in all of its locations.

     Some of the more significant research and development projects undertaken in recent years were the development of an application-specific tobacco machine vision system for sorting, and processing enhancements for existing and new systems. Further research and development efforts are expected to flow from these activities, including faster cameras, a more cost-effective material handling system and enhanced lighting.

     Advanced Machine Vision's research and development expenses, of which greater than 95% relate to new products or new applications, have been as follows: fiscal year ended December 31, 1997: $3,950,000; fiscal year ended December 31, 1998: $5,024,000; and fiscal year ended December 31, 1999:
$4,758,000.

MARKETING AND SALES

     A principal Advanced Machine Vision marketing strategy is to determine which new niche market or application to pursue, and to form a strategic relationship with a leading company in that market. Advanced Machine Vision's objective in such an alliance is (i) to interest the leader in purchasing Advanced Machine Vision's machine vision systems, which may lead to further sales to other companies in the field that follow industry trends, and (ii) to obtain the benefit of direct customer input and participation during the product design phase of adapting the Advanced Machine Vision system to the new market or application. Advanced Machine Vision has identified new niche market opportunities for

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application of its machine vision technology initially in each of its food, pulp wood, tobacco and plastics for recycling markets.

CUSTOMER STRATEGY

     In recent years, Advanced Machine Vision has established certain contractual and non-contractual relationships with existing customers, potential customers, sales representatives, distributors and others. The purpose of this customer strategy is to access such customers' knowledge and contacts within the applicable industries to identify customer needs and expand sales. Relationships entered into since 1994 include the following:

      NAME AND/OR                          POTENTIAL
    TYPE OF COMPANY        INDUSTRY       APPLICATION               DESCRIPTION OF RELATIONSHIP
    ---------------       -----------  -----------------            ---------------------------
 1.  FMC Corporation      Food         Fruit and          An exclusive and non-exclusive sales
                                       vegetable sorting  representative agreement for the sale of machine vision systems to the food industry in
                                                          many areas of the world.
 2.  CAE Machinery, Ltd.  Pulp wood    Wood chip sorting  Advanced Machine Vision seeks to capitalize on
     (major supplier to                                   the reputation of CAE in the technologically
     the North American                                   conservative forest products industry in North
     wood products                                        America to speed the adoption of machine vision
     industry)                                            sorting technology by that industry.
 3.  Columbia Forest      Wood veneer  Further            Agreement to mutually explore further
     Products                          automation of      automation of hardwood plywood manufacturing
                                       veneer processing  processes.
 4.  Boise Cascade        Wood veneer  Further            Agreement to develop dryer temperature control
                                       automation of      and moisture detection for dried veneer panels.
                                       veneer processing
 5.  COMAS, S.p.A.        Tobacco      Tobacco sorting    COMAS contributes market access as well as
     (manufacturer of                                     extensive product handling experience for
     tobacco processing                                   improving Advanced Machine Vision sorter
     equipment)                                           designs to accelerate market penetration with
                                                          better performing machines.
 6.  Union Carbide        Plastics     Recycling whole    Processing of post-consumer colored HDPE to
                          recycling    bottles and        create PRISMA(TM) standard plastics (PRISMA(TM)
                                       plastic flakes     is a set of color standards that allows for
                                                          manufacture of consistently colored HDPE
                                                          containers which require certain portions of
                                                          post-consumer material).

     Advanced Machine Vision believes that adapting current Advanced Machine Vision machine vision systems for new applications through strategic relationships such as these will contribute to base business growth and accelerate entry into new niche markets.

SALES AND DISTRIBUTION

     Advanced Machine Vision has a direct sales force of nine employees. It also markets its products through sales representatives pursuant to various agreements covering different geographical areas. Prior to September 30, 1996, Advanced Machine Vision offered its products for sale outside the United States and Canada through Ham & Hak Engineering BV and its Foodectronics subsidiary. On September 30, 1996, SRC VISION and Ham & Hak terminated their ten-year exclusive distribution contract. In June 1997, Advanced Machine Vision established SRC VISION BV in Eindhoven, The Netherlands, as its sales and service center in Europe. In 1998, Advanced Machine Vision entered a representation agreement with FMC Corporation to sell machine vision systems to the food industry in many areas of the world.

     Advanced Machine Vision occasionally enters into site lease agreements with potential customers that provide for a trial period (generally from two to four months, but in some cases, up to one year) for the

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

customer to test a system. The potential customer pays a monthly rental fee for the trial units, which is then credited against the purchase price when the customer purchases the system. Due to the high success rate in customer sales resulting from the use of these trial units as a marketing tool, Advanced Machine Vision intends to seek to increase the placement of trial units in new potential customer sites.

     International sales for the years ended December 31, 1999, 1998 and 1997 accounted for 41%, 33% and 33% of net sales, respectively. Foreign sales are primarily denominated in U.S. dollars, or, in some cases, Dutch guilders. Additional information regarding export and foreign sales is set forth in Note 11 to Advanced Machine Vision's Consolidated Financial Statements for the year ended December 31, 1999.

BACKLOG

     Advanced Machine Vision's backlog for its products was approximately $2,482,000 at December 31, 1999, as compared to $2,457,000 at December 31, 1998.
Shipment of all the backlog orders is scheduled to take place within nine months. Backlog includes only those orders for which a purchase order has been received and for which a delivery schedule has been established by Advanced Machine Vision. However, such orders can be subject to cancellation by the customer. Because of the timing of orders, customer changes in delivery schedule, cancellation of orders and trial period programs that are not included in backlog, backlog as of any particular date may not be representative of Advanced Machine Vision's actual sales for any succeeding fiscal period.

MANUFACTURING AND SUPPLIES

     Advanced Machine Vision manufactures, assembles and ships its products from its facilities in Medford and Eugene, Oregon. Advanced Machine Vision's Medford facility has a vertically integrated manufacturing process, beginning with sheets and bars of stainless steel that are cut and configured, then welded to Advanced Machine Vision's specifications for its components and machines. The Medford operation also manufactures or assembles many of the components and subassemblies used in its machines, such as the processing unit, air jet expulsion component, frames and related systems. Additionally, all proprietary components are manufactured by Advanced Machine Vision in Medford, such as its RGB Cyclops(TM) color cameras used for optical scanning in the KROMA-SORT(R) systems, and various lights and lamps developed by Advanced Machine Vision for certain of the systems. Advanced Machine Vision's Ventek operation integrates hardware components manufactured by outside suppliers. Advanced Machine Vision's machine vision systems incorporate its proprietary software and algorithms. Basic system assembly is relatively consistent among product models using similarly fabricated parts for the machine structure. Most systems are customized as to number of cameras, lighting configurations and certain other features.

     Advanced Machine Vision has a computerized manufacturing inventory control system that integrates and monitors purchasing, inventory control and production. Each vision system is tested prior to delivery to a customer. Advanced Machine Vision's quality control process tests for reliability and conformance with product specifications.

     Advanced Machine Vision is dependent on outside unaffiliated suppliers for some of the components and parts used in its vision automation systems. Most major parts and components are available from multiple sources; however, the prisms and lenses required in RGB Cyclops(TM) color cameras are obtained from a single source supplier. Although such supplier has not indicated any intention to limit or reduce sales of parts to Advanced Machine Vision, if it were to do so, Advanced Machine Vision's business, results of operations and financial condition could be adversely affected. Historically, Advanced Machine Vision has generally been able to obtain parts and components for its systems, as needed, either from its then-current suppliers or replacement vendors. Advanced Machine Vision believes that it will continue to be able to obtain required components and parts from various suppliers, although there can be no assurance that it will be able to do so.

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

WARRANTY AND CUSTOMER SERVICE

     Advanced Machine Vision generally provides a one-year limited warranty on its products. Since 1994, there have not been any claims under Advanced Machine Vision's warranty program that materially affected Advanced Machine Vision's operations. Advanced Machine Vision also provides telephone customer support services and offers annual service agreements.

     In addition, for certain custom-designed systems, Advanced Machine Vision contracts to meet certain performance specifications for specific applications. Advanced Machine Vision has incurred higher warranty expenses related to new products, especially on products that have not yet been proven to be commercially viable, than it typically incurs with established products. There can be no assurance that Advanced Machine Vision will not incur substantial warranty expenses in the future related to new products as well as established products, which may have an adverse effect on its results of operations and customer relationships.

COMPETITION

     The vision automation system industry is subject to intense competition. Some of Advanced Machine Vision's major competitors are substantially larger in size and have greater financial resources than Advanced Machine Vision. Some of its competitors sell machines that are less expensive than Advanced Machine Vision's. In some instances, a potential customer may select the less expensive alternative even though the Advanced Machine Vision system provides greater sorting capability. Currently, Pulsarr and Elbicon (owned by Barco NV of Belgium), Sortex, Allen Machinery, ESM/Satake, Oldenburg, Morvue Electronics and Coe International are believed to be Advanced Machine Vision's direct competitors. There may be other competitors of Advanced Machine Vision in addition to the ones listed above. Advanced Machine Vision competes with its competitors on the basis of quality, technology, systems solutions and price. There can be no assurance that Advanced Machine Vision will continue to successfully differentiate its products from those of its competitors.

PATENTS AND TRADEMARKS

     Advanced Machine Vision has been issued or assigned approximately 28 United States patents, and has applied for five other United States patents relating to its products, including various inspection and detection systems. In addition, Advanced Machine Vision has obtained or has applied for patent protection for certain of these systems in selected foreign countries. Advanced Machine Vision believes that two of these patents, a system for stabilizing articles on a conveyor and an RGB camera, are important to its business. These two patents expire in March 2011 and September 2008, respectively. Other than the two patents described in the previous sentence, Advanced Machine Vision does not consider any of the present patents significant to its current operations. These patents expire at various times over a six-year period commencing in April 2005. SRC VISION trademarks include, among others, VHS OPTISORT(TM), KROMA-SORT(R), SPECTRA-SORT(TM), Length and Defect Analyzer(TM), Optical Woodchip Sorter, Quadra-View(R), ODSS II(TM), SRC VISION(R), Tobacco Sorter(TM).

     Advanced Machine Vision also attempts to protect its trade secrets and other proprietary information through proprietary information agreements with employees and consultants and other security measures. There can be no assurance that these measures will be successful in protecting Advanced Machine Vision's proprietary rights. The laws of certain countries in which Advanced Machine Vision's products are or may be manufactured or sold may not protect Advanced Machine Vision's products and intellectual property rights to the same extent as the laws of the United States.

     There can be no assurance that third parties will not assert infringement of other claims against Advanced Machine Vision with respect to existing or future products or that licenses will be available on reasonable terms, or at all, with respect to Advanced Machine Vision patents or any third-party technology. Litigation to prevent infringement of Advanced Machine Vision patents or to determine the validity of any third-party claims could result in significant expense to Advanced Machine Vision and divert the efforts of Advanced Machine Vision's technical and management personnel, whether or not such litigation is determined in favor of Advanced Machine Vision. Advanced Machine Vision is not aware of any threatened or pending patent actions other than that of the Lemelson Medical, Educational and Research Foundation, Limited Partnership described in Risk Factors -- "Risks related to both Key Technology and Advanced Machine
Vision -- There is the potential for patent-related litigation expenses and other costs resulting from claims asserted against Key Technology, Advanced Machine Vision or their customers by third parties."

EMPLOYEES

     At March 31, 2000, Advanced Machine Vision had 176 full-time employees, including 45 in manufacturing, 39 in engineering, research and development, 58 in marketing, sales and service and 34 in general administration and finance. None of Advanced Machine Vision's employees is represented by a labor union. Advanced Machine Vision considers its employee relations to be excellent.

PROPERTIES

     Advanced Machine Vision's corporate offices occupy approximately 2,600 square feet of rented space in Medford, Oregon pursuant to a three-year lease expiring in 2001. The lease is renewable.

     The principal executive office and manufacturing facilities of SRC VISION (a total of approximately 82,000 square feet) are located on an approximately
6.4 acre parcel of land in Medford, Oregon. SRC VISION owns the land and building, subject to a deed of trust securing an approximately $3 million loan made by Bank of America National Trust and Savings Association. The loan bears interest at 8.3% and is due May 1, 2008. SRC VISION also owns 3.4 acres of land adjacent to its facility for possible future expansion.

     Ventek occupies approximately 12,000 square feet of a building located in Eugene, Oregon that also houses a principal supplier of mechanical components for its vision systems. The space is leased at a monthly base rent of $6,610 pursuant to a three-year agreement, with the right to extend the term an additional two years.

LEGAL PROCEEDINGS

     See "Risks related to both Key Technology and Advanced Machine Vision" for a description of a notice of patent infringement from the Lemelson Medical, Educational and Research Foundation.

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

                ADVANCED MACHINE VISION SELECTED FINANCIAL DATA

     The selected financial data for Advanced Machine Vision as of 1999 and 1998 and for the three years ended 1999 presented below is derived from Advanced Machine Vision's audited financial statements included elsewhere in this joint proxy statement/prospectus. The selected financial data as of 1997, 1996 and 1995 and for each of the years ended 1996 and 1995 is derived from audited financial statements not included in this document. In October 1995, Advanced Machine Vision sold its laser operations. The laser operations have been treated as a discontinued business in the selected financial data.

     In February 1994, Advanced Machine Vision acquired SRC VISION. In March and July of 1996, Advanced Machine Vision acquired Pulsarr and Ventek, respectively. In May 1997, Advanced Machine Vision sold Pulsarr. Purchased entity operations account for a large portion of the fluctuation in amounts between fiscal years. Selected financial data should be read in light of these facts and in conjunction with the financial statements, notes to financial statements and management's discussion and analysis included in the audited Advanced Machine Vision financial statements included elsewhere in this joint proxy statement/prospectus. The information below is based on historical activity and may not represent future results.

                                                                  YEAR ENDED DECEMBER 31,
                                            -------------------------------------------------------------------
                                               1999          1998          1997          1996          1995
                                            -----------   -----------   -----------   -----------   -----------
Net sales.................................  $24,312,000   $27,041,000   $31,974,000   $29,938,000   $19,394,000
Cost of sales.............................   12,212,000    12,585,000    16,042,000    15,794,000    11,194,000
                                            -----------   -----------   -----------   -----------   -----------
Gross profit..............................   12,100,000    14,456,000    15,932,000    14,144,000     8,200,000
Operating expenses........................   14,617,000    13,894,000    12,914,000    12,882,000     7,546,000
Charge for acquired in-process
  technology..............................           --            --            --     4,915,000            --
Charge for royalty expense................           --            --            --       647,000            --
Gain on sale of Pulsarr...................           --            --     4,989,000            --            --
Interest and other (expense) -- net.......     (378,000)     (403,000)     (892,000)     (960,000)      461,000
                                            -----------   -----------   -----------   -----------   -----------
Income (loss) from continuing
  operations..............................   (2,895,000)      159,000     7,115,000    (5,260,000)    1,115,000
Loss from discontinued operations.........           --            --            --            --      (173,000)
Provision for (benefit from) income
  taxes...................................           --    (2,083,000)       99,000            --            --
                                            -----------   -----------   -----------   -----------   -----------
Net income (loss).........................  $(2,895,000)  $ 2,242,000   $ 7,016,000   $(5,260,000)  $   942,000
                                            ===========   ===========   ===========   ===========   ===========
Basic earnings (loss) per share:
  Continuing operations...................  $     (0.24)  $      0.21   $      0.64   $     (0.49)  $      0.12
  Discontinued operations.................           --            --            --            --         (0.02)
                                            -----------   -----------   -----------   -----------   -----------
    Total.................................  $     (0.24)  $      0.21   $      0.64   $     (0.49)  $      0.10
                                            ===========   ===========   ===========   ===========   ===========
Diluted earnings (loss) per share:
  Continuing operations...................  $     (0.24)  $      0.18   $      0.49   $     (0.49)  $      0.11
  Discontinued operations.................           --            --            --            --         (0.02)
                                            -----------   -----------   -----------   -----------   -----------
    Total.................................  $     (0.24)  $      0.18   $      0.49   $     (0.49)  $      0.09
                                            ===========   ===========   ===========   ===========   ===========
Weighted average number of common stock
  outstanding -- basic....................   12,084,000    10,517,000    11,002,000    10,704,000     9,451,000
             -- diluted...................   12,084,000    14,735,000    14,888,000    10,704,000    10,221,000
BALANCE SHEET DATA:
Current assets............................  $16,965,000   $17,231,000   $14,075,000   $15,411,000   $10,391,000
Current liabilities.......................    6,024,000     5,131,000     4,942,000     9,498,000     3,501,000
Working capital...........................   10,941,000    12,100,000     9,133,000     5,913,000     6,890,000
Total assets..............................   28,020,000    29,839,000    25,235,000    30,938,000    17,628,000
Long-term debt............................    6,294,000     7,862,000     8,342,000    14,940,000     4,875,000
Mandatorily redeemable preferred stock....    2,579,000     2,579,000            --            --            --
Total nonredeemable shareholders'
  equity..................................   13,123,000    14,267,000    11,951,000     6,500,000     9,252,000

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

                ADVANCED MACHINE VISION MANAGEMENT'S DISCUSSION
         AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

     Advanced Machine Vision acquired Pulsarr and Ventek in March 1996 and July 1996, respectively. Pulsarr was subsequently sold in May 1997. The operations of the acquired entities are included in the financial statements from their respective acquisition dates, and in the case of Pulsarr, through its disposition date.

     The following table sets forth the results of operations for the last three years (amounts in thousands):

                                                                 YEAR ENDED DECEMBER 31,
                                                 --------------------------------------------------------
                                                       1999                1998                1997
                                                 ----------------    ----------------    ----------------
                                                 AMOUNT       %      AMOUNT       %      AMOUNT       %
                                                 -------    -----    -------    -----    -------    -----
Net sales......................................  $24,312    100.0%   $27,041    100.0%   $31,974    100.0%
Cost of sales..................................   12,212     50.2%    12,585     46.5%    16,042     50.2%
                                                 -------    -----    -------    -----    -------    -----
  Gross profit.................................   12,100     49.8%    14,456     53.5%    15,932     49.8%
                                                 -------    -----    -------    -----    -------    -----
Operating expenses:
  Selling and marketing........................    5,948     24.5%     4,762     17.6%     4,930     15.4%
  Research and development.....................    4,758     19.6%     5,024     18.6%     3,950     12.4%
  General and administrative...................    3,191     13.1%     3,413     12.6%     3,303     10.3%
  Goodwill amortization........................      720      3.0%       695      2.6%       731      2.3%
                                                 -------    -----    -------    -----    -------    -----
                                                  14,617     60.1%    13,894     51.4%    12,914     40.4%
                                                 -------    -----    -------    -----    -------    -----
Income (loss) before other income and
  expense......................................   (2,517)   (10.4)%      562      2.1%     3,018      9.4%
Gain on sale of Pulsarr........................       --       --         --       --      4,989     15.6%
Investment and other income....................      191      0.8%       286      1.1%       371      1.2%
Interest expense...............................     (569)    (2.3)%     (689)    (2.5)%   (1,263)    (4.0)%
                                                 -------    -----    -------    -----    -------    -----
Income (loss) before income taxes..............   (2,895)   (11.9)%      159      0.6%     7,115     22.3%
Provision for (benefit from) income taxes......       --       --     (2,083)    (7.7)%       99     (0.3)%
                                                 -------    -----    -------    -----    -------    -----
  Net income (loss)............................  $(2,895)   (11.9)%  $ 2,242      8.3%   $ 7,016     21.9%
                                                 =======    =====    =======    =====    =======    =====

RESULTS OF OPERATIONS

FISCAL 1999 COMPARED TO FISCAL 1998

     Sales for 1999 were $24,312,000, down 10% when compared to sales for 1998 of $27,041,000. The decrease in sales in 1999 resulted primarily from an 18% decrease, or $2,548,000 to $11,733,000, in sales of food machine vision systems. Sales of non-food machine vision systems decreased by 1%, or $181,000 to $12,579,000.

     Cost of sales was 50.2% of sales in 1999 and 46.5% in 1998.

     Gross profit decreased by 16% to $12,100,000 in 1999 when compared to $14,456,000 of gross profit in 1998. In 1999, gross profit was 49.8%, as compared to 53.5% in 1998. The decrease in gross profit as a percentage of sales is due to the introduction of new products and the penetration of new geographical markets. The initial unit cost of sales of the new products were higher due to higher material costs resulting from smaller quantity purchasing and higher labor costs due to the lack of learning curve efficiencies. To penetrate new geographical markets, Advanced Machine Vision granted some initial discounts, which also decreased gross profit as a percentage of sales.

     Selling and marketing expenses increased $1,186,000 in 1999 to $5,948,000 when compared to $4,762,000 in 1998. The increase in selling and marketing expenses in terms of both the dollar amount and as a percentage of sales is due to higher personnel costs and marketing activities associated with the introduction of new products and the penetration of new geographical areas.

     Research and development expenses were $4,758,000 and $5,024,000 in 1999 and 1998, or 19.6% and 18.6% of sales, respectively. The increase in research and development expenses as a percentage of sales is due to the distribution of fixed research and development costs over a smaller sales base.

     General and administrative expenses decreased $222,000 to $3,191,000 in 1999 from $3,413,000 in 1998. The decrease is due principally to costs associated with a 1998 project of reevaluating the financial and operational processes and procedures at SRC VISION in anticipation of possible future growth of SRC VISION's business. General and administrative expenses do not include any of these costs in 1999.

     The decrease in investment and other income is the result of lower cash balances available for investment during most of the year.

     The decrease in interest expense is primarily due to lower outstanding debt balances in 1999.

     The net loss for 1999 was $2,895,000 as compared to net income of $2,242,000 in 1998. Net income in 1998 includes a benefit from deferred income taxes of $2,100,000.

FISCAL 1998 COMPARED TO FISCAL 1997

     Sales for 1998 were $27,041,000, down 15% when compared to sales for 1997 of $31,974,000. Sales of non-food machine vision systems decreased 15% or $2,164,000 to $12,760,000. Sales of food machine vision systems decreased 16% or $2,769,000 to $14,281,000. Pulsarr sales, which were composed entirely of food machine vision systems, aggregated $2,558,000 in 1997 and represent the primary cause for the decrease in sales of food machine vision systems.

     Cost of sales was 46.5% of sales in 1998 and 50.2% in 1997.

     Gross profit decreased by 9% to $14,456,000 in 1998 when compared to $15,932,000 of gross profit in 1997. In 1998, gross profit was 53.5%, as compared to 49.8% in 1997. The increase in gross profit as a percentage of sales in 1998 as compared to 1997 is primarily related to the exclusion of the lower-margin Pulsarr products as well as a change in sales mix to higher-margin products.

     Selling and marketing expenses decreased $168,000 in 1998 to $4,762,000 when compared to $4,930,000 in 1997. Selling and marketing expenses in 1997 included $260,000 relating to Pulsarr as compared to none in 1998. This decrease was partially offset by increased sales and service personnel at both SRC VISION and Ventek.

     Research and development expenses were $5,024,000 and $3,950,000 in 1998 and 1997, or 18.6% and 12.4% of sales, respectively. Research and development expenses in 1997 included $178,000 relating to Pulsarr as compared to none in 1998. The increased expenses were incurred to accelerate completion of Advanced Machine Vision's next generation of food sorter and vision system processor, as well as to develop new products for the processing of softwood veneer.

     General and administrative expenses increased $110,000 to $3,413,000 in 1998 from $3,303,000 in 1997. General and administrative expenses in 1997 included $343,000 relating to Pulsarr as compared to none in 1998. The increase is primarily the result of costs associated with a project of reevaluating the financial and operational processes and procedures in preparation for possible future growth in business, as well as an increase in personnel costs.

     The decrease in goodwill amortization is due to the exclusion of goodwill related to Pulsarr in 1998 as compared to 1997.

     The decrease in investment and other income is the result of lower cash balances available for investment.
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

     The decrease in interest expense is primarily due to lower debt balances outstanding. Additionally, interest expense in 1997 included $233,000 of deferred debt issuance costs written off as the result of the early repayment of $2,500,000 of convertible notes payable.

     The benefit from income taxes of $2,083,000 is composed of a benefit from deferred income taxes of $2,100,000 to recognize a deferred tax asset, partially offset by a provision for current income taxes of $17,000 due pursuant to the alternative minimum tax rules of the Internal Revenue Code. Advanced Machine Vision has assessed its past earnings history and trends, budgeted sales and the expiration dates of carry-forwards and determined that it is more likely than not that $2,100,000 of the deferred tax asset will be realized. A valuation allowance is maintained against the remaining deferred tax asset. The valuation allowance increased $1,058,000 in 1999. The increase occurred as the result of management's assessment of the asset's ultimate ability to be realized.

     Net income for 1998 was $2,242,000 as compared to $7,016,000 in 1997. Net income for 1998 includes a benefit from deferred taxes of $2,100,000, while net income for 1997 includes a gain on the sale of Pulsarr of $4,989,000 and a charge relating to the write-off of deferred debt issuance costs. Income before special items was $142,000 for 1998 compared to $2,260,000 for 1997 as a result of the factors described above.

LIQUIDITY AND CAPITAL RESOURCES

     Advanced Machine Vision's cash balance and working capital was $5,889,000 and $10,941,000, respectively, at December 31, 1999 compared to $4,423,000 and $12,100,000, respectively, at December 31, 1998. Advanced Machine Vision's debt-to-equity ratio (excluding mandatorily redeemable preferred stock) was 0.64 at December 31, 1999 and 0.61 at December 31, 1998.

     During 1999, net cash provided by operating activities totaled $693,000 compared to cash used in operating activities of $3,109,000 in 1998 and cash provided by operating activities of $3,797,000 in 1997. The change in accounts receivable generated cash of $2,472,000 in 1999 and used cash of $1,363,000 in 1998, and resulted primarily from the granting of longer payment terms to one customer in 1998. The balance owed from this customer as of December 31, 1998 was entirely collected in 1999. Operating activities utilized $1,020,000, $2,199,000 and $499,000 in 1999, 1998 and 1997, respectively, in cash to fund an increase in inventories. A decrease in prepaid expenses and other assets provided cash of $699,000 in 1999 as compared to increases in prepaid expenses and other assets that used cash of $760,000 and $186,000 in 1998 and 1997, respectively. Reductions in accounts payable, accrued liabilities, accrued payroll and warranty reserve, partially offset by an increase in customer deposits, used cash of $113,000 and $539,000 in 1999 and 1998, respectively.

     Cash used in investment activities totaled $438,000 in 1999 compared to cash used in investment activities of $1,383,000 in 1998 and cash provided by investment activities of $5,996,000 in 1997. Cash resources of $438,000, $1,383,000 and $1,014,000 were used to acquire property and equipment in 1999, 1998 and 1997, respectively. Advanced Machine Vision has no material commitments for capital expenditures at December 31, 1999.

     Cash provided by financing activities totaled $1,211,000 in 1999 as compared to cash provided by financing activities of $2,870,000 in 1998 and cash used by financing activities of $5,657,000 in 1997. In November 1999, Advanced Machine Vision completely drew down its $2,000,000 line of credit. In February 1999, an agreement was reached with the former owners of Ventek pursuant to which Advanced Machine Vision prepaid $750,000 of debt that would have otherwise been due on July 23, 1999, and issued 1,800,000 shares of restricted common stock in prepayment of another note. The maturity date of the remaining $2,500,000 was changed to July 23, 2000. A second extension, until July 23, 2001, of the $2,500,000 debt was obtained in December 1999 (see Note 6). In 1998, Advanced Machine Vision received net proceeds of $2,579,000 from the sale of preferred stock to FMC Corporation, and in April, refinanced its 9.75% $2,680,000 mortgage with a new 8.3% $3,000,000 mortgage. In 1997, cash generated

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

from operations and the sale of Pulsarr was used to repay the remaining $1,265,000 principal balance of Advanced Machine Vision's 10.25% Convertible
Note in April 1997, to repay early $2,500,000 of its $3,400,000 6.75%
Convertible Note, at par, in September 1997 and to purchase 1,001,640 shares of Advanced Machine Vision's Class A common stock and 640,000 warrants to purchase common stock for $1,962,000 in August 1997.

     Due to operating losses incurred in 1999, Advanced Machine Vision was in violation of a cash flow covenant with respect to the $2,000,000 line of credit and the $3,000,000 mortgage note as of December 31, 1999. The bank waived compliance with the covenant for the line of credit subject to Advanced Machine Vision's amending the line to secure future borrowings with cash instruments satisfactory to the bank. In February 2000, the amendment was executed and the $2,000,000 previously borrowed was paid off. The bank also waived compliance with the covenant for the mortgage note.

     Advanced Machine Vision believes it will operate at a negative cash flow during certain periods in the future due to payment of notes issued in connection with prior financings and acquisitions, working capital requirements, the need to fund certain development projects, cash required to enter new market areas and possible cash needed to fully integrate Ventek's operations. Management believes that Advanced Machine Vision has sufficient cash to enable Advanced Machine Vision to sustain its operations and to adequately fund the cash flow expected to be used in operating activities for the next twelve months. If Advanced Machine Vision is unable to consistently generate sustained positive cash flow from operations, Advanced Machine Vision may have to rely on debt or equity financing. There can be no assurance Advanced Machine Vision will be able to obtain future financing on terms satisfactory to Advanced Machine Vision. Potential increases in the number of outstanding shares of our common stock due to convertible debt and preferred stock and stock options, substantial losses in 1996 and 1999 and debt due in 2001, may limit our ability to negotiate additional debt or equity financing.

     Advanced Machine Vision does not hold material amounts of derivative financial instruments, other financial instruments or derivative commodity instruments, and accordingly, has no material market risk to report under this item.

NEW ACCOUNTING PRONOUNCEMENT

     In June 1998, the FASB issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 establishes new accounting treatment for derivatives and hedging activities and supersedes and amends a number of existing accounting standards. For Advanced Machine Vision, this pronouncement will be effective in 2001, and is not anticipated to have a material effect on the consolidated financial statements.

               PRINCIPAL SHAREHOLDERS OF ADVANCED MACHINE VISION

     The following table sets forth certain information regarding the beneficial ownership of common stock as of March 10, 2000, by (i) each person who is known by Advanced Machine Vision to own beneficially more than 5% of outstanding common stock; (ii) each of Advanced Machine Vision's directors and named executive officers; and (iii) all executive officers and directors of Advanced Machine Vision as a group:

                                                                       SHARES ACQUIRABLE PURSUANT TO:(2)
                                                                    ---------------------------------------
                                            SHARES OWNED                          CONVERSION                  APPROXIMATE
                                    -----------------------------                 OF DEBT OR                  PERCENT OF
         NAME AND ADDRESS           UNRESTRICTED   RESTRICTED(1)     OPTIONS    PREFERRED STOCK     TOTAL      OWNERSHIP
         ----------------           ------------   --------------   ---------   ---------------   ---------   -----------
FMC Corporation(4)................         --               --      1,598,282      1,191,060      2,789,342      17.9%
  200 East Randolph Drive
  Chicago, IL 60601
Ashford Capital Management,
  Inc.(5).........................    960,000               --             --             --        960,000       7.5%
  P. O. Box 4172
  Wilmington, DE 19807
William J. Young..................    291,378          117,222        500,000             --        908,600       6.8%
  3709 Citation Way #102
  Medford, OR 97504
Rodger A. Van Voorhis(3)..........     74,000        2,250,000             --        333,333      2,657,333      20.0%
  4030 West First Avenue, #100
  Eugene, OR 97402
Dr. James Ewan....................     50,000           57,000        300,000             --        407,000       3.1%
  2067 Commerce Drive
  Medford, OR 97504
Alan R. Steel.....................     31,500           48,000        250,000             --        329,500       2.5%
  3709 Citation Way #102
  Medford, OR 97504
Jack Nelson, Esq..................         --               --        100,000             --        100,000         *
  281 E. Linden Avenue
  Englewood, NJ 07631
Vikram Dutt.......................         --               --        100,000             --        100,000         *
  432 N. Clark, #003
  Chicago, IL 60610
Robert M. Bagerdjian..............         --               --        100,000             --        100,000         *
  10701 Wilshire Blvd. #1401
  Los Angeles, CA 90024
Haig S. Bagerdjian................         --               --        100,000             --        100,000         *
  6464 Canoga Avenue
  Woodland Hills, CA 91367
All executive officers and
  directors as a group (ten
  persons)........................                                                                4,702,433      32.0%

-------------------------
 *  Less than 1%.

(1) Reference is made to Note 2 of the Executive Compensation table for a description of restrictions.

(2) Represents shares acquirable as of December 31, 1999 and 60 days thereafter.

(3) 25,000 of the unrestricted shares are owned by Whamdyne. 2,250,000 restricted shares are owned by Veneer Technology, Inc. The shares acquirable upon conversion relate to convertible debt issued to Veneer Technology, Inc. Mr. Van Voorhis is a 25% owner of both Whamdyne LLC and Veneer Technology, Inc. and is, therefore, deemed to be a beneficial owner of such shares. See also "Certain Transactions."

(4) Pursuant to Schedule 13G, filed with the Securities and Exchange Commission on April 25, 2000.

(5) Pursuant to Schedule 13G, filed with the Securities and Exchange Commission on February 9, 2000.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

     Effective February 15, 2000, Key Technology entered into an agreement and plan of merger with Advanced Machine Vision. Under the terms of the agreement, Advanced Machine Vision will become a wholly-owned subsidiary of Key Technology. Each outstanding share of Advanced Machine Vision common stock will be converted into the right to receive $1.00 in cash, 1/10 of a share of Key Technology Series B convertible preferred stock, and 1/40 of a five-year warrant to purchase one share of Key Technology common stock for $15.00 per share. Each share of Advanced Machine Vision Series B preferred stock will be converted into one share of Key Technology Series C convertible preferred stock accompanied by identical warrants. Key Technology will account for the merger using the purchase method of accounting.

     The financial statements of Advanced Machine Vision use a different fiscal year than the financial statements of Key Technology. For purposes of the pro forma information, Advanced Machine Vision's financial statements were adapted to Key Technology's fiscal year by adding the results of Advanced Machine Vision's fourth quarter for its fiscal 1998 (the three months ended December 31, 1998) to, and subtracting the fourth quarter of Advanced Machine Vision's fiscal 1999 (the three months ended December 31, 1999) from, the results of Advanced Machine Vision's fiscal year ended December 31,1999. The Unaudited Pro Forma Condensed Combined Balance Sheet is prepared as of December 31, 1999 and illustrates the effects of the merger as if it had occurred on that date. The Unaudited Pro Forma Condensed Combined Statements of Earnings are prepared for the three months ended December 31, 1999 and for the year ended September 30, 1999 and illustrate the effects of the merger as if they had occurred as of the beginning of the earliest period presented. The Unaudited Pro Forma Condensed Combined Financial Statements should be read in conjunction with the historical financial statements and accompanying notes of Key Technology, included elsewhere herein, and the historical financial statements and accompanying notes of Advanced Machine Vision, also included elsewhere herein. The pro forma condensed financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or the results of operations that would have actually been reported had the merger occurred at the beginning of the periods presented, nor is it necessarily indicative of future financial positions or results of operations.

     In addition to not reflecting any cost savings or synergies potentially regarding the merger, the pro forma financial statements do not reflect the following one-time charges: (a) an estimated $1,700,000 of dilution in gross margins related to the write-up of work-in-process and finished goods acquired which is expected to be realized primarily during the first 12 months following the merger; (b) an allocation of $2,500,000 to in process research and development which will be written off immediately after the merger; and (c) approximately $1,500,000 of costs expected to be incurred during the first 12 months following the merger associated with the integration of the two companies, primarily related to reorganization, staff integration and training.

     In determining the purchase price of the acquisition, management has estimated the fair value of the preferred stock and warrants to be given as consideration by using the discounted present value of potential cash flows of such equity instruments. The cost of the acquisition has been allocated to the assets acquired and liabilities assumed based on their estimated fair values as determined by management. The determination of the purchase price as well as the allocation of the costs of the acquisition are preliminary. Prior to completion of the merger, a valuation of the purchase price and allocations of acquisition costs will be performed. Management believes this valuation may derive a purchase price and an allocation of costs that is different than that shown in the pro forma financial statements.

                      KEY TECHNOLOGY, INC AND SUBSIDIARIES

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                            AS OF DECEMBER 31, 1999

                                               HISTORICAL   HISTORICAL    PRO FORMA            PRO FORMA
                                                  KEY          AMVC      ADJUSTMENTS            COMBINED
                                               ----------   ----------   -----------          ------------
                                                                                              (DOLLARS IN
                                                                                               THOUSANDS)
ASSETS
Current Assets:
  Cash and Cash Equivalents..................   $ 7,733      $ 5,889      $ (3,010)(1)(2)       $10,612
  Short-term Investments.....................     1,496           --            --                1,496
  Trade Accounts Receivable, net.............     9,266        1,601            --               10,867
  Inventories................................                                   --
     Raw Materials...........................     5,139        3,299            --                8,438
     Work-in-process and sub-assemblies......     5,688        1,338           813(2)             7,839
     Finished Goods..........................     3,148        3,762           924(2)             7,834
                                                -------      -------      --------              -------
       Total Inventories.....................    13,975        8,399         1,737               24,111
  Other Current Assets.......................     1,949        1,076         1,044(2)             4,069
                                                -------      -------      --------              -------
       Total Current Assets..................    34,419       16,965          (229)              51,155
Property, Plant, and Equipment, Net..........     8,180        4,860           814(2)            13,854
Goodwill and Other Intangibles, Net..........     1,557        4,175        10,811(2)            16,543
Other Assets.................................       330        2,020         5,779(2)             8,129
                                                -------      -------      --------              -------
       Total.................................   $44,486      $28,020      $ 17,175              $89,681
                                                =======      =======      ========              =======

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts Payable and Accrued Liabilities...   $ 8,936      $ 2,412      $  2,900(2)           $14,248
  Customer Deposits..........................     2,075        1,569            --                3,644
  Short-term Borrowings and Debt.............       297        2,043         1,000(2)             3,340
                                                -------      -------      --------              -------
       Total Current Liabilities.............    11,308        6,024         3,900               21,232
Long-term Debt...............................       611        6,294         9,000(2)            15,905
Other Long-term Liabilities..................        --           --         3,820(2)             3,820
Mandatorily Redeemable Preferred Stock and
  Warrants...................................        --        2,579        16,078(2)            18,657
Total Shareholder's Equity...................    32,567       13,123       (15,623)(1)(2)(3)     30,067
                                                -------      -------      --------              -------
       Total.................................   $44,486      $28,020      $ 17,175              $89,681
                                                =======      =======      ========              =======

                              KEY TECHNOLOGY INC.

         NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                            AS OF DECEMBER 31, 1999

Adjustments

(1) To record the assumed conversion of 2,474,000 of Advanced Machine Vision stock options into Advanced Machine Vision common stock and record the cash proceeds from these conversions. Cash proceeds from the conversions of these stock options is $2,384,000, which is net of $415,000 used to repurchase 1,260,000 shares exercisable under the stock option plans.

(2) To record the acquisition and adjust the purchased assets to fair market value, including the recognition of goodwill. For illustrative purposes the acquisition price has been calculated as follows:

Purchase Price:

Cash, mandatorily redeemable preferred stock and warrants
  issued for 14,793,554 shares of Advanced Machine Vision
  common stock..............................................  $ 30,771,000
Redeemable preferred stock and warrants issued in exchange
  for Advanced Machine Vision mandatorily redeemable
  preferred stock...........................................     2,680,000
Acquisition costs...........................................       600,000
                                                              ------------
  Total purchase price......................................  $ 34,051,000
                                                              ============

Financing:

Cash........................................................  $  5,394,000
Long-term debt..............................................    10,000,000
Mandatorily redeemable preferred stock and warrants.........    18,657,000
                                                              ------------
  Total.....................................................  $ 34,051,000
                                                              ============

The purchase price is allocated as follows:

Cash........................................................  $  8,273,000
Trade accounts receivable...................................     1,601,000
Inventories.................................................    10,136,000
Other current assets........................................     2,120,000
Property, plant and equipment...............................     5,674,000
Goodwill and other intangibles..............................    17,486,000
Other assets................................................     7,799,000
Liabilities assumed (including $2,900,000 of relocation and
  severance accruals).......................................   (19,038,000)
                                                              ------------
  Total.....................................................  $ 34,051,000
                                                              ============

     Included in goodwill and other intangibles is $2,500,000 of in-process research and development which would be written off immediately upon consummation of the merger, $5,000,000 of existing patents and technology and approximately $10,000,000 of goodwill. These allocations were based on preliminary valuations performed by Key Technology management. The allocation of the purchase price may change pending a final analysis of the value of the assets acquired and liabilities assumed. The impact of such changes could be material and any increases in the amounts allocated to acquired technology and other identified intangible assets and goodwill resulting from changes could increase the negative effect of the amortization on earnings per share.

(3) Reflects the elimination of Advanced Machine Vision's shareholders' equity of $13,123,000 and write-off of $2,500,000 of purchased in-process research and development.

                      KEY TECHNOLOGY, INC AND SUBSIDIARIES

          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS
                     FOR THE YEAR ENDED SEPTEMBER 30, 1999

                                               HISTORICAL   HISTORICAL    PRO FORMA         PRO FORMA
                                                  KEY          AMVC      ADJUSTMENTS        COMBINED
                                               ----------   ----------   -----------        ---------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net Sales....................................   $68,028      $24,307     $       --          $92,335
Cost of Sales................................    42,281       11,196             --           53,477
                                                -------      -------     ----------          -------
Gross Profit.................................    25,747       13,111             --           38,858
Operating Expenses:
  Selling and Marketing......................    11,125        5,584             --           16,709
  Research and Development...................     4,347        5,521             --            9,868
  General and Administrative.................     5,550        3,716            468(1)(2)      9,734
                                                -------      -------     ----------          -------
Total Operating Expense......................    21,022       14,821            468           36,311
                                                -------      -------     ----------          -------
Income (Loss) From Operations................     4,725       (1,710)          (468)           2,547
Other Income (Expense).......................       436         (323)          (750)(3)         (637)
                                                -------      -------     ----------          -------
Earnings (Loss) Before Income Taxes..........     5,161       (2,033)        (1,218)           1,910
Income Tax Expense (Benefit).................     1,632       (2,152)         1,047(4)(5)        527
                                                -------      -------     ----------          -------
Net Earnings (Loss)..........................   $ 3,529      $   119     $   (2,065)         $ 1,383
                                                =======      =======     ==========          =======
Net Earnings Per Share -- Basic..............   $  0.75      $  0.01     $       --(6)       $  0.04
                                                =======      =======     ==========          =======
Net Earnings Per Share -- Diluted............   $  0.75      $  0.01     $       --(6)       $  0.04
                                                =======      =======     ==========          =======
Shares used in Per Share
  Calculation -- Basic.......................     4,707       12,005        (12,005)(7)        4,707
                                                =======      =======     ==========          =======
Shares used in Per Share
  Calculation -- Diluted.....................     4,711       12,005        (12,005)(7)        4,711
                                                =======      =======     ==========          =======

                              KEY TECHNOLOGY INC.

     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS
                     FOR THE YEAR ENDED SEPTEMBER 30, 1999

Adjustments

(1) To record the depreciation associated with a $435,000 fair market value purchase adjustment to buildings, taken over a 20-year life on a straight line basis.

(2) To record amortization of purchased intangibles and goodwill, net of amounts already recorded in Advanced Machine Visions' historical financial statements. This adjustment consists of the following:

Amortization of patents and existing technologies over 10
  years on a straight line basis............................  $ 500,000
Amortization of goodwill over 15 years on a straight line
  basis.....................................................    666,000
Less: amounts recorded in Advanced Machine Vision's
  historical statements.....................................    (72,000)
                                                              ---------
  Total.....................................................  $ 446,000
                                                              =========

(3) To record interest expense assuming an interest rate of 7.5% on the $10,000,000 debt issued as part of the acquisition. An increase of 1/8% in the assumed interest rate would increase interest expense recorded by $12,500 annually.

(4) To record the income tax effect of pro forma adjustments using the statutory tax rate of 34%.

(5) To adjust income taxes to eliminate the effect of Advanced Machine Vision income tax asset revaluation reserves. Advanced Machine Vision recorded income tax benefits based upon expected utilization of temporary differences and a portion of net operating loss carry-forwards. This adjustment has been reversed and income taxes recalculated using the statutory tax rate of 34%. The net adjustment increases income tax expense by $1,461,000. This adjustment is required, as had the merger been in effect as of the beginning of the fiscal year, these income tax benefits would have already been recorded as part of the acquisition. Consequently, the income tax benefit of Advanced Machine Vision's operating loss would have been $691,000 on a consolidated basis using the statutory tax income tax rate.

(6) The mandatorily redeemable preferred stock has been recorded at the discounted present value of cash flows. As this amount is less than the mandatory redemption value, the difference must be accreted to retained earnings over the mandatory two-year holding period. This amount is estimated to be $1,200,000 in the first fiscal year. For purposes of computing basic earnings per share this amount is treated as a dividend to preferred shareholders, and as such, is a reduction in net income available to common shareholders. For purposes of diluted earnings per share this amount is added back to net income available to common shareholders as it assumes all preferred shares had been converted to common shares.

(7) To eliminate Advanced Machine Vision shares purchased. The effects of assuming full conversion of Key Technology preferred stock and stock warrants are anti-dilutive and are therefore not assumed to convert in calculating diluted earnings per share. An additional 1,584,000 Key Technology shares would be issued assuming full conversion of the Key Technology preferred stock and stock warrants according to the conversion terms described in the merger agreement.

                      KEY TECHNOLOGY, INC AND SUBSIDIARIES

          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS
                  FOR THE THREE MONTHS ENDED DECEMBER 31, 1999

                                                HISTORICAL   HISTORICAL    PRO FORMA         PRO FORMA
                                                   KEY          AMVC      ADJUSTMENTS        COMBINED
                                                ----------   ----------   -----------        ---------
                                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net Sales.....................................   $15,079      $ 5,310      $     --           $20,389
Cost of Sales.................................     9,648        3,112            --            12,760
                                                 -------      -------      --------           -------
Gross Profit..................................     5,431        2,198            --             7,629
Operating Expenses:
  Selling and Marketing.......................     2,948        2,149            --             5,097
  Research and Development....................     1,205          964            --(1)(2)       2,169
  General and Administrative..................     1,279          990           117             2,386
                                                 -------      -------      --------           -------
Total Operating Expense.......................     5,432        4,103           117             9,652
                                                 -------      -------      --------           -------
Income (Loss) From Operations.................        (1)      (1,905)         (117)           (2,023)
Other Income (Expense)........................       135         (124)         (188)(3)          (177)
                                                 -------      -------      --------           -------
Earnings (Loss) Before Income Taxes...........       134       (2,029)         (305)           (2,200)
Income Tax Expense (Benefit)..................        44           16          (810)(4)(5)       (750)
                                                 -------      -------      --------           -------
Net Earnings (Loss)...........................   $    90      $(2,045)     $    505           $(1,450)
                                                 =======      =======      ========           =======
Net Earnings (Loss) Per Share -- Basic........   $  0.02      $ (0.17)           --(6)        $ (0.38)
                                                 =======      =======      ========           =======
Net Earnings (Loss) Per Share -- Diluted......   $  0.02      $ (0.17)           --(6)        $ (0.38)
                                                 =======      =======      ========           =======
Shares used in Per Share
  Calculation -- Basic........................     4,714       12,084       (12,084)(7)         4,714
                                                 =======      =======      ========           =======
Shares used in Per Share
  Calculation -- Diluted......................     4,717       12,084       (12,087)(7)         4,714
                                                 =======      =======      ========           =======

                              KEY TECHNOLOGY INC.

     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS
                  FOR THE THREE MONTHS ENDED DECEMBER 31, 1999

Adjustments

(1) To record the depreciation associated with a $435,000 fair market value purchase adjustment to buildings, taken over a 20-year life on a straight line basis.

(2) To record amortization of purchased intangibles and goodwill, net of amounts already recorded in Advanced Machine Visions' historical financial statements. This adjustment consists of the following:

Amortization of patents and existing technologies over 10
  years on a straight line basis............................  $ 125,000
Amortization of goodwill over 15 years on a straight line
  basis.....................................................    167,000
Less: amounts recorded in Advanced Machine Vision's
  historical statements.....................................   (180,000)
                                                              ---------
  Total.....................................................  $ 112,000
                                                              =========

(3) To record interest expense assuming an interest rate of 7.50% on the $10,000,000 debt issued as part of the acquisition. An increase of 1/8% in the assumed interest rate would increase interest expense recorded by $12,500 annually.

(4) To record the income tax effect of pro forma adjustments using the statutory tax rate of 34%.

(5) To adjust income taxes to eliminate the effect of Advanced Machine Vision income tax asset revaluation reserves. During this interim period, Advanced Machine Vision recorded no income tax benefit associated with the net operating loss as they did not expect to be able to utilize the operating loss for tax purposes. An income tax benefit of $706,000 has been recorded as an adjustment to reflect the income tax benefit of the net operating loss using an the statutory tax rate of 34%. This adjustment is required, as had the merger been in effect as of the beginning of fiscal year, these income tax benefits would now be realized on a consolidated basis.

(6) The mandatorily redeemable preferred stock has been recorded at the discounted present value of cash flows. As this amount is less than the mandatory redemption value, the difference must be accreted to retained earnings over the mandatory two-year holding period. This amount is estimated to be $325,000 in the first quarter of this fiscal year. For purposes of computing basic earnings per share this amount is treated as a dividend to preferred shareholders, and as such, is a reduction in net income available to common shareholders. For purposes of diluted earnings per share this amount is added back to net income available to common shareholders as it assumes all preferred shares had been converted to common shares.

(7) To eliminate Advanced Machine Vision shares purchased. The effects of assuming full conversion of Key Technology preferred stock and stock warrants are anti-dilutive and are therefore not assumed to convert in calculating diluted earnings per share. An additional 1,584,000 Key Technology shares would be issued assuming full conversion of the Key Technology preferred stock and stock warrants according to the conversion terms described in the merger agreement.

                    DESCRIPTION OF KEY TECHNOLOGY SECURITIES

     Key Technology's restated articles of incorporation authorize the issuance of up to 15,000,000 shares of common stock and 5,000,000 shares of preferred stock. The following descriptions of Key Technology's capital stock are not complete and are subject to, and qualified in all respects by reference to the articles, which have been filed as an exhibit to the registration statement.

COMMON STOCK

     The holders of common stock are entitled to receive dividends when and as declared by the board of directors out of any funds lawfully available therefore and, in the event of liquidation or distribution of assets, are entitled to participate ratably in the distribution of such assets remaining after payment of liabilities, in each case subject to any preferential rights granted to any series of preferred stock that may then be outstanding. The common stock does not have any preemptive rights or redemption or sinking fund provisions. The issued and outstanding shares of common stock are fully paid and nonassessable.

     Holders of common stock are entitled to vote at all meetings of shareholders of Key Technology for the election of directors and for other purposes. Each shareholder has one vote for each share of common stock owned. Key Technology does not have cumulative voting in the election of directors, which means that the holders of more than 50% of the shares voting can elect all directors. The articles provide for staggered terms for directors whenever the Board is comprised of six or more members, meaning that at each election of the board of directors, one-third of Key Technology's directors will be elected for staggered terms of three years.

PREFERRED STOCK

     The articles authorize 5,000,000 shares of preferred stock and permit the board of directors, without further shareholder authorization, to issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series. The effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock cannot be predicted until the board of directors determines the specific rights of the holders of the preferred stock. The issuance of any series of preferred stock under certain circumstances could have the effect of delaying, deferring or preventing a change of control of Key Technology and could adversely affect the rights of the holders of common stock. The terms and provisions of each series that the board of directors can set include one or more of the following:

        - dividend rights and preferences;

        - conversion rights;

        - voting rights;

        - redemption rights; and

        - rights on liquidation, including preferences over common stock.

     The board of directors has authorized the following series of preferred stock:

        - 15,000 shares of Series A Junior Participating preferred stock, par value $0.01 per share; and

        - shares of Series B convertible preferred stock, par value $10.00 per share;

        - 119,106 shares of Series C Convertible preferred stock, par value $20.00 per share.

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

     In 1998, the Key Technology board of directors adopted a shareholder rights plan with the intent to protect and enhance shareholder value. A dividend was declared effective on the common stock in the form of one right to purchase 1/1,000ths of a share of Series A Junior Participating Preferred Stock for each share of common stock outstanding on the close of business on June 30, 1998. The Series A, in addition to the specific features discussed below, has the following distinct features:

        - The Series A ranks junior to all series of preferred stock and ranks senior to the common stock in regards to payment of dividends and the distribution of assets on liquidation, dissolution or winding up.

        - The holders of at least a majority of the Series A voting separately as a class must approve any amendments to the articles of incorporation that adversely affect the Series A.

        - Series A may be issued in fractional shares which entitle the holder to proportionately exercise voting rights, receive dividends, participate in distribution and to have the benefit of all other rights of Series A holders.

Dividends

     When declared by the board, the holders of Series A are entitled to quarterly dividends out of funds legally available. The quarterly dividend is the greater of:

        - $0.01 per share; or

        - 1,000 times the aggregate per share amount of cash or asset dividends payable in kind (excluding stock dividends payable in shares of common stock) declared on common stock since the immediately preceding quarterly dividend payment date.

     If common stock receives a stock dividend or is subdivided or combined, the dividend payable to holders of Series A shall be adjusted.

     Whenever dividends payable to holders of Series A are in arrears, Key Technology generally cannot do the following:

        - declare or pay dividends on or make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior to or on parity with the Series A preferred stock;

        - redeem, purchase or acquire for consideration shares ranking on parity with the Series A except for parity stock exchanged for shares ranking junior to the Series A;

        - purchase or acquire for consideration any shares of Series A or any share of stock ranking on parity with Series A, except if a purchase offer is made in writing or by publication to all holders upon terms the board in good faith determines will result in fair and equitable treatment among the respective series or classes.

Liquidation, Dissolution or Winding Up Preference

     Prior to any stock on parity with or ranking junior to the Series A receiving a distribution upon any liquidation, dissolution or winding up of the business, the holders of Series A must receive the higher of:

        - $0.01 per share plus accrued but unpaid dividends and distributions;
          or

        - an aggregate amount per share equal to 1,000 times the aggregate adjusted amount to be distributed per share to holders of common stock.

     When a stock dividend is declared on common stock, or when outstanding shares of common stock are subdivided, combined or consolidated into a greater or smaller number of shares, the amount payable to Series A holders upon liquidation is appropriately adjusted.

Voting Power

     The holders of Series A and holders of common stock vote as one class, however the holders of Series A have greater voting power than the holders of common shares. Each share of Series A is entitled to 1,000 votes on all matters submitted to the vote of the shareholders. If a stock dividend is declared on common stock or if the common stock is subdivided or combined, the number of votes per share to which holders of Series A are entitled is appropriately adjusted.

     If the dividends payable to Series A shall have accrued for six quarterly periods without payment, the holders of all preferred stock with dividends six months in arrears shall have the right to elect two directors in addition to any other number of directors the holders of preferred stock are entitled to elect.

Redemption

     Series A is not redeemable but Key Technology may acquire shares in any other manner permitted by law, its articles of incorporation, or the Series A certificate of designation. All shares of Series A purchased or otherwise acquired are retired and promptly cancelled. The shares become authorized but unissued shares of preferred stock.

Consolidation or Merger

     In a consolidation, merger, combination or other exchange in which shares of common stock are exchanged for or changed into other stock or securities, cash and/or any other property, the holders of Series A are entitled to have their shares similarly exchanged for or changed into an amount per share equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property. This number is adjusted for stock dividends declared on common and any subdividing or combining of outstanding common stock.

SERIES B CONVERTIBLE PREFERRED STOCK

Conversion

     The shares of Series B preferred stock may be converted into 2/3 of a share of Key Technology common stock in two instances:

        - by the holders of such shares at any time; or

        - by Key Technology upon a merger, consolidation, share exchange or sale of substantially all of its assets.

     The original conversion rate is adjusted for stock dividends or stock splits and recapitalizations or reclassifications of common stock. Upon conversion to common stock, holders of Series B preferred stock have the right to receive any dividends, other than cash dividends or common stock dividends, previously paid to common stock holders in Key Technology securities or assets.

     Upon the closing of a merger, consolidation, share exchange or sale of assets and upon 30 days written notice, Key Technology may convert the outstanding shares of Series B into shares of common stock. Holders of Series B may convert their shares to common stock prior to the expiration of the 30 day notice.

Dividends

     Series B is not entitled to any dividends. If a dividend is declared payable on the outstanding common stock, the holders of Series B are entitled to the dividend that would be payable on the common stock into which the Series B could convert.

Liquidation, Dissolution or Winding Up Preference

     In the event of any liquidation, dissolution or winding up of Key Technology's business, the holders of Series B are entitled to a payment of $10.00 per share plus all accrued but unpaid dividends before any amount is distributed to holders of common stock. If the assets are insufficient to permit this payment to the holders of Series B, then the entire assets available for distribution to holders of capital stock shall be distributed ratably among the holders of Series B and Series C preferred stock.

Voting Power

     The holders of Series B are entitled to vote on all matters. Series B holders vote the number of whole shares of common stock into which the holder's Series B preferred stock could be converted.

Redemption

     Key Technology must redeem the Series B preferred stock for $10.00 per share plus accrued and unpaid dividends on the fifth anniversary of the first day shares of Series B were issued. The redemption date may be accelerated if the average closing price of Key Technology common stock, as listed on the Nasdaq National Market, is $15.00 or more for thirty consecutive trading days.

     Holders of Series B preferred stock have a put right requiring Key Technology to purchase at any time after the second anniversary of the first date shares of Series B were issued any or all of their Series B at the redemption price of $10.00.

SERIES C CONVERTIBLE PREFERRED STOCK

Conversion

     The shares of Series C preferred stock may be converted into 1 2/3 shares of Key Technology common stock in two instances:

     - by the holders of such shares at any time; or

     - by Key Technology upon certain qualifying mergers, consolidations, share exchanges or sales of substantially all of our assets.

     A merger, consolidation or share exchange is deemed to occur only if the holders of capital stock immediately preceding the merger, consolidation or share exchange cease to own at least 50% of the equity value of the surviving corporation. Key Technology must give 30 days' notice to the holders of Series C preferred stock if it intends to convert the shares at the time of a merger, consolidation, share exchange or sale of substantially all of its assets. During the 30 day period, the holders of Series C preferred stock may choose to redeem their Series C at the liquidation value or to convert to common stock.

     The original conversion rate is adjusted for stock dividends or stock splits and recapitalizations or reclassifications of common stock. Upon conversion to common stock, holders of Series C preferred stock have the right to receive any dividends, other than cash dividends or common stock dividends, previously paid to common stock holders in Key Technology's securities or assets.

Dividends

     Series C is not entitled to any dividends. If a dividend is declared payable on the outstanding common stock, the holders of Series C are entitled to the dividend that would be payable on the common stock into which the Series C could convert.

Liquidation, Dissolution or Winding Up Preference

     In the event of any liquidation, dissolution or winding up of Key Technology business, the holders of Series C are entitled to a payment of $20.00 per share plus all accrued but unpaid dividends before any amount is distributed to holders of common stock. If the assets are insufficient to permit this payment to the holders of Series C, then the entire assets available for distribution to the holders of capital stock shall be distributed ratably among the holders of Series C and Series B preferred stock.

Voting Power

     The holders of Series C are entitled to vote on all matters. Series C holders vote the number of whole shares of common stock into which the holder's Series C preferred stock could be converted.

Redemption

     Key Technology must redeem the Series C preferred stock for $20.00 per share plus accrued but unpaid dividends on the fifth anniversary of the first day shares of Series C were issued.

     Holders of Series C preferred stock have a put right requiring Key Technology to purchase at any time any or all of their Series C at the redemption price of $20.00.

WARRANTS

     The following is a brief summary of certain provisions of the purchase warrants to be issued in the merger. The summary does not purport to be complete and is qualified in all respects by reference to the actual text of the purchase warrant. The warrants are subject to the warrant agreement between the transfer agent and Key Technology.

Exercise Price and Terms

     The warrant entitles its holder to purchase at any time for a period of five years the specified number of shares of common stock at $15.00 per share, subject to adjustment. The holder of a warrant may exercise the warrant by surrendering the warrant certificate to the transfer agent, endorsing the subscription form and paying the exercise price.

     The warrant permits the holder to engage in a net exercise of the warrant if the fair market value of one share of common stock is greater than $15.00 per share on the date of exercise. The effect of a net issue exercise is that the holder receives a number of shares of common stock computed using the following formula:

                                  X = Y (A-B)
                                      -------
                                          A

     Where X = the number of shares of common stock to be issued to the holder

            Y = the number of shares of common stock purchasable under the warrant or, if only a portion of the warrant is being exercised, the portion of the warrant being cancelled (at the date of such calculation)

            A = the fair market value of one share of common stock, as determined by the closing price on the Nasdaq National Market on the date the warrant is surrendered for exercise

            B = stock purchase price (as adjusted to the date of exercise)

     Upon exercise of the warrant, fractional shares will not be issued but the holder will receive a sum in cash equal to such fraction multiplied by the then fair market value per share. Prior to the expiration date of the warrant, the holder may require Key Technology to redeem the warrant for cash at a price equal to $10.00 for each whole share of common stock that may be purchased under the warrant. To exercise the right of redemption, the holder of the warrant must surrender the warrant properly endorsed to the transfer agent along with a completed redemption notice form.

Adjustments

     The exercise price and the number of shares of common stock purchasable upon exercise of the purchase warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations or reclassification of the common stock. Upon any adjustment to the stock purchase price or any increase or decrease in the number of shares purchasable upon the exercise of the warrant, Key Technology must give written notice to the warrant holders.

Notice

     Key Technology must give at least 10 days' prior written notice of the date its books will close of record for a dividend, distribution or subscription rights or for determining rights to vote for a merger, reorganization, reclassification, consolidation, sale, dissolution, liquidation or winding up. Upon such merger, reorganization, reclassification, consolidation, sale, dissolution, liquidation or winding up, Key Technology must give at least 10 days' prior written notice of the date when such event will occur.

Warrant Holder Not a Shareholder

     The warrant holder does not have the right to vote or participate in any other matters as a shareholder. The warrant does not accrue any dividends or interest until it is exercised and then only to the extent it is exercised.

PROVISIONS AFFECTING ACQUISITION OF KEY TECHNOLOGY

     The articles provide that any business combination must be approved by the vote of at least 75% of the outstanding common stock, with such approving votes to include at least 51% of the common stock held by persons other than the major shareholder (defined below), unless (a) the proposed business combination is approved by a majority of the directors (referred to as "continuing directors") who are unaffiliated with such major shareholder and who were directors before such major shareholder became a major shareholder or who were designated (before initial election as a director) as a continuing director by a two-thirds vote of the continuing directors, or (b) is solely between Key Technology and any corporation in which Key Technology owns 50% or more of the voting stock or interest and the shareholders of Key Technology retain their proportionate voting and equity interests in the surviving entity. The articles define a "business combination" as (i) any merger or consolidation (whether in a single transaction or a series of related transactions) of Key Technology or any subsidiary of Key Technology with or into any person or entity which, together with affiliates or associates or group of persons that have agreed to act together, is or becomes the beneficial owner of 5% or more of Key Technology's outstanding common stock (a "major shareholder"), (ii) any sale, exchange, shareholder distribution, pledge, mortgage (or use of other security device to create a lien upon) or lease of all or substantially all of the assets of Key Technology or a subsidiary to a major shareholder, whether in a single transaction or a series of related transactions, (iii) any purchase, exchange, lease or other acquisition by Key Technology or any of its subsidiaries of all or substantially all of the assets of a major shareholder, whether in a single transaction or a series of related transactions, (iv) any issuances of any securities of Key Technology (or warrants, options or other rights to purchase the same) to, the reclassification or recapitalization of the securities of Key Technology owned by, or the exchange of securities with, a major shareholder,
(v) any other transaction with a major shareholder for which approval of the shareholders is required by law or by an agreement between Key Technology and any national securities exchange or rule of any such exchange or NASDAQ, and
(vi) any contract or other agreement providing for any of the foregoing.

     The determination of whether a proposed business combination is within the scope of the articles is made by a two-thirds majority of the continuing directors, whose determination is conclusive and binding for all purposes of the articles.

     The articles also provide that if and for so long as a major shareholder exists, a resolution to voluntarily dissolve Key Technology may be adopted only upon the consent of all shareholders, or the affirmative vote of at least two-thirds of the total number of continuing directors, and the affirmative vote of the holders of at least 75% of the shares of Key Technology entitled to vote thereon.

     The articles also provide that, notwithstanding the foregoing provisions, the requisite vote necessary to approve a business combination with a major shareholder increases to 95% unless the terms of the transaction are such that all of Key Technology's shareholders are to receive as a result of the business combination the same amount, kind and composition of cash or securities payment on a per-share basis in exchange for their shares as was received by any other former shareholder of Key Technology whose shares were acquired during the preceding 12-month period by the major shareholder with whom the business combination is to be consummated.

     The provisions of the articles requiring staggered terms for directors, supermajority approval of the business combinations involving major shareholders and providing for supermajority voting to amend such provisions may not be amended without approval of the holders of at least 75% of Key Technology's outstanding common stock.

     The foregoing provisions of the articles, as well as the staggered terms for directors and the availability of preferred stock for issuance without shareholder approval, may deter any potential unfriendly offers or other efforts to obtain control of Key Technology that are not approved by the board of directors and could thereby deprive the shareholders of opportunities to realize a premium on their common stock and could make removal of incumbent management more difficult. At the same time, these provisions may have the effect of inducing any persons seeking control of Key Technology or a business combination with Key Technology to negotiate terms acceptable to the board of directors.

STATE LEGISLATION

     Oregon Control Share and Business Combination Statutes. Oregon law may restrict the ability of significant shareholders of Key Technology to exercise voting rights. The law generally applies to a person who acquires voting stock of an Oregon corporation in a transaction that results in such person holding more than 20%, 33 1/3% or 50% of the total voting power of the corporation. If such a transaction occurs, the person cannot vote the shares unless voting rights are restored to those shares by:

        - a majority of the outstanding voting shares, including the acquired shares; and

        - the holders of a majority of the outstanding voting shares, excluding the acquired shares and shares held by the corporation's officers and inside directors.

     This law is construed broadly and may apply to persons acting as a group.

     The restricted shareholder may, but is not required to, submit to the company a statement setting forth information about itself and its plans with respect to the company. The statement may request that the company call a special meeting of shareholders to determine whether voting rights will be granted to the shares acquired. If a special meeting of shareholders is not requested, the issue of voting rights of the acquired shares will be considered at the next annual or special meeting of shareholders. If the acquired shares are granted voting rights and they represent a majority of all voting power, shareholders who do not vote in favor of granting such voting rights will have the right to receive the appraised fair value of their shares. The appraised fair value will, at a minimum, be equal to the highest price paid per share for the acquired shares.

     Key Technology is also subject to provisions of Oregon law that govern business combinations between corporations and interested shareholders. These provisions generally prohibit a corporation from entering into a business combination transaction with a person, or affiliate of such person, for a period of three years from the date such person acquires 15% or more of the voting stock of the corporation. For the purpose of this law, the prohibition generally applies to the following:

        - a merger or plan of share exchange;

        - any sale, lease, mortgage or other disposition of 10% or more of the assets of the corporation; and

        - transactions that result in the issuance of capital stock of the corporation to the 15% shareholder.

     However, the general prohibition does not apply if:

        - the 15% shareholder, as a result of the transaction in which such person acquired 15% of the shares, owns at least 85% of the outstanding voting stock of the corporation;

        - the board of directors approves the share acquisition or business combination before the shareholder acquired 15% or more of the corporation's outstanding voting stock; or

        - the board of directors and the holders of at least two-thirds of the outstanding voting stock of the corporation, excluding shares owned by the 15% shareholder, approve the transaction on or after the date the shareholder acquires 15% or more of the corporation's voting stock.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock, preferred stock and warrants of Key Technology is ChaseMellon Shareholder Services, Seattle, Washington.

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

                 COMPARATIVE RIGHTS OF ADVANCED MACHINE VISION
                        AND KEY TECHNOLOGY SHAREHOLDERS

     Key Technology and Advanced Machine Vision are incorporated in Oregon and California, respectively. Shareholders of Advanced Machine Vision receiving Key Technology's Series B preferred stock in connection with the merger, whose rights as shareholders are currently governed by the California Corporations Code, Advanced Machine Vision's articles of incorporation and Advanced Machine Vision's bylaws will, upon the effective time of the merger, automatically become shareholders of Key Technology, and their rights will be governed by the Oregon Business Corporation Act, Key Technology's articles of incorporation, as amended and restated and Key Technology's bylaws. The following is a summary of material similarities and differences between the rights of Key Technology's shareholders under Key Technology's articles and Key Technology's bylaws and Oregon law, on the one hand, and Advanced Machine Vision shareholders under Advanced Machine Vision's articles and Advanced Machine Vision's bylaws and California law on the other hand.

                              KEY TECHNOLOGY (OREGON)         ADVANCED MACHINE VISION (CALIFORNIA)
                        ------------------------------------  ------------------------------------
Classes Of Stock......  Oregon law authorizes a corporation   California law also authorizes a
                        to have one or more classes of        corporation to have one or more
                        stock. Key Technology's articles      classes of stock. All rights of
                        authorize 15,000,000 shares of        shares of a class must have voting,
                        common stock, par value $0.01 per     conversion and redemption rights,
                        share, and 5,000,000 shares of        and other rights, preferences,
                        preferred stock, par value $0.01 per  privileges and restrictions
                        share, of which 15,000 have been      identical to those of other shares
                        designated Series A junior            of the same class, unless the class
                        participating preferred stock. See    is divided into series. Advanced
                        "DESCRIPTION OF KEY'S CAPITAL         Machine Vision's articles of
                        STOCK."                               incorporation provide for four
                                                              classes of stock: 5,000,000 shares
                                                              of preferred stock, 60,000,000
                                                              shares of Class A common stock,
                                                              3,000,000 shares of Class B common
                                                              stock and 3,000,000 shares of Class
                                                              E common stock.
Dividends.............  Dividends on Key Technology common    Dividends on Advanced Machine Vision
                        stock may be declared as if and when  common stock may be declared as if
                        declared by the respective board of   and when declared by the respective
                        directors.                            board of directors.
Voting Rights.........  Each share of Key Technology common   Each share of Advanced Machine
                        stock is entitled to one vote per     Vision common stock is entitled to
                        share.                                one vote per share.
Redemption
  Provisions..........  Key Technology common stock is not    Advanced Machine Vision common stock
                        subject to any redemption             is not subject to any redemption
                        provisions.                           provisions.
Cumulative
  Voting..............  Under Oregon law, shareholders do     In an election of directors under
                        not have a right to cumulative        cumulative voting, each share of
                        voting unless the articles of         stock normally having one vote is
                        incorporation provide otherwise.      entitled to a number of votes equal
                        Under its existing articles of        to the number of directors to be
                        incorporation and bylaws, Key         elected. A shareholder may then cast
                        Technology's shareholders may not     all such votes for a single
                        cumulate votes in connection with     candidate or may allocate them among
                        the election of directors.            as many candidates as the
                                                              shareholder

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

                              KEY TECHNOLOGY (OREGON)         ADVANCED MACHINE VISION (CALIFORNIA)
                        ------------------------------------  ------------------------------------
                                                              may choose. Without cumulative
                                                              voting, the holders of a majority of
                                                              the shares present at an annual
                                                              meeting or any special meeting held
                                                              to elect directors would have the
                                                              power to elect all the directors to
                                                              be elected at that meeting, and no
                                                              person could be elected without the
                                                              support of holders of a majority of
                                                              the shares voting at such meeting.
                                                              Under California law, the
                                                              availability of the option of
                                                              cumulative voting in the election of
                                                              directors is mandatory. Advanced
                                                              Machine Vision's shareholders may
                                                              cumulate votes in connection with
                                                              the election of directors.
Quorum Requirements...  Under Oregon law, unless the          Under California law, unless
                        articles of incorporation or the      otherwise provided in the articles
                        Oregon Business Corporation Act       of incorporation, a majority of the
                        provide for a lesser or greater       shares entitled to vote shall
                        number, a majority of votes entitled  constitute a quorum. In no event may
                        to be cast on the matter by the       a quorum constitute less than one-
                        voting group constitutes a quorum of  third of, or more than a majority that voting group for action on that  of, the shares entitled to vote.
                        matter. Key Technology's articles of  Advanced Machine Vision's bylaws
                        incorporation do not specify a        provide that a majority of the
                        quorum requirement at any meeting of  shares entitled to vote, represented
                        shareholders.                         in person or by proxy, shall
                                                              constitute a quorum at any meeting
                                                              of shareholders.
Amendments To Articles
  Of Incorporation And
  Bylaws..............  Under Oregon law, an amendment to     California law authorizes a
                        the articles of incorporation is      corporation's board of directors to
                        approved if, upon approval by the     adopt certain amendments to the
                        board of directors and referral to    corporation's articles of
                        the shareholders, a quorum exists     incorporation without shareholder
                        and the votes cast favoring the       action, including, but not limited
                        amendment exceed the votes cast       to, deleting the names and addresses
                        opposing the action, unless the       of the initial directors or the
                        amendment would create dissenters'    initial agent, and effecting only a
                        rights, in which case a majority of   stock split (unless the corporation
                        the votes entitled to be cast is      has more than one class of shares
                        required for approval. Supermajority  outstanding). The board of directors
                        voting requirements may be imposed    may propose other amendments to the
                        and maintained by the articles of     shareholders. Unless California law
                        incorporation. Key Technology's       or the corporation's articles of
                        articles contain supermajority        incorporation require a greater
                        rights with respect to the staggered  proportion, the amendment must
                        terms of directors. Under Oregon      generally be approved by the holders
                        law, a corporation's board of         of a majority of the outstanding
                        directors may amend or repeal the     shares. Amendments that would make
                        corporation's bylaws unless the       shares assessable, however, or
                        corporation's articles of             authorize a remedy by judicial
                        incorporation or                      action for collecting

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

                              KEY TECHNOLOGY (OREGON)         ADVANCED MACHINE VISION (CALIFORNIA)
                        ------------------------------------  ------------------------------------
                        Oregon law reserves the power to      an assessment on fully paid shares,
                        amend the bylaws exclusively to the   must be approved by all outstanding
                        shareholders in whole or in part, or  shares. Furthermore, certain
                        the shareholders, in amending or      amendments to the articles of
                        repealing a particular bylaw,         incorporation that particularly
                        provide expressly that the board of   affect one class of shares, such as
                        directors may not amend or repeal     amendments that change the rights,
                        that bylaw. Key Technology's bylaws   preferences, privileges or
                        grant the board of directors the      restrictions of that class, must be
                        authority to alter, amend or repeal,  approved by the holders of a
                        and adopt new bylaws, subject to      majority of the outstanding shares
                        repeal or change by action of the     of that class. Notwithstanding the
                        shareholders.                         foregoing, provisions in the
                                                              articles of incorporation that
                                                              require approval of a larger
                                                              proportion or all of the shares may
                                                              be amended or repealed only by such
                                                              greater vote, unless the articles of
                                                              incorporation provide otherwise
                                                              California law generally authorizes
                                                              either a corporation's board of
                                                              directors or its shareholders (by
                                                              majority vote) to amend, repeal or
                                                              adopt new bylaws. The bylaws,
                                                              articles of incorporation or
                                                              California law may require
                                                              shareholder approval, however, on
                                                              all amendments that: (i) change a
                                                              fixed number of directors; (ii)
                                                              change the maximum or minimum number
                                                              of directors; or (iii) change a
                                                              fixed number of directors to a
                                                              variable number of directors, or
                                                              vice versa, must be approved by a
                                                              majority of the outstanding shares
                                                              Furthermore, an amendment reducing
                                                              the fixed number or the minimum
                                                              number of directors to a number less
                                                              than five cannot be adopted if more
                                                              than 16 2/3% of the outstanding
                                                              voting shares are voted against such
                                                              amendment.
Shareholder Power To
  Call Special
  Shareholders'
  Meeting.............  Oregon law provides that a special    California law provides that a
                        meeting of shareholders may be        special meeting of shareholders may
                        called by the holders of at least     be called by a corporation's board
                        ten percent (10%) of all the votes    of directors, the Chairman of the
                        entitled to be cast on any issue      Board, the President, the holders of
                        proposed to be considered at the      at least ten percent (10%) of all
                        proposed special meeting, or by a     the votes entitled to be cast on any
                        corporation's board of directors, or  issue proposed to be considered at
                        by such other persons as are          the proposed special meeting, or
                        authorized under the corporation's    such other persons as are authorized
                        articles of incorporation or bylaws.  under the corporation's articles of
                        Key Technology's bylaws authorize     incorporation or bylaws. The bylaws
                        the Chief Executive Officer, board    of Advanced Machine Vision authorize
                        of directors or                       Advanced

                              KEY TECHNOLOGY (OREGON)         ADVANCED MACHINE VISION (CALIFORNIA)
                        ------------------------------------  ------------------------------------
                        shareholders holding at least 10% of  Machine Vision's chairman of the the corporation's shares entitled to  board, president, the board of
                        vote to call a special meeting of     directors or shareholders holding
                        shareholders.                         not less than 10% of the voting
                                                              power of the corporation to call a
                                                              special meeting of shareholders.
Shareholder Action
  Without A Meeting...  Under Oregon law, any action          Under California law, unless
                        required or permitted to be taken at  otherwise provided for in a a meeting of the shareholders may be  corporation's articles of
                        taken without a meeting if the        incorporation, any action by a
                        action is taken by all shareholders   corporation's shareholders must be
                        entitled to vote on the action. The   taken at a meeting of the
                        action must be evidenced by one or    shareholders, unless the
                        more written consents describing the  shareholders of the corporation sign
                        action taken and signed by all the    a consent in writing setting forth
                        shareholders entitled to vote on the  the action so taken having not less
                        action. Key Technology's bylaws       than the minimum number of votes
                        contain a provision allowing          necessary to authorize or take the
                        shareholder action without a          action at a meeting at which all
                        meeting.                              shares entitled to vote on the
                                                              action were present and voted.
                                                              Advanced Machine Vision's bylaws
                                                              contain a provision allowing
                                                              shareholder action without a
                                                              meeting.
Approval Of Certain
  Corporate
  Transactions........  Under Oregon law, an agreement of     Under California law, a merger
                        merger must be approved by the board  agreement must generally be approved
                        of directors and by a majority of     by the corporation's board of
                        the outstanding shares entitled to    directors of each constituent
                        vote thereon, unless Oregon law, the  corporation and the principal terms
                        corporation's articles of             must be approved by the holders of
                        incorporation or the board of         both a majority of outstanding
                        directors requires a greater          shares entitled to vote thereon and
                        proportion. Oregon law also           by the holders of a majority of the
                        generally provides that a merger      shares of each class of each
                        need not be authorized by the         constituent corporation, unless
                        shareholders of the surviving         California law otherwise requires a
                        corporation if (i) the agreement of   greater proportion or the
                        merger does not amend the articles    corporation's articles of
                        of incorporation, (ii) each           incorporation require a greater
                        shareholder of the surviving          proportion. Advanced Machine Vision
                        corporation before the merger will    has three classes of stock
                        hold the same number and identical    outstanding. Common stock Class A
                        shares of stock of the surviving      and Class B vote together as one
                        corporation after the merger, (iii)   class. The Series B Preferred stock
                        generally, the number of voting       votes as a separate class.
                        shares outstanding immediately after  California law provides that, in
                        the merger, plus the voting shares    general, a corporation may sell,
                        issuable as a result of the merger,   lease, exchange or otherwise dispose
                        will not exceed by more than 20% the  of all, or substantially all, of its total number of voting shares of the  property or assets outside of its
                        surviving corporation outstanding     ordinary course of business, if the
                        immediately prior to the merger, and  board of directors and holders of a
                        (iv) generally, the number of         majority of the outstanding voting
                        participating shares                  shares approve the principal terms
                                                              of the transaction, unless

                              KEY TECHNOLOGY (OREGON)         ADVANCED MACHINE VISION (CALIFORNIA)
                        ------------------------------------  ------------------------------------
                        outstanding immediately after the     a greater proportion is otherwise
                        merger, plus the participating        specified under California law or
                        shares issuable as a result of the    the corporation's articles of
                        merger, will not exceed by more than  incorporation.
                        20% the total number of
                        participating shares of the
                        surviving corporation outstanding
                        immediately prior to the merger.
                        Oregon law provides that, in
                        general, a corporation may at any
                        meeting of its board of directors
                        sell, lease or exchange all, or
                        substantially all, of its property
                        and assets, when and as authorized
                        by a resolution adopted by the
                        holders of a majority of the
                        outstanding shares entitled to vote
                        thereon.
Dissenters' Rights....  Under Oregon law, a stockholder is    Under California law, a shareholder
                        entitled to dissent from, and obtain  is entitled to dissent from certain
                        payment of the fair value of the      corporate actions and obtain payment
                        stockholder's shares in the event     of the fair market value of his or
                        of, any of the following corporate    her shares, provided the shareholder
                        acts: (i) consummation of a plan of   complies with certain procedures.
                        merger to which the corporation is a  The actions which trigger a
                        party if stockholder approval is      shareholder's dissenter rights
                        required and the stockholder is       include reorganizations where
                        entitled to vote on the merger or if  shareholder approval is required, the corporation is a subsidiary that  such as certain mergers, share
                        is merged with its parent; (ii)       exchanges, sales of all or
                        consummation of a plan of share       substantially all of the
                        exchange to which the corporation is  corporation's assets in exchange for
                        a party as the corporation whose      the acquiror's securities, and share
                        shares will be acquired, if the       exchange tender offers. Dissenters'
                        stockholder is entitled to vote on    rights generally do not apply to
                        the plan; (iii) consummation of a     shares that are listed on a national
                        sale or exchange of all or            securities exchange certified by the
                        substantially all of the property of  Commissioner of Corporations or
                        the corporation other than in the     listed on the list of OTC margin
                        usual and regular course of business  stocks issued by the Board of
                        if the stockholder is entitled to     Governors of the Federal Reserve
                        vote on the sale or exchange, unless  System. For a description of
                        the sale is for cash pursuant to      Advanced Machine Vision shareholders
                        which all or substantially all of     rights of dissent in the Merger, see
                        the net proceeds will be distributed  "THE MERGER -- Rights of Dissenting
                        to shareholders within one year;      Advanced Machine Vision
                        (iv) an amendment of the articles of  shareholders."
                        incorporation that materially and
                        adversely affects rights in respect
                        of a dissenter's shares because it
                        (A) alters or abolishes a preemptive
                        right of the holder of the shares to
                        acquire shares or other securities
                        or (B) reduces the number of shares
                        owned by the stockholder to a
                        fraction of a share if the
                        fractional share so created is to be
                        acquired for cash under Oregon law;
                        or

                              KEY TECHNOLOGY (OREGON)         ADVANCED MACHINE VISION (CALIFORNIA)
                        ------------------------------------  ------------------------------------
                        (v) any corporate action taken
                        pursuant to a stockholder vote to
                        the extent the articles of
                        incorporation, bylaws or a
                        resolution of the board of directors
                        provides that voting or nonvoting
                        shareholders are entitled to dissent
                        and obtain payment for their shares.
                        Unless the articles of incorporation
                        provide otherwise, dissenters'
                        rights do not apply to the holders
                        of shares of any class or series if
                        the shares of the class or series
                        were registered on a national
                        securities exchange or quoted on the
                        Nasdaq National Market on the record
                        date for the meeting of shareholders
                        at which the corporate action giving
                        rise to dissenters' rights is to be
                        approved.
Anti-Takeover
  Provisions..........  Oregon law regulates the process by   California law does not contain any
                        which a person may acquire control    "anti-takeover" provisions.
                        of any Oregon-based corporation with  California law does, however, permit
                        100 or more shareholders without the  corporations to adopt certain consent and cooperation of the board  provisions in their articles of
                        of directors. This law would apply    incorporation that might discourage
                        to persons seeking to acquire         unfriendly takeover bids -- for
                        control of Key Technology. The law    example, requiring the approval of a
                        restricts the ability to vote shares  supermajority of the board of
                        of stock acquired in a transaction    directors and/or the shareholders
                        that causes the acquiring person to   for certain transactions. The
                        control at least one-fifth,           Advanced Machine Vision articles do
                        one-third or one-half of the votes    not contain such "anti-takeover"
                        entitled to be cast in the election   provisions. However, Advanced
                        of directors. Shares acquired in a    Machine Vision has issued certain
                        control share acquisition have no     shareholder rights commonly known as
                        voting rights except as authorized    a "poison pill."
                        by a vote of the shareholders.
                        Although a corporation may elect not
                        to be governed by this law by
                        amendment to its articles of
                        incorporation or bylaws, Key has not
                        made such an election. In addition,
                        Oregon has enacted a business
                        combination statute that applies to
                        Key Technology and whose material
                        terms are discussed below. Oregon's
                        business combination statute
                        provides that any person who
                        acquires 15% or more of a
                        corporation's voting stock (thereby
                        becoming an "interested
                        stockholder") may not engage in
                        certain "business combinations" with
                        the target corporation for a period
                        of three years following the date
                        the person became an interested
                        stockholder, unless (1) the

                              KEY TECHNOLOGY (OREGON)         ADVANCED MACHINE VISION (CALIFORNIA)
                        ------------------------------------  ------------------------------------
                        board of directors of the
                        corporation has approved, prior to
                        that acquisition date, either the
                        business combination or the
                        transaction that resulted in the
                        person becoming an interested
                        stockholder, (2) upon consummation
                        of the transaction that resulted in
                        the person becoming an interested
                        stockholder, that person owns at
                        least 85% of the corporation's
                        voting stock outstanding at the time
                        the transaction is commenced
                        (excluding shares owned by persons
                        who are both directors and officers
                        and shares owned by employee stock
                        plans in which participants do not
                        have the right to determine
                        confidentially whether shares will
                        be tendered in a tender or exchange
                        offer), or (3) the business
                        combination is approved by the board
                        of directors and authorized by the
                        affirmative vote (at an annual or
                        special meeting and not by written
                        consent) of at least two-thirds of
                        the outstanding voting stock not
                        owned by the interested stockholder.
                        For purposes of determining whether
                        a person is the "owner" of 15% or
                        more of a corporation's voting stock
                        for the business combination
                        statute, ownership is defined
                        broadly to include the right,
                        directly or indirectly, to acquire
                        the stock or to control the voting
                        or disposition of the stock. A
                        "business combination" is also
                        defined broadly to include (1)
                        mergers and sales or other
                        dispositions of 10% or more of the
                        assets of a corporation with or to
                        an interested stockholder, (2)
                        certain transactions resulting in
                        the issuance or transfer to the
                        interested stockholder of any stock
                        of the corporation or its
                        subsidiaries, (3) certain
                        transactions which would result in
                        increasing the proportionate share
                        of the stock of a corporation or its
                        subsidiaries owned by the interested
                        stockholder, and (4) receipt by the
                        interested stockholder of the
                        benefit (except proportionately as a
                        stockholder) of any loans, advances,
                        guarantees, pledges, or other
                        financial benefits. These
                        restrictions placed on interested
                        shareholders by the business
                        combination

                              KEY TECHNOLOGY (OREGON)         ADVANCED MACHINE VISION (CALIFORNIA)
                        ------------------------------------  ------------------------------------
                        statute do not apply under certain
                        circumstances, including, but not
                        limited to, the following: (1) if
                        the corporation's original articles
                        of incorporation contain a provision
                        expressly electing not to be
                        governed by the business combination
                        statute, (2) if the corporation, by
                        action of its shareholders, adopts
                        an amendment to its bylaws or
                        articles of incorporation expressly
                        electing not to be governed by the
                        business combination statute,
                        provided that such an amendment is
                        approved by the affirmative vote of
                        not less than a majority of the
                        outstanding shares entitled to vote
                        and that such an amendment will not
                        be effective until 12 months after
                        its adoption and will not apply to
                        any business combination with a
                        person who became an interested
                        stockholder at or prior to such
                        adoption, or (3) if the corporation
                        does not have a class of voting
                        stock that is listed on a national
                        securities exchange, authorized for
                        quotation on an interdealer
                        quotation system of a registered
                        national securities association, or
                        held by more than 2,000
                        shareholders. In addition, Key
                        Technology's articles provide that
                        the approval of 75% of the
                        outstanding shares is required to
                        approve a business combination (as
                        defined in Key Technology's
                        articles) with any person or entity
                        which is the beneficial owner of 5%
                        or more of the outstanding common
                        stock of Key Technology. The 75%
                        vote must include not less than 51%
                        of the common stock held by persons
                        other than the major shareholder in
                        the proposed business combination.
"Blank Check"
  Preferred Stock.....  Key Technology's articles contain a   Advanced Machine Vision's articles
                        provision granting "Blank Check"      contain a provision granting "Blank
                        Preferred Stock authority.            Check" Preferred Stock authority.
Removal Of
  Directors...........  Under Oregon law, a director may be   Under California law, shareholders
                        removed with or without cause unless  may remove one or more directors of
                        the articles of incorporation         a corporation without cause subject
                        provide that directors may be         to certain restrictions and
                        removed only for cause. Key           requirements under California law.
                        Technology's articles do not provide  In addition, the superior court of
                        that the directors may be removed     the proper county may, at the suit
                        only for cause. A director may be     of shareholders holding at
                        removed by

                              KEY TECHNOLOGY (OREGON)         ADVANCED MACHINE VISION (CALIFORNIA)
                        ------------------------------------  ------------------------------------
                        the shareholders only at a meeting    least ten percent (10%) of the
                        called for the purpose of removing    number of outstanding shares of any
                        the director and the meeting notice   class, remove from office any
                        must state that the purpose, or one   director for fraud, dishonesty or
                        of the purposes of the meeting, is    gross abuse of authority or
                        removal of the director.              discretion with respect to the
                                                              corporation and may bar such removed
                                                              director from re-election for a
                                                              prescribed period.
Classified Board Of
  Directors...........  Oregon law permits a corporation      California law permits a listed
                        that has six (6) or more directors    corporation (that is, a corporation
                        to establish in the corporation's     whose shares are listed on the New
                        articles of incorporation or bylaws,  York Stock Exchange or American
                        a board of directors under which      Stock Exchange, or on NASDAQ if the
                        directors can be divided into as      corporation has at least 800
                        many as three (3) classes to serve    shareholders) to establish in the
                        for terms of as many as three (3)     corporation's articles of
                        years. If the corporation has         incorporation or bylaws, a board of
                        cumulative voting, terms of           directors under which directors can
                        directors may only be staggered if    be divided into as many as three (3)
                        there are at least three (3) members  classes to serve for terms of as
                        of each group of directors. Key       many as three (3) years. A listed
                        Technology's articles provide that    corporation may also amend its
                        if there are six (6) or more          articles of incorporation or bylaws
                        directors, they will be divided into  to eliminate cumulative voting. An
                        three (3) groups with each group      unlisted corporation may amend its
                        serving a three (3) year term. Key    articles of incorporation or bylaws
                        Technology's articles require the     to provide for a classified board of
                        affirmative vote of at least 75% of   directors and/or to eliminate
                        the outstanding shares to amend or    cumulative voting when it becomes a
                        repeal the staggered terms of         listed corporation. Advanced Machine
                        directors.                            Vision's articles of incorporation
                                                              do not provide for classes of
                                                              directors.
Size Of Board Of
  Directors...........  Oregon law provides that the size of  California law provides that the
                        a corporation's board of directors    size of a corporation's board of
                        may be specified in, or fixed in      directors may be specified in, or
                        accordance with, the corporation's    fixed in accordance with, the
                        bylaws. Oregon law also states that   corporation's bylaws. California law
                        the number of directors may also be   also states that the number of
                        specified in the corporation's        directors may also be specified in
                        articles of incorporation, and if so  the corporation's articles of
                        specified, the number may only be     incorporation, and if so specified,
                        changed by an amendment to the        the number may only be changed by an
                        articles of incorporation. Key        amendment to the articles of
                        Technology's articles provided that   incorporation. The bylaws of
                        the number of directors shall not be  Advanced Machine Vision provide that less than three and Key Technology's  the number of directors shall be not
                        bylaws provide that the number of     less than five nor more than nine,
                        directors shall be not less than one  with the board fixing the number of
                        nor more than seven. The number of    directors within such range. The
                        Key Technology directors is           number of Advanced Machine Vision
                        presently set at six.                 directors is presently set at eight.

                              KEY TECHNOLOGY (OREGON)         ADVANCED MACHINE VISION (CALIFORNIA)
                        ------------------------------------  ------------------------------------
Dividends And
  Repurchase Of
  Shares..............  Under Oregon law, the board of        California law generally prohibits a
                        directors of a corporation may        corporation from making a
                        authorize and the corporation may     distribution to its shareholders,
                        make distributions (including         unless the amount of the proposed
                        dividends) to shareholders only if    distribution is less than or equal
                        after giving effect to the            to the corporation's retained
                        distribution (i) the corporation      earnings immediately prior thereto
                        would be able to pay its debts as     or unless, after giving effect to
                        they become due in the usual course   such distribution, (i) the current
                        of business and (ii) the              assets of the corporation would be
                        corporation's total assets would at   at least equal to its current
                        least equal the sum of the total      liabilities, and (ii) the sum of the
                        liabilities plus, unless the          corporation's assets would be equal
                        corporation's articles of             to at least one and one-quarter
                        incorporation permit otherwise, the   times its liabilities. In addition,
                        amount that would be needed if the    a corporation may not make any
                        corporation were to be dissolved at   distribution (including a repurchase
                        the time of the distribution to       of its own shares) if the
                        satisfy the preferential rights upon  corporation is, or after the
                        dissolution of shareholders whose     distribution would be, likely to be
                        preferential rights are superior to   unable to pay its debts as they
                        those receiving the distribution.     mature.
Class Voting..........  Oregon law provides that the holders  California law provides that the of outstanding shares of a class are  holders of outstanding shares of a
                        entitled to vote as a separate        class are entitled to vote as a
                        voting group with respect to          separate voting group with respect
                        amendments to the corporation's       to amendments to the corporation's
                        articles of incorporation that would  articles of incorporation that would
                        affect such class in certain ways,    affect such class in certain ways,
                        including, without limitation:        including, without limitation:
                        changing the aggregate number of      changing the aggregate number of
                        authorized shares of such class,      authorized shares of such class,
                        except for certain specified          except for certain specified
                        increases (with respect to            increases (with respect to
                        California law only); effecting an    California law only); effecting an
                        exchange, reclassification or         exchange, reclassification or
                        cancellation of all or part of the    cancellation of all or part of the
                        shares of such class, other than a    shares of such class, other than a
                        stock split (with respect to          stock split (with respect to
                        California law only); effecting an    California law only); effecting an
                        exchange or creating a right of       exchange or creating a right of
                        exchange of all or part of the        exchange of all or part of the
                        shares of another class into the      shares of another class into the
                        shares of such class; changing the    shares of such class; changing the
                        rights, preferences, privileges or    rights, preferences, privileges or
                        restrictions of the shares of such    restrictions of the shares of such
                        class; or creating a new class of     class; or creating a new class of
                        shares having rights, preferences or  shares having rights, preferences or
                        privileges prior to the shares of     privileges prior to the shares of
                        such class.                           such class.
Limitation Of
  Liability Of
  Directors...........  Oregon law permits a corporation,     California law permits a
                        subject to limitations described      corporation, subject to limitations
                        below, to include a provision in its  described below, to include a
                        articles of incorporation limiting    provision in its articles of
                        the personal                          incorporation limiting the personal
                                                              liability

                              KEY TECHNOLOGY (OREGON)         ADVANCED MACHINE VISION (CALIFORNIA)
                        ------------------------------------  ------------------------------------
                        liability of a director or officer    of a director or officer to the
                        to the corporation or its             corporation or its shareholders for
                        shareholders for damages for a        damages for a breach of the
                        breach of the director's fiduciary    director's fiduciary duty. Advanced
                        duty. While such a provision          Machine Vision's articles of
                        provides directors with protection    incorporation include such a
                        from awards for monetary damages for  provision. While such a provision
                        breaches of their duty of care, it    provides directors with protection
                        does not eliminate such duty.         from awards for monetary damages for
                        Accordingly, such a provision will    breaches of their duty of care, it
                        have no effect on the availability    does not eliminate such duty.
                        of equitable remedies such as an      Accordingly, such a provision will
                        injunction or rescission based on a   have no effect on the availability
                        director's breach of his or her duty  of equitable remedies such as an
                        of care.                              injunction or rescission based on a
                                                              director's breach of his or her duty
                                                              of care.
Indemnification Of
  Directors And
  Officers............  Under Oregon law, a corporation may   California law permits a corporation
                        indemnify a director for actions      to indemnify officers, directors,
                        taken in good faith and which the     employees and agents for actions
                        individual reasonably believed to be  taken in good faith and in a manner
                        in the best interests of the          they reasonably believed to be in
                        corporation. In the case of a         the best interests of the
                        criminal proceeding, the individual   corporation. With respect to any
                        may not have had any reasonable       criminal action, the indemnified
                        cause to believe the conduct was      party may not have had any
                        unlawful. A director may not be       reasonable cause to believe the
                        indemnified in connection with a      action was unlawful. California law
                        proceeding in which the director was  provides, upon receipt of an
                        found liable to the corporation or    undertaking to reimburse the
                        in which the director was found to    corporation if indemnification is
                        have improperly received a personal   not appropriate, that a corporation
                        benefit. Oregon law provides for      may advance expenses of defense. In
                        mandatory indemnification of          addition, a corporation must
                        officers and directors when the       reimburse a successful defendant for
                        indemnified party is wholly           expenses, including attorneys' fees,
                        successful in the defense of the      actually and reasonably incurred.
                        proceeding. Key Technology's          California law also permits a
                        articles of incorporation provide     corporation to purchase liability
                        indemnification rights to the         insurance for its directors and
                        fullest extent permitted by law.      officers. California law provides
                        These indemnification rights are not  that a corporation may not indemnify
                        exclusive of any other right to       for any matter as to which a person
                        which persons seeking                 has been adjudged to be liable to
                        indemnification may be entitled       the corporation, but only to the
                        under any law, bylaw, agreement,      extent a court determines that the
                        vote of shareholders or               person is entitled to indemnity.
                        disinterested directors or            Advanced Machine Vision's bylaws
                        otherwise.                            provide that Advanced Machine Vision
                                                              will indemnify and hold harmless
                                                              each person who is involved in any
                                                              actual or threatened proceeding,
                                                              whether civil, criminal,
                                                              administrative or investigative, by
                                                              reason of the fact that he or she,
                                                              or a person of whom he or she is the
                                                              legal representative, was an agent
                                                              of Advanced

                              KEY TECHNOLOGY (OREGON)         ADVANCED MACHINE VISION (CALIFORNIA)
                        ------------------------------------  ------------------------------------
                                                              Machine Vision or was serving at the
                                                              request of Advanced Machine Vision
                                                              as a director, officer or employee
                                                              of another person, to the full
                                                              extent permitted by California law
                                                              against all expenses, liabilities
                                                              and losses, including, attorneys'
                                                              fees, judgments, fines, settlements
                                                              and amounts expended in seeking
                                                              indemnification. These
                                                              indemnification rights are not
                                                              exclusive of any other right to
                                                              which persons seeking
                                                              indemnification may be entitled
                                                              under any law, bylaw, agreement,
                                                              vote of shareholders or
                                                              disinterested directors or
                                                              otherwise. Advanced Machine Vision
                                                              has purchased insurance on behalf of
                                                              its directors and officers.

                         COMPARATIVE MARKET PRICE DATA

     Key Technology's common stock is traded on The Nasdaq National Market under the symbol "KTEC". Advanced Machine Vision's common stock is traded on the Nasdaq Small Cap Market under the symbol "AMVC." The following table sets forth for the periods indicated the quarterly high and low sales prices for each of Key Technology and Advanced Machine Vision reported on The Nasdaq National Market and The Nasdaq Small Cap Market, respectively.

                                                                                   ADVANCED
                                                                 KEY               MACHINE
                                                              TECHNOLOGY            VISION
                                                                COMMON              COMMON
                                                             STOCK PRICES        STOCK PRICES
                                                          ------------------    --------------
                                                           HIGH        LOW      HIGH      LOW
                                                          -------    -------    -----    -----
1998*
  First Quarter.........................................  $12.50     $ 9.875    $2.34    $1.78
  Second Quarter........................................   12.00      10.00      2.38     1.81
  Third Quarter.........................................   10.875      6.00      2.16     1.50
  Fourth Quarter........................................    7.75       5.25      1.56     1.06
1999*
  First Quarter.........................................  $ 9.50     $ 6.125    $1.25    $0.97
  Second Quarter........................................    9.375      4.75      1.44     0.94
  Third Quarter.........................................   12.50       5.188     1.28     1.09
  Fourth Quarter........................................    9.12       7.00      1.19     0.75
2000*
  First Quarter.........................................   11.188      8.125     2.25      .75

-------------------------
* Calendar quarters; Key Technology's fiscal year ends September 30 and Advanced Machine Vision's year end is December 31.

     On February 14, 2000, the last full trading day prior to the first public announcement of the execution of the merger agreement, the reported high and low sale prices per share and closing price per share of Key Technology common stock and Advanced Machine Vision common stock on the Nasdaq were as follows:

                                                    HIGH      LOW      CLOSE
                                                    -----    ------    ------
Key Technology....................................  $9.75    $8.891    $9.563
Advanced Machine Vision...........................  $1.94    $ 1.66    $ 1.69

     On           , 2000, the last full trading day prior to the date of this joint proxy statement/prospectus, the reported high and low sale prices per share and closing price per share of Key Technology common stock and Advanced Machine Vision common stock on Nasdaq were as follows:

                                                      HIGH      LOW     CLOSE
                                                      -----    -----    -----
Key Technology......................................  $        $        $
Advanced Machine Vision.............................  $        $        $

     Shareholders are urged to obtain current market quotations for shares of Key Technology common stock and Advanced Machine Vision common stock.

            ADDITIONAL MATTER BEING SUBMITTED TO A VOTE OF ONLY KEY
                            TECHNOLOGY SHAREHOLDERS

APPROVAL OF AMENDMENT TO 1996 EMPLOYEES' STOCK OPTION PLAN

     Key Technology shareholders are being asked to approve an amendment to the 1996 Employees' Stock Option Plan to provide for an increase in the number of shares of common stock reserved for issuance from 750,000 shares to 1,250,000 shares. The board believes that if the Advanced Machine Vision merger is completed, adding shares to the plan is in the best interests of Key Technology because it will allow Key Technology to attract and retain employees by providing them with appropriate equity incentives. The plan plays an important role in Key Technology's efforts to attract and retain employees of outstanding ability.

     Set forth below is a summary of the principal features of the 1996 Employees' Stock Option Plan. Key Technology will provide, without charge, to each person to whom a proxy statement is delivered, upon request of such person and by first class mail within three business days of receipt of such request, a copy of the option plan. Any such request should be directed as follows: Chief Financial Officer, Key Technology, 150 Avery Street, Walla Walla, WA 99362; telephone number (509) 529-2161.

DESCRIPTION OF THE STOCK OPTION PLAN

     For a description of the terms of the 1996 Employees' Stock Option Plan, see the section entitled "Management of Key Technology -- 1996 Employees' Stock Option Plan" beginning on page 65.

REQUIRED VOTE

     The plan requires the approval of the proposed amendment by an affirmative vote of the holders representing a majority of Key Technology's common shares present or represented by proxy at the meeting and entitled to vote on this proposal.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE AMENDMENT TO THE 1996 EMPLOYEES' STOCK OPTION PLAN.

                                    EXPERTS

     The consolidated financial statements of Key Technology as of September 30, 1999 and 1998, and for the three years in the period ended September 30, 1999, included in the Registration Statement on Form S-4 and this joint proxy statement/prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Advanced Machine Vision as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999 included in this Registration Statement on Form S-4 and this joint proxy statement/prospectus have been so included in reliance upon the report (which includes an explanatory paragraph relating to the restatement of the 1998 financial statement as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     Tonkon Torp LLP will issue an opinion concerning the validity of the shares of Key Technology Series B convertible preferred stock and warrants to be issued by Key Technology pursuant to the merger.

A member of Tonkon Torp LLP is the Assistant Secretary of Key Technology and owns 10,000 shares of Key Technology's common stock.

                             SHAREHOLDER PROPOSALS

     Shareholders may properly present proposals for inclusion in Key Technology's proxy statement and for consideration at the next annual meeting of its shareholders by submitting proposals to Key Technology in a timely manner. As noted in Key Technology's proxy statement relating to its 2000 annual meeting of shareholders, in order to be included for the 2001 annual meeting, shareholder proposals must be received by Key Technology no later than September 26, 2000, and must otherwise have complied with the requirements of the Exchange Act and Key Technology's restated bylaws.

     Advanced Machine Vision shareholders may properly present proposals for inclusion in Advanced Machine Vision's proxy statement and for consideration at the next annual meeting of its shareholders by submitting proposals to Advanced Machine Vision in a timely manner. As noted in Advanced Machine Vision's proxy statement relating to its 2000 annual meeting of shareholders, in order to be included for the 2001 annual meeting, in the event that the merger has not been consummated before the meeting, shareholder proposals must have been received by Advanced Machine Vision no later than January 15, 2001 and must otherwise have complied with the requirements of the Securities Exchange Act and Advanced Machine Vision's bylaws.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
KEY TECHNOLOGY, INC.
Independent Auditors' Report................................   F-2
Consolidated Balance Sheets at December 31, 1999
  (unaudited), September 30, 1999 and 1998..................   F-3
Consolidated Statements of Earnings for the three years
  ended September 30, 1999 and the three months ended
  December 31, 1999 and 1998 (unaudited)....................   F-4
Consolidated Statements of Shareholders' Equity for the
  three years ended September 30, 1999 and the three months
  ended December 31, 1999 (unaudited).......................   F-5
Consolidated Statements of Cash Flows for the three years
  ended September 30, 1999 and the three months ended
  December 31, 1999 and 1998 (unaudited)....................   F-6
Notes to Consolidated Financial Statements..................   F-7

ADVANCED MACHINE VISION CORPORATION
Report of Independent Accountants...........................  F-18
Financial Statements:
  Consolidated Balance Sheets -- December 31, 1999 and
     1998...................................................  F-19
  Consolidated Statements of Operations -- Fiscal Years
     Ended December 31, 1999, 1998 and 1997.................  F-20
  Consolidated Statements of Mandatorily Redeemable
     Preferred Stock and Non-Redeemable Shareholders'
     Equity -- Fiscal Years Ended December 31, 1999, 1998
     and 1997...............................................  F-21
  Consolidated Statements of Cash Flows -- Fiscal Years
     Ended December 31, 1999, 1998 and 1997.................  F-22
  Notes to Consolidated Financial Statements................  F-23
Financial Statement Schedule:
  Schedule VIII -- Valuation and Qualifying Accounts........  F-40

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders
Key Technology, Inc.
Walla Walla, Washington

     We have audited the accompanying consolidated balance sheets of Key Technology, Inc. and subsidiaries as of September 30, 1999 and 1998, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the three years in the period ended September 30, 1999. The consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Key Technology, Inc. and subsidiaries as of September 30, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1999 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Portland, Oregon
November 3, 1999

                     KEY TECHNOLOGY, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                         (IN THOUSANDS, EXCEPT SHARES)

                                                               DECEMBER      SEPTEMBER    SEPTEMBER
                                                                 1999          1999         1998
                                                              -----------    ---------    ---------
                                                              (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................    $ 7,733       $ 5,419      $ 6,333
  Short-term investments....................................      1,496           984           --
  Trade accounts and notes receivable, net..................      9,266        10,762        7,051
  Inventories...............................................     13,975        14,618       12,683
  Deferred income taxes.....................................      1,207         1,182        1,205
  Prepaid expenses..........................................        742         1,049          616
                                                                -------       -------      -------
     Total current assets...................................     34,419        34,014       27,888
PROPERTY, PLANT, AND EQUIPMENT, Net.........................      8,180         8,582        9,584
DEFERRED INCOME TAXES.......................................        329           207           18
GOODWILL AND OTHER INTANGIBLES, Net.........................      1,558         1,617        1,867
                                                                -------       -------      -------
TOTAL.......................................................    $44,486       $44,420      $39,357
                                                                =======       =======      =======
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................    $ 3,325       $ 2,753      $ 2,471
  Accrued payroll liabilities and commissions...............      2,518         3,801        2,146
  Accrued customer support and warranty costs...............        764           797        1,043
  Income tax payable........................................        667           507          279
  Other accrued liabilities.................................      1,662         1,344        1,029
  Customers' deposits.......................................      2,075         1,535        1,392
  Current portion of long-term debt.........................        297           304          579
                                                                -------       -------      -------
     Total current liabilities..............................     11,308        11,041        8,939
LONG-TERM DEBT..............................................        611           722        1,103
COMMITMENTS AND CONTINGENCIES (Note 7)......................         --            --           --
SHAREHOLDERS' EQUITY:
  Preferred stock -- no par value; 5,000,000 shares
     authorized; none issued and outstanding................         --            --           --
  Common stock -- no par value; 15,000,000 shares
     authorized; 4,716,460 (unaudited), 4,713,995 and
     4,701,502 issued and outstanding at December 31, 1999,
     September 30, 1999 and 1998, respectively..............      9,202         9,183        9,106
  Retained earnings.........................................     24,028        23,938       20,409
  Accumulated comprehensive loss............................       (663)         (464)        (200)
                                                                -------       -------      -------
     Total shareholders' equity.............................     32,567        32,657       29,315
                                                                -------       -------      -------
TOTAL.......................................................    $44,486       $44,420      $39,357
                                                                =======       =======      =======

See Notes to Consolidated Financial Statements.

                     KEY TECHNOLOGY, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                     FOR THE THREE MONTHS ENDED         FOR THE YEAR ENDED
                                            DECEMBER 31,                   SEPTEMBER 30,
                                     --------------------------    -----------------------------
                                        1999           1998         1999       1998       1997
                                     -----------    -----------    -------    -------    -------
                                     (UNAUDITED)    (UNAUDITED)
NET SALES..........................    $15,079        $14,819      $68,028    $53,133    $57,268
COST OF SALES......................      9,648          9,429       42,281     33,838     39,451
                                       -------        -------      -------    -------    -------
     Gross profit..................      5,431          5,390       25,747     19,295     17,817
                                       -------        -------      -------    -------    -------
OPERATING EXPENSES:
  Selling..........................      2,948          2,363       11,125      8,025      8,104
  Research and development.........      1,205            835        4,347      4,846      4,417
  General and administrative.......      1,279          1,575        5,550      5,214      5,127
                                       -------        -------      -------    -------    -------
     Total operating expenses......      5,432          4,773       21,022     18,085     17,648
                                       -------        -------      -------    -------    -------
INCOME (LOSS) FROM OPERATIONS......         (1)           617        4,725      1,210        169
                                       -------        -------      -------    -------    -------
OTHER INCOME (EXPENSE):
  Royalty income...................          9              8           77         62        225
  Interest income..................        106             62          318        227        280
  Interest expense.................        (18)           (31)        (108)      (139)      (246)
  Other, net.......................         38            (13)         149         29        191
                                       -------        -------      -------    -------    -------
     Total other income -- net.....        135             26          436        179        450
                                       -------        -------      -------    -------    -------
Earnings before income taxes.......        134            643        5,161      1,389        619
Income tax expense.................         44            219        1,632        464        197
                                       -------        -------      -------    -------    -------
NET EARNINGS.......................    $    90        $   424      $ 3,529    $   925    $   422
                                       =======        =======      =======    =======    =======
EARNINGS PER SHARE --
  Basic............................    $  0.02        $  0.09      $  0.75    $  0.20    $  0.09
                                       =======        =======      =======    =======    =======
EARNINGS PER SHARE --
  Diluted..........................    $  0.02        $  0.09      $  0.75    $  0.20    $  0.09
                                       =======        =======      =======    =======    =======
SHARES USED IN PER SHARE
  CALCULATION -- Basic.............      4,714          4,702        4,707      4,692      4,674
                                       =======        =======      =======    =======    =======
SHARES USED IN PER SHARE
  CALCULATION  -- Diluted..........      4,717          4,702        4,711      4,721      4,760
                                       =======        =======      =======    =======    =======

See Notes to Consolidated Financial Statements.

                     KEY TECHNOLOGY, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                  THREE YEARS ENDED SEPTEMBER 30, 1999 AND THE
                THREE MONTHS ENDED DECEMBER 31, 1999 (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                               COMMON STOCK                     ACCUMULATED
                                            -------------------    RETAINED    COMPREHENSIVE
                                             SHARES      AMOUNT    EARNINGS    INCOME (LOSS)     TOTAL
                                            ---------    ------    --------    -------------    -------
Balance at October 1, 1996................  4,657,822    $8,730    $19,062         $(209)       $27,583
Components of comprehensive income:
Net earnings..............................                             422                          422
Comprehensive loss -- foreign currency
  translation adjustment, net of tax......                                          (213)          (213)
                                            ---------    ------    -------         -----        -------
    Total comprehensive income............                                                          209
                                            ---------    ------    -------         -----        -------
Issuance of common stock upon Exercise of
  stock options...........................     20,425      149          --            --            149
Issuance of stock for Employee Stock
  Purchase Plan...........................      6,199       90          --            --             90
                                            ---------    ------    -------         -----        -------
Balance at September 30, 1997.............  4,684,446    8,969      19,484          (422)        28,031
Components of comprehensive income:
Net earnings..............................                             925                          925
Comprehensive income  -- foreign currency
  translation adjustment, net of tax......                                           222            222
                                            ---------    ------    -------         -----        -------
    Total comprehensive income............                                                        1,147
                                            ---------    ------    -------         -----        -------
Issuance of common stock upon Exercise of
  stock options...........................      6,475       51          --            --             51
Issuance of stock for Employee Stock
  Purchase Plan...........................     10,581       86          --            --             86
                                            ---------    ------    -------         -----        -------
Balance at September 30, 1998.............  4,701,502    9,106      20,409          (200)        29,315
Components of comprehensive income:
  Net earnings............................                           3,529                        3,529
  Comprehensive loss -- foreign currency
    translation adjustment, net of tax....                                          (264)          (264)
                                            ---------    ------    -------         -----        -------
      Total comprehensive income..........                                                        3,265
                                            ---------    ------    -------         -----        -------
Issuance of common stock upon Exercise of
  stock options...........................        100        1          --            --              1
Issuance of stock for Employee Stock
  Purchase Plan...........................     12,393       76          --            --             76
                                            ---------    ------    -------         -----        -------
Balance at September 30, 1999.............  4,713,995    $9,183    $23,938         $(464)       $32,657
                                            ---------    ------    -------         -----        -------
Components of comprehensive income:
  Net earnings............................                              90                           90
  Comprehensive loss -- foreign currency
    translation adjustment, net of tax....                                          (199)          (199)
                                            ---------    ------    -------         -----        -------
      Total comprehensive income..........                                                         (109)
                                            ---------    ------    -------         -----        -------
Issuance of stock for Employee Stock
  Purchase Plan...........................      2,465       19          --            --             19
                                            ---------    ------    -------         -----        -------
Balance at December 31, 1999
  (unaudited).............................  4,716,460    $9,202    $24,028         $(663)       $32,567
                                            =========    ======    =======         =====        =======

See Notes to Consolidated Financial Statements.

                     KEY TECHNOLOGY, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                          FOR THE THREE MONTHS          FOR THE YEAR ENDED
                                                           ENDED DECEMBER 31,              SEPTEMBER 30,
                                                        -------------------------   ---------------------------
                                                           1999          1998        1999      1998      1997
                                                        -----------   -----------   -------   -------   -------
                                                        (UNAUDITED)   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings..........................................    $    90       $   424     $ 3,529   $   925   $   422
Adjustments to reconcile net earnings to net cash
  provided by (used in) operating activities:
  Foreign exchange gain...............................         (4)           (8)        (58)      (61)      (44)
  Depreciation and amortization.......................        590           600       2,371     2,187     2,145
    Deferred income taxes, net........................        (45)            2         (30)        7      (557)
    Deferred rent.....................................         11            11          42        50        70
    Bad debt expense..................................         --            --        (117)      156       181
Changes in assets and liabilities:
  Trade accounts and notes receivable.................      1,367        (2,872)     (3,768)    1,626       (73)
    Inventories.......................................        516          (148)     (2,125)    1,230      (360)
    Prepaid expenses..................................        286           (19)       (452)        1       106
  Goodwill and other intangibles......................         --            --          --         6        83
  Accounts payable....................................        596           (20)        354       (85)   (2,301)
  Accrued payroll liabilities and commission..........     (1,253)           37       1,665      (194)     (919)
Accrued customer support and warranty costs...........        (28)           81        (246)      (86)     (242)
  Income taxes payable................................        173             5         256      (481)     (562)
  Other accrued liabilities...........................        315            18         280      (121)      (60)
  Customers' deposits.................................        563           (66)        189       (64)   (1,648)
  Other liabilities...................................         --            --          --        --      (121)
                                                          -------       -------     -------   -------   -------
  Cash provided by (used in) operating activities.....      3,177        (1,955)      1,890     5,096    (3,880)
                                                          -------       -------     -------   -------   -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of short-term investments..................       (512)           --        (984)       --        --
  Maturities of short-term investments................         --            --          --        --     6,070
  Proceeds from sale of property......................         --            --          --       653        --
  Purchases of property, plant, and equipment.........       (249)         (302)     (1,338)   (2,032)   (2,526)
                                                          -------       -------     -------   -------   -------
    Cash provided by (used in) investing activities...       (761)         (302)     (2,322)   (1,379)    3,544
                                                          -------       -------     -------   -------   -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock..............         19            21          77       137       239
  Payments on long-term debt..........................        (73)         (101)       (539)     (904)   (1,608)
  Proceeds from issuance of long-term debt............         --            --          --       409     1,312
                                                          -------       -------     -------   -------   -------
  Cash used in financing activities...................        (54)          (80)       (462)     (358)      (57)
                                                          -------       -------     -------   -------   -------
EFFECT OF EXCHANGE RATE CHANGES ON CASH...............        (47)           17         (20)       78      (169)
                                                          -------       -------     -------   -------   -------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.........................................      2,314        (2,320)       (914)    3,437      (562)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR..........      5,419         6,333       6,333     2,896     3,458
                                                          -------       -------     -------   -------   -------
CASH AND CASH EQUIVALENTS, END OF YEAR................    $ 7,733       $ 4,013     $ 5,419   $ 6,333   $ 2,896
                                                          =======       =======     =======   =======   =======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for interest..............    $    18       $    30     $   148   $   256   $   240
    Cash paid (refunded) during the year for income
      taxes...........................................        (84)          206       1,408       800     1,266
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND
  FINANCING ACTIVITIES
  Equipment obtained through capital leases...........    $    --       $    --     $    --   $    --   $    51

See Notes to Consolidated Financial Statements.

                     KEY TECHNOLOGY, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      THREE YEARS ENDED SEPTEMBER 30, 1999

1. THE COMPANY

     Key Technology, Inc. and its wholly-owned subsidiaries (the "Company") design, manufacture, and sell process automation systems, integrating electro-optical inspection and sorting, specialized conveying and product preparation equipment. The consolidated financial statements include the accounts of Key Technology, Inc. and its wholly-owned subsidiaries, Key Technology Holdings U.S.A., LLC, and Key Technology FSC, Inc., a foreign sales corporation (FSC). Suplusco Holding B.V., a wholly-owned European subsidiary of Key Technology Holdings U.S.A., LLC includes the accounts of Key Technology B.V. and Superior B.V. During 1998, Key Technology B.V. was merged with and into Superior B.V. to form KEY/Superior B.V. All significant intercompany accounts and transactions have been eliminated.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

     Sales revenue net of allowances is recognized at the time equipment is shipped to customers or when title passes or, in the case of trial units, upon the customer's acceptance of the product. Revenue from maintenance and support contracts is recognized ratably over the period the service is provided. Revenue from other service contracts is recognized at the time the service is provided. Upon receipt of an order, the Company generally receives a deposit which is recorded as customers' deposits. The Company makes periodic evaluations of the creditworthiness of its customers and generally does not require collateral. An allowance for credit losses is provided based upon historical experience and anticipated losses.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with original maturities of 90 days or less at date of acquisition to be cash equivalents. The Company invests from time-to-time in short-term investments which consist primarily of bankers acceptances and commercial paper with original maturities of greater than 90 days and less than one year. These short-term investments are typically held to maturity and the carrying value approximates fair value.

     Inventories are stated at the lower of cost (first-in, first-out method) or market.

     Property, Plant, and Equipment are recorded at cost and depreciated over estimated useful lives on the straight-line method. The range in lives for the assets is as follows:

                                                               YEARS
                                                              -------
Buildings and improvements..................................  7 to 40
Manufacturing equipment.....................................  7 to 10
Office equipment, furniture, and fixtures...................  3 to  7

GOODWILL AND OTHER INTANGIBLES

     Goodwill is amortized over 10 years. Patent costs are amortized over the estimated useful lives of the related patents or 17 years, whichever is shorter. Management periodically evaluates the recoverability of goodwill and other intangibles based upon current and anticipated net income and undiscounted future cash flows. Amortization of goodwill and other intangibles was $237,000, $237,000, and $244,000 for the years ended September 30, 1999, 1998, and 1997, respectively.

                     KEY TECHNOLOGY, INC. AND SUBSIDIARIES

ACCRUED CUSTOMER SUPPORT AND WARRANTY COSTS

     The Company provides customer support services consisting of installation and training to its customers. The Company also provides a warranty on its products for one year following the date of shipment. Management establishes the reserve for customer support and warranty costs based upon the types of products shipped, customer support and product warranty experience and estimates such costs for related new products where experience is not available. The provision of customer support and warranty costs is charged to cost of sales at the time such costs are known or estimable.

INCOME TAXES

     Deferred income taxes are provided for the effects of temporary differences arising from differences in the reporting of revenues and expenses for financial statement and income tax purposes under the asset and liability method using currently enacted tax rates.

FOREIGN CURRENCY TRANSLATION

     Assets and liabilities denominated in a foreign currency are translated to U.S. dollars at the exchange rate on the balance sheet date. Translation adjustments are shown separately in shareholders' equity. Revenues, costs, and expenses are translated using an average rate. Realized and unrealized foreign currency transaction gains and losses are included in the consolidated statement of earnings and are not material.

ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards ("SFAS") No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosure of the estimated fair value of financial instruments. The carrying value of the Company's cash, receivables, trade payables, and other accrued liabilities approximates their estimated fair values due to the short maturities of those instruments.

IMPAIRMENT OF LONG LIVED ASSETS

     The Company evaluates its long-lived assets for financial impairments and will continue to evaluate them if events or changes in circumstance indicate the carrying amount of such assets may not be fully recoverable.

EARNINGS PER SHARE

     Basic earnings per share ("EPS") has been computed by dividing net income by the weighted average number of shares outstanding during each period. Diluted EPS has been computed by dividing net income by the weighted average common and common equivalent shares outstanding during each period using the treasury stock method, if the common equivalent shares were not antidilutive. The difference between the basic and diluted weighted average shares is due to common stock equivalent shares resulting from outstanding stock options and warrants. Net income for the calculation of both basic and diluted EPS

                     KEY TECHNOLOGY, INC. AND SUBSIDIARIES
is the same for each period presented. The calculation of the weighted average outstanding shares is as follows (in thousands):

                                              FOR THE THREE MONTHS ENDED      FOR THE YEAR ENDED
                                                     DECEMBER 31,                SEPTEMBER 30,
                                              --------------------------    -----------------------
                                                 1999           1998        1999     1998     1997
                                              -----------    -----------    -----    -----    -----
                                              (UNAUDITED)    (UNAUDITED)
Weighted average shares
  outstanding -- basis......................     4,714          4,702       4,707    4,692    4,674
Common stock options and warrants...........         3             --           4       29       86
                                                 -----          -----       -----    -----    -----
Weighted average shares
  outstanding -- diluted....................     4,714          4,702       4,711    4,721    4,760
                                                 =====          =====       =====    =====    =====

     For the three months ended December 31, 1999 and 1998 (unaudited), options for 541,183 and 602,783 shares, respectively, of common stock were not included in the computation of diluted EPS because the options' exercise prices were greater than the average market price of the common stock.

     Options to purchase 509,183 shares were outstanding as of September 30, 1999, but were not included in the computation of diluted EPS for the year then ended because the options' exercise prices were greater than the average market price of the common stock. These options expire on dates beginning February 2003 through May 2009.

     For the years ended September 30, 1998 and 1997, options for 467,250 and 172,100 shares, respectively, of common stock were not included in the computation of diluted EPS because the options' exercise prices were greater than the average market price of the common stock.

INTERIM FINANCIAL INFORMATION (UNAUDITED)

     The accompanying interim financial statements as of December 31, 1999 and for the three months ended December 31, 1998 and 1999 are unaudited. In the opinion of management, the unaudited interim financial statements have been prepared on the same basis as the annual audited financial statements and reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company's financial position as of December 31, 1999 and its results of operations and its cash flows for the three months ended December 31, 1998 and 1999. The results for the three months ended December 31, 1999 are not necessarily indicative of the results that may be expected for the year ending September 30, 2000.

FUTURE ACCOUNTING CHANGES

     In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The implementation of this statement has been postponed by SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133. SFAS No. 137, has postponed implementation of SFAS No. 133 until fiscal year ending September 30, 2002. Currently, this statement is not applicable under the Company's current operating condition.

                     KEY TECHNOLOGY, INC. AND SUBSIDIARIES

3. TRADE ACCOUNTS AND NOTES RECEIVABLE

     Trade accounts and notes receivable consist of the following (in thousands):

                                                              SEPTEMBER 30,
                                                            -----------------
                                                             1999       1998
                                                            -------    ------
Trade accounts and notes receivable.......................  $11,098    $7,657
Allowance for doubtful accounts...........................     (336)     (606)
                                                            -------    ------
  Total trade accounts and notes receivable, net..........  $10,762    $7,051
                                                            =======    ======

4. INVENTORIES

     Inventories consist of the following (in thousands):

                                                             SEPTEMBER 30,
                                                           ------------------
                                                            1999       1998
                                                           -------    -------
Purchased components and raw materials...................  $ 6,202    $ 4,726
Sub-assemblies...........................................    1,851      2,054
Work-in-process..........................................    3,481      3,299
Finished goods...........................................    3,084      2,604
                                                           -------    -------
  Total inventories......................................  $14,618    $12,683
                                                           =======    =======

5. PROPERTY, PLANT, AND EQUIPMENT

     Property, plant, and equipment consist of the following (in thousands):

                                                            SEPTEMBER 30,
                                                         --------------------
                                                           1999        1998
                                                         --------    --------
Land...................................................  $    230    $    252
Buildings and improvements.............................     3,233       2,422
Manufacturing equipment................................     9,223       8,956
Office equipment, furniture, and fixtures..............     8,012       7,022
Building improvements and equipment purchases in
  process..............................................       106       1,178
                                                         --------    --------
                                                           20,804      19,830
Accumulated depreciation...............................   (12,222)    (10,246)
                                                         --------    --------
  Total property, plant, and equipment -- net..........  $  8,582    $  9,584
                                                         ========    ========

6. FINANCING AGREEMENTS

     The Company has a domestic credit accommodation with a commercial bank which provides for an unsecured operating line up to $4,000,000, at the bank's prime interest rate (8.25% at September 30, 1999) less 1/4%. This accommodation expires February 1, 2000. At September 30, 1999 and 1998, the Company had no borrowings under the domestic operating line. The domestic credit accommodation contains covenants which require certain levels of tangible equity and working capital and ratios of current assets to current liabilities and debt to equity. The Company was in compliance with all such covenants.

     The Company also maintains a credit facility with a Dutch bank which provides for operating lines of credit up to 1.5 million guilders or approximately $728,000 at an interest rate of 4.75%. Collateral for this credit facility is certain receivables and inventories of the Company's Dutch subsidiaries and a guarantee provided by the Company. At September 30, 1999 and 1998, there were no borrowings outstanding.

                     KEY TECHNOLOGY, INC. AND SUBSIDIARIES

     Long-term debt consists of the following (in thousands):

                                                               SEPTEMBER 30,
                                                              ----------------
                                                               1999      1998
                                                              ------    ------
Note payable, interest rate of 6%, due in quarterly
  principal and interest installments through October 2006,
  secured by certain land and buildings.....................  $  563    $  702
Note payable, interest rate of 5.625%, due in quarterly
  principal and interest installments through October 2001,
  secured by receivables....................................     218       345
Note payable, interest rate of 7%, due in annual principal
  and interest installments through July 1999, secured by
  letter of credit..........................................      --       218
Unsecured borrowing through assignment of lease with limited
  recourse through July 2001................................     222       332
Equipment note payable, interest rate of 4.9%, due in
  monthly principal and interest installments through April
  1999, secured by certain office equipment.................      --        48
Other capital leases, interest rates of 6% and 11%, due in
  monthly principal and interest installments through
  December 2001 and March 2002, respectively, secured by
  certain office equipment..................................      23        37
                                                              ------    ------
                                                               1,026     1,682
Current portion.............................................    (304)     (579)
                                                              ------    ------
  Total long-term debt......................................  $  722    $1,103
                                                              ======    ======

     Principal payments on long-term debt are as follows (in thousands):

                    YEAR ENDING
                   SEPTEMBER 30,
                   -------------
   2000.............................................  $  304
   2001.............................................     286
   2002.............................................     106
   2003.............................................      78
   2004.............................................      78
Thereafter..........................................     174
                                                      ------
  Total.............................................  $1,026
                                                      ======

     Based on the borrowing rates currently available to the Company for loans with similar terms and average maturities, the fair value of long-term debt at September 30, 1999 approximates carrying value.

7. LEASES

     The Company has agreements with the Port of Walla Walla to lease two operating facilities which expire in 2010. The Company currently has the option to purchase the land and plant under one of the agreements. The purchase price is determined by reducing the original plant construction costs of approximately $8,800,000 by one thirty-fifth for each lease year prior to the exercise of the option and adding $600,000 for the land, subject to further reductions if exercised after the fifteenth year of the lease. The Company has leased an operating facility in The Netherlands, which expires in 2008. Rental expense for the Company's operating leases referred to above was $1,133,000 for the year ended September 30, 1999, $1,061,000 for the year ended September 30, 1998, and $925,000 for the year ended September 30, 1997.

                     KEY TECHNOLOGY, INC. AND SUBSIDIARIES

     The following is a schedule of future minimum rental payments required under the operating leases and future rental expense (in thousands):

                      YEAR ENDING                          RENTAL     RENTAL
                     SEPTEMBER 30,                        PAYMENTS    EXPENSE
                     -------------                        --------    -------
   2000.................................................  $ 1,088     $ 1,120
   2001.................................................    1,087       1,114
   2002.................................................    1,098       1,114
   2003.................................................    1,122       1,114
   2004.................................................    1,148       1,114
Thereafter..............................................    6,759       6,278
                                                          -------     -------
  Total.................................................  $12,302     $11,854
                                                          =======     =======

8. INCOME TAXES

          The provision for income taxes consists of the following (in thousands):

                                                      YEAR ENDED SEPTEMBER 30,
                                                     --------------------------
                                                      1999      1998      1997
                                                     -------    -----    ------
Current:
  Federal........................................    $1,520     $415     $ 680
  State..........................................       142       42        74
                                                     ------     ----     -----
                                                      1,662      457       754
                                                     ------     ----     -----
Deferred:
  Federal........................................       (32)       8      (505)
  State..........................................         2       (1)      (52)
                                                     ------     ----     -----
                                                        (30)       7      (557)
                                                     ------     ----     -----
     Total.......................................    $1,632     $464     $ 197
                                                     ======     ====     =====

     The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities are as follows (in thousands):

                                                              SEPTEMBER 30,
                                                             ----------------
                                                              1999      1998
                                                             ------    ------
Deferred tax asset:
  Reserves and accruals....................................  $1,659    $1,510
Deferred tax liability:
  Accumulated depreciation.................................    (270)     (287)
                                                             ------    ------
     Net deferred tax asset................................  $1,389    $1,223
                                                             ======    ======
Deferred tax:
  Current asset............................................  $1,182    $1,205
  Long-term asset..........................................     207        18
                                                             ------    ------
     Net deferred tax asset................................  $1,389    $1,223
                                                             ======    ======

                     KEY TECHNOLOGY, INC. AND SUBSIDIARIES

     Income tax expense is computed at rates different than statutory rates. The reconciliation between effective and statutory rates is as follows:

                                                              YEAR ENDED SEPTEMBER 30,
                                                              ------------------------
                                                              1999     1998      1997
                                                              -----    -----    ------
Statutory rates.............................................  34.0%    34.0%     34.0%
Increase (reduction) in income taxes resulting from:
  FSC commissions...........................................  (5.0)    (6.8)     (3.7)
  FSC tax...................................................   1.7      2.4       1.9
  R&D credit................................................    --       --     (11.3)
  State income taxes, net of federal benefit................   1.8      1.9       2.4
  Other permanent differences...............................   0.8      2.5       6.9
  Other.....................................................  (1.7)    (0.5)      1.8
                                                              ----     ----     -----
     Income tax combined effective rate.....................  31.6%    33.5%     32.0%
                                                              ====     ====     =====

9. SHAREHOLDERS' EQUITY

EMPLOYEE STOCK PURCHASE PLAN

     Effective February 6, 1996, the Company adopted an Employee Stock Purchase Plan (the "Plan"). Most employees are eligible to participate in the Plan. Shares are not available to employees who already own 5% or more of the Company's stock. Employees can withhold, by payroll deductions, up to 5% of their regular compensation to purchase shares. The purchase price is 85% of the fair market value of the common stock on the purchase date. There were 500,000 shares reserved for purchase under the Plan. During the years ended September 30, 1999, 1998 and 1997, the Company issued 12,393, 10,581, and 6,199 shares, respectively, under the Plan.

EMPLOYEES' STOCK OPTION PLAN

     Under the 1996 Employees' Stock Option Plan (the "1996 Plan"), eligible employees may receive either incentive stock options or nonstatutory stock options and such options may be exercised only after an employee has remained in continuous employment for one year after the date of grant. Thereafter, the options become exercisable as stipulated by the individual option agreements, generally 25% per year on

                     KEY TECHNOLOGY, INC. AND SUBSIDIARIES
the anniversary date of the grant. The option price is determined to be fair market value at date of grant. The following table summarizes activity under this Plan:

                                                          OUTSTANDING OPTIONS
                                                         ----------------------
                                                                      WEIGHTED
                                                                       AVERAGE
                                                         NUMBER OF      PRICE
                                                          SHARES      PER SHARE
                                                         ---------    ---------
Balance at September 30, 1996..........................   336,683      $15.37
  Options granted......................................   148,450      $17.20
  Options exercised....................................   (20,425)     $ 7.28
  Options forfeited....................................    (1,375)     $14.52
                                                          -------
Balance at September 30, 1997..........................   463,333      $16.31
  Options granted......................................   156,200      $11.77
  Options exercised....................................    (6,475)     $ 7.79
  Options forfeited....................................   (10,275)     $17.92
                                                          -------
Balance at September 30, 1998..........................   602,783      $15.19
  Options granted......................................    45,000      $ 8.23
  Options exercised....................................      (100)     $ 7.00
  Options forfeited....................................   (91,700)     $16.09
                                                          -------
Balance at September 30, 1999..........................   555,983      $14.48
                                                          =======

     At September 30, 1999, the total of number shares reserved for option exercises was 698,983, of which 143,000 were available for grant. At September 30, 1999, options for 320,780 shares were exercisable at prices from $7.00 to $23.25 per share. At September 30, 1998, the total number of shares reserved for option exercises was 699,083, of which 96,300 were available for grant. At September 30, 1998, options for 240,568 shares were exercisable at prices from $7.00 to $23.25 per share. At September 30, 1997, options for 137,308 shares were exercisable at prices from $7.00 to $23.25 per share.

     During 1995, FASB issued SFAS No. 123, Accounting for Stock-Based Compensation, which defines a fair value based method of accounting for employee stock options and similar equity instruments and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the method of accounting prescribed by Accounting Principles Board Opinion No. 25 ("APB 25"). Entities electing to remain with the accounting in APB 25 must make pro forma disclosures of net income and, if presented, earnings per share, as if the fair value based method of accounting defined in SFAS No. 123 has been adopted.

     The Company has elected to account for its stock-based compensation plans under APB 25. The Company has computed, for pro forma disclosure purposes, the value of all stock and stock options granted under the Employee Stock Purchase Plan and the 1996 Employees' Stock Option Plan during 1999, 1998, and 1997 using the Black-Scholes option pricing model as prescribed by SFAS No. 123 using the following weighted average assumptions for the years ended September 30, 1999, 1998, and 1997:

                                                   1999       1998       1997
                                                  -------    -------    -------
Risk-free interest rate.........................     5.0%       5.0%       5.5%
Expected dividend yield.........................       0%         0%         0%
Expected lives..................................  6 years    6 years    6 years
Expected volatility.............................      66%        62%        61%

                     KEY TECHNOLOGY, INC. AND SUBSIDIARIES

     Using the Black-Scholes methodology, the total value of stock options granted during 1999, 1998, and 1997 was $225,000, $1,097,000, and $1,525,000,
respectively, which would be amortized on a pro forma basis over the vesting period of the options (typically five years). The weighted average fair value of options granted under the 1996 Employees' Stock Option Plan during 1999, 1998, and 1997 was $5.28 per share, $7.27 per share, and $10.64 per share, respectively.

     The total compensatory value of stock purchased under the Employee Stock Purchase Plan during 1999, 1998, and 1997 was $13,000, $15,000, and $16,000,
respectively. The weighted average fair value of the stock purchased during 1999, 1998, and 1997 was $1.08 per share, $1.42 per share, and $2.63 per share, respectively.

     If the Company had accounted for its 1996 Plan and Employee Stock Purchase Plan in accordance with SFAS No. 123, the Company's net earnings and earnings per share would approximate the pro forma disclosures below (in thousands, except per share amounts):

                                   YEAR ENDED                YEAR ENDED                YEAR ENDED
                               SEPTEMBER 30, 1999        SEPTEMBER 30, 1998        SEPTEMBER 30, 1997
                             -----------------------   -----------------------   -----------------------
                             AS REPORTED   PRO FORMA   AS REPORTED   PRO FORMA   AS REPORTED   PRO FORMA
                             -----------   ---------   -----------   ---------   -----------   ---------
Net earnings (loss)........    $3,529       $2,633        $ 925        $ 186        $ 422       $ (104)
Earnings (loss) per
  share --
  basic and diluted........    $ 0.75       $ 0.56        $0.20        $0.04        $0.09       $(0.02)

     The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts. SFAS No. 123 does not apply to awards prior to October 1, 1995, and additional awards are anticipated in future years.

     The following table summarizes information about stock options outstanding at September 30, 1999:

                   OPTIONS OUTSTANDING                       OPTIONS EXERCISABLE
---------------------------------------------------------   ----------------------
                                  WEIGHTED
                                  AVERAGE        WEIGHTED                 WEIGHTED
  RANGE OF                       REMAINING       AVERAGE     NUMBER OF    AVERAGE
  EXERCISE        NUMBER        CONTRACTUAL      EXERCISE     SHARES      EXERCISE
   PRICES       OUTSTANDING     LIFE (YEARS)      PRICE     EXERCISABLE    PRICE
-------------   -----------   ----------------   --------   -----------   --------
$ 7.00-$10.00     150,433           5.1           $ 8.37      115,433      $ 8.41
$10.01-$15.00     149,500           8.3            11.70       44,872       11.54
$15.01-$20.00     136,250           7.5            17.17       70,625       17.13
$20.01-$23.25     119,800           6.6            22.55       89,850       22.55
-------------     -------           ---           ------      -------      ------
$ 7.00-$23.25..   555,983           6.9           $14.48      320,780      $14.73
=============     =======           ===           ======      =======      ======

10. EMPLOYEE BENEFIT PLANS

     The Company has a 401(k) profit sharing plan which covers substantially all employees. The Company is required to match 50% of employee contributions up to 2% of each participating employee's compensation. The Company contributed $200,000, $222,000, and $247,000 in matching funds to the plan for the years ended September 30, 1999, 1998, and 1997, respectively.

     The 401(k) plan also permits the Company to make discretionary profit sharing contributions to all employees. Discretionary profit sharing contributions are determined annually by the board of directors. Profit sharing plan expense was $506,000 for the year ended September 30, 1999. There was no profit sharing plan expense for the years ended September 30, 1998 and 1997.

                     KEY TECHNOLOGY, INC. AND SUBSIDIARIES

     The Company had a phantom stock plan for certain key employees and the Company's estimated purchase price of the phantom stock units was included in other liabilities. No additional awards of phantom stock units could occur and final settlement occurred in fiscal 1998. The Company paid zero, $46,000, and $75,000 in settlement of certain phantom stock unit awards during the years ended September 30, 1999, 1998, and 1997, respectively.

11. SEGMENT INFORMATION

     The Company has adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, as of the fiscal year ended September 30, 1999. The Company's business units serve customers in its primary market -- the food processing and agricultural products industry -- through common sales and distribution channels. Therefore, the Company reports on one segment. The following is information about products and services (in thousands).

                                                  YEAR ENDED SEPTEMBER 30,
                                                -----------------------------
                                                 1999       1998       1997
                                                -------    -------    -------
Net sales by product category:
  Automated inspection systems................  $22,342    $21,388    $20,400
  Specialized conveying systems...............   28,422     21,807     25,366
  Process and preparation systems.............    5,528      1,687      4,068
  Service/contracts and parts.................   11,736      8,251      7,434
                                                -------    -------    -------
     Total net sales by product category......  $68,028    $53,133    $57,268
                                                =======    =======    =======

     Net sales for service/contracts were less than 10% of total net sales for the years ended September 30, 1999, 1998 and 1997, respectively.

     The following is information about geographic areas:

                                                  YEAR ENDED SEPTEMBER 30,
                                                -----------------------------
                                                 1999       1998       1997
                                                -------    -------    -------
Net sales:
  Domestic....................................  $37,026    $33,306    $39,196
  International...............................   31,002     19,827     18,072
                                                -------    -------    -------
     Total net sales..........................  $68,028    $53,133    $57,268
                                                =======    =======    =======
Long-lived assets
  Domestic....................................  $ 6,192    $ 6,852    $ 7,708
  International...............................    4,007      4,599      3,774
                                                -------    -------    -------
     Total long-lived assets..................  $10,199    $11,451    $11,482
                                                =======    =======    =======

     During 1999, net sales to one major customer amounted to approximately 11% of total net sales. No single customer accounted for more than 10% of net sales during the years ended September 30, 1998 and 1997.

     During 1999, net sales to various customers in Canada accounted for approximately 11% of total net sales. During 1998, net sales to various customers in The Netherlands accounted for approximately 11% of total net sales. No single international country accounted for more than 10% of net sales during the year ended September 30, 1997. Location of the customer is the basis for identification of net sales.

     International long-lived assets are located in The Netherlands.

                     KEY TECHNOLOGY, INC. AND SUBSIDIARIES

12. ROYALTY INCOME

     As part of a settlement agreement entered into during 1997, the Company may receive royalty payments through 2001 related to the sale of certain equipment to a selected market. The payment may be reduced by a percentage of the purchases of equipment from the Company by the other party. The Company recognized royalty income from this agreement of $26,000, $7,000, and $125,000 during the years ended September 30, 1999, 1998, and 1997, respectively.

13. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     The following is a summary of operating results by quarter for the years ended September 30, 1999 and 1998 (in thousands, except per share data):

                                                           1999 QUARTER ENDED
                                    -----------------------------------------------------------------
                                    DECEMBER 31,    MARCH 31,    JUNE 30,    SEPTEMBER 30,     TOTAL
                                    ------------    ---------    --------    -------------    -------
Net sales.........................    $14,819        $15,676     $15,836        $21,697       $68,028
Gross profit......................      5,390          5,752       6,874          7,731        25,747
Net earnings......................        424            547       1,196          1,362         3,529
Net earnings per share -- basic
  and diluted.....................       0.09           0.12        0.25           0.29          0.75

                                                           1998 QUARTER ENDED
                                    -----------------------------------------------------------------
                                    DECEMBER 31,    MARCH 31,    JUNE 30,    SEPTEMBER 30,     TOTAL
                                    ------------    ---------    --------    -------------    -------
Net sales.........................    $12,758        $13,187     $14,431        $12,757       $53,133
Gross profit......................      4,556          5,040       5,497          4,202        19,295
Net earnings (loss)...............        174            346         621           (216)          925
Net earnings (loss) per
  share -- basic and diluted......       0.04           0.07        0.13          (0.05)         0.20

                                *  *  *  *  *  *

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Advanced Machine Vision Corporation

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of mandatorily redeemable preferred stock and non-redeemable shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Advanced Machine Vision Corporation and its subsidiaries (the "Company") at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     As discussed more fully in Note 1, the Company has restated its 1998 financial statements to account for a redemption feature included in the October 1998 Preferred Stock agreement with FMC Corporation. The carrying value of the Preferred Stock of $2,579,000, which was previously presented as a component of stockholders' equity, has been reclassified as mandatorily redeemable preferred stock, outside of shareholders' equity, at December 31, 1998. The restatement of the 1998 financial statements had no effect on the Company's net income, total assets or total liabilities.

/s/ PRICEWATERHOUSECOOPERS LLP
---------------------------------------------------------
PricewaterhouseCoopers LLP
Portland, Oregon
February 29, 2000

                      ADVANCED MACHINE VISION CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                                      DECEMBER 31,
                                                              ----------------------------
                                                                  1999            1998
                                                              ------------    ------------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $  5,889,000    $  4,423,000
  Accounts receivable, net of allowance for doubtful
     accounts of $205,000 at December 31, 1999 and $230,000
     at December 31, 1998...................................     1,601,000       4,073,000
  Inventories (Note 2)......................................     8,399,000       7,379,000
  Prepaid expenses..........................................       206,000         181,000
  Current deferred tax asset (Note 7).......................       870,000       1,175,000
                                                              ------------    ------------
       Total current assets.................................    16,965,000      17,231,000
Property, plant and equipment -- net (Notes 3 and 6)........     4,860,000       5,274,000
Intangible assets, net (Note 4).............................     4,175,000       4,894,000
Deferred tax asset (Note 7).................................     1,230,000         925,000
Other assets................................................       790,000       1,515,000
                                                              ------------    ------------
                                                              $ 28,020,000    $ 29,839,000
                                                              ============    ============
LIABILITIES, MANDATORILY REDEEMABLE PREFERRED STOCK
AND NON-REDEEMABLE SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $    937,000    $    984,000
  Short-term borrowings (Note 6)............................     2,000,000              --
  Accrued liabilities (Notes 5 and 9).......................       388,000         997,000
  Customer deposits.........................................     1,569,000       1,151,000
  Accrued payroll...........................................       714,000         761,000
  Warranty reserve..........................................       373,000         448,000
  Current portion of notes payable (Note 6).................        43,000         790,000
                                                              ------------    ------------
       Total current liabilities............................     6,024,000       5,131,000
                                                              ------------    ------------
Notes payable to related parties, less current portion (Note
  6)........................................................     2,500,000       4,779,000
Notes payable, less current portion (Note 6)................     3,794,000       3,083,000
                                                              ------------    ------------
       Total notes payable..................................     6,294,000       7,862,000
                                                              ------------    ------------
Commitments and contingencies (Note 9)......................
Mandatorily redeemable preferred stock (Note 10):
  Series B -- No par value; 119,106 shares authorized and
     outstanding at December 31, 1999 and 1998 (aggregate
     liquidation preference of $2,620,000)..................     2,579,000       2,579,000
                                                              ------------    ------------
Non-redeemable shareholders' equity (Notes 8 and 10):
  Common stock:
     Class A and B -- No par value; 63,000,000 shares
       authorized; 12,970,000 and 10,720,000 shares issued
       and outstanding at December 31, 1999 and 1998,
       respectively.........................................    26,103,000      24,329,000
  Common stock warrants.....................................            --         110,000
  Additional paid in capital................................     5,020,000       4,910,000
  Accumulated deficit.......................................   (18,007,000)    (15,112,000)
  Accumulated other comprehensive income....................         7,000          30,000
                                                              ------------    ------------
       Total non-redeemable shareholders' equity............    13,123,000      14,267,000
                                                              ------------    ------------
                                                              $ 28,020,000    $ 29,839,000
                                                              ============    ============

See Accompanying Notes to Consolidated Financial Statements.

                      ADVANCED MACHINE VISION CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                               YEAR ENDED DECEMBER 31,
                                                      -----------------------------------------
                                                         1999           1998           1997
                                                      -----------    -----------    -----------
Net sales...........................................  $24,312,000    $27,041,000    $31,974,000
Cost of sales.......................................   12,212,000     12,585,000     16,042,000
                                                      -----------    -----------    -----------
Gross profit........................................   12,100,000     14,456,000     15,932,000
                                                      -----------    -----------    -----------
Operating expenses:
  Selling and marketing.............................    5,948,000      4,762,000      4,930,000
  Research and development..........................    4,758,000      5,024,000      3,950,000
  General and administrative........................    3,191,000      3,413,000      3,303,000
  Goodwill amortization.............................      720,000        695,000        731,000
                                                      -----------    -----------    -----------
                                                       14,617,000     13,894,000     12,914,000
                                                      -----------    -----------    -----------
Income (loss) before other income and expense.......   (2,517,000)       562,000      3,018,000
Other income and expense:
  Gain on sale of Pulsarr...........................           --             --      4,989,000
  Investment and other income.......................      191,000        286,000        371,000
  Interest expense..................................     (569,000)      (689,000)    (1,263,000)
                                                      -----------    -----------    -----------
Income (loss) before income taxes...................   (2,895,000)       159,000      7,115,000
Provision for (benefit from) income taxes (Note
  7)................................................           --     (2,083,000)        99,000
                                                      -----------    -----------    -----------
Net income (loss)...................................  $(2,895,000)   $ 2,242,000    $ 7,016,000
                                                      ===========    ===========    ===========
Earnings (loss) per share (Note 10):
  Basic.............................................  $     (0.24)   $      0.21    $      0.64
  Diluted...........................................  $     (0.24)   $      0.18    $      0.49
Shares used in per-share calculations:
  Basic.............................................   12,084,000     10,517,000     11,002,000
  Diluted...........................................   12,084,000     14,735,000     14,888,000

See Accompanying Notes to Consolidated Financial Statements.

                      ADVANCED MACHINE VISION CORPORATION

       CONSOLIDATED STATEMENTS OF MANDATORILY REDEEMABLE PREFERRED STOCK
                    AND NON-REDEEMABLE SHAREHOLDERS' EQUITY

                                                                   NON-REDEEMABLE SHAREHOLDER'S EQUITY
                                      MANDATORILY REDEEMABLE     ---------------------------------------
                                          PREFERRED STOCK
                                      -----------------------
                                             SERIES B                  COMMON STOCK             COMMON
                                      -----------------------    -------------------------      STOCK
                                       SHARES       AMOUNT         SHARES        AMOUNT        WARRANTS
                                      --------    -----------    ----------    -----------    ----------
Balance, December 31, 1996..........       --     $       --     11,250,000    $25,720,000    $2,403,000
Issuance of restricted stock........       --             --      2,000,000             --            --
Retirement of restricted stock......       --             --     (1,800,000)            --            --
Repurchase of Class A Common Stock
  and Class F and H Warrants........       --             --     (1,001,000)    (1,782,000)     (180,000)
Exercise of options.................       --             --         97,000         97,000            --
Partial conversion of note
  payable...........................       --             --        133,000        250,000            --
Expiration of warrants..............       --             --             --             --       (26,000)
Translation adjustment..............       --             --             --             --            --
Net income..........................       --             --             --             --            --
                                      -------     ----------     ----------    -----------    ----------
Balance, December 31, 1997..........       --             --     10,679,000     24,285,000     2,197,000
Comprehensive income 1997...........
Expiration of warrants..............       --             --             --             --    (2,087,000)
Exercise of options.................       --             --          8,000          8,000            --
Issuance of restricted stock........       --             --         33,000         36,000            --
Issuance of mandatorily redeemable
  preferred stock...................  119,106      2,579,000             --             --            --
Translation adjustment..............       --             --             --             --            --
Net income..........................       --             --             --             --            --
                                      -------     ----------     ----------    -----------    ----------
Balance, December 31, 1998..........  119,106      2,579,000     10,720,000     24,329,000       110,000
Comprehensive income 1998...........
Conversion of note payable..........       --             --      1,800,000      1,774,000            --
Expiration of warrants..............       --             --             --             --      (110,000)
Issuance of restricted stock........       --             --        450,000             --            --
Translation adjustment..............       --             --             --             --            --
Net (loss)..........................       --             --             --             --            --
                                      -------     ----------     ----------    -----------    ----------
Balance, December 31, 1999..........  119,106     $2,579,000     12,970,000    $26,103,000    $       --
                                      =======     ==========     ==========    ===========    ==========
Comprehensive (loss) 1999...........

                                          NON-REDEEMABLE SHAREHOLDER'S EQUITY
                                      -------------------------------------------

                                                                     ACCUMULATED
                                      ADDITIONAL                        OTHER
                                       PAID IN      ACCUMULATED     COMPREHENSIVE    COMPREHENSIVE
                                       CAPITAL        DEFICIT          INCOME           INCOME
                                      ----------    ------------    -------------    -------------
Balance, December 31, 1996..........  $2,797,000    $(24,370,000)     $(50,000)
Issuance of restricted stock........          --              --            --
Retirement of restricted stock......          --              --            --
Repurchase of Class A Common Stock
  and Class F and H Warrants........          --              --            --
Exercise of options.................          --              --            --
Partial conversion of note
  payable...........................          --              --            --
Expiration of warrants..............      26,000              --            --
Translation adjustment..............          --              --        50,000        $    50,000
Net income..........................          --       7,016,000            --          7,016,000
                                      ----------    ------------      --------        -----------
Balance, December 31, 1997..........   2,823,000     (17,354,000)           --
Comprehensive income 1997...........                                                  $ 7,066,000
                                                                                      ===========
Expiration of warrants..............   2,087,000              --            --
Exercise of options.................          --              --            --
Issuance of restricted stock........          --              --            --
Issuance of mandatorily redeemable
  preferred stock...................          --
Translation adjustment..............          --              --        30,000        $    30,000
Net income..........................          --       2,242,000            --          2,242,000
                                      ----------    ------------      --------        -----------
Balance, December 31, 1998..........   4,910,000     (15,112,000)       30,000
Comprehensive income 1998...........                                                  $ 2,272,000
                                                                                      ===========
Conversion of note payable..........          --              --            --
Expiration of warrants..............     110,000              --            --
Issuance of restricted stock........          --              --            --
Translation adjustment..............          --              --       (23,000)       $   (23,000)
Net (loss)..........................          --      (2,895,000)           --         (2,895,000)
                                      ----------    ------------      --------        -----------
Balance, December 31, 1999..........  $5,020,000    $(18,007,000)     $  7,000
                                      ==========    ============      ========
Comprehensive (loss) 1999...........                                                  $(2,918,000)
                                                                                      ===========

See Accompanying Notes to Consolidated Financial Statements.

                      ADVANCED MACHINE VISION CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               YEAR ENDED DECEMBER 31,
                                                      -----------------------------------------
                                                         1999           1998           1997
                                                      -----------    -----------    -----------
Cash flows from operating activities:
  Net income (loss).................................  $(2,895,000)   $ 2,242,000    $ 7,016,000
  Adjustments to reconcile net income (loss) to net
     cash provided by (used in) operating
     activities:
     Benefit from deferred income taxes.............           --     (2,100,000)            --
     Gain on sale of Pulsarr........................           --             --     (4,989,000)
     Charge for deferred debt issuance costs........           --             --        233,000
     Depreciation and amortization..................    1,550,000      1,610,000      1,369,000
     Changes in assets and liabilities (net of
       amounts purchased/sold in
       acquisition/divesture):
       Accounts receivable..........................    2,472,000     (1,363,000)        11,000
       Inventories..................................   (1,020,000)    (2,199,000)      (499,000)
       Prepaid expenses and other assets............      699,000       (760,000)      (186,000)
       Accounts payable, accrued liabilities,
          customer deposits, accrued payroll and
          warranty reserve..........................     (113,000)      (539,000)       842,000
                                                      -----------    -----------    -----------
       Net cash provided by (used in) operating
          activities................................      693,000     (3,109,000)     3,797,000
                                                      -----------    -----------    -----------
Cash (used in) provided by investing activities:
  Proceeds from sale of Pulsarr.....................           --             --      7,010,000
  Purchases of property and equipment...............     (438,000)    (1,383,000)    (1,014,000)
                                                      -----------    -----------    -----------
       Net cash (used in) provided by investing
          activities................................     (438,000)    (1,383,000)     5,996,000
                                                      -----------    -----------    -----------
Cash (used in) provided by financing activities:
  Proceeds from line of credit borrowings...........    2,000,000             --             --
  Notes payable to bank and others -- net...........     (789,000)       283,000     (3,792,000)
  Proceeds from issuance of mandatorily redeemable
     preferred stock................................           --      2,579,000             --
  Proceeds from exercise of stock options...........           --          8,000         97,000
  Repurchase of Common Stock and Warrants...........           --             --     (1,962,000)
                                                      -----------    -----------    -----------
       Net cash (used in) provided by financing
          activities................................    1,211,000      2,870,000     (5,657,000)
                                                      -----------    -----------    -----------
Net increase (decrease) in cash.....................    1,466,000     (1,622,000)     4,136,000
Cash and cash equivalents, beginning of the
  period............................................    4,423,000      6,045,000      1,909,000
                                                      -----------    -----------    -----------
Cash and cash equivalents, end of the period........  $ 5,889,000    $ 4,423,000    $ 6,045,000
                                                      ===========    ===========    ===========
Supplemental disclosures of cash flow information:
  Cash paid for:
     Interest.......................................  $   532,000    $   583,000    $   939,000
     Income taxes...................................  $        --    $    62,000    $    20,000
Supplemental disclosures of non-cash investing and
  financing activities:
  Conversion of debt, including accrued interest, to
     equity.........................................  $ 1,774,000    $        --    $        --

See Accompanying Notes to Consolidated Financial Statements.

              ADVANCED MACHINE VISION CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of Advanced Machine Vision Corporation ("AMV" or the "Company") and its four wholly-owned subsidiaries: SRC VISION, Inc. and its wholly-owned SRC VISION BV subsidiary ("SRC"); Ventek, Inc. ("Ventek"); ARC Netherlands BV (inactive) and its respective wholly-owned subsidiary, Pulsarr Holding BV ("Pulsarr"), from its March 1, 1996 acquisition date to its May 6, 1997 disposition date (see Note 4); and Applied Laser Systems, Inc. (inactive).

     Through its subsidiaries, the Company designs, manufactures and markets computer-aided vision defect detection and sorting and defect removal equipment for use in a variety of applications, including food processing, wood products and recycling. The Company's systems combine optical and mechanical systems technologies to perform diverse scanning, analytical sensing, measuring and sorting applications on a variety of products such as food, wood and plastics. The Company sells its products throughout the world (see Note 11).

EFFECTS OF RESTATEMENTS

     As described in Note 10, the Company issued 119,106 shares of Series B Preferred Stock ("Preferred Stock") to FMC Corporation in October 1998.

     The Preferred Stock is subject to redemption requirements that are outside the control of the Company under certain change-in-control circumstances as defined in the preferred stock purchase agreement. Those circumstances include
(i) a sale of all or substantially all of the assets of the Company, (ii) a liquidation or dissolution of the Company, (iii) the consummation of any transaction resulting in a new "beneficial owner" of more than 37.5 percent of the Company's common stock, (iv) a change in the majority of the Company's board of directors, and (v) a combination or merger of the Company with or into a new entity in which the Company's common shareholders hold less than 80 percent of the surviving entity. Under such circumstances, the holders of Preferred Stock are entitled to receive, prior to and in preference to any distribution of any of the assets of the Company to the holders of common stock, an amount equal to the greater of (a) $22.00 per share or (b) the market value of the Company's common stock issuable upon conversion of such shares of Preferred Stock, calculated as the average of the closing price of the common stock for the forty-five consecutive trading days immediately preceding the date of repurchase.

     The Company has restated its 1998 financial statements to account for the redemption features of the Preferred Stock. The carrying value of the Preferred Stock of $2,579,000, which was previously presented as a component of shareholders' equity, has been reclassified as mandatorily redeemable, outside of shareholders' equity, at December 31, 1998.

     The restatement of the 1998 financial statements for the matter described above had no effect on the Company's net income, total assets or total liabilities.

     The following table sets forth the overall effect of the restatement on the Company's shareholders' equity:

                                                              DECEMBER 31,
                                                                  1998
                                                              ------------
Shareholders' equity prior to restatement...................  $16,846,000
Non-redeemable shareholders' equity after restatement.......  $14,267,000

              ADVANCED MACHINE VISION CORPORATION AND SUBSIDIARIES

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

ACCOUNTING PERIOD

     The Company utilizes a 52- to 53-week fiscal year ending on the Sunday closest to the end of the fiscal period. Fiscal periods shown ended January 2, 2000, January 3, 1999 and December 27, 1997. In these financial statements, the fiscal periods are shown as December 31 for clarity of presentation.

CASH EQUIVALENTS

     For financial reporting purposes, cash equivalents consist primarily of money market instruments and bank certificates of deposit that have original maturities of three months or less.

CONCENTRATIONS OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of money market instruments and trade receivables. The Company invests its excess cash in money market instruments and certificates of deposit with high credit quality financial institutions, and by policy, limits the amount of credit exposure to any one issuer. Concentrations of credit risk with respect to trade receivables exist because the Company's subsidiaries rely heavily on a relatively small number of customers (see Note 11). The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains reserves for potential credit losses and such losses, to date, have been within management's expectations.

INVENTORIES

     Inventories are stated at the lower of cost or net realizable value, with cost determined principally by use of the first-in, first-out method.

PROPERTY, PLANT, AND EQUIPMENT

     Property, plant and equipment are stated at cost. Depreciation and amortization are computed by either the straight-line or an accelerated method over the estimated useful lives of the assets, which range from three to twenty years. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in operations for the period. The cost of maintenance and repairs is charged to expense as incurred; significant renewals and betterments are capitalized.

INTANGIBLE ASSETS

     Intangible assets primarily represent the excess of the purchase price of acquisitions over the fair value of net assets acquired ("goodwill"). The gross cost of intangible assets aggregated $7,536,000 as of December 31, 1999 and 1998. Intangible assets are being amortized on the straight-line basis over seven to

              ADVANCED MACHINE VISION CORPORATION AND SUBSIDIARIES fifteen years (see Note 4). Accumulated amortization aggregated $3,361,000 and $2,642,000 as of December 31, 1999 and 1998, respectively. The Company assesses the recoverability of its intangible assets and to date has not had any significant impairments.

LONG-LIVED ASSETS

     Statement of Financial Accounting Standard No. 121 (FAS 121), Accounting for the Impairment of Long-Lived Assets and For Long-Lived Assets to Be Disposed Of, requires that long-lived assets and certain identifiable intangible assets to be held and used by a company be reviewed for impairment whenever events or changes in circumstances indicate that expected future cash flows (undiscounted and without interest charges) for individual subsidiaries may not be sufficient to support the recorded assets. If undiscounted cash flows are not sufficient to support the recorded assets, an impairment is recognized to reduce the carrying value of the assets based on expected discounted cash flows of the subsidiary.

REVENUE RECOGNITION

     The Company recognizes revenue upon shipment of products or, in the case of trial units, upon the customer's acceptance of the product. Customer deposits represent monies received in advance of shipment of products.

RESEARCH AND DEVELOPMENT COSTS

     Research and development costs are expensed as incurred. Research and development expense is related to developing new products and to improving existing products or processes.

EARNINGS (LOSS) PER SHARE

     Earnings (loss) per share for 1999, 1998 and 1997 have been computed in accordance with Statement of Financial Accounting Standards No. 128 (FAS 128), "Earnings per Share."

CHANGES IN CLASSIFICATION

     Certain reclassifications have been made to the fiscal 1998 and 1997 financial statements to conform with the financial statement presentation for fiscal 1999. Such reclassifications had no effect on the Company's results of operations or shareholders' equity.

INCOME TAXES

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (FAS 109), Accounting for Income Taxes. FAS 109 requires the recognition of deferred tax assets and liabilities for the expected tax effects from differences between the financial reporting and tax bases of assets and liabilities. In estimating future tax effects, FAS 109 generally considers all expected future events other than enactments of changes in tax law or statutorily imposed rates.

              ADVANCED MACHINE VISION CORPORATION AND SUBSIDIARIES

STOCK-BASED COMPENSATION

     The Company uses the intrinsic value based method in accounting for its stock option plans as prescribed by Accounting Principle Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees (see Note 8).

FAIR VALUE OF FINANCIAL ASSETS AND LIABILITIES

     Statement of Financial Accounting Standards No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosure of the fair value of certain financial assets and liabilities. The Company estimates the fair value of its monetary assets and liabilities based upon the existing interest rates related to such assets and liabilities compared to current market rates of interest for similar nature and degree of risk. The Company estimates that the carrying value of all of its monetary assets and liabilities approximates fair value as of December 31, 1999.

FOREIGN CURRENCY TRANSLATION

     All assets and liabilities of foreign subsidiaries are translated into U.
S. dollars at fiscal year-end exchange rates. Income and expense items are translated at average exchange rates prevailing during the fiscal year. The resulting translation adjustments are recorded as a component of other comprehensive income.

COMPREHENSIVE INCOME

     The Company has adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" as of January 1, 1998. Translation adjustments represent the Company's only Other Comprehensive Income item.

NOTE 2 -- INVENTORIES

     Inventories consist of the following:

                                                            DECEMBER 31,
                                                      ------------------------
                                                         1999          1998
                                                      ----------    ----------
Raw materials.......................................  $3,034,000    $2,837,000
Work-in-process.....................................   1,603,000     1,563,000
Finished goods......................................   3,762,000     2,979,000
                                                      ----------    ----------
                                                      $8,399,000    $7,379,000
                                                      ==========    ==========

              ADVANCED MACHINE VISION CORPORATION AND SUBSIDIARIES

NOTE 3 -- PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consist of the following:

                                                           DECEMBER 31,
                                                    --------------------------
                                                       1999           1998
                                                    -----------    -----------
Land..............................................  $ 1,338,000    $ 1,338,000
Buildings.........................................    3,970,000      3,734,000
Machinery and equipment...........................      883,000        869,000
Furniture, fixtures and office equipment..........    1,983,000      2,026,000
                                                    -----------    -----------
                                                      8,174,000      7,967,000
Less: accumulated depreciation....................   (3,314,000)    (2,693,000)
                                                    -----------    -----------
                                                    $ 4,860,000    $ 5,274,000
                                                    ===========    ===========

     Substantially all of the property, plant and equipment is secured by a note payable (see Note 6). Depreciation expense aggregated $830,000, $915,000 and $638,000, respectively, for 1999, 1998 and 1997.

NOTE 4 -- ACQUISITIONS

SRC VISION

     On February 2, 1994, the Company purchased all of the outstanding shares of stock of SRC VISION for $8.1 million in cash. The Company has accounted for this acquisition using the purchase method. The cost of the acquisition was allocated to the assets acquired and liabilities assumed on the bases of their fair values at the date of acquisition. Goodwill of $2.6 million was recorded as the difference between the acquisition cost and the fair values of the assets acquired and liabilities assumed. The Company is amortizing goodwill over seven years using the straight-line method.

PULSARR

     On March 1, 1996, the Company acquired all of the outstanding capital stock of Pulsarr for cash of $6.5 million and notes payable aggregating $1.3 million. The acquisition was accounted for under the purchase method of accounting. The $7.8 million purchase price was allocated based on the fair values of the identifiable assets of Pulsarr as follows: $1.1 million represented the fair values of net tangible assets of Pulsarr, $4.9 million represented acquired in-process technology that was charged to operations, and the remainder of $1.8 million represented existing technologies and goodwill to be amortized over fifteen years. The fair values of the acquired in-process technology and existing technologies and goodwill were determined from independent appraisals received by the Company.

     On May 6, 1997, the Company sold its Pulsarr subsidiary to Barco NV of Belgium for $8.4 million resulting in a gain of approximately $5 million. The sale resulted in net cash proceeds to AMV of approximately $7 million and a reduction of current and long-term debt of approximately $4.6 million. The gain on the sale of Pulsarr is largely a result of the previous reduction in the carrying value of the Company's investment in Pulsarr due to the $4.9 million charge for acquired in-process technology the Company recorded in the quarter ended March 31, 1996 in conjunction with this acquisition.

              ADVANCED MACHINE VISION CORPORATION AND SUBSIDIARIES

VENTEK

     On July 24, 1996, the Company acquired certain assets and the business of Ventek, subject to certain liabilities. The purchase price was approximately $5.1 million in notes and other securities (see Note 6). The Company also issued a warrant to purchase 1,000,000 shares of common stock. In 1998, the warrant was reduced to 250,000 fully vested shares, and was subsequently eliminated upon the restructuring of the acquisition notes (see Note 6). The acquisition was accounted for under the purchase method of accounting. The $5.1 million purchase price was allocated based on the fair values of the identifiable assets of Ventek as follows: $.2 million represented the fair values of net tangible assets of Ventek, and the remaining $4.9 million represented goodwill to be amortized over fifteen years.

     The consolidated results of operations for the Company include SRC VISION's, Pulsarr's and Ventek's results of operations from their respective acquisition dates, and in the case of Pulsarr, through its disposition date in May 1997.

NOTE 5 -- ACCRUED LIABILITIES

     Accrued liabilities consist of the following:

                                                             DECEMBER 31,
                                                         --------------------
                                                           1999        1998
                                                         --------    --------
Commissions............................................  $111,000    $359,000
Interest...............................................    75,000     317,000
Legal and accounting fees..............................    90,000     176,000
Income taxes...........................................    34,000      34,000
Other..................................................    78,000     111,000
                                                         --------    --------
                                                         $388,000    $997,000
                                                         ========    ========

NOTE 6 -- FINANCING ARRANGEMENTS

     As of December 31, 1999, the Company had a borrowing facility with a commercial bank that provided for a secured operating line of credit up to $2,000,000. At the option of the Company, interest is stated at the prime rate plus .50% or at an "offshore rate" plus 2.35%. The Business Loan Agreement governing the line of credit contains covenants requiring certain levels of cash flow, tangible equity and working capital. At December 31, 1999, the Company had borrowed the entire $2,000,000 under the line and was not in compliance with the cash flow covenant. The bank waived compliance with the covenant subject to an amendment being executed by the Company, which would require that security for the line be changed from receivables, inventory and machinery and equipment to cash instruments. On February 29, 2000, the Company executed the amendment and paid back the entire amount borrowed. The amended line expires on April 30, 2000.

              ADVANCED MACHINE VISION CORPORATION AND SUBSIDIARIES

     Long-term debt consists of the following:

                                                            DECEMBER 31,
                                                      ------------------------
                                                         1999          1998
                                                      ----------    ----------
Mortgage note (SRC VISION)..........................  $2,937,000    $2,973,000
6.75% convertible note..............................     900,000       900,000
6.75% note (Ventek).................................     250,000     1,000,000
6.75% convertible note (Ventek).....................   2,250,000     2,250,000
Ventek note.........................................          --     1,529,000
                                                      ----------    ----------
                                                       6,337,000     8,652,000
Less: current maturities............................     (43,000)     (790,000)
                                                      ----------    ----------
                                                      $6,294,000    $7,862,000
                                                      ==========    ==========

     The SRC VISION mortgage note is payable to a bank in monthly installments of $24,000 including interest at 8.3%, with the remaining unpaid balance due on May 1, 2008. The note is secured by substantially all of SRC VISION's property, plant and equipment and is guaranteed by the Company. The loan agreement contains certain covenants and restrictions including limitations on incurrence of debt. At December 31, 1999, the Company was in violation of the cash flow covenant of the mortgage loan agreement. The Company has obtained a temporary waiver of this covenant through December 31, 2000.

     In April 1996, in connection with the acquisition of Pulsarr, the Company raised a net of $3,000,000 in a private placement of $3,400,000 of convertible secured notes. The notes presently bear interest at 10.75% payable quarterly. The interest rate may be adjusted upward on each anniversary date of the notes if the market price of the Company's common stock fails to reach certain levels. The maximum possible coupon interest rate is 11.25% if none of the market price thresholds are met. The principal amount will be due in April 2001. The notes are secured by 54% of the stock of ARC Netherlands BV, a wholly-owned subsidiary of the Company established to purchase Pulsarr. The notes are convertible into the Company's common stock at $2.125 per share. In connection with the borrowing, the Company paid a finder's fee of $400,000 and issued 340,000 warrants to purchase common stock at $2.125 per share. In September 1997, the Company prepaid $2,500,000 of the note. The 340,000 warrants issued in conjunction with this borrowing were repurchased in August 1997.

     AMV issued the following notes in connection with the acquisition of
Ventek: (i) a 6.75% $1,000,000 note due July 23, 1999; (ii) a 6.75% $2,250,000 note due July 23, 1999 convertible into the Company's common stock at $2.25 per share; and (iii) a $1,125,000 note and stock appreciation rights payable (a) by issuance of up to 1,800,000 shares of common stock or, at the Company's option, in cash on July 23, 1999, or (b) solely in cash in the event AMV common stock is delisted from the Nasdaq Stock Market. The $1,125,000 note and stock appreciation rights payable were valued at $1,529,000 on the acquisition date based upon an independent appraisal received by the Company. All three notes are secured by all of the issued and outstanding shares of Ventek. The three notes are payable to Veneer Technology, Inc., a company owned by the four former shareholders of Ventek, all of whom are current employees of the Company.

     In February 1999, the Ventek notes were restructured. $750,000 of the $1,000,000 note was prepaid, and the maturity date of the remaining $250,000 was extended to July 23, 2000. The maturity date of the $2,250,000 note was extended to July 23, 2000. The $1,125,000 note was paid in full by delivery of 1,800,000 restricted shares (see Note 10) and the stock appreciation rights were cancelled.

     In December 1999, the Ventek notes were again restructured by extending the due dates to July 23, 2001 and increasing the interest rate by 1% to 7.75%.

              ADVANCED MACHINE VISION CORPORATION AND SUBSIDIARIES

     As of December 31, 1999, the aggregate amount of minimum maturities of long-term debt, as adjusted for the Ventek debt restructuring, are as follows:
2000 -- $43,000; 2001 -- $3,446,000; 2002 -- $50,000; 2003 -- $55,000; 2004 --
$59,000 and thereafter $2,684,000.

NOTE 7 -- INCOME TAXES

     Income (loss) before income taxes is composed of the following:

                                                   1999          1998          1997
                                                -----------    ---------    ----------
Domestic......................................  $(2,843,000)   $ 366,000    $2,143,000
Foreign.......................................      (52,000)    (207,000)    4,972,000
                                                -----------    ---------    ----------
                                                $(2,895,000)   $ 159,000    $7,115,000
                                                ===========    =========    ==========

     The components of the provision for income taxes are as follows:

                                                   1999          1998          1997
                                                ----------    -----------    ---------
Federal:
  Current.....................................  $       --    $    17,000    $  99,000
  Deferred....................................    (947,000)        59,000      870,000
                                                ----------    -----------    ---------
     Total federal............................    (947,000)        76,000      969,000
                                                ----------    -----------    ---------
State:
  Deferred....................................    (111,000)        15,000      107,000
                                                ----------    -----------    ---------
     Total state..............................    (111,000)        15,000      107,000
                                                ----------    -----------    ---------
Increase (decrease) in valuation allowance....   1,058,000     (2,174,000)    (977,000)
                                                ----------    -----------    ---------
     Total provision..........................  $       --    $(2,083,000)   $  99,000
                                                ==========    ===========    =========

     The tax effect of temporary differences between financial reporting and the tax bases of assets and liabilities relate to the following:

                                                                   DECEMBER 31,
                                                            --------------------------
                                                               1999           1998
                                                            -----------    -----------
Deferred tax asset:
  Loss carry-forwards.....................................  $ 5,913,000    $ 4,686,000
  Property basis differences..............................    1,005,000        876,000
  Reserves and accruals...................................      290,000        563,000
  Research and development costs..........................       47,000         69,000
  Alternative minimum taxes...............................       74,000         77,000
                                                            -----------    -----------
                                                              7,329,000      6,271,000
Deferred tax asset valuation allowance....................   (5,229,000)    (4,171,000)
                                                            -----------    -----------
  Net deferred tax asset..................................  $ 2,100,000    $ 2,100,000
                                                            ===========    ===========

     The Company has recognized a deferred tax asset of $2,100,000. The recognized deferred tax asset is based upon expected utilization of the temporary differences as well as a portion of the net operating loss carry-forwards.

     The Company has assessed its past earnings history and trends, budgeted sales and the expiration dates of carry-forwards and has determined that it is more likely than not that $2,100,000 of the deferred

              ADVANCED MACHINE VISION CORPORATION AND SUBSIDIARIES tax asset will be realized. The remaining valuation allowance of $5,229,000 as of December 31, 1999 is maintained against the net operating loss carry-forwards, which the Company has determined may not be realized.

     The increase in the valuation allowance of $1,058,000 in 1999 was the result of the net increase in temporary differences that was caused primarily from the losses incurred in 1999.

     The net reduction in the valuation allowance of $2,174,000 in 1998 was the result of the utilization of the net operating loss carry-forwards to reduce current income taxes, partially offset by the net changes in temporary differences.

     The Company has net operating loss carry-forwards of approximately $15,500,000. Such carry-forwards may be used to offset taxable income, if any, in future years through their expirations in 2005 to 2015. Because of the substantial change in the Company's ownership, which occurred as a result of the initial public offering in March 1992, the annual amount of tax loss carry-forward that can be utilized is limited. Utilization of approximately $2,700,000 of the above carry-forwards is limited to approximately $475,000 per year. Such limitation could result in the expiration of a part of the carry-forwards before their utilization.

     The provision for (benefit from) income taxes differs from an amount computed using the statutory federal income tax rate as follows:

                                                       YEAR ENDED DECEMBER 31,
                                               ---------------------------------------
                                                 1999          1998           1997
                                               ---------    -----------    -----------
Provision for (benefit from) income taxes at
  federal statutory rate.....................  $(967,000)   $   124,000    $ 2,419,000
State taxes (benefit)........................         --         15,000        107,000
Non-taxable gain on sale of Pulsarr..........         --             --     (1,696,000)
Realized benefit from utilizing net operating
  loss carry-forward.........................         --       (271,000)    (1,302,000)
Deferred tax valuation allowance.............  1,058,000     (1,903,000)       370,000
Alternative Minimum Tax......................         --         17,000         99,000
Other........................................    (91,000)       (65,000)       102,000
                                               ---------    -----------    -----------
                                               $      --    $(2,083,000)   $    99,000
                                               =========    ===========    ===========

NOTE 8 -- EMPLOYEE BENEFIT AND STOCK OPTION PLANS

     The Company sponsors a defined contribution 401(k) plan covering substantially all employees. Pursuant to the provisions of the plan, eligible participants may elect to contribute up to 15% of their base compensation, subject to certain limitations, and the Company may, at its option, match employee contributions up to a certain percentage. No Company matching has occurred under the plan.

     The Company maintains several stock option plans under which non-qualified and incentive stock options for the Company's common stock have been granted to directors, officers and other employees. The plans are administered by the Stock Option Committee of the board of directors (the "Committee"). Additionally, the Company has occasionally granted non-plan options to directors, officers or consultants on terms similar to plan options. The stock option price per share for options granted is determined by the Committee and is based on the market price of the Company's common stock on the date of grant, and each option is exercisable within the period and in the increments as determined by the Committee, except that no option can be exercised later than ten years from the date it was granted. The stock options

              ADVANCED MACHINE VISION CORPORATION AND SUBSIDIARIES generally vest over one to four years. The terms of non-plan options are determined by the full board of directors or the Compensation Committee of the Board.

     The following table sets forth the options granted, forfeited and exercised during the three years ended December 31, 1999, and their respective weighted average exercise price per share:

                                                                      WEIGHTED
                                                      SHARES           AVERAGE
                                                   UNDER OPTION    PRICE PER SHARE
                                                   ------------    ---------------
Balance at December 31, 1996.....................   3,127,000           $2.00
  Granted........................................   1,194,000            1.75
  Exercised......................................     (97,000)           1.00
  Canceled.......................................    (775,000)           2.21
                                                    ---------           -----
Balance at December 31, 1997.....................   3,449,000           $1.89
  Granted........................................     528,000            1.86
  Exercised......................................      (8,000)           1.00
  Canceled.......................................    (539,000)           4.05
                                                    ---------           -----
Balance at December 31, 1998.....................   3,430,000           $1.55
  Granted........................................     205,000            1.22
  Canceled.......................................    (417,000)           2.50
                                                    ---------           -----
Balance at December 31, 1999.....................   3,218,000           $1.41
                                                    =========           =====

     The following table sets forth information about stock options outstanding at December 31, 1999:

                      OPTIONS OUTSTANDING                     OPTIONS EXERCISABLE
                 ------------------------------              ----------------------
                                   WEIGHTED       WEIGHTED                 WEIGHTED
                                   AVERAGE        AVERAGE                  AVERAGE
   RANGE OF        NUMBER         REMAINING       EXERCISE     NUMBER      EXERCISE
EXERCISE PRICE   OUTSTANDING   CONTRACTUAL LIFE    PRICE     EXERCISABLE    PRICE
--------------   -----------   ----------------   --------   -----------   --------
0.81-1.00         1,333,000        5 years          1.00      1,300,000      1.00
1.03-2.19         1,810,000        7 years          1.64        639,000      1.53
3.00                 75,000        4 years          3.00         75,000      3.00
                  ---------                                   ---------
                  3,218,000                                   2,014,000
                  =========                                   =========

     At December 31, 1998 and 1997, 1,911,000 and 2,172,000 options, respectively, were exercisable. As of December 31, 1999, there were 641,000 shares available for future grants.

     In September 1999, the Company decreased the exercise price on 300,000 options previously granted to three members of the board of directors from $1.69 to $1.25 per share. These options will now be accounted for pursuant to a variable stock option plan, and compensation expense will be recorded to the extent that the quoted market price of the Company's common stock exceeds the revised exercise price.

     In January 1997, the Company established an SRC VISION stock option plan (the "SRC VISION Plan") under which incentive and non-qualified stock options for SRC VISION's common stock may be granted to directors, officers and other employees. The plan is administered by the Stock Option Committee of the board of directors of SRC VISION (the "SRC VISION Committee"). The stock option price per share for options granted under the SRC VISION Plan is determined by the SRC VISION Committee and is based on the fair market value of the Company's common stock on the date of grant, and each option is exercisable within the period and in the increments as determined by the SRC

              ADVANCED MACHINE VISION CORPORATION AND SUBSIDIARIES

VISION Committee, except that no option may be exercised before the ninth anniversary date of grant unless there shall have been an IPO of SRC VISION's common stock, and except that no option can be exercised later than ten years from the date it was granted.

     In January 1997, SRC VISION granted a total of 342,000 options under the SRC VISION Plan to purchase SRC VISION common stock at $1.86 per share. The options become exercisable on January 10, 2006 and expire one year thereafter. Upon completion of an initial public offering of SRC VISION's common stock, the vesting of such options will accelerate so that 100% will be exercisable on the third anniversary date of the IPO. As of December 31, 1999, there were 291,000 options under grant and 105,000 shares available for future grant under the SRC VISION Plan.

DISCLOSURE REQUIREMENTS OF STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 123 ("FAS 123")

     The Company has elected to account for its stock-based compensation plans under APB 25. FAS 123 requires that the Company provide proforma information regarding net income and earnings per share as if the Company had accounted for the stock options granted under the fair value method of the statement. The fair value of options granted was estimated using the Black-Scholes model. The Company's proforma information follows:

                                                   1999           1998          1997
                                                -----------    ----------    ----------
Proforma net income (loss)....................  $(3,231,000)   $1,746,000    $6,807,000
Proforma diluted earnings (loss) per share....  $     (0.27)   $     0.14    $     0.46

     The fair value of the options granted was $0.66 and $1.05 in 1999 and 1998, respectively, and estimated using the following weighted average assumptions:

                                                           1999       1998       1997
                                                          -------    -------    -------
Risk-free interest rate.................................    5.65%      5.32%      6.12%
Dividend yield..........................................       0%         0%         0%
Expected life of option.................................  5 years    5 years    5 years
Volatility factor.......................................      58%        61%        63%

The above information is based on historical activity and may not represent future trends.

NOTE 9 -- COMMITMENTS AND CONTINGENCIES

     Numerous users of the Company's products have received notice of patent infringement from Lemelson Medical, Educational and Research Foundation, Limited Partnership ("Lemelson") alleging that their use of the Company's products infringes certain patents transferred to Lemelson by the late Jerome H. Lemelson. Certain of these users have notified the Company that, in the event it is subsequently determined that their use of the Company's products infringes any of the Lemelson's patents, they may seek indemnification from the Company for damages or expenses resulting from this matter. The amount of liability, if any, that may result from this matter cannot be estimated at this time.

              ADVANCED MACHINE VISION CORPORATION AND SUBSIDIARIES

NOTE 10 -- MANDATORILY REDEEMABLE AND NON-REDEEMABLE SHAREHOLDERS' EQUITY AND
           EARNINGS (LOSS) PER SHARE

PREFERRED STOCK

     In October 1998, the Company sold 119,106 shares of mandatorily redeemable Preferred Stock ("Preferred Stock") (the entire authorized number of such shares) to FMC Corporation for $2,579,000. The Preferred Stock is convertible into 1,191,060 shares of common stock, which, if converted, represents a 10% ownership position based on the number of common shares outstanding on the transaction date. Each share of Preferred Stock is allowed ten votes in matters placed before the common shareholders except in the election of directors, in which case FMC Corporation has the right to elect one director. The Preferred Stock pays no dividends. The Preferred Stock has a $22-per-share liquidation preference. Upon the occurrence of a change in control (as defined), FMC Corporation has the right to require the Company to repurchase all or part of the Preferred Stock at a price in cash equal to the greater of (a) $22.00 per share or (b) the market value of the Company's common stock issuable upon conversation of the Preferred Stock, calculated as the average of the closing bid price of the common stock for the 45 consecutive trading days immediately preceding the date of repurchase, subject to the Company's ability to legally do so under California General Corporation Law. FMC Corporation also has a five-year one-time option to purchase a number of shares of common stock equal to 15% of the shares outstanding on the exercise date at a price equal to the greater of the then-current market value (as defined) of the common stock or $2.20 per share.

     So long as any shares of Preferred Stock are outstanding, the Company must obtain the consent of the holders of a majority of the then-outstanding shares of Preferred Stock to (i) take any action which adversely alters or changes or may adversely alter or change the rights, preferences or privileges of the Preferred Stock; (ii) increase or decrease the authorized number of shares of Preferred Stock; (iii) create (by reclassification or otherwise) any class or series of shares having rights, preferences or privileges senior to or on a parity with the Preferred Stock; (iv) redeem or repurchase any shares of capital stock except in certain instances; (v) merge with or into any other entity or enter into any other corporate reorganization, recapitalization, sale of control or any transaction that, directly or indirectly, results in the sale, license, lease, transfer, conveyance or other disposition of all or substantially all of the assets or properties of the Company; (vi) sell, license, lease, transfer, convey or otherwise dispose of the Company's intellectual property in which FMC Corporation received a security interest; (vii) amend or waive any provision of the Company's Articles of Incorporation or By-laws; (viii) acquire assets or securities of another person or entity if the aggregate consideration paid in all such transactions (other than those in the ordinary course of business) combined exceeds $2,000,000 or any one such transaction exceeds $500,000; (ix) issue any additional equity securities or any other securities convertible or exchangeable into equity securities (other than issuance of shares of common stock pursuant to employee stock options or other employee stock plans in effect as of the FMC Corporation transaction date and, with the approval of the board of directors, shares of common stock to unrelated third parties, in arms-length transactions that do not exceed 100,000 shares for any fiscal year); or (x) approve the liquidation, dissolution or winding up of the Company.

     The provisions of the preferred stock also provide that if FMC Corporation desires to transfer the preferred stock, the Company has the right of first refusal to acquire such shares. For as long as the preferred stock is outstanding, if the Company intends to issue equity securities other than to FMC Corporation, or as permitted, FMC Corporation shall have the right to acquire a portion of such securities to retain its percentage ownership immediately prior to such issuance.

     The Company and FMC Corporation also entered a Representative Agreement whereby FMC Corporation would undertake to sell the Company's machine vision products to the food processing

              ADVANCED MACHINE VISION CORPORATION AND SUBSIDIARIES industry in many areas of the world. The Representative Agreement may be terminated for or without cause. Each share of Series B Preferred Stock shall automatically be converted into shares of common stock upon the later of (i) the third anniversary of the date of issuance or (ii) the sixtieth day after the termination of the Representative Agreement.

COMMON STOCK

     The authorized number of shares of no par value Class A common stock and no par value Class B common stock are 60,000,000 and 3,000,000, respectively. Upon sale or transfer, each share of Class B common stock is automatically convertible into one share of Class A common stock. Both the Class A and Class B common stock are entitled to one vote per share. As of December 31, 1999, there were 12,922,000 shares of Class A common stock and 48,000 shares of Class B common stock outstanding. For purposes of this report, the Class A and B shares are referred to as "common stock."

SCHEDULE OF OUTSTANDING STOCK, CONVERTIBLE DEBT, PREFERRED STOCK AND POTENTIAL DILUTION

     The following table summarizes outstanding common stock as of December 31, 1999, potential dilution to the outstanding common stock upon the conversion of convertible debt or preferred stock, and proforma proceeds from the debt conversion. The table also sets forth the conversion prices and debt due dates.

                                      NUMBER OR PRINCIPAL     COMMON STOCK                   PROFORMA
                                       AMOUNT OUTSTANDING        AFTER        CONVERSION       DEBT
SECURITY                              AT DECEMBER 31, 1999     CONVERSION       PRICE       REDUCTION
--------                              --------------------    ------------    ----------    ----------
COMMON STOCK:                                                  12,970,000
                                                               ----------
CONVERTIBLE DEBT (DUE DATE):
  6.75% Notes (4/16/01).............       $  900,000             423,000       $2.13          900,000
  6.75% Ventek Note (7/23/01).......       $2,250,000           1,000,000        2.25        2,250,000
                                                               ----------                   ----------
                                                                1,423,000                    3,150,000
                                                               ----------                   ----------
PREFERRED STOCK:                              119,100           1,191,000
                                                               ----------
Potentially outstanding shares and
  proforma proceeds and reduction of
  debt..............................                           15,584,000                   $3,150,000
                                                               ==========                   ==========

     The proforma amounts above are for illustrative purposes only. Unless the market price of the Company's common stock rises significantly above the conversion prices, it is unlikely that the debt or preferred stock will be converted.

     In addition, on December 31, 1999, the Company had outstanding options to purchase 3,218,000 shares of common stock, 2,586,000 of which are under its stock option plans (see Note 8).

     The existence of these outstanding options, convertible debt and preferred stock, including options that may be granted under the Company's stock option plans or otherwise, could adversely affect the Company's ability to obtain future financing. The price that the Company may receive for the common stock issued upon exercise of options, or amount of debt forgiven in the case of conversion of debt, may be less than the market price of the common stock at the time such options are exercised or debt is converted. For the life of the options, convertible debt and preferred stock, the holders are given, at little or no cost, the opportunity to profit from a rise in the market price of the common stock without assuming the risk of ownership. Moreover, the holders of the options might be expected to exercise them at a time

              ADVANCED MACHINE VISION CORPORATION AND SUBSIDIARIES when the Company would, in all likelihood, be able to obtain needed capital by a new offering of its securities on terms more favorable than those provided for by the options.

1997 RESTRICTED STOCK PLAN

     The 1997 Restricted Stock Plan ("1997 Plan") was established to retain the services of selected employees, officers and directors of the Company and provide them with strong incentives to enhance the the Company's growth and stock price. The total number of shares of common stock issuable under the 1997 Plan shall not exceed 2,000,000.

     In January 1997, the Company's board of directors awarded 2,000,000 shares of restricted common stock to three key employees of the Company. In September 1997, 1,800,000 shares were donated back to the Company and retired. The remaining 200,000 shares cannot be traded or transferred unless a payment of $1.80 per share is made by the employee to Advanced Machine Vision. If payment is not made, the related shares of stock will be forfeited and returned to the Company.

     In February 1999 and December 1999, the Company's board of directors awarded 350,000 and 100,000 shares of restricted common stock, respectively, to four key employees of the Company. The shares cannot be traded or transferred unless a payment of $1.25 per share is made by the employee to the Company between February 1, 2000 and January 31, 2001 for the 350,000 shares, and payment of $.75 per share is made by the employee to the Company before July 23, 2002 for the 100,000 shares. If these conditions are not met, the related shares will be forfeited and returned to the Company.

STOCK RIGHTS PLAN

     In February 1998, the Company implemented a stock rights program. Pursuant to the program, shareholders of record on February 27, 1998 received a dividend of one right to purchase for $15.00 one one-hundredth of a share of a newly created Series A Junior Participating Preferred Stock. The rights are attached to the Company's common stock and will also become attached to shares issued in the future. The rights will not be traded separately and will not become exercisable until the occurrence of a triggering event, defined as an accumulation by a single person or group of 20% or more of the Company's common stock. The rights will expire on February 26, 2008 and are redeemable at $.0001 per right.

     After a triggering event, the rights will detach from the common stock. If the Company is then merged into, or is acquired by, another corporation, the Company has the opportunity to either (i) redeem the rights or (ii) permit the rights holder to receive in the merger stock of the Company or the acquiring company equal to two times the exercise price of the right (i.e., $30). In the latter instance, the rights attached to the acquirer's stock become null and void. The effect of the rights program is to make a potential acquisition of the Company more expensive for the acquirer if, in the opinion of the Company's board of directors, the offer is inadequate.

     In December 1998, the Rights Plan was amended to permit FMC Corporation to acquire up to 1,600,000 shares of the Company common stock on the open market without causing a triggering event.

     In February 2000, the Company's board of directors determined that the proposed merger with Key Technology, Inc. ("Key") (see Note 13) will not constitute a triggering event.

              ADVANCED MACHINE VISION CORPORATION AND SUBSIDIARIES

STOCK REPURCHASE

     On December 29, 1999, the Company's board of directors authorized the Company to purchase, from time to time, up to $1,000,000 of the Company's common stock in the open market. 42,800 shares were repurchased subsequent to December 31, 1999.

EARNINGS (LOSS) PER SHARE

     Earnings (loss) per share, calculated in accordance with FAS 128, is presented in the following table:

                                                         FOR THE YEAR ENDED DECEMBER 31,
                                             -------------------------------------------------------
                                                   1999                1998               1997
                                             -----------------   ----------------   ----------------
                                             (LOSS)    SHARES    INCOME   SHARES    INCOME   SHARES
                                             -------   -------   ------   -------   ------   -------
                                                      (IN THOUSANDS EXCEPT PER-SHARE DATA)
CALCULATION OF EPS
Income (loss) available to common
  shareholders.............................  $(2,895)   12,639   $2,242    10,717   $7,016    11,202
Reduction for contingently returnable
  shares as all conditions were not met as
  of period end............................       --      (555)      --      (200)      --      (200)
                                             -------   -------   ------   -------   ------   -------
Income (loss) available to common
  shareholders.............................  $(2,895)   12,084   $2,242    10,517   $7,016    11,002
Basic EPS..................................            $ (0.24)           $  0.21            $  0.64
EFFECT OF DILUTIVE SECURITIES:
Stock options and warrants.................       --        --       --       744       --       663
Preferred stock............................       --        --       --       251       --        --
Note and stock appreciation rights
  agreement................................       --        --      100     1,800      100     1,800
Convertible debt...........................       --        --      252     1,423      252     1,423
                                             -------   -------   ------   -------   ------   -------
Income (loss) available to common
  shareholders and assumed conversions.....  $(2,895)   12,084   $2,594    14,735   $7,368    14,888
                                             =======   =======   ======   =======   ======   =======
Diluted EPS................................            $ (0.24)           $  0.18            $  0.49

     The number of shares of common stock, along with their respective exercise prices, underlying options, warrants, convertible debt and preferred stock, which were excluded from the computation of

              ADVANCED MACHINE VISION CORPORATION AND SUBSIDIARIES diluted EPS because their exercise prices were greater than the average market price of common stock or inclusion of such shares would be antidilutive, are listed below.

                                               1999             1998             1997
                                           -------------    -------------    -------------
Number of shares of common stock
  exercisable from:
  Options................................      3,218,000        2,113,000        1,135,000
  Warrants...............................             --          790,000       13,215,000
  Convertible debt.......................      1,423,000               --               --
  Preferred stock........................      1,191,000               --               --
                                           -------------    -------------    -------------
                                               5,832,000        2,903,000       14,350,000
                                           =============    =============    =============
  Exercise price ranges..................  $0.81 - $3.00    $1.41 - $3.00    $2.00 - $4.94

NOTE 11 -- BUSINESS SEGMENT AND GEOGRAPHIC INFORMATION

     The Company operates in one industry -- designing, manufacturing and marketing of computer-aided vision defect detection and sorting and defect removal equipment. Advanced Machine Vision has subsidiaries located in the United States and The Netherlands.

     Revenue transfers between geographic areas, and other intergeographical eliminations are not material. Net sales and long-lived assets by geographic areas are as follows:

                                                 1999           1998           1997
                                              -----------    -----------    -----------
Net sales:
  Domestic..................................  $14,308,000    $18,215,000    $21,417,000
  International.............................   10,004,000      8,826,000     10,557,000
                                              -----------    -----------    -----------
     Total net sales........................  $24,312,000    $27,041,000    $31,974,000
                                              ===========    ===========    ===========
Long-lived assets:
  Domestic..................................  $ 9,705,000    $11,498,000    $11,107,000
  International.............................      120,000        185,000         53,000
                                              -----------    -----------    -----------
     Total long-lived assets................  $ 9,825,000    $11,683,000    $11,160,000
                                              ===========    ===========    ===========

     During 1999, the Company sold equipment to two different customers, each approximating 13% of total net sales. No single customer accounted for more than 10% of total net sales in 1998. During 1997, the Company sold equipment to a single customer approximating 14% of total net sales.

     During 1999, net sales to one customer, located in Russia, approximated 13% of total net sales. No single international country accounted for more than 10% of net sales in 1998 or 1997. Location of the customer is the basis for identification of net sales.

     International long-lived assets are located in the Netherlands.

              ADVANCED MACHINE VISION CORPORATION AND SUBSIDIARIES

NOTE 12 -- QUARTERLY FINANCIAL DATA (UNAUDITED)

QUARTERS ENDED                      MARCH 31,     JUNE 30,    SEPTEMBER 30,   DECEMBER 31,      TOTAL
--------------                      ----------   ----------   -------------   ------------   -----------
FISCAL 1999
Sales.............................  $5,158,000   $7,198,000    $6,646,000     $ 5,310,000    $24,312,000
Gross profit......................   2,654,000    4,233,000     3,015,000       2,198,000     12,100,000
Net income (loss).................    (576,000)     210,000      (484,000)     (2,045,000)    (2,895,000)
Basic earnings (loss) per share...       (0.05)        0.02         (0.04)          (0.17)         (0.24)
Diluted earnings (loss) per
  share...........................       (0.05)        0.02         (0.04)          (0.17)         (0.24)
FISCAL 1998
Sales.............................  $7,103,000   $9,087,000    $5,546,000     $ 5,305,000    $27,041,000
Gross profit......................   3,333,000    5,035,000     2,879,000       3,209,000     14,456,000
Net income........................     182,000    1,016,000        75,000         969,000      2,242,000
Basic earnings per share..........        0.02         0.10          0.01            0.09           0.21
Diluted earnings per share........        0.02         0.08          0.01            0.07           0.18

NOTE 13 -- SUBSEQUENT EVENT

     On February 15, 2000, the Company entered into an Agreement and Plan of Merger with Key Technology, whereby the Company would be acquired by Key Technology. Key Technology is a public company and its stock is traded on the Nasdaq National Market under the symbol "KTEC." Pursuant to the agreement, Key Technology would pay the following for each the Company common share:

     a. Cash of $1.00.

     b. 1/10 of a new share of Key Technology convertible preferred stock that can be sold back to Key Technology after two years for the equivalent of $1.00.

     c. 1/40 of a new warrant to purchase a share of Key Technology common stock that can be sold back to Key Technology immediately for the equivalent of $0.25.

     The agreement specifies other terms, conditions, representations and warranties for each party. Completion of the transaction is contingent upon approval of the Company's common shareholders and FMC Corporation, the holder of all the Company's Series B Preferred Stock.

     As part of the acquisition process, registration documents will be filed by Key Technology with the Securities and Exchange Commission ("SEC"). Completion of the transaction, which is subject to SEC and other approvals as indicated above, is expected by mid-2000. Reference is made to the Company's recent filings with the SEC for a more complete description of the transaction.

              ADVANCED MACHINE VISION CORPORATION AND SUBSIDIARIES

ADVANCED MACHINE VISION CORPORATION
SCHEDULE VIII - VALUATION AND QUALIFYING ACCOUNTS FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                                          ADDITIONS
                                                   -----------------------
                                      BALANCE AT   CHARGED TO    CHARGED                    BALANCE
                                      BEGINNING     COST AND     TO OTHER                    AT END
                                      OF PERIOD     EXPENSES     ACCOUNTS    DEDUCTIONS    OF PERIOD
                                      ----------   ----------   ----------   -----------   ----------
Year ended December 31, 1997:
  Allowance for excess and obsolete
     inventory......................  $  436,000   $ 271,000    $       --   $        --   $  707,000
                                      ==========   =========    ==========   ===========   ==========
  Allowance for doubtful accounts...  $  280,000   $      --    $ (100,000)  $        --   $  180,000
                                      ==========   =========    ==========   ===========   ==========
  Deferred tax asset valuation......  $7,322,000   $      --    $       --   $  (977,000)  $6,345,000
                                      ==========   =========    ==========   ===========   ==========
Year ended December 31, 1998:
  Allowance for excess and obsolete
     inventory......................  $  707,000   $(145,000)   $       --   $        --   $  562,000
                                      ==========   =========    ==========   ===========   ==========
  Allowance for doubtful accounts...  $  180,000   $  50,000    $       --   $        --   $  230,000
                                      ==========   =========    ==========   ===========   ==========
  Deferred tax asset valuation......  $6,345,000   $      --    $       --   $(2,174,000)  $4,171,000
                                      ==========   =========    ==========   ===========   ==========
Year ended December 31, 1999:
  Allowance for excess and obsolete
     inventory......................  $  562,000   $(199,000)   $       --   $        --   $  363,000
                                      ==========   =========    ==========   ===========   ==========
  Allowance for doubtful accounts...  $  230,000   $ (25,000)   $       --   $        --   $  205,000
                                      ==========   =========    ==========   ===========   ==========
  Deferred tax asset valuation......  $4,171,000   $      --    $1,058,000   $        --   $5,299,000
                                      ==========   =========    ==========   ===========   ==========

                          ANNEX A -- MERGER AGREEMENT

                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger is made as of February 15, 2000 (this "Agreement"), by and among KEY TECHNOLOGY, INC., an Oregon corporation ("Parent"), KTC ACQUISITION CORP., an Oregon corporation ("Sub"), and ADVANCED MACHINE VISION CORPORATION, a California corporation ("AMVC" or "Company").

                                    RECITALS

     A. The authorized capital stock of Parent consists of 5 million shares of Series Preferred Stock, $.01 par value, of which 15,000 shares have been designated as Series A Junior Participating Preferred Stock, none of which are issued and outstanding, and 15 million shares of Common Stock ("Parent Common Stock"), $.01 par value, of which 4,716,460 shares were issued and outstanding on the close of business on December 31, 1999.

     B. The authorized capital stock of Sub consists of 100 shares of Common Stock, $.001 par value ("Sub Common Stock"), all of which are issued and outstanding.

     C. The authorized capital stock of the Company consists of 60 million shares of Common Stock, without par value ("Company Common Stock" or the "Shares"), of which 12,921,884 shares of Class A Common Stock and 47,669 shares of Class B Common Stock were issued and outstanding at the close of business on December 31, 1999 and 3,217,529 additional shares were subject to issuance pursuant to outstanding stock options or warrants ("Company Options") outstanding, and 3 million shares of Preferred Stock, of which 400,000 shares have been designated as Series A Junior Participating Preferred Stock, none of which are issued and outstanding, and 119,106 shares of Series B Preferred Stock which were issued and outstanding on December 31, 1999.

     D. All of the issued and outstanding shares of Sub Common Stock are owned by Parent.

     E. The respective Boards of Directors of Parent, Sub and the Company deem it advisable and in the best interests of their respective stockholders that Sub shall merge into the Company pursuant to the articles and certificate of merger attached hereto as Exhibit A (the "Articles of Merger") and the applicable provisions of the laws of the States of Oregon and California and have, by resolutions duly adopted, approved the principal terms of such merger which are herein set forth, and Sub and the Company have directed that the principal terms of such merger be submitted to their respective stockholders for approval.

     F. The parties desire to state the terms and conditions of such merger, the mode of carrying the same into effect, the consideration which the holders of Company Common Stock, Company Options, Company Series B Stock and Sub Common Stock are to receive in exchange for such shares upon the merger and such other details and provisions as are deemed necessary or desirable.

                                   AGREEMENT

     The parties, intending to be legally bound, agree as follows:

 1. Definitions.

     For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

     "Accounts Receivable" -- as defined in Section 3.8.

     "Affiliate" -- as defined by the Commission.

     "Agreement" -- as defined in the first paragraph of this Agreement.

     "Applicable Contract" -- any Contract (a) under which the Company has or may acquire any rights, (b) under which the Company has or may become subject to any obligation or liability, or (c) by which the Company or any of the assets owned or used by it are or may become bound.

     "Articles of Merger" -- as defined in the Recitals of this Agreement.

     "Balance Sheet" -- as defined in Section 3.4.

     "Best Efforts" -- the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions.

     "Breach" -- a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

     "CCL" -- as defined in Section 2.1.

     "Closing" -- as defined in Section 2.3.

     "Closing Date" -- as defined in Section 2.3.

     "Commission" -- the United States Securities and Exchange Commission.

     "Company" -- as defined in the first paragraph of this Agreement. Unless otherwise indicated herein, the term "Company" includes in all instances the Company and all of its subsidiaries, including without limitation SRC Vision, Inc. and Ventek, Inc.

     "Company Common Stock" -- as defined in the Recitals of this Agreement.

     "Company Options" -- as defined in the Recitals of this Agreement.

     "Company Series B Stock" -- the Company's Series B Preferred Stock.

     "Company Stock Rights Plan" -- The stock rights plan set forth in the Rights Agreement entered into with American Stock Transfer and Trust Company dated February 27, 1998.

     "Consent" -- any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

     "Contemplated Transactions" -- all of the transactions contemplated by this Agreement, including:

          (a) the Merger;

          (b) the performance by Parent, Sub, Company and the Surviving Stockholders of their respective covenants and obligations under this Agreement; and

          (c) Parent's acquisition and exercise of control over the Company.

     "Contract" -- any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

     "Conversion Ratio" -- as defined in Section 2.5(a)(i).

     "Copyrights" -- as defined in Section 3.21(a)(iii).

     "Disclosure Letter" -- the disclosure letter referenced in Section 3 and to be delivered by the Company to Parent concurrently with the execution of this Agreement.

     "Dissenting Share" -- means any share of Company Common Stock which any Stockholder who has exercised his or her dissenter's rights under the CCL holds of record.

     "Effective Time" -- as defined in Section 2.2.

     "Employee Benefit Plan" -- as defined in Section 3.12(b)(i).

     "Encumbrance" -- any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

     "Environment" -- soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

     "Environmental, Health, and Safety Liabilities" -- any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law, Occupational Safety and Health Law or any other Legal Requirement and consisting of or relating to:

          (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

          (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

          (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

          (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. sec. 9601 et seq., as amended ("CERCLA").

     "Environmental Law" -- as defined in Section 3.18.

     "ERISA" -- the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

     "ERISA Affiliate" -- as defined in Section 3.12.

     "Facilities" -- any real property, leaseholds, or other interests currently or formerly owned or operated by the Company and any buildings, plants, or structures currently or formerly owned or operated by the Company.

     "Financial Statements" -- as defined in Section 3.4.

     "GAAP" -- generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.4 were prepared.

     "Governmental Authorization" -- any approval, consent, license, permit, waiver, or other authorization issued, granted, or given by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

     "Governmental Body" -- any:

          (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

          (b) federal, state, local, municipal, foreign, or other government;

          (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); or

          (d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

     "Hazardous Activity" -- the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Company.

     "Hazardous Materials" -- as defined in Section 3.18.

     "Intellectual Property Assets" -- as defined in Section 3.21(a).

     "IRC" -- the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

     "IRS" -- the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

     "Knowledge" -- an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

          (a) such individual is actually aware of such fact or other matter; or

          (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the existence of such fact or other matter.

The Company will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving as a director or officer of the Company has Knowledge of such fact or other matter.

     "Legal Requirement" -- any federal, state, local, or municipal administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

     "Marks" -- as defined in Section 3.21(a)(i).

     "Material Adverse Change" -- a material adverse change in the business, operations, properties, assets or condition of the Company.

     "Material Adverse Effect" -- something that has caused or would be likely to cause a Material Adverse Change.

     "Merger" -- as defined in Section 2.1.

     "Multiemployer Plan" -- as defined in Section 3.12(b)(i).

     "Nasdaq" -- the National Association of Securities Dealers Automated Quotation System.

     "Occupational Safety and Health Law" -- any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

     "Order" -- any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

     "Ordinary Course of Business" -- an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

          (a) such action is substantially consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

          (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person; and

          (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

     "Organizational Documents" -- (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

     "Parent's Advisors" -- as defined in Section 5.1.

     "Parent Disclosure Letter" -- as defined in Section 4.

     "Person" -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

     "Plan" -- as defined in Section 3.12.

     "Proceeding" -- any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

     "Related Person" -- with respect to a particular individual:

          (a) each other member of such individual's Family;

          (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

          (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

          (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

          (b) any Person that holds a Material Interest in such specified
     Person;

          (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

          (d) any Person in which such specified Person holds a Material
     Interest;

          (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

          (f) any Related Person of any individual described in clause (b) or
     (c).

For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse and former spouses, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 5% of the outstanding equity securities or equity interests in a Person.

     "Release" -- any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

     "Representative" -- with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

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     "Rights in Mask Works" -- as defined in Section 3.21.

     "Securities Act" -- the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

     "Series B Preferred" -- as defined in Section 2.5.

     "Shares" -- as defined in the Recitals of this Agreement.

     "Stockholder" -- any Person who owns at the relevant time one or more of the Shares.

     "Subsidiary" -- with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

     "Tax" -- any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

     "Tax Return" -- any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

     "Threat of Release" -- a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

     "Threatened" -- a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

     "Trade Secrets" -- as defined in Section 3.21(a)(v).

     "Transfer Agent" -- the Parent's transfer agent as of the Effective Time.

     "Warrant" -- as defined in Section 2.5.

     "Welfare Plan" -- as defined in Section 3.12(b)(i).

     "Wholly Owned Subsidiary" -- as defined in Section 3.3.

 2. Merger and Effective Time; Articles of Incorporation; Bylaws; Directors and Officers; Conversion and Exchange of Shares.

     2.1 The Merger. At the Effective Time (as defined in Section 2.2 hereof), Sub shall be merged (the "Merger") into the Company, which shall be (and is hereinafter sometimes referred to as) the "Surviving Corporation." The corporate existence of the Company with all its rights, privileges, powers and

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

franchises shall continue unaffected and unimpaired by the Merger, and as the Surviving Corporation it shall be governed by the laws of the State of California and succeed to all rights, privileges, powers, franchises, assets, liabilities and obligations of Sub in accordance with the Oregon Business Corporation Act (the "OBCA") and the California Corporation Law (the "CCL"). The separate existence and corporate organization of Sub shall cease at the Effective Time and thereupon the Company and Sub shall be a single corporation, the Company.

     2.2 Effective Time of the Merger. The Merger shall become effective at the time (the "Effective Time") of filing with the Oregon Secretary of State and the California Secretary of State of Articles of Merger in such form as is required by, and executed in accordance with, the applicable provisions of the OBCA and the CCL or at such later time as may be agreed to by Parent and the Company and specified in the Articles of Merger. The parties will cause the Articles of Merger to be filed with the Oregon Secretary of State and the California Secretary of State as soon as practicable after the Closing.

     2.3 Closing. On the same day as, but immediately prior to the filing of the Articles of Merger, a closing (the "Closing") will take place for the purpose of confirming the satisfaction or waiver of the conditions set forth in Sections 7, 8 and 9 hereof. The Closing will take place as soon as practicable but not later than three business days after the satisfaction or waiver of the conditions set forth in such Sections (the date and time of the Closing being hereinafter referred to as the "Closing Date"), at the offices of Tonkon Torp LLP, 1600 Pioneer Tower, 888 SW Fifth Avenue, Portland, OR 97904-2099, unless another time or place is agreed to by the parties hereto.

     2.4  Articles of Incorporation; Bylaws; Directors and Officers.

     (a) Articles of Incorporation. The Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended at the Effective Time to change Article III thereof to read in full as follows:
"Authorized Stock. The total number of shares of stock which the corporation shall have the authority to issue is 100 shares of common stock, without par value." From and after the Effective Time, such Articles of Incorporation, as so amended, shall continue as the Articles of Incorporation of the Surviving Corporation, until amended as provided by law.

     (b) Bylaws. The Bylaws of the Company, as in effect at the Effective Time, shall continue to be the Bylaws of the Surviving Corporation, until altered, amended or repealed in accordance with law, the Articles of Incorporation of the Surviving Corporation and such Bylaws.

     (c) Directors and Officers. The directors of the Surviving Corporation at and immediately following the Effective Time shall be Thomas C. Madsen and Gordon Wicher, to serve in accordance with the Bylaws of the Surviving Corporation. The officers of the Surviving Corporation at and immediately following the Effective Time shall be Thomas C. Madsen, President and Gordon Wicher, Secretary, to serve in accordance with the Bylaws of the Surviving Corporation.

     2.5 Conversion and Exchange of Shares. The manner and basis of converting at the Effective Time Company Common Stock into cash and shares of Parent's Series B Convertible Preferred Stock, $10.00 par value, having the rights and preferences set forth in the attached Exhibit 2.5A (the "Series B Preferred") with the attached redeemable Warrant to purchase shares of Parent's Common Stock in the form attached as Exhibit 2.5B, the exchange of certificates therefor, the manner and basis of converting the Company's Series B Stock into cash, and the manner and basis of converting Company Options outstanding at the Effective Time shall be as set forth herein.

          (a) Conversion of Shares.

             (i)(A) Each share of Company Common Stock (both Class A and Class
        B) issued and outstanding immediately prior to the Effective Time (except Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $1.00 in cash and one-tenth of a share of Series B Preferred, with each share of Series B Preferred to be accompanied by a Warrant, redeemable at any time by the holder for

        $2.50 in cash and exercisable at any time to purchase .25 of a share of Parent's Common Stock at a price of $15.00 per share (such Series B Preferred shares and attached Warrants to be issued for each share of Company Common Stock constituting the "Conversion Ratio").

             (B) Each Dissenting Share shall be converted into the right to receive payment from the Surviving Corporation with respect thereto in accordance with the provisions of the CCL.

             (ii) Each share of the Company Series B Preferred Stock outstanding at the Effective Date will be converted into the right to receive $22.00 per share in cash.

           (iii) Each share of Sub Common Stock issued and outstanding as of the Effective Time, shall, by virtue of the Merger and without any action on the part of Parent, the sole stockholder of Sub, be converted into one share of legally and validly issued, fully paid and nonassessable Common Stock, without par value, of the Surviving Corporation. The stock certificate of Sub evidencing ownership of Sub Common Stock shall by virtue of the Merger evidence ownership of Common Stock of the Surviving Corporation.

             (iv) In the event of any stock split, combination, reclassification, recapitalization, exchange, stock dividend or other distribution payable in Parent Common Stock with respect to shares of Parent Common Stock (or if a record date with respect to any of the foregoing should occur) during the period between the date of this Agreement and the Effective Time, then the Conversion Ratio will be appropriately adjusted to reflect such stock split, combination, reclassification, recapitalization, exchange, stock dividend or other distribution.

     2.6 Exchange of Certificates; Payment. Series B Preferred and attached Warrants into which Company Common Stock shall be converted pursuant to the Merger shall be deemed to have been issued at the Effective Time. At the Closing, Parent shall deliver to the Transfer Agent certificates evidencing the number of shares of Series B Preferred and attached Warrants to which that Stockholder is entitled under Section 2.5, together with the cash payment applicable thereto. The Company will cause to be delivered such transmittal letters, documents and instruments as Parent or Parent's transfer agent may reasonably request, each in form reasonably acceptable to Parent or such transfer agent. Parent shall also deliver to the Transfer Agent the payment to be made pursuant to Section 2.5(a)(ii) above with respect to any shares of Company Series B Stock outstanding on the Effective Date.

     2.7 No further Ownership Rights in Company Common Stock. All shares of Series B Preferred and attached Warrants issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof and the cash amount per share to be paid pursuant to Section 2.5 shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, and, on and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2, except that any validly issued shares of Company Common Stock presented for exchange after the Effective Time in excess of the number of shares of Common Stock represented to be outstanding under Section 3.3 as updated at the Closing will by virtue of the Merger be converted into the right to receive $.001 in cash per share.

     2.8 Cash in Lieu of Fractional Shares. No fractional shares of Series B Preferred shall be issued in the Merger but, in lieu of any such fractional shares, each Stockholder who would otherwise have been entitled to a fractional share of Series B Preferred will be paid an amount of cash (without interest) determined by multiplying such fractional amount by $10.00.

     2.9 Company Stock Options. All outstanding Company Options are listed by holder and amount on Schedule 2.9 hereto. All such options will have been exercised prior to Closing or will by virtue of the Merger be deemed cancelled.

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

     2.10 Dissenters' Rights. Any issued and outstanding Company Shares held by any Shareholder who, in accordance with California Law, dissents from the Merger (a "Dissenting Shareholder") and requires appraisal of such Dissenting Shareholder's shares ("Dissenting Shares") shall not be converted or cancelled as described elsewhere in this Section 2 but instead shall become the right to receive from the Surviving Corporation such consideration as may be determined to be due to such dissenting Shareholder pursuant to California Law; provided, however, that Dissenting Shares outstanding at the Effective Time and held by a Dissenting Shareholder who shall after the Effective Time withdraw such Dissenting Shareholder's demand for appraisal or lose such Dissenting Shareholder's right of appraisal as provided by California Law shall be deemed to be converted as of the Effective Time into the right to receive the consideration that would otherwise have been payable in respect thereof if no dissent had been made.

 3. Representations and Warranties of the Company.

     The Company hereby represents and warrants to Parent that, except as otherwise provided in the Disclosure Letter by reference in each instance to the specific subsection numbers of this Section 3:

     3.1  Organization and Good Standing.

     (a) Part 3.1 of the Disclosure Letter contains a complete and accurate description of the Company name, jurisdiction of incorporation and other jurisdictions in which it is authorized to do business. The Company is a corporation duly organized and validly existing under the laws of California, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification except where any failure to so qualify would not have a Material Adverse Effect.

     (b) The Company has delivered to Parent correct and complete copies of its Organizational Documents, as currently in effect.

     3.2  Authority; No Conflict.

     (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement and all other agreements and documents contemplated hereby and the consummation of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and all other agreements and documents contemplated hereby or to consummate the transactions so contemplated (other than, with respect to the Merger, the approval and adoption of this Agreement by the Company's stockholders in accordance with the CCL and the Company's Articles of Incorporation). The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock and the approving vote of any Company Series B Stock outstanding in compliance with the CCL is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes, and all agreements and documents contemplated hereby when executed and delivered pursuant hereto for value received will constitute, the valid and binding obligations of the Company.

     (b) Except as set forth in Part 3.2 of the Disclosure Letter, neither the execution and delivery of this Agreement by the Company nor the consummation or performance of any of the Contemplated Transactions by the Company will, directly or indirectly (with or without notice or lapse of time):

          (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Company, or (B) any resolution adopted by the board of directors or the stockholders of the Company;

          (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or any Stockholder, or any of the assets owned or used by the Company, may be subject that would be likely to have a Material Adverse Effect;

          (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;

          (iv) cause Parent, Sub or the Company to become subject to, or to become liable for the payment of, any material Tax;

          (v) cause any of the assets owned by the Company to be reassessed or revalued in any material way by any taxing authority or other Governmental Body;

          (vi) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract that would have a Material Adverse Effect; or

          (vii) result in the imposition or creation of any material charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest or encumbrance upon or with respect to any of the assets owned or used by the Company.

Except as set forth in Part 3.2 of the Disclosure Letter, the Company will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     3.3 Capitalization. The authorized equity securities of AMVC consist of 60 million shares of common stock, without par value, of which 12,870,000 shares are issued and outstanding and 3 million shares of Preferred Stock, of which 119,106 shares of Company Series B Stock are issued and outstanding. Schedule
2.9 sets forth all outstanding options or other rights to acquire any securities of the Company, together with the exercise prices therefor. All of the outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Company. Since January 1, 1994, none of the outstanding equity securities or other securities of the Company was issued in violation of the Securities Act or any applicable securities laws. The Company owns 100% of all of the outstanding securities, and there are no outstanding rights to acquire any securities, of Applied Laser Systems, Inc.; SRC Vision, Inc.; ARC Netherlands BV and Ventek, Inc. (the "Wholly Owned Subsidiaries"). All representations made in this Section 3 with respect to the Company are also made with respect to each Wholly Owned Subsidiary when taken in the context of having a Material Adverse Effect on the Company. Except as set forth in Part 3.3 of the Disclosure Letter, the Company does not own, and does not have any Contract to acquire, any equity securities or other securities of any Person (including any Subsidiary) or any direct or indirect equity or ownership interest in any other business.

     3.4 Financial Statements. Company has delivered to Parent: an audited balance sheet of the Company as at December 31, 1999 (the "Balance Sheet") and the related statements of income, stockholders' equity, and cash flow for the fiscal year then ended, together with the report thereon of Pricewaterhouse Coopers LLP, independent certified public accountants (such financial statements are collectively referred to herein as the "Financial Statements"). The Financial Statements fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of the Company as at the dates of and for the periods referred to therein, all in accordance with GAAP. The Financial Statements reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. No financial statements of any Person other than the Company are required by GAAP to be included in the consolidated financial statements of the Company.

     3.5 Books and Records. Except as described in Part 3.5 to the Disclosure Letter, the books of account, minute books, stock record books, and other records of the Company specifically requested by Parent or its Representatives, all of which have been or prior to the Closing Date will be made available to Parent, are complete and correct in all material respects. Except as described in Part 3.5 to the Disclosure Letter, the minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of the Company, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing Date, all of those books and records will be in the possession of the Company.

     3.6 Title to Properties; Encumbrances. Part 3.6 of the Disclosure Letter contains a complete and accurate list of all real property, leaseholds, or other interests therein, if any, owned by the Company. Upon request, Company will deliver to Parent copies of the deeds and other instruments (as recorded) by which the Company acquired such real property and interests, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of the Company and relating to such property or interests. All material properties and assets reflected in the Balance Sheet are free and clear of all charges, claims, community property interests, conditions, equitable interests, liens, options, pledges, security interests and encumbrances except, with respect to all such properties and assets, (a) mortgages or security interests shown on the Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists and which mortgages or security interests are listed and described in Part 3.6 of the Disclosure Letter, and (c) liens for current taxes not yet due.

     3.7 Condition and Sufficiency of Assets. As of the date of this Agreement, the buildings, plants, structures, and equipment of the Company are to the Company's Knowledge structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants, structures, and equipment of the Company are sufficient for the continued conduct of the Company's business after the Closing Date in substantially the same manner as conducted prior to the Closing Date.

     3.8 Accounts Receivable. All accounts receivable of the Company that are reflected on the Balance Sheet or on the accounting records of the Company (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. There is no material contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.

     3.9 No Undisclosed Liabilities. Except as set forth in Part 3.9 of the Disclosure Letter, the Company has no material liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Financial Statements for the year ended December 31, 1999 and current liabilities incurred in the Ordinary Course of Business since the date thereof.

     3.10  Taxes.

     (a) Except as described in Part 3.10 of the Disclosure Letter, the Company has filed or caused to be filed all Tax Returns that are or were required to be filed by it pursuant to applicable Legal Requirements. Part 3.10 of the Disclosure Letter contains a complete and accurate list of all such Tax Returns filed since January 1, 1997. The Company has paid, or made sufficient provision for the full payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by the Company, except such Taxes, if any, as are listed in Part 3.10 of the Disclosure Letter and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Financial Statements for the year ended December 31, 1999 and the Interim Financial Statements.

     (b) All deficiencies which have been or may be proposed as a result of audits of the United States federal and state income Tax Returns of the Company have been paid, reserved against, settled, or, as described in Part 3.10 of the Disclosure Letter, are being contested in good faith by appropriate proceedings. Except as described in Part 3.10 of the Disclosure Letter, the Company has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of the Company or for which the Company may be liable.

     (c) The charges, accruals, and reserves with respect to Taxes on the books of the Company are adequate (determined in accordance with GAAP). There exists no proposed or unpaid actual Tax assessment against the Company except as disclosed in the Financial Statements for the year ended December 31, 1999, or in Part 3.10 of the Disclosure Letter. Except as disclosed in Part 3.10 to the Disclosure Letter, all Taxes that the Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

     (d) Except as disclosed in Part 3.10 to the Disclosure Letter, all Tax Returns filed by the Company are true, correct, and complete in all material respects. There is no tax sharing agreement that will require any payment by the Company after the date of this Agreement.

     3.11 No Material Adverse Change. Since the date of the Balance Sheet, and except as set forth in the Disclosure Letter, there has not been any Material Adverse Change.

     3.12  Employee Benefits.

     (a) The Company has no ownership interest in, and does not contribute to, any credit union which has been established by the Company for any of its employees.

     (b)

          (i) Neither the Company nor any affiliate of the Company as determined under IRC sec. 414(b), (c), (m) or (o) ("ERISA Affiliate") maintains, administers or contributes to, nor do the employees of the Company or any ERISA Affiliate receive or expect to receive as a condition of employment, benefits pursuant to: any employee pension benefit plan (as defined in sec. 3(2) of ERISA) ("Plan"), including, without limitation, any multiemployer plan as defined in IRC sec. 3(37) of ERISA ("Multiemployer Plan"); any employee welfare benefit plan (as defined in IRC sec. 3(1) of ERISA) ("Welfare Plan"); or any bonus, deferred compensation, stock purchase, stock option, stock appreciation, severance, salary continuation, vacation, sick leave, fringe benefit, incentive, insurance, welfare or similar plan or arrangement ("Employee Benefit Plan") other than those Plans, Welfare Plans and Employer Benefit Plans described in Part
     3.12 of the Disclosure Letter. Except as required by IRC sec. 4980B or as disclosed in Part 3.12 of the Disclosure Letter, neither the Company nor any ERISA Affiliate has promised any former employee or other individual not employed by the Company or any ERISA Affiliate medical or other benefit coverage, maintains or contributes to any plan or arrangement providing medical benefits to former employees, their spouses or dependents or any other individual not employed by the Company.

          (ii) All Plans, Welfare Plans and Employee Benefit Plans and any related trust agreements or annuity contracts (or any related trust instruments) comply with and are and have been operated in accordance with each applicable provision of ERISA, the IRC (including, without limitation, the requirements of IRC sec. 401(a) to the extent any Plan is intended to conform to that section), other Federal statutes, state law (including, without limitation, state insurance law) and the regulations and rules promulgated pursuant thereto or in connection therewith. The Company has no Knowledge of any violation of any of the foregoing by any Plan, Welfare Plan, or Employee Benefit Plan. Each Welfare Plan which is a group health plan (within the meaning of sec. 5000(b)(1) of the Code) complies with and has been maintained and operated in accordance with each of the requirements of IRC sec. 162(k) as in effect for years beginning prior to 1989, IRC sec. 4980B for years beginning after December 31, 1988 and Part 6 of Subtitle B of Title I of ERISA. A favorable determination as to the qualification under the Code of the Company's Profit Sharing or 401(k) Plan and each amendment thereto has been made by the IRS, the Profit Sharing Plan at all times has been and remains qualified under the IRC, and the related trust at all times has been and remains tax exempt.

          (iii) Neither any Plan or Welfare Plan fiduciary nor any Plan or Welfare Plan has engaged in any transaction in violation of sec. 406 of ERISA or any "prohibited transaction" (as defined in sec. 4975(c)(1) of the IRC and there has been no "reportable event" (as defined in sec. 4043(b) of ERISA) with respect to any Plan. Neither the Company nor any ERISA Affiliate has failed to make any contributions or to pay any amounts due and owing as required by the terms of any Plan, Welfare Plan or Employee Benefit Plan, or collective bargaining agreement or ERISA or any other applicable law.

          (iv) True and complete copies of each Plan, Welfare Plan and Employee Benefit Plan, related trust agreements, annuity contracts, determination letters, summary plan descriptions, all communication to employees regarding any Plan, Welfare Plan, or Employee Benefit Plan, annual reports on Form 5500 for the last three years, and each plan, agreement, instrument and commitment referred to herein, have been identified in writing and made available to Parent; all of the foregoing are legally valid, binding, in full force and effect, and there are no defaults thereunder, and none of the rights of the Company thereunder will be impaired by this Agreement or the consummation of the transaction contemplated hereby. The annual reports on Form 5500 fully and accurately set forth the financial and actuarial condition of each Plan and each trust funding any Welfare Plan. With respect to each Plan, Welfare Plan and Employee Benefit Plan, the Disclosure Letter sets forth the name and address of the administrator and trustees and the policy number and insurer under all insurance policies.

          (v) There are no pending or threatened claims by or on behalf of any of the Plans, Welfare Plans, or Employee Benefit Plans by any employee or beneficiary covered under any Plans, Welfare Plans or Employee Benefit Plans or otherwise involving any Plan, Welfare Plan or Employee Benefit Plan (other than routine claims for benefits).

     3.13  Compliance with Legal Requirements; Governmental Authorizations.

     (a) To the Knowledge of the Company, except as set forth in Part 3.13 of the Disclosure Letter:

          (i) the Company is, and at all times has been, in material compliance with each material Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

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          (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any material Legal Requirement, or (B) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, that with respect to either of the preceding, is likely to have a Material Adverse Effect; and

          (iii) since January 1, 1997, the Company has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, that with respect to either of the preceding, is likely to have a Material Adverse Effect.

     (b) Part 3.13 of the Disclosure Letter contains a complete and accurate list of each material Governmental Authorization that is held by the Company. Each material Governmental Authorization listed or required to be listed in Part
3.13 of the Disclosure Letter is valid and in full force and effect. Except as set forth in Part 3.13 of the Disclosure Letter:

          (i) the Company is, and at all times has been, in material compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.13 of the Disclosure Letter;

          (ii) to the Knowledge of the Company, no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 3.13 of the Disclosure Letter, or
     (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part 3.13 of the Disclosure Letter, that with respect to either of the preceding, is likely to have a Material Adverse Effect;

          (iii) since January 1, 1997, the Company has not received, at any time, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization, that with respect to either of the preceding, is likely to have a Material Adverse Effect; and

          (iv) all applications required to have been filed for the renewal of the material Governmental Authorizations listed or required to be listed in
     Part 3.13 of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

The Governmental Authorizations listed in Part 3.13 of the Disclosure Letter collectively constitute all of the material Governmental Authorizations necessary to permit the Company to lawfully conduct and operate its business in the manner it currently conducts and operates such business and to permit the Company to own and use its assets in the manner in which it currently owns and uses such assets, except where the failure to have such Governmental Authorizations would not be reasonably likely to have a Material Adverse Effect.

     3.14  Legal Proceedings; Orders.

     (a) Except as set forth in Part 3.14 of the Disclosure Letter, there is no pending Proceeding:

          (i) that has been commenced by or against the Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Company; or

          (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge of the Company, (1) no such Proceeding has been Threatened, and
(2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such material Proceeding. Company has delivered to Parent copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Part 3.14 of the Disclosure Letter. The Proceedings listed in Part 3.14 of the Disclosure Letter taken collectively will not have a material adverse effect on the business, operations, assets, condition, or prospects of the Company.

     (b) To the Knowledge of the Company,

          (i) there is no Order to which the Company, or any of the assets owned or used by the Company, is specifically subject; and

          (ii) no officer, director, agent, or employee of the Company is specifically subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company.

     3.15  Absence of Certain Changes and Events. Except as set forth in Part
3.15 of the Disclosure Letter, since the date of the Balance Sheet, the Company has conducted its business only in the Ordinary Course of Business and there has not been any:

          (a) change in the Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

          (b) amendment to the Organizational Documents of the Company;

          (c) payment or increase by the Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract or commitment with any director, officer, or employee or the adoption of any severance policy applicable to employees in general;

          (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;

          (e) damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Company, taken as a whole;

          (f) entry into, termination of, or receipt of notice of termination of
     (i) any material license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to the Company of at least $10,000 (except for Contracts or transactions entered into in the Ordinary Course of Business with the Company's customers or vendors which do not exceed, individually, a commitment of $50,000);

          (g) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets, in any case greater than $10,000;

          (h) cancellation or waiver of any claims or rights with a value to the Company in excess of $10,000;

          (i) material change in the accounting methods used by the Company;

          (j) any hiring of new employees except as replacements for persons whose employment with the Company terminated since such date, or the hiring of any employee at an annual compensation rate of $75,000 or more per year; or

          (k) agreement, whether oral or written, by the Company to do any of the foregoing.

     3.16  Contracts; No Defaults.

     (a) Part 3.16(a) of the Disclosure Letter contains a complete and accurate list of each, and except as so disclosed there is no:

          (i) applicable Contract that involves performance of services or delivery of goods or materials by the Company of an amount or value in excess of $25,000;

          (ii) applicable Contract that involves performance of services or delivery of goods or materials to the Company of an amount or value in excess of $25,000;

          (iii) applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of the Company in excess of $5,000;

          (iv) lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $15,000 and with terms of less than one year);

          (v) contract relating to Intellectual Property Assets to which the Company is a party or by which the Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $2,500 under which the Company is the licensee, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

          (vi) collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees;

          (vii) joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;

          (viii) applicable Contract containing covenants that in any material way purport to restrict the business activity of the Company or any Affiliate of the Company or limit the freedom of the Company or any Affiliate of the Company to engage in any line of business or to compete with any Person;

          (ix) applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

          (x) power of attorney that is currently effective and outstanding;

          (xi) applicable Contract for capital expenditures which, by its terms, provides for an aggregate balance payable thereunder since December 31, 1999 in excess of $15,000 for any such Contract;

          (xii) written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Company other than in the Ordinary Course of Business; and

          (xiii) amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

     (b) To the Knowledge of the Company, except as set forth in Part 3.16(b) of the Disclosure Letter, with respect to each Contract identified or required to be identified in Part 3.16(a) of the Disclosure Letter:

          (i) the Company is, and at all times has been, in material compliance with all applicable terms and requirements of each such Contract under which the Company has or had any obligation or liability or by which the Company or any of the assets owned or used by the Company is or was bound; and

          (ii) each other Person that has or had any obligation or liability under any material Contract under which the Company has or had any rights is, and at all times has been, in full material compliance with all applicable terms and requirements of such Contract.

     3.17  Insurance.

     (a) Company has delivered to or otherwise made available for inspection by
Parent:

          (i) true and complete copies of all policies of insurance to which the Company is a party or under which the Company, or any director of the Company, is or has been covered at any time preceding the date of this Agreement;

          (ii) true and complete copies of all pending applications for policies of insurance; and

          (iii) any statement by the Company's auditors with regard to the adequacy of such entity's coverage or of the reserves for claims.

     (b) Part 3.17(b) of the Disclosure Letter describes:

          (i) any self-insurance arrangement by or affecting the Company, including any reserves established thereunder;

          (ii) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by the Company; and

          (iii) all obligations of the Company to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

     (c) Part 3.17(c) of the Disclosure Letter sets forth, by year, for the current policy year and each of the three preceding policy years:

          (i) a summary of the loss experience under each policy in excess of $5,000; and

          (ii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

     (d) Except as set forth on Part 3.17(d) of the Disclosure Letter:

          (i) All policies to which the Company is a party or that provide coverage to the Company, or any Company-funded policy providing coverage to any director or officer of the Company: (A) to the

     Company's Knowledge, are valid, outstanding, and enforceable; (B) are sufficient for compliance with all Legal Requirements and Contracts to which the Company is a party or by which it is bound; (C) will continue in full force and effect following the consummation of the Contemplated Transactions; and (D) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Company.

          (ii) To the Company's Knowledge, the Company has not received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder in connection with any policy of the Company.

          (iii) The Company has paid all premiums due, and has otherwise performed all of its obligations, under each policy to which the Company is a party or that provides coverage to the Company or any director thereof.

          (iv) To the Company's Knowledge, the Company has given notice to the insurer of all claims as to which it has notice that may be insured thereby.

     3.18 Environmental Matters. Except as set forth in Part 3.18 of the Disclosure Letter, to the Knowledge of the Company, the Company is not in violation, or aware, of any imminent or alleged violation by the Company, of any federal, state or local law, statute, rule, regulation, judgment, consent decree or ordinance relating to public health, safety, conservation, waste management, pollution or the indoor or outdoor Environment, including relating to the release, discharge, emission, storage, treatment, handling or disposal of Hazardous Materials (defined below) ("Environmental Law"). The Company is not a party to, or threatened by, and has not been subject to, any judicial, administrative or regulatory litigation, claim, notice, proceeding or investigation arising from the operation or violation of any applicable Environmental Law, or is aware after diligent inquiry of any grounds or basis for such a claim. The Company does not have or currently use, store, treat, dispose or otherwise handle hazardous, toxic, radioactive, infectious or harmful substances or materials, including, without limitation, asbestos and petroleum, including, crude oil or any fraction thereof and any material prohibited or regulated by any Environmental Law ("Hazardous Material") except in compliance with Environmental Law, or know of any release, threat of release, disposal, cleanup or presence of any Hazardous Material at, on or under any real property owned, occupied or operated by the Company except in compliance with Environmental Law.

     3.19  Employees.

     (a) Part 3.19 of the Disclosure Letter contains a complete and accurate list of the following information for each employee or director of the Company, including each employee on leave of absence or layoff status, in each instance identified by employer as to the applicable Wholly Owned Subsidiary or AMVC: employee name; job title; current compensation paid or payable; vacation accrued; and vested and unvested Company Options.

     (b) To the Knowledge of the Company, no director or employee of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such director or employee and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of the Company, or (ii) the ability of the Company to conduct its business, including any confidentiality or proprietary rights agreement with the Company. To the Company's Knowledge, no director, officer, or other key employee of the Company intends to terminate his employment with the Company, except as set forth in Part 3.19 of the Disclosure Letter.

     (c) Part 3.19 of the Disclosure Letter also contains a complete and accurate list of the following information, if applicable, for each former employee or director of the Company, or their dependents, receiving benefits or scheduled to receive benefits from the Company or Company Plans in the future:

name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

     3.20 Labor Relations; Compliance. The Company has not been, and is not, a party to any collective bargaining or other labor Contract. There has not been, there is not presently pending or existing, and to the Company's Knowledge there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting the Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting the Company or its premises, or (c) any application for certification of a collective bargaining agent. To the Knowledge of the Company, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by the Company, and no such action is contemplated by the Company. Except as disclosed in Part 3.20 of the Disclosure Letter, the Company has complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. The Company is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

     3.21  Intellectual Property.

     (a) Intellectual Property Assets. The term "Intellectual Property Assets" includes:

          (i) the Company's name, all fictional business names, trade names, registered and unregistered trademarks, service marks, and applications (collectively, "Marks");

          (ii) patents, patent applications, and inventions and discoveries that may be patentable (collectively, "Patents");

          (iii) all copyrights and registrations and applications therefor in both published works and unpublished works (collectively, "Copyrights");

          (iv) all rights in mask works (collectively, "Rights in Mask Works"); and

          (v) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets");

owned, used, or licensed by the Company as licensee or licensor. All such Intellectual Property Assets are listed by category as part of Part 3.21 of the Disclosure Letter.

     (b) Agreements. Part 3.21 of the Disclosure Letter sets forth a complete and accurate list of all Contracts relating to the Intellectual Property Assets to which the Company is a party or by which the Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $2,500 under which the Company is the licensee. There are no outstanding or Threatened disputes or disagreements with respect to any such agreement.

     (c) Know-How Necessary for the Business. Except as described in Part 3.21 of the Disclosure Letter:

          (i) The Intellectual Property Assets are all those necessary for the operation of the Company's business as it is currently conducted. The Company is the owner of all right, title, and interest in and to each of the material Intellectual Property Assets, free and clear of all material liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets.

          (ii) Except as set forth in Part 3.21 of the Disclosure Letter, since January 1, 1994 all of the former and current employees of the Company have executed written Contracts with the Company that assign to the Company all rights to any inventions, improvements, discoveries, or information relating to the business of the Company. To the Company's Knowledge, no employee of the Company has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than the Company.

     (d) Patents. Except as described in Part 3.21 of the Disclosure Letter:
Part 3.21(d) of the Disclosure Letter contains a complete and accurate list (including identifying numbers and dates of issuance) and summary description of all Patents.

     (e) Trademarks. Except as described in Part 3.21 of the Disclosure Letter:

          (i) Part 3.21(e) of Disclosure Letter contains a complete and accurate list (including identifying numbers and dates of issuance) and summary description of all Marks that have been registered with the United States Patent and Trademark Office or that have been submitted to such Office for registration. The Company is the owner of all right, title, and interest in and to each of the trademark applications listed thereon, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

          (ii) To the Company's Knowledge, no Mark has been or is now involved in any opposition and, to the Company's Knowledge, no such action is Threatened with the respect to any of the Marks.

          (iii) To the Company's Knowledge, there is no potentially interfering trademark or trademark application of any third party.

          (iv) No Mark is infringed or, to the Company's Knowledge, has been challenged or threatened in any way. To the Company's Knowledge, none of the Marks used by the Company infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

          (v) All products and materials containing a registered Mark bear the proper federal registration notice where permitted by law.

     (f) Copyrights. The Company has filed no copyright applications with the United States Copyright Office except as set forth on Part 3.21(f) of the Disclosure Letter. No Copyright is infringed or, to Stockholder's Knowledge, has been challenged or threatened in any way. To the Company's Knowledge, none of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

     (g) Trade Secrets.

          (i) With respect to each material Trade Secret, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

          (ii) The Company has taken all reasonable precautions to protect the secrecy, confidentiality, and value of their Trade Secrets.

          (iii) The Company has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way that is likely to have a Material Adverse Effect on the Company's business, assets or financial condition.

     (h) Compliance with Legal and Contractual Requirements. Except as disclosed on Part 3.21(h) of the Disclosure Letter, the Company has all material software and other Intellectual Property Asset licenses, and has paid all royalties and fees with respect thereto required to be paid prior to the date of this Agreement, necessary to operate its business in compliance with all material contractual requirements and Legal Requirements to which it may be subject.

     3.22 Certain Payments. Since January 1, 1997, to the Knowledge of the Company neither the Company nor any director, officer, agent, or employee of the Company, or any other Person associated with or acting for or on behalf of the Company, has directly or indirectly, in violation of any Legal Requirement, (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Affiliate of the Company, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

     3.23 Relationships with Related Persons. No director or officer of the Company has, or since January 1, 1997 has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Company's business. Except as described in Part 3.23 to the Disclosure Letter, no director or officer of the Company is, or since January 1, 1997 has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Company other than business dealings or transactions conducted in the Ordinary Course of Business with the Company at substantially prevailing market prices and on substantially prevailing market terms, or (ii) engaged in competition with the Company with respect to any line of the products or services of the Company (a "Competing Business") in any market presently served by the Company. Except as set forth in Part 3.23 of the Disclosure Letter, no director or officer of the Company is a party to any Contract with, or has any claim or right against, the Company.

     3.24 Brokers or Finders. The Company has incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

     3.25 S-4 Registration Statement and Proxy Statement/Prospectus. None of the information supplied by the Company for inclusion or incorporation by reference in the S-4 Registration Statement or the Proxy Statement/Prospectus will (a) in the case of the S-4 Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (b) in the case of the Proxy Statement/Prospectus, at the time of mailing the Proxy Statement/Prospectus, and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company or its Principal Shareholders, officers or directors shall occur that is required to be described in the Proxy Statement/Prospectus or the S-4 Registration Statement, the Company shall notify Parent thereof by reference to this Section 3.25 and cooperate with Parent in preparing and filing with the Commission and, as required by law, disseminating to the shareholders of the Company an amendment or supplement which accurately describes such event or events in compliance with all provisions of applicable law.

     3.26 Customers and Suppliers. Part 3.26 of the Disclosure Letter sets forth: (a) a complete and accurate list of the customers of the Company accounting for 2% or more of the Company's sales during the 24-month period ended December 31, 1999, showing the approximate total sales by the Company to each such customer during such period and (b) a complete and accurate list of the suppliers of the Company from whom the Company has purchased 5% or more of the goods or services purchased by the Company during the 24-month period ended December 31, 1999.

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     3.27  Orders, Commitments and Returns. Part 3.27 of the Disclosure Letter
contains (a) an accurate summary of the company's total backlog of orders as of December 31, 1999 (including all accepted and unfulfilled sales orders) and (b) the aggregate of all outstanding purchase orders issued by the Company as of December 31, 1999 (which include all contracts or commitments for the purchase by the Company of merchandise, materials or other supplies). A list of all outstanding purchase orders for inventory components in excess of $10,000 as of December 31, 1999, categorized by vendor, has been provided by the Company to Parent in writing. All such sale and purchase commitments were made in the Ordinary Course of Business. Except as set forth in Part 3.27 of the Disclosure Letter, there are no outstanding claims in excess of $50,000 in the aggregate or $10,000 individually against the Company to return products or merchandise by reason of alleged failure to conform to customer expectations, defective products, missed delivery dates or otherwise, or of products in the possession of customers under an understanding that such products would be returnable.

     3.28 Disclosure. No representation or warranty of the Company in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

 4. Representations and Warranties of Parent.

     Except as provided in the Parent's Disclosure Letter (the "Parent Disclosure Letter"), Parent represents and warrants to the Company as follows:

     4.1 Organization and Good Standing. Each of Parent and Sub is a corporation duly organized, validly existing, and in good standing under the laws of the State of Oregon, with full corporate power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use. Each of Parent and Sub is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

     4.2  Authority; No Conflict.

     (a) Each of Parent and Sub has the requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement and all other agreements and documents contemplated hereby and the consummation of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Parent and Sub and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement and all other agreements and documents contemplated hereby or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by each of Parent and Sub and constitutes, and all agreements and documents contemplated hereby when executed and delivered pursuant hereto for value received will constitute, the valid and binding obligations of each of Parent and Sub.

     (b) Neither the execution and delivery of this Agreement by Parent and Sub, nor the consummation or performance of any of the Contemplated Transactions by Parent or Sub, will, directly or indirectly (with or without notice or lapse of time):

          (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of either Parent or Sub, or (B) any resolution adopted by the board of directors or the stockholders of either Parent or Sub;

          (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Parent or Sub, or any of the assets owned or used by Parent or Sub, may be subject;

          (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Parent or Sub or that otherwise relates to the business of, or any of the assets owned or used by, Parent or Sub;

          (iv) cause Parent, Sub or the Company to become subject to, or to become liable for the payment of, any Tax;

          (v) cause any of the assets owned by the Company to be reassessed or revalued by any taxing authority or other Governmental Body;

          (vi) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any contract to which Parent or Sub is a party; or

          (vii) result in the imposition or creation of any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest or encumbrance upon or with respect to any of the assets owned or used by Parent or Sub.

Except as set forth in Part 4.2 of the Parent Disclosure Letter, neither Parent nor Sub is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     4.3 Commission Reports. Parent has heretofore delivered or made available to the Company true and complete copies of all reports, registration statements and other documents (in each case together with all amendments thereto) filed by Parent with the Commission since January 1, 1998 (such reports, registration statements, definitive proxy statements and other documents, together with any amendments thereto, are sometimes collectively referred to as the "Parent Commission Filings"). The Parent Commission Filings constitute all of the documents (other than preliminary material) that Parent was required to file with the Commission since such date. As of their respective dates, each of the Parent Commission Filings complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations under each such Act, and none of the Parent Commission Filings contained as of such date any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     4.4 Certain Proceedings. There is no pending Proceeding that has been commenced against Parent or Sub that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Parent's Knowledge, no such Proceeding has been Threatened.

     4.5 Brokers or Finders. Neither Parent, Sub nor their respective agents have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

     4.6 Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

     4.7 Company Stock Ownership. Neither Parent nor any of its Subsidiaries owns any shares of Company Common Stock or any securities convertible into Company Common Stock except as set forth in Part 4.7 of the Parent Disclosure Letter.

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

     4.8 S-4 Registration Statement and Proxy Statement/Prospectus. None of the information supplied by Parent for inclusion or incorporation by reference in the S-4 Registration Statement will at the time it becomes effective contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event with respect to Parent shall occur that is required to be described in the S-4 Registration Statement, Parent shall notify Company thereof by reference to this Section 4.8 and cooperate with Company in preparing and filing with the Commission and, as required by law, disseminating to the shareholders of the Company an amendment or supplement which accurately describes such event or events in compliance with all provisions of applicable law.

     4.9 Disclosure. No representation or warranty of Parent in this Agreement and no statement in Parent's Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

 5. Covenants of Company Prior to Effective Time.

     5.1 Access and Investigation. Between the date of this Agreement and the earlier to occur of the Effective Time or termination of this Agreement under
Section 10, Company will, and will cause its Representatives to, (a) afford Parent and its Representatives (collectively, "Parent's Advisors") full and free access to the Company's personnel, properties (including subsurface testing), contracts, books and records, and other documents and data, (b) furnish Parent and Parent's Advisors with copies of all such contracts, books and records, and other existing documents and data as Parent may reasonably request, and (c) furnish Parent and Parent's Advisors with such additional financial, operating, and other data and information as Parent may reasonably request.

     5.2 Operation of the Businesses of the Company. Between the date of this Agreement and the earlier to occur of the Effective Time or termination of this Agreement under Section 10, Company will:

          (a) conduct the business of the Company only in the Ordinary Course of Business;

          (b) not grant, nor (except as required under applicable Company plans) accelerate the vesting of, any options with respect to any shares of the capital stock of the Company;

          (c) use its Best Efforts to preserve intact the current business organization of the Company, keep available the services of the current officers, employees, and agents of the Company, and maintain the relations and goodwill with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Company;

          (d) confer with Parent concerning operational matters of a material nature; and

          (e) otherwise report periodically to Parent concerning the status of the business, operations, and finances of the Company.

     5.3 Negative Covenant. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the earlier to occur of the Effective Time and termination of this Agreement under Section 10, Company will not, without the prior consent of Parent, take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events (including without limitation the entering into of any applicable Contract described therein) listed in Section 3.15 is likely to occur.

     5.4 Required Approvals. As promptly as practicable after the date of this Agreement, Company will make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions. Between the date of this Agreement and the earlier to occur of the Effective Time or termination of this Agreement under Section 10, Company will (a) cooperate with Parent with respect to all filings that Parent elects to make or is required by Legal Requirements to make in

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

connection with the Contemplated Transactions, and (b) cooperate with Parent in obtaining all required consents.

     5.5 Notification. Between the date of this Agreement and the earlier to occur of the Effective Time or termination of this Agreement under Section 10, Company will promptly notify Parent in writing if Company becomes aware of any fact or condition that causes or constitutes a Breach of any of Company's representations and warranties as of the date of this Agreement. Should any such fact or condition require any change in the Disclosure Letter if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, Company will promptly deliver to Parent a supplement to the Disclosure Letter specifying such change. During the same period, Company will promptly notify Parent of the occurrence of any Breach of any covenant of Company in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Sections 7 or 9 impossible or unlikely.

     5.6 Payment of Indebtedness by Related Persons. Except for the indebtedness listed on Schedule 5.6 or as expressly provided otherwise in this Agreement, Company will cause all indebtedness owed by any Stockholder or any Related Person of Company to be paid in full prior to the Closing Date.

     5.7  No Solicitations.

     (a) The Company shall not, directly or indirectly, through any Shareholder, officer, director, employee, representative or agent of the Company or any of its Subsidiaries, solicit or encourage (including by way of furnishing information) the initiation of any inquiries or proposals regarding any merger, sale of substantial assets, sale of shares of capital stock (including, without limitation, by way of a tender offer) or similar transactions involving the Company or any of its Subsidiaries (any of the foregoing inquiries or proposals being referred to herein as an "Acquisition Proposal"); provided, however, that nothing contained in this Agreement shall prevent the Board of Directors of the Company from referring any Third Party to this Section 5.7 or from making a copy of this Section 5.7 available to any Third Party. Nothing contained in this
Section 5.7 shall prevent the Board of Directors of the Company from considering, negotiating, approving and recommending to the shareholders of the Company (after consulting with its financial advisors, and determining after consulting with counsel that the Board of Directors is required to do so in order to discharge properly its fiduciary duties) a Superior Proposal. A "Superior Proposal" shall mean an unsolicited bona fide Acquisition Proposal made by a Third Party on terms that a majority of the members of the Company's Board of Directors determines in their good faith reasonable judgment (based on the advice of an independent financial advisor) would be more favorable to the Company's shareholders than the transactions contemplated by this Agreement and for which any required financing is committed or which, in the good faith reasonable judgment of a majority of such members (after consultation with an independent financial advisor), is reasonably capable of being financed by such Third Party.

     (b) The Company shall promptly (but in no case later than one business day) notify Parent after receipt of any Acquisition Proposal or any request for nonpublic information relating to the Company or any of its Subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any of its Subsidiaries by any Person that informs the Board of Directors of the Company or such Subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

     (c) If the Board of Directors of the Company receives a request for material nonpublic information by a party who makes a bona fide Acquisition Proposal and the Board of Directors of the Company determines that such proposal is a Superior Proposal then, and only in such case, the Company may, subject to the execution of a confidentiality agreement substantially similar to that then in effect between the Company and Parent, provide such party with access to information regarding the Company. The Company will promptly (but in no case later than 24 hours) notify Parent of any determination by the Company's Board of Directors that a "Superior Proposal" has been made.

     (d) The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any parties (other than Parent and Sub) conducted heretofore with respect to any of the foregoing. The Company agrees not to release any Third Party from an confidentiality or standstill agreement to which the Company is a party.

     (e) The Company shall ensure that the officers, directors and employees of the Company and its Subsidiaries, and any investment banker or other advisor or representative retained by the Company, are aware of the restrictions described in this Section 5.7.

     5.8 Meeting of Shareholders. The Company will take all action necessary in accordance with applicable law and its Articles of Incorporation and Bylaws to convene a meeting of its Shareholders (the "Company Shareholders Meeting") as promptly as practicable to consider and vote upon the Merger. Subject to the fiduciary duties of the Company's Board of Directors under applicable law as advised by counsel, the Board of Directors of the Company shall recommend and declare advisable such approval, and the Company shall as promptly as possible following dissemination of the Proxy Statement/Prospectus take all lawful action to solicit, and use all reasonable efforts to obtain, such approval.

     5.9 Registration Statement/Proxy Materials. The Company will, as promptly as practicable, cooperate with Parent to prepare and file with the Commission preliminary proxy materials that will constitute a proxy statement in connection with the vote of Company's Shareholders with respect to the Merger, together with any amendments thereof or supplements thereto (in each case, in the form or forms mailed to the Company's shareholders, the "Proxy Statement/Prospectus"). Parent will also prepare and file with the SEC a registration statement on Form S-4 (the "S-4 Registration Statement"), containing the definitive Proxy Statement/Prospectus, in connection with the registration under the Securities Act of the Series B Preferred shares issuable upon conversion of the Company Shares and the other transactions contemplated hereby. Parent and the Company will use all reasonable efforts to have the S-4 Registration Statement declared effective as promptly as practicable, and also will take any other action required to be taken under federal or state securities laws, and will use all reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to shareholders of the Company at the earliest practicable date. If at any time prior to the Effective Time any event relating to or affecting the Company or Parent shall occur as a result of which it is necessary, in the opinion of counsel for the Company or of counsel for Parent, to supplement or amend the S-4 Registration Statement in order to make such document not misleading in light of the circumstances existing at the time approval of the shareholders of the Company is sought, the Company and Parent will forthwith prepare and file with the SEC an amendment or supplement to the S-4 Registration Statement so that such document, as so supplemented or amended, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     5.10 Termination of Company Stock Rights Plan. Between the date hereof and the Effective Time, the Company's Board of Directors will terminate the Company Stock Rights Plan.

     5.11 Best Efforts. Between the date of this Agreement and the earlier to occur of the Effective Time and termination of this Agreement under Section 10, Company will use its Best Efforts to cause the conditions in Sections 7, 8 and 9 to be satisfied.

6. Covenants of Parent and Sub Prior to Effective Time.

     6.1 Approval of Parent. Parent, as the sole shareholder of Sub, will act by written consent to approve the Merger and the adoption of this Agreement by Sub, which consent Parent and Sub represent and warrant will constitute the requisite approval of the Merger and this Agreement by Sub.

     6.2 Approvals of Governmental Bodies. As promptly as practicable after the date of this Agreement, Parent and Sub will, and will cause each of their Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions. Between the date of this Agreement and the earlier to occur of the Effective Time, Parent will, and will cause each

Related Person to, (a) cooperate with Company and Stockholders with respect to all filings that Company elect to make or are required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) cooperate with Company in obtaining all required consents.

     6.3 Conduct of Business of Sub. During the period from the date of this Agreement to the earlier to occur of the Effective Time or termination of this Agreement under Section 10, Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

     6.4 Access and Investigation. Between the date of this Agreement and the earlier to occur of the Effective Time or termination of this Agreement under
Section 10, Parent will, and will cause its Representatives to, (a) afford Company and its Representatives (collectively, "Company's Advisors") full and free access to the Company's books and records, and other documents and data,
(b) furnish Company and Company's Advisors with copies of all such documents and data as Company may reasonably request, and (c) furnish Company and Company's Advisors with such additional financial, operating, and other data and information as Company may reasonably request.

     6.5 Notification. Between the date of this Agreement and the earlier to occur of the Effective Time or termination of this Agreement under Section 10, Parent will promptly notify Company in writing if Parent becomes aware of any fact or condition that causes or constitutes a Breach of any of Parent's representations and warranties as of the date of this Agreement. Should any such fact or condition require any change in the Parent Disclosure Letter if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, Parent will promptly deliver to Company a supplement to the Disclosure Letter specifying such change. During the same period, Parent will promptly notify Company of the occurrence of any Breach of any covenant of Parent in this Section 6 or of the occurrence of any event that may make the satisfaction of the conditions in Sections 8 or 9 impossible or unlikely.

     6.6 Registration Statement/Proxy Materials. Parent will prepare and file with the SEC a registration statement on Form S-4 (the "S-4 Registration Statement"), containing the definitive Proxy Statement/Prospectus, in connection with the registration under the Securities Act of the Series B Preferred shares issuable upon conversion of the Company Shares and the other transactions contemplated hereby. Parent will use all reasonable efforts to have the S-4 Registration Statement declared effective as promptly as practicable, and also will take any other action required to be taken under federal or state securities laws, and will use all reasonable efforts to assist the Company to cause the Proxy Statement/ Prospectus to be mailed to shareholders of the Company at the earliest practicable date. If at any time prior to the Effective Time any event relating to or affecting the Parent shall occur as a result of which it is necessary, in the opinion of counsel for the Company or of counsel for Parent, to supplement or amend the S-4 Registration Statement in order to make such document not misleading in light of the circumstances existing at the time approval of the shareholders of the Company is sought, Parent will with Company's cooperation forthwith prepare and file with the SEC an amendment or supplement to the S-4 Registration Statement so that such document, as so supplemented or amended, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     6.7 Best Efforts. Between the date of this Agreement and the earlier to occur of the Effective Time or termination of this Agreement under Section 10, Parent and Sub will use their Best Efforts to cause the conditions in Sections 7, 8 and 9 to be satisfied.

     6.8 Nasdaq Listing. Within 120 days following the Closing, the Company will cause the Series B Shares and attached Warrants issued in the Merger to be listed on Nasdaq.

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

7. Conditions Precedent to Parent's and Sub's Obligation to Close.

     The obligation of Parent and the obligation of Sub to effect the Merger and the other Contemplated Transactions shall be subject to the fulfillment, at or prior to the Closing Date, of the following conditions:

     7.1 Representations and Warranties True at the Effective Time. Each of the Company's representations and warranties in this Agreement must have been accurate in all respects as of the date of this Agreement, and the representations and warranties contained in Sections 3.2, 3.3, 3.11, 3.14 (to the extent of any Proceeding under Section 3.14(a)(ii) or any Proceeding under
Section 3.14(a)(i), excluding matters set forth in the Disclosure Letter, that may result in an uninsured loss in excess of $2 million), 3.24 and 3.25 must be accurate in all respects as of the Closing Date as if made on and as of the Closing Date, without giving effect to any supplement to the Disclosure Letter, and the Company shall have delivered to Parent a certificate to such effect signed by the Chief Executive Officer of the Company.

     7.2 The Company's Performance. All of the covenants and obligations of the Company to be performed or complied with pursuant to the terms of this Agreement on or before the Closing Date shall have been fully performed in all material respects, and at the Closing Date the Company shall have delivered to Parent a certificate to such effect signed by the Chief Executive Officer of the Company.

     7.3 Authority. All action required to be taken by, or on the part of, the Company and its stockholders to authorize the execution, delivery and performance of this Agreement and the Articles of Merger and the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by the Company's Board of Directors and by the holders of the Company's outstanding Common Stock and Preferred Stock.

     7.4  Deliveries. Company shall have delivered to Parent the following:

          (a) The corporate minute book and stock book of Company.

          (b) Resignations of the each of the existing directors and officers of the Company, to be effective upon the Closing Date.

          (c) An opinion of Troy & Gould, P.C., counsel to the Company, dated the Closing Date, substantially in the form of Exhibit 7.4(c) hereto.

          (d) A certificate of the Secretary of the Company, dated the Closing Date, in the form of Exhibit 7.4(d) hereto.

     7.5 Certain Litigation. There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the Merger or the other Contemplated Transactions, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

     7.6 Consents Obtained. All consents and approvals of Governmental Entities or third parties necessary for consummation of the Merger shall have been obtained.

     7.7 Termination of Agreements. The agreements listed on Exhibit 7.7 between the Company and FMC Corporation shall have been terminated prior to the Effective Date. The Company shall have terminated the Company Stock Rights Plan.

     7.8 Action by Company Series B Stock. Either (i) all shares of the Company Series B Stock shall have been redeemed prior to the shareholders meeting referenced in Section 5.8 or the holder thereof shall have voted in favor of the Merger as part of such meeting.

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

 8. Conditions Precedent to Company's Obligation to Close.

     The obligation of the Company to effect the Merger and the other Contemplated Transactions is subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

     8.1 Accuracy of Representations. Each of Parent's representations and warranties in this Agreement must have been accurate in all respects as of the date of this Agreement and must be accurate in all respects as of the Closing Date as if made at the Closing Date and Parent shall have delivered to Company a certificate to such effect signed by the Chief Executive Officer of the Parent.

     8.2 Parent's and Sub's Performance. All of the covenants and obligations of the Parent and of Sub to be performed or complied with pursuant to the terms of this Agreement on or before the Closing Date shall have been fully performed in all material respects, and at the Closing Date the Parent and Sub shall have delivered to Company a certificate to such effect signed by the Chief Executive Officer of the Parent.

     8.3 Authority. All action required to be taken by, or on the part of, the Parent and Sub to authorize the execution, delivery and performance of this Agreement and the Articles of Merger and the consummation of the Contemplated Transactions shall have been duly and validly taken by Parent and Sub.

     8.4 Deliveries. Parent and Sub shall have delivered to Company and Stockholders the following:

          (a) An opinion of Tonkon Torp LLP, counsel to Parent and Sub, dated the Closing Date, substantially in the form of Exhibit 8.4(a) hereto.

          (b) A certificate of the Secretary of each of Parent and of Sub, dated the Closing Date, in the form of Exhibit 8.4(b) hereto.

     8.5 Fairness Opinion. The Company shall have received an opinion as to the fairness of the Merger transaction to the Company's stockholders in form acceptable to the Company's board of directors.

     8.6 Certain Litigation. There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the Merger or the other Contemplated Transactions, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

 9. Conditions to Obligations of Each Party.

     The obligations of each party to effect the Merger and the other Contemplated Transactions shall be subject to the fulfillment, at or prior to the Closing Date, of the following conditions:

     9.1 Commission Approval. The S-4 Registration Statement with respect to the issuance of the Series B Preferred shares issuable pursuant to the Merger shall have been declared effective.

     9.2 Approval by Company's Common and Preferred Stock. The holders of the requisite number of the Company's Common Stock under the CCL and the holder of any Company Series B Stock outstanding at the date of the Company's special meeting of shareholders held pursuant to Section 5.8 shall have voted such shares in favor of the transaction.

10. Termination.

     10.1 Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated after the date hereof and prior to the Closing:

          (a) by Parent if a material Breach of any provision of this Agreement has been committed by Company, and in any such case such Breach has not been waived by Parent or is not cured by Company within ten days following receipt of notice of the Breach;

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

          (b) by Parent if any of the conditions in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Parent to comply with its obligations under this Agreement) and Parent has not waived such condition on or before the Closing Date;

          (c) by Parent or the Company if at the Company Shareholders Meeting (including any adjournment or postponement thereof), the requisite vote of the holders of the Company's Common Stock or Preferred Stock shall not have been obtained;

          (d) by Parent if (i) the Board of Directors of the Company shall fail to recommend, or shall withdraw, modify or change its recommendation of, this Agreement or the Merger in a manner adverse to Parent or shall have resolved to do any of the foregoing; (ii) the Board of Directors of the Company shall have resolved to recommend, or have recommended, to the shareholders of the Company an Superior Proposal; or (iii) a tender offer or exchange offer for 25% or more of the outstanding shares of Company voting stock is commenced and the Board of Directors of the Company has resolved to recommend, or has recommended, that the shareholders of the Company tender their shares in such tender offer or exchange offer;

          (e) by Company if a material Breach of any provision of this Agreement has been committed by Parent or Sub, and in any such case such Breach has not been waived or is not cured within ten days following receipt of notice of the Breach;

          (f) by Company if any of the conditions in Section 8 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Company to comply with their obligations under this Agreement) and Company has not waived such condition on or before the Closing Date;

          (g) by Company or Parent if Company's Board of Directors has voted to approve a Superior Proposal;

          (h) by mutual consent of Parent and Company; or

          (i) by Parent or Company if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or prior to October 31, 2000, or such later date as the parties may agree upon.

     10.2 Effect of Termination. Except as expressly provided otherwise herein, each party's right of termination is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated by a party because the other party failed to satisfy a condition, then termination of this Agreement shall be deemed to be an election of remedies, and neither party shall have any further right or claim with respect to the other party; provided, however, that if this Agreement is terminated by a party because of the other party's failure to comply with any of its covenants under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

11. General Provisions.

     11.1  Fees and Expenses.

     (a) Except as set forth in subsection (b) of this Section 11.1 or as otherwise provided herein, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent shall pay 100% of all fees and expenses, other than attorneys and accountants fees (as to which each party shall bear its own expenses), incurred in connection with the printing and filing of the Proxy Statement/Prospectus (including any preliminary materials relating thereto) and the S-4 Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto (together, the "Proxy Expenses"); provided further, however, that Company shall pay 100% of the Proxy Expenses in the event the Merger is not approved by the holders of the Company's Common Stock and Preferred Stock.

     (b) The Company shall pay Parent a fee of $2 million upon the earliest to occur of any of the following events:

          (i) the termination of this Agreement by Parent pursuant to Section 10.1(d);

          (ii) the termination of this Agreement by Parent pursuant to Section 10.1(a); or

          (iii) the termination of this Agreement by the Company or Parent pursuant to Section 10.1(g).

     (c) The Company shall pay Parent a fee of $500,000 upon the termination of this Agreement by Parent or the Company pursuant to Section 10.1(c) as a result of the failure to receive the requisite approval of the Company's outstanding Common Stock or Preferred Stock, or by Parent pursuant to Section 10.1(b) based on a failure of the condition in Section 7.5, or by the Company pursuant to
Section 10.1(f) based on the failure of the condition set forth in Section 8.6, if in any such event within 24 months from the date of this Agreement the Company enters into an agreement to be acquired by any third party (including any current AMVC shareholder) or a majority of AMVC Common Stock is acquired by a third party in a tender offer.

     (d) Parent shall pay the Company a fee of $2 million upon termination of this Agreement by the Company pursuant to Section 10.1(e) after a Breach by Parent of this Agreement, or pursuant to Section 10.1(f) based upon a failure of the conditions set forth in Sections 8.1 through 8.4.

     (e) The fees payable pursuant to Sections 11.1(b), (c) or 11.1(d) shall be paid within one business day after the first to occur of the events described in Sections 11.1(b), (c) or 11.1(d), as the case may be, and the expenses payable pursuant to Section 11.1(a) shall be paid within five business days after receipt of written documentation of the amount of expenses so payable; provided, however, that in no event shall Parent or the Company, as the case may be, be required to pay such fees or expenses to the other, if, immediately prior to the termination of this Agreement, the party to receive the fees or expenses was in material breach of its obligations under this Agreement.

     11.2 Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Parent and Company mutually determine. The Company and Parent will consult with each other concerning the means by which the Company's employees, customers, and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions.

     11.3 Legal Proceedings. In the event any legal proceeding is initiated by either party in connection with this Agreement the parties expressly consent to exclusive jurisdiction and venue with the state or federal courts located in Portland, Oregon, with the prevailing party entitled to recover attorney fees and other costs incurred in all pretrial, trial or appellate proceedings.

     11.4 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by facsimile, provided that a copy is mailed by certified mail, return receipt requested, (c) received by the addressee, if sent by certified mail, return receipt requested, or (d) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

    Company:

    Advanced Machine Vision Corporation
    Attn: William J. Young
    2709 Citation Way, Suite 102
    Medford, OR 97504

    With copy to:

    Troy & Gould, P.C.
    Attn: William D. Gould
    1801 Century Park East, 16th Floor
    Los Angeles, CA 90067

    Parent:

    Key Technology, Inc.
    Attn: Thomas C. Madsen
    150 Avery Street
    Walla Walla, WA 99362

    With copy to:

    Tonkon Torp LLP
    Attn: Ronald L. Greenman
    1600 Pioneer Tower
    888 SW Fifth Avenue
    With copy to: Portland, OR 97204-2099

     11.5 Further Assurances. The parties agree (i) to furnish upon request to each other such further information, (ii) to execute and deliver to each other such other documents, and (iii) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

     11.6 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     11.7 Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

     11.8 Assignments, Successors, and No Third-Party Rights. Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, which will not be unreasonably withheld, except that Parent may assign any of its rights under this Agreement to any present or future Subsidiary of Parent. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

     11.9 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     11.10 Section Headings; Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

     11.11 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

     11.12 Governing Law. This Agreement will be governed by the laws of the State of Oregon without regard to conflicts of laws principles.

[Remainder of Page Intentionally Left Blank]

     11.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

                                        KEY TECHNOLOGY, INC.

                                        By:       /s/ THOMAS C. MADSEN
                                           -------------------------------------
                                                     Thomas C. Madsen

                                        KTC ACQUISITION CORP.

                                        By:       /s/ THOMAS C. MADSEN
                                           -------------------------------------
                                                     Thomas C. Madsen

                                        ADVANCED MACHINE VISION CORPORATION

                                        By:       /s/ WILLIAM J. YOUNG
                                           -------------------------------------
                                                     William J. Young

                               AMENDMENT NO. 1 TO
                          AGREEMENT AND PLAN OF MERGER

     Key Technology, Inc. ("Parent"), KTC Acquisition Corp. ("Sub") and Advanced Machine Vision Corporation ("Company") entered into an Agreement and Plan of Merger effective February 15, 2000. The parties hereby enter into this Amendment No. 1 as of February 25, 2000 to provide for the following additions and modifications to the Merger Agreement:

1. Insurance Coverage.

     Parent shall cause the Surviving Corporation to provide, for an aggregate period of not less than six years from the Effective Time, the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") that is substantially similar to the Company's existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 200% of the last annual premiums paid prior to the date hereof but in such case shall purchase as much coverage as possible for such amount.

2. Increase in Board of Directors.

     Within 30 days of the Effective Date, or the date that Key acquires a majority of the outstanding Common Stock of AMVC if such event occurs prior to the Effective Date, Key's Board of Directors will create a vacancy by expanding the size of the Board of Directors by one member and will fill that vacancy by the appointment of a nominee designated by AMVC's Board of Directors who is acceptable to Key's chief executive officer.

3. Amendment of Section 7.1.

     Section 7.1 of the Merger Agreement is restated in its entirety to read as follows:

          "7.1 Representations and Warranties True at the Effective Time. Each of the Company's representations and warranties in this Agreement must have been accurate in all respects as of the date of this Agreement, and the representations and warranties contained in Sections 3.2, 3.3, 3.11, 3.14 (to the extent of any Proceeding under Section 3.14(a)(ii) or any Proceeding under Section 3.14(a)(i), excluding matters set forth in the Disclosure Letter, that may result in an uninsured loss in excess of $2 million), 3.24 and 3.25 must be accurate in all respects as of the Closing Date as if made on and as of the Closing Date, without giving effect to any supplement to the Disclosure Letter, and the Company shall have delivered to Parent a certificate to such effect signed by the Chief Executive Officer of the Company."

4. Construction.

     This Amendment is part of the Merger Agreement, and is governed by the general terms and conditions thereof.

                                        KEY TECHNOLOGY, INC.

                                        By       /s/ THOMAS C. MADSEN
                                          --------------------------------------
                                                     Thomas C. Madsen
                                                        President

                                        KTC ACQUISITION CORP.

                                        By       /s/ THOMAS C. MADSEN
                                          --------------------------------------
                                                     Thomas C. Madsen
                                                        President

                                        ADVANCED MACHINE VISION CORPORATION

                                        By       /s/ WILLIAM J. YOUNG
                                          --------------------------------------
                                                     William J. Young
                                                        President

                               AMENDMENT NO. 2 TO
                          AGREEMENT AND PLAN OF MERGER

     Key Technology, Inc. ("Parent"), KTC Acquisition Corp. ("Sub") and Advanced Machine Vision Corporation ("Company") entered into an Agreement and Plan of Merger effective February 15, 2000 and Amendment No. 1 effective February 25, 2000. The parties hereby enter into this Amendment No. 2 effective as of April 24, 2000 to provide for the following modifications to the Merger Agreement:

1. Amendment of Sections 2.5 and 2.6.

     Key, Sub and AMVC hereby agree that, effective with the execution and delivery of this Agreement, Sections 2.5 and 2.6 of the Merger Agreement are amended and restated to read as follows:

          "2.5 Conversion and Exchange of Shares. The manner and basis of converting at the Effective Time Company Common Stock into cash and shares of Parent's Series B Convertible Preferred Stock, $10.00 par value, having the rights and preferences set forth in the attached Exhibit 2.5A (the "Series B Preferred") with the attached redeemable Warrant to purchase shares of Parent's Common Stock in the form attached as Exhibit 2.5B, the exchange of certificates therefor, the manner and basis of converting the Company Series B Preferred Stock into Parent's Series C Convertible Preferred Stock, $20.00 par value, having the rights and preferences set forth in the attached Exhibit 2.5C (the "Series C Preferred") with the attached redeemable Warrant to purchase shares of Parent's Common Stock in the form attached as Exhibit 2.5B and the manner and basis of converting Company Options outstanding at the Effective Time shall be as set forth herein.

             Conversion of Shares.

             (i)(A) Each share of Company Common Stock (both Class A and Class
        B) issued and outstanding immediately prior to the Effective Time (except Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $1.00 in cash and one-tenth of a share of Series B Preferred, with each share of Series B Preferred to be accompanied by a Warrant, redeemable at any time by the holder for $2.50 in cash and exercisable at any time to purchase .25 of a share of Parent's Common Stock at a price of $15.00 per share (such Series B Preferred shares and attached Warrants to be issued for each share of Company Common Stock constituting the "AMVC Common Conversion Ratio").

             (B) Each Dissenting Share shall be converted into the right to receive payment from the Surviving Corporation with respect thereto in accordance with the provisions of the CCL.

             (ii) Each share of the Company Series B Preferred Stock outstanding at the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive one share of Series C Preferred, with each share of Series C Preferred to be accompanied by a Warrant, redeemable at any time by the holder for $2.50 in cash and exercisable at any time to purchase .25 of a share of Parent's Common Stock at a price of $15.00 per share (such Series C Preferred shares and attached Warrants to be issued for each share of Company Series B Preferred Stock constituting the "Series B Conversion Ratio" and, together with the AMVC Conversion Ratio, the "Conversion Ratios").

             (iii) Each share of Sub Common Stock issued and outstanding as of the Effective Time, shall, by virtue of the Merger and without any action on the part of Parent, the sole stockholder of Sub, be converted into one share of legally and validly issued, fully paid and nonassessable Common Stock, without par value, of the Surviving Corporation. The stock certificate of Sub evidencing ownership of Sub Common Stock shall by virtue of the Merger evidence ownership of Common Stock of the Surviving Corporation.

             (iv) In the event of any stock split, combination, reclassification, recapitalization, exchange, stock dividend or other distribution payable in Parent Common Stock with respect to shares of Parent Common Stock (or if a record date with respect to any of the foregoing should occur) during the period between the date of this Agreement and the Effective Time, then the Conversion Ratios will be appropriately adjusted to reflect such stock split, combination, reclassification, recapitalization, exchange, stock dividend or other distribution.

     2.6 Exchange of Certificates; Payment. Series B Preferred and attached Warrants into which Company Common Stock shall be converted pursuant to the Merger and Series C Preferred and attached Warrants into which Company Series B Preferred Stock shall be converted pursuant to the Merger shall be deemed to have been issued at the Effective Time. At the Closing, Parent shall deliver to the Transfer Agent certificates evidencing the number of shares of Series B Preferred and attached Warrants to which that Stockholder is entitled under
Section 2.5, together with the cash payment applicable thereto. The Company will cause to be delivered such transmittal letters, documents and instruments as Parent or Parent's transfer agent may reasonably request, each in form reasonably acceptable to Parent or such transfer agent. Parent shall also deliver to the Transfer Agent certificates evidencing the number of shares of Series C Preferred and attached Warrants to be issued pursuant to section 2.5(ii) above with respect to any shares of Company Series B Preferred Stock outstanding on the Effective Date."

2. Construction.

     This Amendment is part of the Merger Agreement, and is governed by the general terms and conditions thereof.

                                        KEY TECHNOLOGY, INC.

                                        By       /s/ THOMAS C. MADSEN
                                          --------------------------------------
                                                     Thomas C. Madsen
                                                        President

                                        KTC ACQUISITION CORP.

                                        By       /s/ THOMAS C. MADSEN
                                          --------------------------------------
                                                     Thomas C. Madsen
                                                        President

                                        ADVANCED MACHINE VISION CORPORATION

                                        By       /s/ WILLIAM J. YOUNG
                                          --------------------------------------
                                                     William J. Young
                                                        President

       ANNEX B -- OPINION OF ADVANCED MACHINE VISION'S FINANCIAL ADVISOR

March 17, 2000                                          File Reference: 11-20004

The Board of Directors of
Advanced Machine Vision Corporation
3709 Citation Way #102
Medford, Oregon 97504

Attention: William J. Young
           President

     It is our understanding that an Agreement of Merger (the "Merger Agreement") dated February 15, 2000 as amended, was entered into, by and among Key Technology, Inc. ("KEY"), an Oregon corporation; KTC Acquisition Corp. ("KTC"), an Oregon corporation and wholly-owned subsidiary of KEY; and Advanced Machine Vision Corporation ("AMVC"). The terms and conditions of the Merger are more fully described in the aforementioned Agreement. Pursuant to the Agreement each outstanding share of AMVC common stock would receive: 1) $1 per share in cash; 2) $1 per share in the form of one share of KEY Series B preferred stock for each 10 shares of AMVC common stock redeemable for cash at $10 per share at any time subsequent to the second anniversary of the issue date or convertible at any time into 2/3 of a share of KEY common stock for each 10 shares of AMVC common stock; and 3) a 5-year common stock warrant attached to each share of KEY Series B preferred stock having a cash redeemable value of $2.50 or $.25 per AMVC share or exercisable to purchase .025 shares of KEY common stock per AMVC share at an exercise price of $15 per share of common stock; or in a cumulative estimated amount of $2.09 per AMVC share (comprised of $1 in cash, of the present value of the preferred stock redemption value due in 2 years at a discount rate of 9% and of the warrant redemption value of $.25). Additionally, each outstanding share of AMVC Series B preferred stock would receive $22 per share. It is our understanding that 16,187,082 common shares of AMVC on a fully diluted basis are outstanding and 119,106 shares of AMVC Series B preferred stock are outstanding.

     Therefore, for purposes of our preliminary Opinion, we have assumed that the Transaction Price ("Aggregate Consideration") will be in rounded amount $31,900,000, calculated as follows:

DESCRIPTION                                                   $ PER SHARE         $
-----------                                                   -----------    -----------
Outstanding Common Stock:
Class A Common Stock........................................                  12,921,884
Class B Common Stock........................................                      47,669
Options -- Class A Common Stock.............................                   3,217,529
                                                                             -----------
  Outstanding Common Stock -- Fully Diluted.................                  16,187,082
                                                                                       X
                                                                             -----------
Consideration -- Outstanding Common Stock...................    $ 2.09       $33,831,001
Less: Exercise of Options (weighted average price per
  December 31, 1999 Financial Statements)...................    $ 1.41        (4,536,716)
                                                                             -----------
  Aggregate Consideration to Common.........................                  29,294,285
Add: Series B Preferred Stock (119,106 outstanding
  shares)...................................................    $22.00         2,620,332
                                                                             -----------
  Aggregate Consideration...................................                 $31,914,617
                                                                             ===========
     Rounded................................................                 $31,900,000
                                                                             ===========

     You have requested our Opinion as to whether the Aggregate Consideration to be received in the proposed Merger ("Transaction") of Advanced Machine Vision Corporation ("AMVC") with Key Technology, Inc. ("KEY") is fair to the shareholders from a financial point of view pursuant to the terms and subject to the conditions set forth in the Merger Agreement. We have not been engaged to give advice on whether the shareholders should engage in the Transaction, nor have we been requested to seek or identify alternatives. The date of this Opinion is March 15, 2000.

     "Market value" is defined as the price at which an asset or business enterprise would change hands between a willing buyer and a willing seller when the former is not under any compulsion to buy, the latter is not under any compulsion to sell, and both parties are well informed about all pertinent facts of the asset and the market for such asset. Market value is synonymous with the legal term fair market value.

     It is our understanding that you and any other recipient of our Opinion of market value will consult with and rely solely upon your own legal counsel with respect to said definition. No representation is made herein as to any legal matter or the sufficiency of said definition for any purpose other than setting forth the scope of this Opinion.

     "Minority Interest" is defined as any number of shares that is less than a controlling interest in a firm and does not represent a swing block of shares. For purposes of this Opinion, any number of shares that constitutes less than a 50% of the total outstanding common stock (voting) is by definition a minority interest.

     "Controlling Interest" is defined as any number of shares owned, either directly or indirectly, that, when exercised, can influence the selection of the entity's management group, the direction of existing or future operations (sale, divestiture, or acquisition), the declaration of dividends, etc. Typically, this interest constitutes more than a 50% interest in the outstanding common shares (voting).

     In connection with this Opinion, we have made such reviews, analyses, and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we:

     1. Analyzed and inspected AMVC's 10-Ks as of December 31, 1995 through December 31, 1999 ("Draft"); and Annual reports from 1995 through 1998, identified by AMVC's Management as the most current financial documents available. Inspected SourceNet's financial statements prepared by Washoe Ledger as of September 30, 1997 identified by AMVC's Management as the most current financial documents available.

     2. Inspected copies of the following documents:

         - Form 8-K filed by AMVC as of March 10, 2000 including Amended Agreement of Merger dated February 15, 2000, as amended.

         - Federal Tax Return for the year ended December 31, 1998.

         - Letters of intent to acquire AMVC for all-cash initial offer of $1.75 and a revised all-cash offer of $2.10 dated February 4, 2000 and February 14, 2000, respectively, from FMC Corporation.

         - Various product brochures and other literature relative to AMVC's services.

     3. Performed a search of companies considered comparable to AMVC utilizing Moody's and Compustat's Databases and Mergerstat Review.

     4. Utilized Standard & Poor's Corporate Ratings Criteria.

     5. Analyzed weekly stock prices for AMVC utilizing America-On-Line.

     6. Analyzed Standard & Poor's stock guide for yields on publicly traded preferred issues.

     7. Visited AMVC headquarters and conducted telephone interviews with and relied upon the representations of Chief Financial Officer, Alan Steel, concerning the operations, closing costs for the Transaction, financial condition, future prospects, and projected operations and performance of AMVC.

     8. Discussed internal projections with the Chief Financial Officers of both AMVC and Key.

     In rendering our Opinion, we have not independently verified the accuracy and completeness of the information supplied to us with respect to AMVC and we do not assume any responsibility with respect to it. We advise the recipients of this Opinion that nothing has come to our attention in the course of this engagement that has caused us to believe it unreasonable to utilize and rely upon the expectations and representations of AMVC's management regarding AMVC's future performance. In addition, we have not considered the tax impact to the individual shareholders and our Opinion is based on business, economic, market and other conditions as they exist as of the date of this Opinion.

     This Opinion has been prepared for the Board of Directors of AMVC in connection with its consideration of the Merger and may not be used for any other purpose without Marshall and Stevens Incorporated's express, prior, written consent; provided that, this Opinion may be included in the proxy statement sent by AMVC to its shareholders concerning the merger so long as the Opinion is reproduced in full in such proxy statement and any summary of the Opinion in the proxy statement is reasonably acceptable to Marshall & Stevens Incorporated. Other than the Opinion, Marshall & Stevens Incorporated had been engaged to render valuation consulting services limited to the AMVC's Board of Directors' meeting February 10, 2000 and this Opinion confirms the discussions with the Board. Our fee for these services is not contingent upon the consummation of the aforementioned transaction.

     Based upon and subject to the attached summary of our analyses and the assumptions and limiting conditions, it is our Opinion that as of the date of this Opinion, Aggregate Consideration in the range of $27,800,000 to $28,200,000 is fair to the AMVC shareholders from a financial point of view to such shareholders pursuant to the terms and subject to the conditions set forth in the Merger Agreement.

Very truly yours,

MARSHALL & STEVENS INCORPORATED

                      ASSUMPTIONS AND LIMITING CONDITIONS

TITLE

     No investigation of legal title was made, and we render no opinion as to ownership of AMVC or the underlying assets.

DATE OF VALUE

     The date of this Opinion is March 15, 2000. The dollar amount of any value reported is based on the purchasing power of the U.S. dollar as of that date. The appraiser assumes no responsibility for economic or physical factors occurring subsequent to the date of value that may affect the Opinion reported.

VISITATION

     AMVC was visited by an employee of Marshall and Stevens on February 15, 2000. When the date of our visit differs from the date of our Opinion, we assume no material change in the operations of AMVC or the underlying assets unless otherwise noted in the report.

TRADING PRICE

     Based upon our analysis of the trading history of AMVC, from March 15, 1999 to March 15, 2000, the common stock of AMVC was traded over the counter ranging from a high of $1.875 to a low of $0.75 per share. For the trading period 30 days prior to the initial February 7, 2000 public announcement date of FMC Corporation's ("FMC") initial offer, the common stock of AMVC was traded over the counter ranging from a high of $1.813 to a low of $1 per share. The closing price of AMVC common stock was $1.094 on the trading date immediately preceding the FMC announcement on February 4, 2000, and the closing price was $1.719 on the first trading date subsequent to the FMC announcement on February 7, 2000. As of the date of this Opinion, the closing price was $1.656 per share.

NON-APPRAISAL EXPERTISE

     No opinion is intended to be expressed for matters that require legal or specialized expertise, investigation, or knowledge beyond that customarily employed by appraisers.

INFORMATION AND DATA

     Information supplied by others that was considered in this valuation is from sources believed to be reliable, and no further responsibility is assumed for its accuracy. We reserve the right to make such adjustments to the valuation herein reported based upon consideration of additional or more reliable data that may become available subsequent to the issuance of this report.

LITIGATION SUPPORT

     Depositions, expert testimony, attendance in court, and all preparations/support for same arising from this Opinion shall not be required unless arrangements for such services have been previously made.

MANAGEMENT

     The Opinion expressed herein assumes the continuation of prudent management policies over whatever period of time is deemed reasonable and necessary to maintain the character and integrity of AMVC or the underlying assets.

PURPOSE

     We have presented Marshall & Stevens Incorporated's considered Opinion based on the facts and data obtained during the course of this investigation. This report has been prepared for the sole purpose stated herein and shall not be used for any other purpose.

UNEXPECTED CONDITIONS

     We assume there are no hidden or unexpected conditions associated with AMVC or the underlying assets that might adversely affect value. We also assume no responsibility for changes in market condition that may require an adjustment to our Opinion.

HAZARDOUS SUBSTANCES

     Hazardous substances, if present within a business, can introduce an actual or potential liability that may adversely affect the marketability and value of AMVC or the underlying assets. In this Opinion, no consideration has been given to such liability or its impact on value.

CONTINGENT LIABILITIES

     Our conclusions do not consider the impact of any contingent liabilities of the Company, either known or unknown, except as discussed in the Opinion. According to AMVC's Management, as of the date of this Opinion, the only asserted contingent liability is the Lemelson matter, which is not currently considered material.

FUTURE EVENTS/PROJECTIONS

     The reader is advised that this Opinion is heavily dependent upon future events with respect to industry performance, economic conditions, and the ability of AMVC to meet certain operating projections. In this Opinion, the operating projections have been developed from information supplied by AMVC Management. The operating projections incorporate various assumptions including, but not limited to, net sales, net sales growth, profit margins, income taxes, depreciation, capital expenditures, working capital levels, and discount rates, all of which are critical to the Opinion. The operating projections are deemed to be reasonable and valid at the date of this Opinion; however, there is no assurance or implied guarantee that the assumed facts will be validated or that the circumstances will actually occur. We reserve the right to make adjustments to this Opinion herein reported as may be required by any modifications in the prospective outlook for the economy, the industry, and/or the operations of AMVC.

                            SUMMARY OF OUR ANALYSES

     In preparing our Opinion, we performed a variety of financial and comparative analyses. A fairness opinion is a complex analytical process involving various subjective determinations as to the most relevant valuation methods and the application of these methods. Our financial analyses should be considered as a whole; selecting only portions of these analyses could create a misleading view of our Opinion. We made assumptions in conjunction with Management with respect to assets, financial conditions, and other matters, many of which are beyond the control of AMVC. Thus, the estimates of value arrived at by such analyses and the valuation results from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

     The analyses made in conjunction with our Opinion included those factors and considerations specified in IRS Revenue Ruling 59-60. This ruling is most commonly prescribed as a guide for the valuation of closely held businesses or thinly traded public companies and securities.

     SELECTED COMPARABLE COMPANY ANALYSIS. The comparable company analysis requires that an analysis be made of publicly traded companies considered comparable to the appraised company with regard to industry, performance, and/or markets exploited. This analysis is predicated on the theory that the market value of a company can be estimated by deriving market multiples from publicly traded companies that relate their stock prices to earnings, cash flows, or other measures and then applying these market multiples to the respective earnings, cash flows, or other measures of the appraised company.

     We conducted a search of Moody's database of over 15,000 publicly traded companies to determine if any could be utilized in our analysis. After screening applicable SIC codes and other relevant criteria, we selected public companies that most closely resembled AMVC in terms of lines of business and markets served. While this screening process did not provide any public companies that were identical in all respects to AMVC, it did provide several that were sufficiently comparable to be considered alternative investment possibilities, making them useful benchmarks for valuation purposes. These companies are listed as follows:

     - Adept Technology, Inc.
     - Cognex Corporation
     - Electro Scientific Industries, Inc.
     - Integral Vision, Inc.
     - Key Technology, Inc.
     - Perceptron, Inc.
     - PPT Vision, Inc.
     - Quad Systems, Inc.
     - Robotic Vision Systems, Inc.
     - Thermedics Detection, Inc.
     - Zygo Corporation
     - Stocker & Yale Incorporated

     We computed market value multiples of invested capital-to-revenues; invested capital-to-earnings before interest, taxes, depreciation and amortization (EBITDA); and invested capital-to-book capital of the aforementioned public companies and applied these multiples to the corresponding earnings measures for AMVC based on the projected first year, and 3 year average. We also computed a market value multiple for invested capital-to-book capital based on the latest fiscal year. These multiples ranged from: 1) invested capital-to-revenue, High 16.28, Median 3.58 and Low .36; 2) invested capital-to-EBITDA, High 19.80, Median 9.40 and Low 6.2; and 3) invested capital-to-book capital, High 38.80, Median 2.60 and Low .70.

     We utilized these invested capital multiples (also referred to as debt-free multiples) because they permit us to value AMVC irrespective of the variations inherent in its capital structure and income tax rates as compared to the public companies.

     Historically, publicly traded companies larger than AMVC tend to be more sophisticated with solid market shares, more diversified and more prominent public identities, so they are more likely to command correspondingly higher multiples. We have therefore chosen multiples below the median range to apply to the corresponding financial measures for AMVC. We also considered AMVC's size, diversification, financial condition, revenue growth and performance relative to their primary competitor, Key Technology, Inc.

     After multiplying the respective revenue measures of AMVC by the selected multiples and then subtracting any interest-bearing debt, we generate a preliminary indicated equity value, which represents the aggregate minority value (minority interests traded in the public marketplace) of AMVC before estimated transaction costs of $400,000 (per AMVC Management).

     Because we are valuing the Company on a controlling basis, the preceding preliminary minority value must be adjusted to reflect control. Market data demonstrate that investors who seek to acquire controlling interests in publicly traded companies in order to set company policies and direct operations pay prices higher than investors trading minority shareholdings in the public marketplace.

     In order to derive the appropriate control premium, we reviewed statistical information from a publication, Mergerstat Review, regarding acquisitions of either controlling interests in or total ownership of public companies in industries similar to the Company. In our selection of the control premium, we also considered that our adjustments to normalize AMVC's historical earnings were not made to the aforementioned public companies. Based on the above-mentioned factors and data contained in this report, we selected 20% as the appropriate control premium.

     As a result of our analysis utilizing comparable publicly traded companies, the indicated market value of the shareholders' equity of AMVC on a controlling interest basis, as of March 15, 2000, was $18,700,000.

     DISCOUNTED CASH FLOW ANALYSIS. We performed a discounted cash flow analysis of projected net debt-free cash flow (EBIT less taxes, capital expenditures, changes in working capital plus noncash charges) of AMVC based on certain operating and financial assumptions. provided by AMVC Management. This projection incorporated various assumptions as to revenue growth ranging from 10% to 19%, operating margins, income taxes at 40%, officer compensation, depreciation, capital expenditures, working capital levels and capitalization rate, all of which are critical to the Opinion.

                  NET DEBT FREE CASH FLOW ("NDFCF") PROJECTION

                                           DRAFT                 DEC. 31,
($000S)                                    1999        2000        2001       2002       2003       2004
-------                                  ---------    -------    --------    -------    -------    -------
Revenues...............................    $24,312    $29,012    $31,913     $35,105    $38,615    $42,476
EBIT...................................   Negative      1,230      2,722       3,574      4,707      6,024
NDFCF..................................        N/A      4,462      1,356       1,740      2,308      2,975

     In summary, the above projection is forward-looking information prepared by Management and thus, is heavily dependent and contingent upon future events with respect to industry performance, economic conditions, and the ability of the Company to meet these cash flow projections. Overall, this projection reflects significant increases in revenues and earnings before interest and taxes (EBIT) when compared to historical operations.

     This debt-free cash flow was discounted and summed at a discount rate assumption of 15% by utilization of the weighted average cost of capital (WACC). The WACC is a function of 1) cost of debt; 2) cost of equity; 3) industry capital structure; and 4) cumulative federal and state taxes. The cost of equity considers such factors as equity risk premiums, inflation rates, interest rates, and the inherent business risk of AMVC and the industry as a whole. We then added a residual year (year beyond the discrete projection time period to reflect the going concern value of AMVC into perpetuity) to derive a present value. From this present value, we subtracted the interest-bearing debt to arrive at an equity value.

     As a result of our analysis utilizing discounted cash flow, the indicated market value of the shareholders' equity of AMVC on a controlling interest basis, as of March 15, 2000, was $17,600,000.

                                 RECAPITULATION

ANALYSIS                                                      MARKET VALUE
--------                                                      ------------
Selected Comparable Company.................................  $18,700,000
Discounted Cash Flow........................................  $17,600,000

     We also included the impact of dilution triggered by the potential exercise of the vested stock options outstanding as of the Opinion date. The proceeds from the exercise of 3,217,529 options at a weighted average exercise price of $1.41 would be $4,536,716.

     In deriving a final conclusion, we reconciled the value indications by weighting their relative significance depending upon the circumstances and the quantity of reliable market data. The selected comparable company analysis reflects the consensus of many investors relative to the historical profitability of public companies considered comparable to the Company. The discounted cash flow analysis considers the future profit potential coupled with the riskiness of that return, and avoids the difficulty in identifying public companies considered comparable to the Company. In our analyses, we have applied various sensitivity weightings to the Selected Comparable Company and Discounted Cash Flow analyses: 1) 50-50%, 70-30% and 30-70%, respectively. Based on the aforementioned weightings and the inclusion of the proceeds from the exercise of the vested stock options, the preliminary indicated value on a fully diluted controlling interest basis would range between $22,500,000 and $22,900,000.

     NON-OPERATING ASSETS. The final steps in our analyses are to add back the value of AMVC's 10% minority interest in a non-operating investment, SourceNet, and the present value of the tax benefit of acquiring AMVC's net operating loss ("NOL") carryover.

     In regards to SourceNet, we considered the initial funding of $5,000,000 paid to acquire a 25% minority interest position by an affiliate of Ridgewood Capital Management LLC pursuant to a Press Release dated December 16, 1999. This interest consisted of the issuance of Series A Convertible Preferred Stock ("Series A") that would equate to an estimated enterprise value of $20,000,000. It is important to note that AMVC originally purchased a 15% minority interest in SourceNet's common stock in 1997 for $280,000 that would equate to an estimated enterprise value of $1,870,000.

     SourceNet's Series A was issued with many features similar to SourceNet common stock with notable exceptions of: 1) an 8% non-cumulative dividend right;
2) a conversion right to convert Series A for SourceNet common on a 1-for-1 basis at any time; 3) an anti-dilution provision; and 4) a preference in liquidation over SourceNet common stock. Even though Series A contains many features superior to the SourceNet common stock and also represents a larger minority interest than AMVC, we utilized this aforementioned initial funding as a conservative proxy in our determination of an estimated market value of SourceNet. Thus, AMVC's 10% minority interest would equate to an estimated market value of $2,000,000.

     In the calculation of the market value of AMVC's NOL carryover, we assumed that an acquiring Company would be able to absorb the maximum annual NOL limitation pursuant to Section 382 of the Internal Revenue Code. The maximum annual NOL limitation is based on the value of AMVC times the highest published long-term Federal tax exempt rates pursuant to Revenue Rulings 2000-1, 2000-9, and 2000-11 determined to be 5.84%. We then performed a discounted cash flow analysis of the annual projected tax benefit (annual NOL limitation times the federal tax rate) for all subsequent years until the NOL is fully exhausted. This cash flow was discounted and summed at a discount rate assumption of 15% as previously discussed in the discounted cash flow analysis. We have determined that the market value of the tax benefit of acquiring AMVC's NOL carryover to be $3,300,000.

     CLOSING STOCK PRICE ANALYSIS. The closing price of AMVC common stock was $1.094 on the trading date immediately preceding the public announcement date of FMC Corporation's initial offer on February 4, 2000.

     The closing price was $1.656 per share as of the date of this Opinion. We considered this closing price for AMVC's common shares as if fully-diluted (16,187,082 shares) as a reasonableness check in support of our conclusion. Utilizing this $1.656 per share and the $22 per share price for AMVC's Preferred Series B shares (119,106 shares), the indicated market value of AMVC's shareholders' equity would be in rounded amount $29,400,000.

     CONCLUSION. Therefore, based on the information and analyses summarized in this Opinion, various sensitivity weightings and non-operating assets, it is our Opinion that the market value of the shareholders' equity of the business enterprise known as AMVC, on a fully diluted controlling interest basis, as of March 15, 2000, would range between $27,800,000 to $28,200,000.

                ANNEX C -- CALIFORNIA DISSENTERS' RIGHTS STATUTE

SEC.1300. RIGHT TO REQUIRE PURCHASE-"DISSENTING SHARES" AND "DISSENTING SHAREHOLDER" DEFINED.

     (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter. (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions: (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of
Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class. (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.
(3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301. (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302. (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

SEC.1301. DEMAND FOR PURCHASE.

     (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309. (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder. (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

SEC.1302. ENDORSEMENT OF SHARES.

     Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

SEC.1303. AGREED PRICE-TIME FOR PAYMENT.

     (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation. (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

SEC.1304. DISSENTER'S ACTION TO ENFORCE PAYMENT.

     (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint. (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated. (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

SEC.1305. APPRAISER'S REPORT-PAYMENT-COSTS.

     (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it. (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares. (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered. (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment. (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

SEC.1306. DISSENTING SHAREHOLDER'S STATUS AS CREDITOR.

     To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

SEC.1307. DIVIDENDS PAID AS CREDIT AGAINST PAYMENT.

     Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

SEC.1308. CONTINUING RIGHTS AND PRIVILEGES OF DISSENTING SHAREHOLDERS.

     Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

SEC.1309. TERMINATION OF DISSENTING SHAREHOLDER STATUS.

     Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following: (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.
(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles. (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder. (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

SEC.1310. SUSPENSION OF PROCEEDINGS FOR PAYMENT PENDING LITIGATION.

     If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

SEC.1311. EXEMPT SHARES.

     This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

SEC.1312. ATTACKING VALIDITY OF REORGANIZATION OR MERGER.

     (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization. (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member. (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Oregon Business Corporation Act (the "Act") authorizes the indemnification of an officer or director made party to a proceeding because the officer or director is or was an officer or director against liability (including amounts paid in settlement) incurred in the proceeding and against expenses with respect to the proceeding (including attorney fees) if: (a) the conduct of the officer or director was in good faith, (b) the officer or director reasonably believed that his conduct was in the best interests of the corporation or at least not opposed to its best interests, (c) in the case of a criminal proceeding, the officer or director had no reasonable cause to believe his conduct was unlawful, (d) in the case of any proceeding by or in the right of the corporation, unless a court otherwise determines, if such officer or director shall not have been adjudged liable, and (e) in connection with any other proceeding charging improper personal benefit to the director or officer, unless a court otherwise determines, in which the director or officer was not adjudged liable on the basis that personal benefit was improperly received by the director or officer. The Company's Restated Articles of Incorporation, as amended, and Restated Bylaws, as amended, allow the Company to indemnify officers and directors to the fullest extent permissible by law.

     The Act further provides that the articles of incorporation of a corporation may provide that no director shall be personally liable to a corporation or its shareholders for monetary damages for conduct as a director, except that such provision does not eliminate the liability of a director (i) for any breach of the directors' duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) for any unlawful distribution as defined under the Act, or (iv) for any transaction from which the director derived an improper personal benefit. The Company's Restated Articles of Incorporation, as amended, provide that, to the fullest extent permissible by law, no director shall be personally liable to the Company or its shareholders for monetary damages.

     The Company has entered into indemnification agreements with each director and certain officers which indemnify them to the full extent authorized or permitted by the Act.

     The Company has purchased directors' and officers' liability insurance. Subject to conditions, limitations and exclusions in the policy, the insurance covers amounts required to be paid for a claim or claims made against directors and officers for any act, error, omission, misstatement, misleading statement or breach of duty by directors and officers in their capacity as directors and officers of the Company.

     The effect of these provisions is to indemnify the directors and officers of the Registrant against all costs and expenses of liability incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with the Registrant, to the fullest extent permitted by law.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
      2    Agreement and Plan of Merger dated February 15, 2000;
           Amendment No. 1 dated February 25, 2000; and Amendment No. 2 effective April 24, 2000 (attached as Annex A to the joint proxy statement/prospectus contained in this registration
           statement)
    3.1    Restated Articles of Incorporation (filed as Exhibit 3.1 to the Registration Statement on Form S-1 (Registration No.
           33-63194) filed with the Securities and Exchange Commission on May 24, 1993 and incorporated herein by reference)
    3.2    Restated Bylaws, as amended

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
    4.1    Reference is made the Restated Articles of Incorporation,
           Exhibit 3.1
    4.2    Form of Certificate of Designation for Series B Convertible
           Preferred Stock
    4.3    Form of Certificate of Designation for Series C Convertible
           Preferred Stock
    4.4    Form of Warrant to Purchase Shares of Common Stock of Key
           Technology, Inc.
    4.5    Form of Warrant Agreement+
      5    Tonkon Torp LLP Legal Opinion+
   10.1    Construction and Lease Agreement dated October 17, 1989
           between the Port of Walla Walla and Registrant (filed as
           Exhibit 10.1 to the Registration Statement on Form S-1
           (Registration No. 33-63194) filed with the Securities and
           Exchange Commission on May 24, 1993 and incorporated herein by reference)
   10.2    Indenture of Trust dated as of February 1, 1993 between Port of Walla Walla Public Corporation and Key Bank of
           Washington, as Trustee (filed as Exhibit 10.2 to the
           Registration Statement on Form S-1 (Registration No.
           33-63194) filed with the Securities and Exchange Commission on May 24, 1993 and incorporated herein by reference)
   10.3    Loan Agreement dated February 1, 1993 between Port of Walla
           Walla Public Corporation and Registrant (filed as Exhibit
           10.3 to the Registration Statement on Form S-1 (Registration
           No. 33-63194) filed with the Securities and Exchange
           Commission on May 24, 1993 and incorporated herein by
           reference)
   10.4    Pledge and Security Agreement dated as of February 1, 1993 between Registrant and U.S. Bank of Washington, N.A. (filed as Exhibit 10.4 to the Registration Statement on Form S-1
           (Registration No. 33-63194) filed with the Securities and
           Exchange Commission on May 24, 1993 and incorporated herein by reference)
  10.5*    Registrant's 401(k) Profit Sharing Plan dated May 11, 1992
           (filed as Exhibit 10.6 to Amendment No. 1 to Form S-1
           (Registration No. 33-63194) filed with the Securities and
           Exchange Commission on May 24, 1993 and incorporated herein by reference)
  10.6*    Registrant's Restated Phantom Stock Plan, as amended (filed as Exhibit 10.7 to the Registration Statement on Form S-1
           (Registration No. 33-63194) filed with the Securities and
           Exchange Commission on May 24, 1993 and incorporated herein by reference)
  10.7*    Registrant's 1996 Employees' Stock Option Plan (filed as
           Exhibit 10.1 to the Form 10-Q filed with the Securities and
           Exchange Commission on May 2, 1996 and incorporated herein by reference)
  10.8*    Registrant's 1996 Employees Stock Purchase Plan (filed as
           Exhibit 10.2 to the Form 10-Q filed with the Securities and
           Exchange Commission on May 2, 1996 and incorporated herein by reference)
   10.9    Lease Agreement dated April 18, 1996 between the Port of
           Walla Walla and Registrant (filed as Exhibit 10.1 to the
           Form 10-Q filed with the Securities and Exchange Commission on August 7, 1996 and incorporated herein by reference)
  10.10    Business Loan Agreement dated as of January 25, 1999 between
           Registrant and U.S. Bank National Association (filed as
           Exhibit 10.1 to the Form 10-Q filed with the Securities and
           Exchange Commission on May 14, 1999 and incorporated herein by reference)
     21    List of Subsidiaries
   23.1    Consent of Deloitte & Touche LLP
   23.2    Consent of PricewaterhouseCoopers LLP
   23.3    Consent of Marshall & Stevens for Opinion on page B-1 of the registration statement
     24    Power of attorney (included as part of the signature page to the Registration Statement)
   99.1    Form of Key Technology, Inc. proxy card
   99.2    Form of Advanced Machine Vision Corporation proxy card

-------------------------
     * Management contract or compensatory plan or arrangement.

     + To be filed.

ITEM 22. UNDERTAKINGS

     The undersigned Registrant hereby undertakes as follows:

          (1) that prior to any public reoffering of securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

          (2) that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

          (4) insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Walla Walla, State of Washington, on May 12, 2000.

                                          KEY TECHNOLOGY, INC.

                                          By:     /s/ THOMAS C. MADSEN
                                            ------------------------------------
                                                     Thomas C. Madsen
                                          President and Chief Executive Officer

                                          By:       /s/ TED R. SHARP
                                            ------------------------------------
                                                       Ted R. Sharp
                                                 Chief Financial Officer
                                           (Principal Financial and Accounting
                                                         Officer)

                               POWER OF ATTORNEY

     Each person whose individual signature appears below hereby constitutes and appoints Thomas C. Madsen and Ted R. Sharp, or either of them, as his attorney-in-fact with full power of substitution, to execute, in the name and on behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement on Form S-4, including any and all post-effective amendments.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                    /s/ Harold R. Frank                       May 12, 2000
------------------------------------------------------------
                 Harold R. Frank, Director

                    /s/ Thomas C. Madsen                      May 12, 2000
------------------------------------------------------------
           Thomas C. Madsen, Director, President
                and Chief Executive Officer

                                                              May   , 2000
------------------------------------------------------------
                   John E. Pelo, Director

                /s/ Michael L. Shannon, Jr.                   May 12, 2000
------------------------------------------------------------
             Michael L. Shannon, Jr., Director

                   /s/ Peter H. van Oppen                     May 12, 2000
------------------------------------------------------------
                Peter H. van Oppen, Director

                     /s/ Gordon Wicher                        May 12, 2000
------------------------------------------------------------
                  Gordon Wicher, Director

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
      2    Agreement and Plan of Merger dated February 15, 2000;
           Amendment No.1 dated February 25, 2000; and Amendment No. 2 effective April 24, 2000 (attached as Annex A to the joint proxy statement/prospectus contained in this registration
           statement)
    3.1    Restated Articles of Incorporation (filed as Exhibit 3.1 to the Registration Statement on Form S-1 (Registration No.
           33-63194) filed with the Securities and Exchange Commission on May 24, 1993 and incorporated herein by reference)
    3.2    Restated Bylaws, as amended
    4.1    Reference is made the Restated Articles of Incorporation,
           Exhibit 3.1
    4.2    Form of Certificate of Designation for Series B Convertible
           Preferred Stock
    4.3    Form of Certificate of Designation for Series C Convertible
           Preferred Stock
    4.4    Form of Warrant to Purchase Shares of Common Stock of Key
           Technology, Inc.
    4.5    Form of Warrant Agreement
      5    Tonkon Torp LLP Legal Opinion+
   10.1    Construction and Lease Agreement dated October 17, 1989
           between the Port of Walla Walla and Registrant (filed as
           Exhibit 10.1 to the Registration Statement on Form S-1
           (Registration No. 33-63194) filed with the Securities and
           Exchange Commission on May 24, 1993 and incorporated herein by reference)
   10.2    Indenture of Trust dated as of February 1, 1993 between Port of Walla Walla Public Corporation and Key Bank of
           Washington, as Trustee (filed as Exhibit 10.2 to the
           Registration Statement on Form S-1 (Registration No.
           33-63194) filed with the Securities and Exchange Commission on May 24, 1993 and incorporated herein by reference)
   10.3    Loan Agreement dated February 1, 1993 between Port of Walla
           Walla Public Corporation and Registrant (filed as Exhibit
           10.3 to the Registration Statement on Form S-1 (Registration
           No. 33-63194) filed with the Securities and Exchange
           Commission on May 24, 1993 and incorporated herein by
           reference)
   10.4    Pledge and Security Agreement dated as of February 1, 1993 between Registrant and U.S. Bank of Washington, N.A. (filed as Exhibit 10.4 to the Registration Statement on Form S-1
           (Registration No. 33-63194) filed with the Securities and
           Exchange Commission on May 24, 1993 and incorporated herein by reference)
  10.5*    Registrant's 401(k) Profit Sharing Plan dated May 11, 1992
           (filed as Exhibit 10.6 to Amendment No. 1 to Form S-1
           (Registration No. 33-63194) filed with the Securities and
           Exchange Commission on May 24, 1993 and incorporated herein by reference)
  10.6*    Registrant's Restated Phantom Stock Plan, as amended (filed as Exhibit 10.7 to the Registration Statement on Form S-1
           (Registration No. 33-63194) filed with the Securities and
           Exchange Commission on May 24, 1993 and incorporated herein by reference)
  10.7*    Registrant's 1996 Employees' Stock Option Plan (filed as
           Exhibit 10.1 to the Form 10-Q filed with the Securities and
           Exchange Commission on May 2, 1996 and incorporated herein by reference)
  10.8*    Registrant's 1996 Employees Stock Purchase Plan (filed as
           Exhibit 10.2 to the Form 10-Q filed with the Securities and
           Exchange Commission on May 2, 1996 and incorporated herein by reference)
   10.9    Lease Agreement dated April 18, 1996 between the Port of
           Walla Walla and Registrant (filed as Exhibit 10.1 to the
           Form 10-Q filed with the Securities and Exchange Commission on August 7, 1996 and incorporated herein by reference)
  10.10    Business Loan Agreement dated as of January 25, 1999 between
           Registrant and U.S. Bank National Association (filed as
           Exhibit 10.1 to the Form 10-Q filed with the Securities and
           Exchange Commission on May 14, 1999 and incorporated herein by reference)
     21    List of Subsidiaries
   23.1    Consent of Deloitte & Touche LLP

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
   23.2    Consent of PricewaterhouseCoopers LLP
   23.3    Consent of Marshall & Stevens for Opinion on page B-1 of the registration statement
     24    Power of attorney (included as part of the signature page to the Registration Statement)
   99.1    Form of Key Technology, Inc. proxy card
   99.2    Form of Advanced Machine Vision Corporation proxy card

-------------------------
     * Management contract or compensatory plan or arrangement.

     + To be filed.